As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-153896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXCAN INTERMEDIATE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

(see table of additional registrants)

Delaware	5122	74-3249870
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

(205) 991-8085

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

Dr. Frank Verwiel

President and Chief Executive Officer

Axcan Intermediate Holdings Inc.

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

(205) 991-8085

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Richard Tarte

Vice President, Corporate Development and General Counsel

Axcan Intermediate Holdings Inc.

c/o Axcan Pharma Inc.

597 Laurier Blvd.

Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

(450) 467-2600

Patrick O’Brien Ropes & Gray LLP One International Place Boston, MA 02110 (617) 951-7100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the registration of the Guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices
Acquisition Co. No. 1	Delaware	5122	63-1244392	22 Inverness Center Parkway Suite 310 Birmingham, AL 35242

Acquisition No. 5 LLC	Delaware	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 63-1244392)	22 Inverness Center Parkway Suite 310 Birmingham, AL 35242

Axcan Canada (Invest) ULC	Nova Scotia	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan Coöperatieve U.A.	The Netherlands	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	Frederik Roeskestraat 123 Amsterdam, The Netherlands 1076EE

Axcan LuxCo 1 S.àr.l.	Luxembourg	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	5, rue Eugene Ruppert L-2453, Luxembourg

Axcan LuxCo 2 S.àr.l.	Luxembourg	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	5, rue Eugene Ruppert L-2453, Luxembourg

Axcan Nova Scotia 1 ULC	Nova Scotia	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan Nova Scotia 2 ULC	Nova Scotia	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan Nova Scotia 3 ULC	Nova Scotia	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan Pharma (U&V) Inc.	Delaware	5122	98-0114076	22 Inverness Center Parkway Suite 310 Birmingham, AL 35242

Axcan Pharma Inc.	Canada	5122	13-7386306	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan Pharma US, Inc.	Delaware	5122	23-2639766	22 Inverness Center Parkway Suite 310 Birmingham, AL 35242

Axcan US LLC	Delaware	5122	Disregarded Entity for U.S. tax purposes (Owner’s EIN: 74-3249870)	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

Axcan US Partnership 1 LP	Delaware	5122	26-1960362	597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2008

PRELIMINARY PROSPECTUS

AXCAN INTERMEDIATE HOLDINGS INC.

OFFERS TO EXCHANGE

$228,000,000 aggregate principal amount of its 9.25% Senior Secured Notes due 2015 and $235,000,000 aggregate principal amount of its 12.75% Senior Notes due 2016, the issuance of each of which has been registered under the Securities Act of 1933, as amended, for

any and all of its outstanding 9.25% Senior Secured Notes due 2015 and

12.75% Senior Notes due 2016, respectively.

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 9.25% Senior Secured Notes due 2015 (the “exchange secured notes”) and our new 12.75% Senior Notes due 2016 (“the exchange senior notes” and collectively with the exchange secured notes, the “exchange notes”), for all of our outstanding 9.25% Senior Secured Notes due 2015 (the “outstanding secured notes”) and all of our outstanding 12.75% Senior Notes due 2016 (the “outstanding senior notes” and collectively with the outstanding secured notes, the “outstanding notes” and collectively with the exchange notes, the “notes”), respectively. We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore are freely transferable. We will pay interest on the notes on March 1 and September 1 of each year. The outstanding secured notes and exchange secured notes (collectively, the “secured notes”) will mature on March 1, 2015 and the outstanding senior notes and exchange senior notes (collectively, the “senior notes”) will mature on March 1, 2016.

The principal features of the exchange offer are as follows:

•

We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2008, unless extended.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 22 of this prospectus before participating in the exchange offers.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offers are permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of any document incorporated by reference herein.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Isabelle Adjahi, Senior Director, Investor Relations and Communications, Axcan Pharma Inc., 597 Laurier Blvd. Mont-Saint-Hilaire, Quebec J3H 6C4, Canada (Telephone: (450) 467-5138). You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2008, in order to receive the information prior to the expiration of the exchange offer.

i

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indentures relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of Exchange Secured Notes” and “Description of Exchange Senior Notes”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the U.S. federal securities laws. Statements other than statements of historical facts including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans, future industry growth and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “project,” “forecast,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain of the important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

We caution you not to place undue reliance on any forward-looking statements and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

ii

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we can not assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable. Unless otherwise indicated, all market share information contained in this prospectus is based upon data prepared by IMS Health Ltd., or IMS. The data provided by IMS that relates to the size of a market in terms of sales was determined based upon gross revenues as opposed to net revenues.

OTHER DATA

Numerical figures included in this prospectus have been subject to rounding adjustments.

TERMS USED IN THIS PROSPECTUS

Unless otherwise noted or indicated by the context, in this prospectus:

•

The term “actively promote” refers to a marketing approach, also referred to as “detailing,” pursuant to which sales representatives market products by systematically seeking out physicians and demonstrating the safety and efficacy profiles of products to such physicians in an effort to encourage such physicians to prescribe such products to their patients.

•

The terms “Axcan,” “company,” “we,” “us” and “our” refer to Axcan Pharma Inc. and its consolidated subsidiaries for periods prior to the Transactions described in this prospectus, in particular, the Arrangement, and to Axcan Intermediate Holdings Inc. and its consolidated subsidiaries, including Axcan Pharma Inc. and its subsidiaries, for periods after giving effect to the Transactions described in this prospectus, in particular, the Arrangement.

•	The term “domestic” refers to the United States and the term “international” refers to all countries other than the United States.

•	The term “Export,” when used to describe our revenues, refers to revenues derived from sales in countries other than Canada, France, Germany, Italy, Spain, the United Kingdom and the U.S.

•	The term “initial purchasers” refers to Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets Corporation.

•

The term “market,” with respect to a particular geography, refers to the following: for our URSO 250 / URSO FORTE, URSO / URSO DS and DELURSAN product lines, the market for ursodiol products in such geography, for our CANASA and SALOFALK product lines, the market for rectally-administered mesalamine products in such geography, for our ULTRASE, VIOKASE and PANZYTRAT product lines, the market for prescription pancreatic enzyme products in such geography, for our CARAFATE and SULCRATE product lines, the market for sucralfate products in such geography and for our PYLERA product line, the market for products for the eradication of Helicobacter pylori in such geography. There may be other products that can be used to treat the same diseases and disorders that our products are used to treat, but that are not included in the markets described in the foregoing sentence because they have a different chemical composition.

•

The term “pro forma” refers to our financial information, as adjusted to give effect to the Transactions on the basis described, and subject to the qualifications expressed, under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

•	The term “revenues” refers to revenues net of any applicable deductions and allowances.

•	References to our fiscal years through and including fiscal year 2008 are to the twelve-month period ended on September 30 of such year.

iii

SUMMARY

This summary contains basic information about us and these exchange offers. Because it is a summary, it does not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus, before participating in the exchange offers. Please note that, unless otherwise noted, our presentation of any financial information for the nine-month period ended June 30, 2008 will include data from the “Predecessor” period, which covers the period preceding the February 2008 Transactions (October 1, 2007 to February 25, 2008) and data from the “Successor” period which covers the period following the February 2008 Transactions (February 26, 2008 to June 30, 2008) on a combined basis. Although this combined basis does not comply with generally accepted accounting principles in the United States, or U.S. GAAP, we believe it provides a more meaningful method of comparison to the other periods presented in this prospectus.

Our Company

General

We are a leading specialty pharmaceutical company focused on the marketing and development of branded prescription pharmaceutical products in the field of gastroenterology. With operations in the United States, or the U.S., Canada and the European Union, or the EU, we have established leading positions in several attractive therapeutic niche markets through our specialty sales force and strong relationships with medical practitioners. For fiscal year 2007 and the nine months ended June 30, 2008, our revenues were $348.9 million and $285.3 million, respectively. For fiscal year 2007 and the nine months ended June 30, 2008, our Adjusted EBITDA was $141.4 million and $102.8 million, respectively. Our revenues have grown at a compound annual growth rate of 27.3% for the two-year period ended September 30, 2007.

Our pharmaceutical products treat a range of symptoms associated with certain gastrointestinal diseases and disorders, including inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases, pancreatic insufficiency, gastric and duodenal ulcers and other related gastrointestinal disorders. A significant portion of our revenues are derived from products that treat chronic disorders, which we believe adds significant stability to the demand for our products. Our focus on attractive niche markets with limited competition, and on building strong relationships with medical practitioners in these markets, has enabled us to achieve leading market shares in terms of sales for several of our core products in their respective markets.

We believe that our targeted promotion strategy, which focuses primarily on gastroenterologists and other physicians who prescribe large volumes of drugs for diseases treated by our products, and our specialty sales force, which is dedicated to promoting and marketing our branded products in these niche markets, will continue to position us well to grow revenues from sales of our products. We believe that our specialty sales force represents one of the largest contingents of gastrointestinal sales representatives dedicated to promoting and marketing branded pharmaceutical products in the niche markets in which we compete. Our experienced management team has significant expertise in executing strategies for branded pharmaceutical products and has an established track record of acquiring, developing and growing the revenues of specialty gastroenterology pharmaceutical products.

Our research and development strategy concentrates primarily on what we consider to be lower-risk development and enhancement of existing products and on late-stage development of products that have not yet been approved. We do not spend meaningfully on drug discovery, pre-clinical research or Phase I clinical development, which we view as higher risk. Our lifecycle management strategies include developing new, improved dosage forms of existing products and expanding the approved indications for existing products in our portfolio. We have successfully helped to build our pipeline through the acquisition of development stage products. In doing so, we utilize a rigorous and disciplined approach to identifying new product candidates for further development. This strategy is designed to reduce the level of risk associated with new drug development. Our product development team has extensive experience and expertise in gaining regulatory approval for new gastrointestinal products and new uses for existing products. We obtained United States Food and Drug Administration, or FDA, approval for PYLERA, a product which assists in the eradication of a bacterium recognized as being the main cause of gastric and duodenal ulcers, in 2006 and have an additional new drug application, or NDA, pending for ULTRASE. We have filed an investigational new drug application, or IND, for VIOKASE and, assuming successful completion of the currently ongoing clinical trials, expect to submit our NDA in time to comply with the FDA’s requirement that pancreatic enzyme product manufacturers file a NDA for their product by April 2009. Subject to the successful completion of clinical trials and regulatory approval, we also expect to launch PYLERA, in the EU in 2010 and to file a biological license application, or BLA, for Cx401, a biological product in development for the treatment of perianal fistulas, perhaps as early as 2011.

Key Products and Markets

We have a diversified, balanced portfolio of market-leading, branded gastrointestinal product lines. We have four main product categories, each of which serves a unique therapeutic niche within the gastroenterology market. Our ursodiol products, which consist of our URSO 250 / URSO FORTE and URSO / URSO DS product lines (collectively referred to as URSO unless otherwise noted or indicated by the context) and DELURSAN, treat the symptoms of cholestatic liver disease, a chronic condition. Our mesalamine products, CANASA and SALOFALK, treat the symptoms of inflammatory bowel disease, a chronic condition. Our pancreatic enzyme products, ULTRASE, VIOKASE and PANZYTRAT, treat the symptoms of pancreatic insufficiency, particularly those associated with cystic fibrosis, also a chronic disease, and our sucralfate product lines, CARAFATE and SULCRATE, include suspension-form products that treat the symptoms of ulcers.

Several of our product lines have a significant share of their respective markets in terms of sales, yet no product line contributed more than 20% of our revenues in fiscal year 2007. We benefit from a variety of non-patent barriers to entry that have allowed us to significantly grow revenues with limited competition from generic products. Our revenues are also geographically diversified. In fiscal year 2007, approximately 73% of our revenue was derived from sales in the United States and approximately 16% and 11% of our revenue was derived from sales in the EU and Canada, respectively. The following table summarizes our core product categories and product lines:

Product Category	Indication	Markets	Product Lines	Fiscal Year 2007 Revenue ($ in millions)	% Fiscal Year 2007 Total Revenue
Mesalamine	Inflammatory	U.S.	CANASA	$65.1	18.7%
Products	bowel disease	Canada	SALOFALK	19.4	5.5%

				$84.5	24.2%
Ursodiol Products	Cholestatic liver disease	U.S. Canada EU	URSO 250 / URSO FORTE	$68.1	19.5%
			URSO / URSO DS	8.9	2.6%
			DELURSAN	16.7	4.8%

				$93.7	26.9%

Pancreatic	Pancreatic	U.S., Canada, Export	ULTRASE	$48.0	13.7%
Enzyme Products	insufficiency	U.S., Canada	VIOKASE	11.2	3.2%
		EU, Export	PANZYTRAT	14.8	4.3%

				$74.0	21.2%

Sucralfate	Ulcers	U.S.	CARAFATE	$50.2	14.4%
Products		Canada	SULCRATE	2.0	0.6%

				$52.2	15.0%

Due to the chronic or recurring nature of the gastrointestinal disorders that many of our products are used to treat, patients generally take drugs to treat these disorders for relatively long periods, in some cases for the rest of the patient’s life, and physicians tend to be reluctant to change a patient’s treatment program if the patient is positively responding to and tolerating a particular drug. As a result, we believe that drugs that are prescribed to treat the gastrointestinal disorders and diseases that our products are used to treat often experience a high degree of patient loyalty.

Industry

The pharmaceutical industry is large and growing, enjoying one of the highest growth rates across all healthcare sectors, and, as of the end of the 2007 calendar year, has averaged 11.8% compound annual growth in terms of prescription spending since 1980. According to the Centers for Medicare and Medicaid Services, U.S. prescription drug spending has grown every year since 1980, including during recessionary periods. This growth has been driven by the introduction of new products, increasing utilization, population growth, aging population and price increases, none of which we believe are sensitive to economic cycles. We believe that large pharmaceutical companies are continuing to focus their efforts on developing and commercializing “blockbuster” drugs. This market dynamic creates opportunities for specialty pharmaceutical companies like us to successfully target attractive niches in therapeutic categories such as gastrointestinal diseases and disorders.

According to IMS, the U.S. market for gastrointestinal drugs was approximately $21 billion in 2006, of which approximately $15 billion was represented by proton pump inhibitors and Histamine-2 receptor antagonists, or H2 blockers, for the treatment of symptoms associated with Gastroesophageal Reflux Disease, or GERD. Our current marketed products do not address this sector of the market. The remaining approximately $6 billion of the U.S. gastrointestinal pharmaceutical market consists of sales of products that are used to treat non-GERD gastrointestinal indications. The markets in the U.S. for products that are prescribed primarily by specialists to treat the diseases and disorders treated by our core product lines, including inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases, pancreatic insufficiency, gastric and duodenal ulcers and other related gastrointestinal disorders, are estimated to be approximately $682 million in the aggregate in fiscal year 2007. We believe that the stable historical growth rates of the markets in which we participate are primarily a function of the chronic nature of many of the disorders treated by our products.

Competitive Strengths

We believe we have a number of competitive strengths that will enable us to further enhance our position in the gastroenterology market.

Diversified Portfolio of Branded Products. We currently market branded products in seven product categories that treat a broad range of gastrointestinal diseases and disorders. During fiscal year 2007, four product lines contributed 13% or more of our revenues, but no single product line accounted for more than 20% of our revenues. We believe that our diversified portfolio of products distinguishes us from our principal specialty pharmaceutical competitors, which generally depend on one product that accounts for approximately 45% to 50% of their revenues, according to publicly available information. Our portfolio of products is also geographically diverse, with approximately 27% of our revenues being generated from sales outside the United States in fiscal year 2007. The following charts summarize our revenues by product line and by geography in fiscal year 2007:

Leading Competitive Positions in Attractive Gastroenterology Markets. We have a strong track record of leveraging a product line’s unique market position to drive performance. CANASA and URSO are currently the only branded, actively-promoted products in their respective markets in the U.S., with respect to CANASA and URSO 250 / URSO FORTE, and Canada, with respect to URSO / URSO DS, and CARAFATE is the only branded suspension-form sucralfate product in its market in the U.S. These product lines enjoy leading market positions in terms of sales in their respective markets: CARAFATE is used to treat gastric and duodenal ulcers and accounted for 70% of the U.S. market for sucralfate products in terms of sales in fiscal year 2007, CANASA is used to treat ulcerative proctitis and colitis and accounted for 64% of the U.S. market for rectally-administered mesalamine products in terms of sales in fiscal year 2007, and URSO is the only ursodiol product indicated for the treatment of Primary Biliary Cirrhosis, or PBC, in the U.S. and accounted for 67% of the U.S. market for ursodiol products in terms of sales in fiscal year 2007. In addition, VIOKASE is the only branded non-enteric coated prescription pancreatic enzyme product in its market. VIOKASE is used to treat pancreatic insufficiency and, together with ULTRASE, accounted for 28% of the U.S. market for prescription pancreatic enzyme products in terms of sales in fiscal year 2007. We believe that our products are often the first line of treatment prescribed by physicians for these diseases and disorders. Many of the gastrointestinal diseases and disorders that our products are used to treat are chronic, and as a result, we believe that physicians tend to be reluctant to change a patient’s treatment program once the patient has been treated with and becomes accustomed to a particular product. As a result, we believe that our products experience a high degree of patient loyalty allowing us to maintain leading competitive positions in the markets in which we participate.

Non-Patent Barriers to Entry. Despite not having long-term patent protection, we believe that our core product lines benefit from a variety of regulatory, clinical, sourcing and manufacturing barriers to entry, including, depending upon the product line and the product, the requirement to obtain certain regulatory approvals by a specified date, the requirement to conduct clinical trials, the ability to source certain high-grade active pharmaceutical ingredients and the know-how required to manufacture certain dosage forms. We believe that these barriers to entry may create impediments for generic competitors to introduce and market generic versions of certain of our products, including products from our ULTRASE, VIOKASE, CANASA and CARAFATE product lines. See “Business—Products” and “Risk Factors—Risks Related to Our Business.”

Focused Sales Force with Market-Leading Performance. By focusing on establishing strong relationships with high-volume prescribing gastroenterologists, hepatologists and cystic fibrosis centers, we are able to effectively penetrate the gastroenterology market. As of June 30, 2008, our sales force is comprised of 152 sales representatives, with 82 located in the United States, 59 in the EU (including a contracted sales force in Germany that devotes its efforts exclusively to selling our products) and 11 in Canada.

Consistently Strong Historical Organic Growth and High Free Cash Flow Generation. Our business is characterized by strong free cash flows due to our robust operating history and minimal capital intensity. Over the last five fiscal years, we have increased revenue and EBITDA at compound annual growth rates of 21% and 25%, respectively. In addition, our capital expenditure requirements have historically been minimal, averaging 2.7% of revenues over the last six fiscal years, providing for strong free cash flow conversion. Over the last six fiscal years, we have generated cumulative free cash flow of approximately $380 million. We believe, but cannot guarantee, that our strong free cash flow will enable us to adequately service debt and will provide us with financial flexibility to invest in our business. For information regarding the risks we and our business face, please see “Risk Factors.”

Proven Track Record in Acquiring Products and Building Market Share. Our business development effort is focused on expanding our product portfolio by capitalizing on our core knowledge of gastrointestinal markets. Our experienced business development team uses a rigorous and disciplined approach to identify and acquire products that can be grown by our sales force using the strong relationships we have with gastroenterology practitioners. We have a strong record of acquiring and developing products and growing their market share, as evidenced by our leading position in a number of the markets in which we participate.

In addition to URSO, CANASA, CARAFATE, ULTRASE, SALOFALK and VIOKASE, after successfully completing Phase III trials for PYLERA and obtaining FDA approval, in 2006 we launched PYLERA in the

United States in May 2007. By June 30, 2008, PYLERA had already successfully captured 7.0% of the U.S. market in terms of new prescriptions written by gastroenterologists for the eradication of Helicobacter pylori, a bacterium recognized as being the main cause of gastric and duodenal ulcers.

Experienced and Dedicated Management Team. We have a highly experienced management team at both the corporate and operational levels. Our team is led by Dr. Frank Verwiel, our President and Chief Executive Officer, formerly with Merck & Co., Inc. and a 20-year veteran of the healthcare industry, who joined Axcan Pharma Inc. as President and Chief Executive Officer in July 2005. David Mims, formerly with Scandipharm, Inc., is our Executive Vice President and Chief Operating Officer, having joined Axcan Pharma Inc. in such capacity in February 2000 as a result of the acquisition of Scandipharm, Inc. Mr. Mims brings 20 years of experience in the healthcare industry to Axcan. Steve Gannon joined Axcan Intermediate Holdings Inc. and Axcan Pharma Inc. as Senior Vice President, Finance and Chief Financial Officer in February 2008 and April 2006, respectively, having previously served as Chief Financial Officer of CryoCath Technologies, Inc. and held various senior financial roles at AstraZeneca and Mallinckrodt. Dr. Alexandre LeBeaut rejoined us as Senior Vice President and Chief Scientific Officer in September 2008 after previously holding such position with Axcan Pharma from May 2006 to February 2007 and holding various executive positions in the pharmaceutical industry, most recently as Vice President, Medical Units, U.S. Medical Affairs of Sanofi-Aventis Pharmaceuticals. Nicholas Franco joined Axcan Pharma Inc. as Senior Vice President, International Commercial Operations in July 2007, having formerly held various management positions at Novartis Pharma AG. Darcy Toms joined Axcan Pharma Inc. as Vice President, Business Development in January 2007, having formerly held positions at Biovail and Aventis. Richard Tarte, formerly a partner with the law firm of Coudert Brothers, joined us as General Counsel and Secretary in February 2008 and joined Axcan Pharma Inc. as Vice President, Corporate Development & General Counsel in 2001 and brings 8 years of experience in the healthcare sector to Axcan. Overall, the foregoing members of our senior management team have an average tenure of 15 years in the healthcare industry.

Business Strategy

We intend to enhance our position as the leading specialty pharmaceutical company concentrating in the field of gastroenterology by pursuing the following strategic initiatives:

Focus on Gastroenterology Market. While large pharmaceutical companies are primarily focusing on developing “blockbuster” drugs, we concentrate our efforts on branded products in niche gastroenterology markets that we can effectively target with our sales force, which, as of June 30, 2008, consists of a total of 152 sales representatives based in the U.S., U.K., Canada, France and Germany. We currently market a range of established specialty pharmaceutical products intended for the treatment of symptoms associated with gastrointestinal diseases and disorders. We plan to continue to grow our revenues by building on our solid base business and introducing new products to the gastroenterology market. Given the niche nature of our markets and the focused audience, consisting of gastroenterologists, hepatologists and cystic fibrosis centers, our sales representatives are able to concentrate their sales and marketing efforts to effectively target the primary prescription writers of these products.

Grow Sales of Existing Products. We seek to drive growth in sales of our products by continuing to focus on high-volume prescribing physicians in the gastroenterology market and by leveraging the market position and unique nature of our product lines. We utilize extensive analysis of prescription data relating to our products and the products of our competitors to identify physicians who are high-volume prescribers of drugs that treat the diseases and disorders that our products address, and we then call on these high-volume prescribing physicians frequently to build strong professional relationships. We also seek to leverage the unique nature of our product lines to drive performance. Products from our CANASA and URSO product lines are currently the only branded, actively-promoted products in their respective markets in the U.S., with respect to CANASA and URSO 250 / URSO FORTE, and CARAFATE is the only branded suspension-form sucralfate product in its market in the U.S. ULTRASE, in addition to being promoted by our sales force, also is supported by physicians and caregiver programs which we believe helps to differentiate ULTRASE from competing products and to position ULTRASE as the drug of choice for many patients. In addition, VIOKASE is the only branded non-enteric coated prescription pancreatic enzyme product in its market. As a result, we believe our products are often the first line of treatment prescribed by physicians. We seek to leverage this position and what we believe is the high degree of patient loyalty to our products in order to maintain leading competitive positions in the markets in which we participate.

Take Advantage of Recent Regulatory Developments to Increase Market Share. Due to concerns about substantial variation among pancreatic enzyme products on the market, in April 2004, the FDA formally notified manufacturers of pancreatic enzyme products, including ULTRASE and VIOKASE, that their products had to be approved by the FDA in order to remain on the market in the U.S. Under current requirements, manufacturers are required to file an IND for their pancreatic enzyme products by April 2008, to file an NDA by April 2009 and to obtain FDA approval by April 2010. We believe that the manufacturers of many of the generic, or unbranded, products that are currently on the market will not complete the required clinical trials by the deadline imposed by the FDA. As generic products currently on the U.S. market accounted for approximately 52% of prescription volume in 2007, this could result in a significant growth opportunity for branded products that are approved by the FDA. We have submitted our NDA for ULTRASE MT, the mini-tablet formulation of ULTRASE, have submitted our IND for VIOKASE and, assuming successful completion of the currently ongoing clinical trial, expect to submit our NDA for VIOKASE in time to comply with the FDA’s required timeline for pancreatic enzyme product approval. On July 1, 2008, we received an approvable letter from the FDA regarding our NDA for ULTRASE MT, citing certain chemistry, manufacturing and control data work concerns and we are currently preparing a response to the FDA’s comments in collaboration with our manufacturing partners and expect that required regulatory filings will be made in time to comply with the FDA’s guidelines. At least three other manufacturers of pancreatic enzyme products, Eurand N.V., or Eurand, Solvay Pharmaceuticals, Inc., or Solvay, and Digestive Care, Inc., have submitted or have begun to submit NDAs for their products. In August 2007, Solvay reported that it had received an approvable letter from the FDA citing certain chemistry, manufacturing and control data work and clinical concerns regarding its pancreatic enzyme product and has not reported further regarding its NDA. In September 2008, Eurand announced that it had responded to an approvable letter from the FDA for its pancreatic enzyme product ZENTASE®, which cited certain chemistry, manufacturing and control data work concerns and that it expected a response filing by its raw material supplier to the FDA’s questions relating to the Drug Master File, or DMF, in the near future. In addition, Digestive Care, Inc. has recently announced that it has submitted the first module of its NDA for its pancreatic enzyme product PANCRECARB®, which was granted a “Fast Track” designation by the FDA, which allows certain new drugs and biological products to proceed more rapidly through the regulatory review process.

Selectively Acquire or In-License Complementary Products. We intend to continue to seek to acquire or in-license new products that complement the strategic focus of our existing portfolio of product lines. Due to our core knowledge of gastrointestinal markets, our multinational sales and marketing capabilities, our reputation and our top-tier sales force, we believe that we are a preferred partner for companies looking to sell or out-license their products. Our experienced business development team uses a rigorous and disciplined approach to ensure that the product lines we acquire fit strategically within our portfolio. In recent years, we have successfully grown a number of product lines that we acquired or developed to become leaders in their markets, including URSO, CANASA, CARAFATE, ULTRASE, SALOFALK and VIOKASE.

Pursue Growth Opportunities Through Developing Pipeline. We will maintain our commitment to research and development in order to develop the next generation of products to address unmet needs in the gastroenterology market. Our internal development efforts focus primarily on extending proprietary protection of our products through product line extensions, rather than undertaking the costly, high-risk new drug discovery usually associated with large pharmaceutical and biotechnology companies. Our experienced product development team, which includes both our quality assurance and scientific affairs teams, consists of 102 scientists and technicians, approximately 39 of whom have a Doctor of Medicine (M.D.), Doctor of Philosophy (Ph.D.) or Doctor of Pharmacy (Pharm.D.) degree, has proven expertise in the development of line extensions and formulations and in the commercialization of our development efforts. After successfully completing Phase III trials for PYLERA, we obtained FDA approval in 2006 and, in May 2007, we launched PYLERA in the United States. We believe that PYLERA constitutes a therapy that is less expensive and of shorter duration than its competitors. By June 30, 2008, PYLERA had already successfully captured 7.0% of the U.S. market in terms of new prescriptions written by gastroenterologists for the eradication of Helicobacter pylori, a bacterium recognized as being the main cause of gastric and duodenal ulcers, and we believe that we are well-positioned to continue to capture market share from PYLERA’s competitors. We also expect to launch PYLERA in the EU in 2010, subject to successful completion of clinical trials and regulatory approval, and have a number of additional products in our pipeline, including, among others, CANASA MAX-002, a smaller-form product for our CANASA product line to be used for the treatment of ulcerative proctitis; Cx401, an innovative biological product in development for the treatment of perianal fistula; and AGI-010, a controlled-release proton pump inhibitor to be used for the treatment of symptoms associated with GERD, and, in particular, to be used for the control of night-time gastric acidity, known as nocturnal acid breakthrough. Nocturnal acid breakthrough remains a significant unmet medical need, and is estimated to occur in more than 50% of GERD patients on a proton pump inhibitor therapy.

Expand Internationally. Our current infrastructure in the U.S., Canada and the EU will form the basis of our efforts to expand internationally by increasing our sales and marketing footprint worldwide. We intend to continue to increase the geographic presence of our products, and to that end, for example, we expect to launch PYLERA in the EU in 2010, subject to successful completion of clinical trials and regulatory approval. We also plan to maintain and expand our network of third-party distributors that sell our products in countries where we do not have a sales force presence.

Corporate Information

The principal executive offices of Axcan Intermediate Holdings Inc. are located at 22 Inverness Center Parkway, Suite 310, Birmingham, AL 35242. Our website is www.axcan.com. The information on our website is not deemed to be part of this prospectus, and you should not rely on it in connection with your decision whether to participate in the exchange offer.

The Transactions

On November 29, 2007, we entered into an Arrangement Agreement with Axcan Pharma Inc., or Axcan Pharma, pursuant to which we agreed to, through an indirect wholly-owned subsidiary, acquire all of the common stock of Axcan Pharma and enter into various other transactions in accordance with the plan of arrangement defined therein, or the Plan of Arrangement. Collectively, this acquisition and these transactions are referred to in this prospectus as the “Arrangement”.

At a special meeting of Axcan Pharma’s shareholders on January 25, 2008, the holders of more than 99% of Axcan Pharma’s outstanding common stock approved a special resolution to approve the Arrangement. On January 28, 2008, the Superior Court of Quebec issued a final order approving the Arrangement. The Arrangement closed on February 25, 2008 and at such time each outstanding share of Axcan Pharma common stock was transferred to us in exchange for a payment of $23.35 per share, or the offer price, without interest and less any required withholding taxes. In addition, all granted and outstanding options to purchase common stock of Axcan Pharma, other than those options held by us or any of our affiliates, were vested, transferred by the holder of such option to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price over the applicable option exercise price for each share of common stock subject to such option, less any required withholding taxes. Also, all vested and unvested deferred stock units, or DSUs, and restricted stock units, or RSUs, issued under any and all of Axcan Pharma’s existing stock option plans were, without any further action by the holders thereof, vested, cancelled and terminated and the holders of such DSUs and RSUs received the offer price, less any required withholding taxes, for each DSU and RSU formerly held.

The Arrangement was financed through the proceeds from the initial offering of the outstanding secured notes, initial borrowings under our new senior secured credit facilities and our senior unsecured bridge facility, equity investments funded by direct and indirect equity investments from certain investment funds associated with or designated by the Sponsor (as discussed below), or the Sponsor Funds, certain investors who co-invested with the Sponsor Funds, including investment funds affiliated with certain of the initial purchasers of the outstanding notes, or the Co-Investors, and the cash on hand of Axcan Pharma and its subsidiaries. The closing of the offering of the outstanding secured notes, the new senior secured credit facilities and the senior unsecured bridge facility occurred substantially concurrently with the closing of the Arrangement on February 25, 2008. We refer to the Arrangement, the closing of the transactions relating to the Arrangement, and our payment of any fees and expenses related to the Arrangement and such transactions collectively as the “February 2008 Transactions”. Our new senior secured credit facilities and our secured notes are described in more detail under “Description of Other Indebtedness” and “Description of Exchange Secured Notes”.

Subsequent to the February 2008 Transactions, we became an indirect wholly-owned subsidiary of Axcan Holdings Inc., or Holdings, an entity controlled by the Sponsor Funds and the Co-Investors, and Axcan Pharma became our indirect wholly-owned subsidiary.

On May 6, 2008, we completed an offering of $235.0 million of our 12.75% senior unsecured notes due 2016, or our outstanding senior notes. The net proceeds from this offering, along with our cash on hand, were used to repay in full our senior unsecured bridge facility. We refer to this offering of our outstanding senior notes, along with the related use of proceeds, as the “Refinancing” and collectively with the February 2008 Transactions, as the “Transactions”.

For a more complete description of the Transactions, see the sections entitled “The Transactions,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Description of Other Indebtedness,” “Description of Exchange Secured Notes” and “Description of Exchange Senior Notes”.

The Sponsor

TPG Capital, or the Sponsor, is the global buyout group of TPG, one of the most well-known and respected financial sponsors in the world, with over $55 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has considerable expertise in and commitment to the healthcare sector. TPG Capital has made successful investments in healthcare companies such as Biomet, Inc., Fenwal Inc., IASIS Healthcare Corporation, Oxford Health Plans, LLC, Parkway Holdings Limited, Quintiles Transnational Corp., and Surgical Care Affiliates, as well as in other sectors such as retail and consumer, travel, industrials, technology and financial services, among others. TPG Biotech is part of the venture capital investment platform of TPG. With more than $1 billion under management, TPG Biotech targets investments in life science, biotechnology, renewables and medical technology companies.

The Exchange Offers

On February 25, 2008, we completed a private offering of the outstanding secured notes and on May 6, 2008, we completed a private offering of the outstanding senior notes. We entered into registration rights agreements with the initial purchasers in the private offerings in which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offers. For more information, please see “The Exchange Offers”.

Securities Offered	•	$228,000,000 aggregate principal amount of 9.25% Senior Secured Notes due 2015; and

•	$235,000,000 aggregate principal amount of 12.75% Senior Notes due 2016.

Exchange Offers	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. The exchange offers will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2008. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear different CUSIP numbers than the outstanding notes; and

•

the holders of the exchange notes will not be entitled to certain rights under the senior secured notes registration rights agreement or the senior notes registration rights agreement (collectively, the “registration rights agreements”), as applicable, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offers. See “The Exchange Offers.”

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offers.

However, we have not submitted a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offers. Furthermore, in order to participate in the exchange offers, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2008, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offers	The exchange offers are subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes	To participate in these exchange offers, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offers—Procedures for Tendering,” “The Exchange Offers—Book-Entry Transfer” and “The Exchange Offers—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to the 5:00 p.m., New York City time, on the expiration date of the exchange offers. Please read “The Exchange Offers—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offers, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material U.S. Federal Income Tax Consequences	Neither the registration of the outstanding notes pursuant to our obligations under the registration rights agreements nor the holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Material United States Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York, the trustee under the indentures governing the notes, or the indentures, is serving as exchange agent in connection with the exchange offers.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offers solely to satisfy certain of our obligations under our registration rights agreements.

Fees and Expenses	We will bear all expenses related to the exchange offers. Please read “The Exchange Offers—Fees and Expenses.”

The Exchange Notes

Issuer	Axcan Intermediate Holdings Inc.

Notes Offered

Senior Secured Notes	Up to $228 million in aggregate principal amount of 9.25% Senior Secured Notes due 2015. The exchange secured notes and the outstanding secured notes will be considered to be a single class for all purposes under the secured notes indenture, including waivers, amendments, redemptions and offers to purchase.

Senior Notes	Up to $235 million in aggregate principal amount of 12.75% Senior Notes due 2016. The exchange senior notes and the outstanding senior notes will be considered to be a single class for all purposes under the senior notes indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Dates	•	The exchange secured notes will mature on March 1, 2015.

•	The exchange senior notes will mature on March 1, 2016.

Interest Rate	•	Interest on the exchange secured notes will be payable in cash and will accrue at a rate of 9.25% per annum.

•	Interest on the exchange senior notes will be payable in cash and will accrue at a rate of 12.75% per annum.

Interest Payment Dates	Each March 1 and September 1, beginning on September 1, 2008. Interest will accrue from the respective issue date of the outstanding notes.

Guarantees	All of our existing and, subject to certain exceptions, future restricted subsidiaries that guarantee our obligations under our new senior secured credit facilities will guarantee the exchange notes. If we cannot make payments required by the exchange notes, the subsidiary guarantors must make them. The guarantees may be released under certain circumstances. Any of our subsidiaries that is released as a guarantor of our new senior secured credit facilities will automatically be released as a guarantor of the exchange notes.

Ranking	The exchange secured notes and the related exchange guarantees will be senior secured obligations and will rank equally with any of our and the guarantors’ senior secured indebtedness (including our new senior secured credit facilities), effectively senior to our unsecured indebtedness to the extent of the value of the collateral but effectively junior to all liabilities of our non-guarantor subsidiaries.

The exchange senior notes and the related exchange guarantees will be senior unsecured obligations and will rank equally with any of our and the guarantors’ existing and future senior unsecured indebtedness, but will be effectively subordinated to all of our secured debt, to the extent of the value of the collateral securing such secured debt, and all liabilities of non-guarantor subsidiaries.

As of June 30, 2008:

•

we have $391.8 million of senior secured indebtedness outstanding, including our new senior secured credit facilities, the secured notes and $0.3 million of pre-existing capital leases, an additional $115.0 million of borrowing capacity under our new senior secured revolving credit facility and, provided our compliance with certain covenants under the terms of our new senior secured credit facilities, the option to increase our new senior secured term loan facility by up to $75 million without satisfying any additional financial test under the indenture for the secured notes;

•	we have $232.3 million of unsecured senior notes; and

•	the non-guarantor subsidiaries have $22.4 million of outstanding liabilities (after giving effect to intercompany obligations).

Security

(for Exchange Secured Notes)	The exchange secured notes will be secured by a lien equally and ratably with all secured debt outstanding under our new senior secured credit facilities. The liens will constitute first-priority liens, subject to certain exceptions and permitted liens, on

•	substantially all of the personal property of us and the guarantors;

•

substantially all of the Equity Interests (as defined in the indentures), that are directly owned by us or any guarantor (or, in the case of a non-U.S. subsidiary, 65% of the Equity Interests directly owned by us or a guarantor); and

•	mortgages on all material real property owned by us or any guarantor,

which, collectively and together with any other assets that may be pledged from time to time, shall be referred to in this prospectus as the “Notes Collateral”.

The collateral securing our new senior secured credit facilities may be released under certain circumstances. Any assets that are released as collateral securing our new senior secured credit facilities will automatically be released as Notes Collateral. In addition, we and the collateral agent may amend the provisions of the security documents with the consent of the requisite lenders and without the consent of the holders of the exchange secured notes. The lenders under our new senior secured credit facilities will have the sole ability to control remedies (including any sale or liquidation after acceleration of the exchange secured notes or indebtedness under the new senior secured credit facilities) with respect to the Notes Collateral. You should read “Description of Exchange Secured Notes—Security” for a more complete description of the security granted to the holders of the exchange secured notes.

Optional Redemption

Exchange Secured Notes	Prior to March 1, 2011, we may redeem some or all of the exchange secured notes at a redemption price equal to 100% plus a make-whole premium and accrued and unpaid interest. On or after March 1, 2011, we may redeem some or all of the exchange secured notes at the redemption prices listed elsewhere in this prospectus. See “Description of Exchange Secured Notes—Optional Redemption.”

In addition, at any time (which may be more than once) before March 1, 2011, we can choose to redeem up to 35% of the outstanding exchange secured notes with money that we raise in certain equity offerings, as long as:

•	we pay a redemption price equal to 109.250% of the aggregate principal amount of the exchange secured notes plus accrued and unpaid interest;

•	we redeem the exchange secured notes within 120 days of completing the equity offering; and

•	at least 50% of the aggregate principal amount of senior secured notes originally issued remains outstanding afterwards.

Exchange Senior Notes	Prior to March 1, 2012, we may redeem some or all of the exchange senior notes at a redemption price equal to 100% plus a make-whole premium and accrued and unpaid interest. On or after March 1, 2012, we may redeem some or all of the exchange senior notes at the redemption prices listed elsewhere in this prospectus. See “Description of Exchange Senior Notes—Optional Redemption” herein.

In addition, at any time (which may be more than once) before March 1, 2011, we can choose to redeem up to 35% of the exchange senior notes with money that we raise in certain equity offerings, as long as:

•	we pay a redemption price equal to 112.750% of the aggregate principal amount of the exchange senior notes plus accrued and unpaid interest;

•	we redeem the exchange senior notes within 120 days of completing the equity offering; and

•	at least 50% of the aggregate principal amount of senior notes originally issued remains outstanding afterwards.

Change of Control	If a change in control of our company occurs, we must give holders the opportunity to sell their exchange notes to us at 101% of their principal amount plus accrued and unpaid interest.

We might not be able to pay the required price for the exchange notes presented to us at the time of a change of control because we might not have enough funds at the time.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we must generally either invest the net cash proceeds from such sales in our business within a period of time, prepay senior secured debt or make an offer to purchase a principal amount of exchange notes equal to the excess net cash proceeds, subject to certain exceptions. The purchase price will be 100% of their principal amount, plus accrued and unpaid interest.

Restrictive Covenants	The indentures governing the exchange notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge or consolidate or sell all or substantially all of our assets; and

•	create restrictions on the payment of dividends or other amounts to us.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Secured Notes—Certain Covenants” and “Description of Exchange Senior Notes —Certain Covenants” herein.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before participating in the exchange offers.

Summary Historical Consolidated and

Unaudited Pro Forma Condensed Consolidated Financial and Other Data

The following table presents our summary historical consolidated and unaudited pro forma condensed consolidated financial information as of and for the periods presented. The summary historical financial information as of September 30, 2006 and 2007 and for the years in the three-year period ended September 30, 2007 have been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus. The summary historical financial information as of September 30, 2005 has been derived from our audited financial statements not included in this prospectus. The unaudited summary historical financial information as of and for the nine months ended June 30, 2007 and as of June 30, 2008 and for the period from October 1, 2007 through February 25, 2008 and for the period from February 26, 2008 through June 30, 2008 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

As part of the February 2008 Transactions, we, through an indirect wholly-owned subsidiary, purchased all of the outstanding common stock of Axcan Pharma Inc. on February 25, 2008. Prior to the February 2008 Transactions, Axcan Intermediate Holdings Inc. had no independent operations or assets. Accordingly, our financial information in the table below for the nine months ended June 30, 2008 is presented separately for the period prior to the completion of the February 2008 Transactions (from October 1, 2007 through February 25, 2008, the “Predecessor” or “Predecessor Period”) and the period after the completion of the February 2008 Transactions (from February 26, 2008 through June 30, 2008, the “Successor” or “Successor Period”), which relate to the accounting periods preceding and succeeding the completion of the February 2008 Transactions. The financial information presented for the Predecessor is the financial information for Axcan Pharma Inc. and its consolidated subsidiaries and the financial information presented for the Successor is the financial information for Axcan Intermediate Holdings Inc. and its consolidated subsidiaries, including Axcan Pharma Inc. and its subsidiaries. The summary financial information as of June 30, 2008 and for the Successor Period are not comparable to the summary financial information as of and for the nine months ended June 30, 2007, primarily because of the new basis of accounting resulting from the February 2008 Transactions. Our results of operations for the Predecessor Period and the Successor Period should not be considered representative of our future results of operations.

The summary unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2007 is based on our audited financial statements appearing elsewhere in this prospectus and gives effect to the Transactions as if they had occurred on October 1, 2006. The summary unaudited pro forma condensed consolidated statements of operations for the nine months ended June 30, 2008 is based on our unaudited condensed consolidated financial statements included elsewhere in this prospectus and gives effect to the Transactions as if they had occurred on October 1, 2006. See “The Transactions.” The unaudited pro forma condensed consolidated statements of operations should not be considered representative of our future results of operations.

Please also refer to “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

	Historical						Pro Forma
	Predecessor					Successor
	Fiscal Years Ended September 30,			Nine Months Ended June 30, 2007	October 1, 2007 through February 25, 2008	February 26 through June 30, 2008	Fiscal Year Ended September 30, 2007	Nine Months Ended June 30, 2008
	2005	2006	2007
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Revenue	$251,343	$292,317	$348,947	$256,475	$158,579	$126,701	$348,947	$285,280
Cost of goods sold(1)	71,534	72,772	83,683	61,121	38,739	53,347	83,865	68,258
Selling and administrative expenses(1)(2)	85,997	93,338	101,273	73,559	76,198	53,662	107,001	82,797
Research and development expenses(1)(3)	31,855	39,789	28,655	21,408	10,256	8,796	29,545	17,966
Depreciation and amortization	21,532	22,823	22,494	16,655	9,595	21,624	60,610	47,173
Acquired in-process research	—	—	10,000	—	—	272,400	10,000	—
Partial write-down of intangible assets	—	5,800	—	—	—	—	—	—

Operating Income	40,425	57,795	102,842	83,732	23,791	(283,128)	57,926	69,086
Financial expenses	7,140	6,988	4,825	4,702	262	24,122	70,117	52,135
Interest income	(1,340)	(5,468)	(11,367)	(7,523)	(5,440)	(443)	(2,802)	(986)
Loss (gain) on foreign currency	(213)	(1,110)	2,352	1,038	(198)	(463)	2,352	(661)

Income (loss) before income taxes	34,838	57,385	107,032	85,515	29,167	(306,344)	(11,741)	18,598
Income tax provision (benefit)	8,413	18,266	35,567	30,838	12,042	(13,851)	(21,090)	(16,893)

Net income	$26,425	$39,119	$71,465	$54,677	$17,125	$(292,493)	$9,349	$35,491

Balance Sheet Data (at period end):
Cash and cash equivalents	$79,969	$55,830	$179,672	$262,642	$348,791	$59,473
Short-term investments, available for sale	17,619	117,151	129,958	6,200	—	—
Total current assets	190,357	262,378	402,127	368,469	471,170	178,349
Total assets	641,407	695,817	832,611	798,026	902,384	1,000,601
Short-term borrowings	1,497	681	527	554	373	10,074
Total debt	127,829	126,246	649	794	441	624,111
Total current liabilities	58,336	64,617	104,737	92,838	166,456	110,627
Total liabilities	223,803	228,393	142,414	133,005	206,983	800,746
Total shareholders’ equity(4)	417,604	467,424	690,197	665,021	695,401	199,855

	Historical						Pro Forma
	Predecessor					Successor
	Fiscal Years Ended September 30,			Nine Months Ended June 30, 2007	October 1, 2007 through February 25, 2008	February 26 through June 30, 2008	Fiscal Year Ended September 30, 2007	Nine Months Ended June 30, 2008
	2005	2006	2007
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)

Statement of Cash Flows Data:
Net cash from (used in):
Operating activities	$67,745	$84,334	$136,102	$94,810	$73,245	$(48,935)
Investing activities	(8,078)	(108,139)	(19,415)	(105,781)	(126,630)	(960,308)
Financing activities	(1,375)	(616)	6,553	(5,984)	(31,243)	1,068,281

Other Financial Data:
EBITDA(5)	62,170	81,728	122,984	99,349	33,584	(261,041)
Adjusted EBITDA(5)	62,170	92,582	141,407	102,811	70,119	49,236

(1)	Exclusive of depreciation and amortization.
(2)

Amounts shown for the fiscal year ended September 30, 2007, the five-month period ended February 25, 2008 and the four-month period ended June 30, 2008 include approximately $800,000, $26,500,000 and $9,600,000 of expenses related to the February 2008 Transactions, respectively.

(3)

Amount shown for the fiscal year ended September 30, 2006 includes an up-front licensing fee equal to $1,500,000 paid in connection with a co-development agreement with AGI Therapeutics Ltd. Such amount is counted as acquired in-process research for purposes of calculating Adjusted EBITDA.

(4)

A portion of our common stock was issued to our parent company, Axcan MidCo Inc., in the February 2008 Transactions in exchange for a note receivable amounting to $133,154,405. Pursuant to U.S. GAAP, we report the principal amount as a separate balance offset against shareholders’ equity. Furthermore, we do not recognize interest income related to this note receivable due from Axcan MidCo Inc. in our income statement.

(5)

EBITDA and Adjusted EBITDA are both non-U.S. GAAP financial measures and are presented in this prospectus because our management considers them important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in the industry. EBITDA, as we use it, is net income before financial expenses, interest income, income taxes and depreciation and amortization. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. The term EBITDA is not defined under U.S. GAAP, and EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA, as we use it, is EBITDA adjusted to exclude certain non-cash charges, unusual or non-recurring items and other adjustments set forth below. Adjusted EBITDA is calculated in the same manner as “EBITDA” and “Consolidated EBITDA” as those terms are defined under the indentures governing the notes and credit facility further described in the section “Liquidity and Capital Resources—Long-term debt and New Senior Secured Credit Facilities” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We believe that the inclusion of supplementary adjustments applied to EBITDA in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and unusual or non-recurring items that we do not expect to continue in the future and to provide additional information with respect to our ability to meet our future debt service and to comply with various covenants in such indentures and credit facility. Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and they should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA reflects additional adjustments as provided in our new senior secured credit facilities and the indentures governing our notes; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. Our management compensates for these limitations by relying primarily on the GAAP results and using EBITDA and Adjusted EBITDA as supplemental information. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to EBITDA and from EBITDA to Adjusted EBITDA for the periods indicated is as follows:

	Predecessor					Successor
	Fiscal Years Ended September 30,			Nine Months Ended June 30, 2007	October 1, 2007 through February 25, 2008	February 26 through June 30, 2008
	2005	2006	2007
					(unaudited)
	($ in thousands)
Net income to EBITDA:
Net income	$26,425	$39,119	$71,465	$54,677	$17,125	$(292,493)
Financial expenses	7,140	6,988	4,825	4,702	262	24,122
Interest income	(1,340)	(5,468)	(11,367)	(7,523)	(5,440)	(443)
Income tax provision (benefit)	8,413	18,266	35,567	30,838	12,042	(13,851)
Depreciation and amortization	21,532	22,823	22,494	16,655	9,595	21,624

EBITDA	$62,170	$81,728	$122,984	$99,349	$33,584	$(261,041)

EBITDA to Adjusted EBITDA:
EBITDA	$62,170	$81,728	$122,984	$99,349	$33,584	$(261,041)
Transaction, integration and refinancing costs(a)	—	—	—	—	26,489	9,624
Stock-based compensation expense(b)	—	3,554	4,548	3,462	10,046	5,539
Acquired in-process research(c)	—	1,500	10,000	—	—	272,400
Inventories stepped-up value expensed(d)	—	—	—	—	—	22,714
Loss on disposal and write-down of assets(e)	—	—	3,875	—	—	—
Partial write-down of intangible assets(f)	—	5,800	—	—	—	—

Adjusted EBITDA	$62,170	$92,582	$141,407	$102,811	$70,119	$49,236

(a)	Represents investment banking and other professional fees associated with the Transactions, including integration costs.
(b)	Represents non-cash stock-based employee compensation expense under the provisions of Statement of Financial Accounting Standards, or SFAS, No.123(R) “Share-based Payments”.
(c)	Represents the acquired in-process research, arising from the February 2008 Transactions, expensed in the period of acquisition.
(d)	Represents inventories stepped-up value, arising from the February 2008 Transactions, expensed as acquired inventory is sold.
(e)	Represents loss on disposal and write-down of assets.
(f)

Represents a partial write-down on French product lines including TAGAMET and TRANSULOSE, as the carrying value of the intangible assets associated with those products exceeded their estimated fair value.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offers. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Offers

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offers will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offers. See “The Exchange Offers—Effect of Not Tendering.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, although our outstanding notes trade on the PORTAL Market. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the initial purchasers of the outstanding notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the exchange offers procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offers—Procedures for Tendering” and “The Exchange Offers—Effect of Not Tendering.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness. As of June 30, 2008, our total indebtedness was $624.1 million and we had an additional $115.0 million of borrowing capacity available under our new senior secured revolving credit facility. The following chart shows our level of indebtedness as of June 30, 2008.

($ in millions)
Debt:
Senior secured term loan facility(1)	$166.2
Senior secured revolving credit facility	0
Secured Notes(2)	225.3
Senior Notes(3)	232.3
Obligations under capital leases(4)	0.3

Total	$624.1

(1)	Represents the net proceeds received on our $175.0 million senior secured term loan facility after original issue discount.
(2)	Represents the net proceeds received on $228.0 million aggregate principal amount of outstanding secured notes after original issue discount.
(3)

Represents the net proceeds received on $235.0 million aggregate principal amount of outstanding senior notes after original issue discount. On February 25, 2008, we entered into a $235.0 million senior unsecured bridge facility with a 1-year maturity. The proceeds of the outstanding senior notes were used to repay in full the senior unsecured bridge facility and related fees and expenses.

(4)	Represents the existing capital leases with remaining maturities through 2010.

In addition, we have significant other commitments, including for milestone and royalty payments. See Note 18 in “Notes to Consolidated Financial Statements”. On a pro forma basis after giving effect to the Transactions, our cash interest expense, net for fiscal year 2007 would have been $63.1 million. As of June 30, 2008, we have outstanding approximately $166.2 million in aggregate principal amount of indebtedness under our new senior secured credit facilities that would bear interest at a floating rate. Although we may enter into interest rate swap agreements, and did enter into an interest rate swap on February 28, 2008 related to $115.0 million under our new senior secured revolving credit facility, we are exposed to interest rate increases on the floating portion of our new senior secured credit facility that is not covered by an interest rate swap. Absent any such interest rate swap agreements, a change of 1/8% in floating rates would affect our annual interest expense on the senior secured borrowings by approximately $0.2 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk”.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our noteholders. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the indentures governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, selling and marketing efforts, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•

limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indentures governing the notes.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness.

Subject to the restrictions in our new senior secured credit facilities and the indentures governing the notes, we, including our subsidiaries, may incur significant additional indebtedness. As of June 30, 2008:

•	we had $391.8 million of senior secured debt, including borrowings under our new senior secured credit facilities, the outstanding secured notes and $0.3 million of pre-existing capital leases;

•	we had $232.3 million of senior unsecured indebtedness under the outstanding senior notes;

•	we had approximately $115 million available for borrowing under our new senior secured revolving credit facilities, which, if borrowed, would be senior secured indebtedness; and

•

provided our compliance with certain covenants under the terms of our new senior secured credit facilities, we had the option to increase the senior secured term loan facility by up to $75 million without satisfying any additional financial tests under the indentures governing the notes, which, if borrowed, would be senior secured indebtedness.

Although the terms of our new senior secured credit facilities and the indentures governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase.

Restrictions imposed by the indentures governing the notes, our new senior secured credit facilities and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our new senior secured credit facilities and the indentures governing the notes restrict us and our subsidiaries from engaging in specified types of transactions. These covenants restrict our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

In addition, the agreements governing our new senior secured credit facilities require us to comply with certain financial ratio maintenance covenants. Our ability to comply with these ratios can be affected by events beyond our control, and we may not be able to satisfy them. A breach of any of these covenants would be an event of default. In the event of a default under any of our new senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the agreements governing our new senior secured credit facilities to be immediately due and payable or terminate their commitments to lend additional money. If the indebtedness under our new senior secured credit facilities accelerates, the indebtedness under the notes would also accelerate and our assets may not be sufficient to repay such indebtedness in full. In particular, holders of senior notes will be paid only if we have assets remaining after we pay amounts due on our secured indebtedness, including our new senior secured credit facilities and the secured notes. We have pledged a significant portion of our assets as collateral under our new senior secured credit facilities and the secured notes. See “Description of Other Indebtedness” and “Description of Exchange Secured Notes”.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our new senior secured credit facilities and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our debt service obligations.

Your right to receive payments on the senior notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the senior notes and our guarantors’ obligations under their guarantees of the senior notes are unsecured, but our obligations under our new senior secured credit facilities and the secured notes and each guarantor’s obligations under its guarantee of our new senior secured credit facilities and secured notes are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries and all or a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our new senior secured credit facilities or the secured notes, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the senior notes, even if an event of default exists under the indenture governing the senior notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the senior notes, then that guarantor will be released from its guarantee of the senior notes automatically and immediately upon such sale. In any such event, because the senior notes will not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness”, “Description of Exchange Secured Notes” and “Description of Exchange Senior Notes”.

As of June 30, 2008, we had:

•	$391.8 million of senior secured debt, including borrowings under our new senior secured credit facilities, the secured notes and $0.3 million of pre-existing capital leases;

•	an additional $115.0 million of borrowing capacity under our new senior secured revolving credit facility, which, if borrowed, would be senior secured indebtedness; and

•

provided our compliance with certain covenants under the terms of our new senior secured credit facilities, the option to increase our new senior secured term loan facility by up to $75 million, which, if borrowed, would be senior secured indebtedness.

Subject to the limits set forth in the indentures governing the notes, we may also incur additional secured debt.

Our ability to repay our debt, including the notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.

The notes will not be guaranteed by certain of our subsidiaries, including all of our significant non-U.S. subsidiaries (other than Axcan Pharma Inc.). Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

For the nine months ended June 30, 2008, our non-guarantor subsidiaries accounted for approximately $52.0 million, or 18.2% of our consolidated revenue. As of June 30, 2008, our non-guarantor subsidiaries accounted for approximately $213.7 million, or 21.4% of our consolidated total assets and $22.4 million, or 2.8% of our consolidated total liabilities. All amounts are presented after giving effect to intercompany eliminations. The indentures governing the notes permit these subsidiaries to incur certain additional debt and does not limit, or will not limit, their ability to incur other liabilities that are not considered indebtedness under the indentures.

The lenders under our new senior secured credit facilities have the discretion to release any guarantors under these facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our new senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes, at the discretion of lenders under our new senior secured credit facilities, if the related guarantor is no longer a guarantor of obligations under our new senior secured credit facilities or any other indebtedness. See “Description of Exchange Senior Notes” and “Description of Exchange Secured Notes” herein. The lenders under our new senior secured credit facilities have the discretion to release the guarantees under our new senior secured credit facilities in a variety of circumstances. Any of our subsidiaries that is released as a guarantor of our senior secured credit facilities will automatically be released as a guarantor of the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our new senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our new senior secured credit facilities and the indentures governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our new senior secured credit facilities and the indentures governing the notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•

the lenders under our new senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our new senior secured credit facilities to avoid being in default. If we breach our covenants under our new senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the terms of our new senior secured credit facilities provide that a change of control is an event of default thereunder that permits lenders to accelerate the maturity of borrowings thereunder and require us to offer to repay loans thereunder upon a change of control. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes and a cross-default under our new senior secured credit facilities.

Insolvency and fraudulent transfer laws and other limitations may preclude the recovery of payment under the notes and the guarantees.

Federal bankruptcy and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. In addition, insolvency, fraudulent transfer and conveyance statutes in Canada, the Netherlands and Luxembourg may apply to the incurrence of the guarantees by our subsidiaries organized in these countries. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors; (2) in the case of a guarantee incurred by any of our foreign subsidiaries, such subsidiary issued the guarantee in a situation where a prudent businessman as a shareholder of such subsidiary would have contributed equity to such subsidiary; or (3) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (3) only, one of the following is also true:

•

we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees or subsequently become insolvent for other reasons;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court could find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. In addition, because the debt was incurred for our benefit, and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors did not receive fair value.

Different jurisdictions evaluate insolvency on various criteria. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Senior Notes and the incurrence of the guarantees would not be held to constitute fraudulent transfers or conveyances on other grounds. If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer or conveyance laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In addition, enforcement of any of the guarantees against any guarantor will be subject to certain other defenses available to guarantors generally. These laws and defenses include those that relate to voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee.

Enforcing your rights under the guarantees entered into by certain of our foreign subsidiaries across multiple jurisdictions may be difficult.

We are a U.S. company incorporated in the State of Delaware. The notes are guaranteed by all of our significant U.S. subsidiaries and certain of our foreign subsidiaries in Canada, the Netherlands and Luxembourg. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of organization of any future guarantor of the notes. Your rights under the notes and the guarantees will thus be subject to the laws of several jurisdictions, and you may not be able to effectively enforce your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

We are indirectly owned and controlled by the Sponsor, and the Sponsor’s interests as equity holders may conflict with yours as a creditor.

The Sponsor owns approximately 70% of our indirect parent’s equity and, accordingly, has the ability to control our policies and operations. The Sponsor does not have any liability for any obligations under the notes, and the interests of the Sponsor may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsor may in the future own businesses that directly or indirectly compete with us. The Sponsor also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with the Sponsor, see “Certain Relationships and Related Party Transactions”.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is no established public market for the notes. We expect the notes to be eligible for trading by “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in The PORTALSM Market.

The initial purchasers have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes or any series of notes. If a market develops, the notes could trade at prices that may be lower than their initial offering price. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes.

Holders of secured notes may not be able to fully realize the value of their liens.

The security for the benefit of holders of secured notes may be released without such holders’ consent.

The liens for the benefit of the holders of secured notes may be released without vote or consent of such holders, as summarized below:

•	The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the new senior secured credit facilities.

•	Any lien can be released if approved by the requisite number of lenders under our new senior secured credit facilities.

•

The collateral agent and the issuer may amend the provisions of the security documents with the consent of the requisite number of lenders under our new senior secured credit facilities and without consent of the holders of secured notes.

•

The lenders under our new senior secured credit facilities will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the secured notes or the debt under the new senior secured credit facilities) with respect to the collateral.

•

So long as we have the new senior secured credit facilities or another senior secured credit facility, the secured notes will automatically cease to be secured by those liens if those liens no longer secure our senior secured credit facilities for other reasons.

As a result, we cannot assure holders of secured notes that the secured notes will continue to be secured by a substantial portion of our assets. Holders of secured notes will have no recourse if the lenders under our senior secured credit facilities approve the release of any or all of the collateral, even if that action adversely affects any rating of the secured notes.

In addition, securities of our subsidiaries will be excluded from the liens to the extent liens thereon would trigger reporting obligations under Rule 3-16 of Regulation S-X, which requires financial statements from any company whose securities are collateral if its book value or market value would exceed 20% of the principal amount of the notes secured thereby. However, the liens on such securities will continue to secure obligations under our new senior secured credit facilities.

The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.

We secured our obligations under the secured notes by the pledge of certain of our assets. This pledge is also for the benefit of the lenders under the new senior secured credit facilities.

The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this exchange offer. As of June 30, 2008, before taking into consideration the effect of intercompany eliminations, the pledged assets had a book value of approximately $2,507.9 million, approximately $608.9 million of which would have consisted of intangible assets, including goodwill. Accordingly, we cannot assure holders of secured notes that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the secured notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the secured notes and the other debt secured thereby.

If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the secured notes, the holders of secured notes (to the extent their secured notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of secured notes that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.

In addition, the indenture governing the secured notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of secured notes. This would reduce amounts payable to holders of secured notes from the proceeds of any sale of the collateral.

Bankruptcy laws may limit the ability of holders of secured notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. For example, under Title 11 of the United States Code, or the United States Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the secured notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the secured notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.” Similar and other provisions of Canadian, Dutch and Luxembourg bankruptcy laws may preclude holders of secured notes to realize value from the collateral granted by foreign subsidiaries in Canada, the Netherlands and Luxembourg.

The collateral is subject to casualty risks and no mortgage title insurance has been obtained.

We are obligated under the new senior secured credit facilities to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of secured notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of secured notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the secured notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Additionally, we are not required under the new senior secured credit facilities and the security documents to purchase any title insurance insuring the collateral agent’s lien on the respective mortgaged properties if the costs of creating or perfecting liens would be considered excessive in view of the benefits obtained therefrom by the lenders under the new senior secured credit facilities. If a loss occurs arising from a title defect with respect to any mortgaged property, we cannot assure holders of secured notes that we could replace such property with collateral of equal value.

Rights of holders of secured notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the secured notes may not be perfected with respect to the claims of the secured notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the secured notes. There can be no assurance that the lenders under the new senior secured credit facilities will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the holders of the secured notes to which they would otherwise have been entitled. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of secured notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the secured notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent for the secured notes has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the secured notes against third parties.

Any future pledge of collateral in favor of the holders of secured notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of secured notes, including pursuant to security documents delivered after the date of the indenture governing the secured notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the United States Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of secured notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period. Similar and other provisions of Canadian, Dutch and Luxembourg bankruptcy laws may make any future pledge of collateral granted by foreign subsidiaries in Canada, the Netherlands and Luxembourg voidable.

Risks Related to Our Business

We currently depend on four categories of products for a large portion of our revenues; any material decline in the sales of any of them would have an adverse impact on our business.

Any factor that adversely affects the sale or price of our key products could significantly decrease our sales and profits. Pancreatic enzyme products (ULTRASE, VIOKASE and PANZYTRAT), ursodiol products (URSO 250 / URSO DS / URSO FORTE and DELURSAN), mesalamine products (CANASA and SALOFALK) and sucralfate products (CARAFATE and SULCRATE) accounted for 21.2%, 26.9%, 24.2% and 15.0%, respectively, of our total revenues for the year ended September 30, 2007 and for 23.3%, 24.4%, 24.2% and 13.7%, respectively, of our total revenues for the nine months ended June 30, 2008. We believe that sales of these products will continue to constitute a significant portion of our total revenues until we launch additional products. Any significant setback with respect to any one of these products, including shipping, manufacturing, product safety, marketing, government licenses and approvals, intellectual property rights problems, or generic or other forms of competition, could have a material adverse effect on our financial position, cash flows or overall trends in results of operations.

We no longer have patent protection for our URSO product lines in the United States and Canada. This is likely to result in competition from generic products and could lead to a significant reduction in our sales of this drug.

On November 19, 2007, our U.S. patent covering URSO 250 / URSO FORTE’s use in the treatment of PBC expired. In addition, the validity of our Canadian patent for the similar use of URSO and URSO DS in Canada was successfully challenged in 2006 by Pharmascience Inc., a generic product manufacturer, under the Notice of Compliance Regulation procedures of Health Canada. Therefore, these products no longer benefit from any effective patent protection or other form of regulatory protection or exclusivity in the United States or Canada.

As a result, competition from generic products that treat the same conditions may increase. Sales of generic products in Canada have already had a negative sales impact on our Canadian sales of URSO / URSO DS; this trend is expected to continue going forward. The loss of intellectual property protection in the United States and generic competition for our URSO 250 / URSO FORTE product line, which made up approximately 20% of our total revenues in fiscal year 2007, could have a material adverse effect on our results of operations and financial condition.

We have undertaken several improvements to the dosage form and specifications of URSO that we believe may help maintain sales of URSO in the face of generic competition. See “Business—Business Strategy” and “Business—Products.” There is no assurance, however, that any of these improvements will allow us to maintain sales of URSO at historic levels, and generic sales could have a significant negative impact on our sales of URSO. Even with those improvements, we expect results in fiscal year 2008 to decline compared to fiscal year 2007, in part due to competition against URSO resulting from the loss of patent protection.

We no longer have clinical investigation exclusivity in the United States for our CANASA product line. This could result in competition from generic products leading to a significant reduction in sales of this product line.

Although our CANASA product line does not have any patent protection in the United States, we previously had clinical investigation exclusivity from the FDA covering a change in the formulation of this drug from a 500 mg formulation to a 1,000 mg formulation. This clinical investigation exclusivity effectively precluded the FDA from approving a competitor’s abbreviated new drug application, or ANDA, for a 1,000 mg mesalamine product for a period of three years. However, pursuant to the Drug Price Competition and Patent Term Restoration Act, or the Hatch-Waxman Act, this exclusivity expired in November 2007.

The lack of patent protection and the loss of exclusivity for this product in the United States could give rise to competition from generic products or therapeutically substitutable products. A significant reduction in the sales for this product, which made up 18.7% of our revenues in the fiscal year ended September 30, 2007 and 18.5% of our revenues for the nine months ended June 30, 2008, could have a material adverse effect on our results of operations and financial condition.

In February 2006, the FDA published draft guidance indicating that placebo-controlled trials with clinical endpoints will be required for approval of generic mesalamine suppository products. We believe that these requirements will likely increase the costs of obtaining FDA approval and may make it more difficult, lengthy and costly for potential competitors to obtain the FDA approval required to sell a competing mesalamine suppository in the United States. However, there is no assurance that the FDA will require companies seeking approval of a mesalamine suppository product to comply with this draft guidance, and we cannot provide assurances that a potential competitor will not be able to meet such requirements. If a generic or therapeutically substitutable mesalamine suppository is approved by the FDA, it could significantly and negatively impact our sales of CANASA in the future.

Some of our key products face competition from generic or unbranded products.

Some of our key products, including products from our ULTRASE, URSO and CANASA product lines, currently face competition from generic or unbranded products (such as ACTIGALL™ and its generics in the case of URSO, other branded and unbranded pancreatic enzyme products, or PEPs, in the case of ULTRASE and other rectal dosage forms of mesalamine in the case of CANASA). Third-party payors and pharmacists can substitute generic or unbranded products for our products even if physicians prescribe our products by name. Particularly in the United States, government agencies and third-party payors often put pressure on patients to purchase generic products instead of brand-name products as a way to reduce healthcare costs.

Products which are no longer protected by a marketing exclusivity or a patent are subject to generic competition. Generic competition against any of our products would lower prices and unit sales and could therefore have a material adverse effect on our results of operations and financial condition.

Our revenues from ULTRASE and VIOKASE are subject to significant regulatory risk.

In April 2004, the FDA formally notified manufacturers of PEPs that these drugs had to be approved by the FDA in order to remain on the market. Under current requirements, manufacturers are required to file INDs for their PEPs by April 2008, to file NDAs by April 2009 and to obtain FDA approval by April 2010. The FDA decided to require these approvals for all pancreatic extract drug products after reviewing data that showed substantial variation among currently marketed PEPs.

ULTRASE, our enteric coated pancreatic enzyme formulation, accounted for approximately 13.7%, or $48.0 million, of our revenues in fiscal year 2007. We filed an NDA for the mini-tablet formulation of ULTRASE, ULTRASE MT, in September 2007 and such filing was accepted for review in December 2007 by the FDA. On July 1, 2008, we received an approvable letter from the FDA regarding our NDA for ULTRASE MT citing certain chemistry, manufacturing and control data work concerns and we are preparing a response to the FDA’s comments in collaboration with our manufacturing partners and expect that required regulatory filings will be made in time to comply with the FDA’s guidelines. However, there is no guarantee that we will succeed in obtaining approval for such product from the FDA prior to April 2010 or at all. We have filed an IND and expect to submit the first module of our NDA for VIOKASE during calendar year 2008, but we cannot assure that our NDA will be accepted for review or approved by the FDA. If we are unable to obtain FDA approval to market ULTRASE or VIOKASE prior to April 2010, we would no longer be able to sell ULTRASE or VIOKASE in the United States, which would impair our results of operations and liquidity.

Despite the FDA’s announcement of its intention to remove from the market those PEPs for which an IND has not been filed by April 2008, for which an NDA has not been filed by April 2009, and which have not been approved by April 2010, its position is non-binding. As a result, the FDA may not pursue regulatory action against companies that fail to meet these deadlines.

If we are successful in obtaining FDA approval for ULTRASE and VIOKASE and the FDA does not enforce its stated position, the level of competition that our ULTRASE and VIOKASE product lines currently face in the market may not decline and could increase in the future.

The concentration of our product sales to only a few wholesale distributors increases the risk that we will not be able to effectively distribute our products if we need to replace any of these distributors, which would cause our sales to decline.

The majority of our sales are to a small number of pharmaceutical wholesale distributors, which in turn sell our products primarily to retail pharmacies, which ultimately dispense our products to the end consumers. In fiscal year 2007, sales to McKesson Corporation accounted for 41.2% of our total revenue, sales to Cardinal Health, Inc., or Cardinal, accounted for 25.0% of our total revenue, and sales to AmerisourceBergen Corporation accounted for 11.1% of our total revenue.

If any of these distributors cease doing business with us or materially reduce the amount of product they purchase from us and we cannot conclude agreements with replacement wholesale distributors on commercially reasonable terms, we might not be able to effectively distribute our products through retail pharmacies. The possibility of this occurring is exacerbated by the recent significant consolidation in the wholesale drug distribution industry, including through mergers and acquisitions among wholesale distributors and the growth of large retail drugstore chains. As a result, a small number of large wholesale distributors control a significant share of the market.

Wholesaler buying patterns may change, and this could have a detrimental effect on our future revenue and financial condition.

Wholesalers, on which we largely depend for revenue generation, have historically practiced inventory price arbitrage. For example, in the past prior to any routine increase in prices for drugs by manufacturers, many of our wholesalers have purchased excess inventory at lower prices and resold the inventory after the price increase, thereby profiting. This inventory price arbitrage was predominantly how wholesalers were previously compensated for the distribution services they provided and had a dramatic effect on wholesaler buying patterns as wholesalers invested in inventories in anticipation of generating higher gross margins from price increases from manufacturers.

Recently, pharmaceutical manufacturers have not been able to increase drug prices as frequently as they used to, and the percentage of any such increases has been lower. The reduction in the size and frequency of price increases has contributed to wholesalers turning to fee-for-service arrangements under which their fees are expressed as a percentage of the wholesaler’s purchases from the manufacturer or as an amount per unit. As a result, wholesalers’ buying patterns have shifted from large pre-price-increase purchases to more periodic purchasing based on volume activity. Typically, wholesalers that have entered into these fee-for-service arrangements carry lower levels of inventory. This change in wholesalers’ business model has and may in the future negatively impact our revenues.

In 2006, we entered into a distribution services agreement, or a DSA, with Cardinal, one of our pharmaceutical wholesale distributors, which replaced a 2004 DSA with Cardinal. We anticipate that we will also enter into DSAs with McKesson Corporation and Amerisource Bergen, our two other primary pharmaceutical wholesale distributors. Once these DSAs are put in place, these pharmaceutical wholesale distributors could reduce their inventory levels. Our DSA with Cardinal provides that Cardinal will gradually reduce the levels of inventory of our products that Cardinal carries over a four-year period ending in 2009. There is no assurance that any DSA we enter with our other pharmaceutical wholesale distributors will include a provision for the gradual reduction of inventory levels. A reduction in inventory levels by a pharmaceutical wholesale distributor would result in a reduction in our sales to such wholesale distributor for the period during which the reduction occurs, and would have a negative effect on our results of operations for the period, particularly if such reduction is not effected gradually.

We deduct these DSA fees, which totaled approximately $2.6 million and $3.6 million for fiscal year 2006 and fiscal year 2007, respectively, from our total revenues. For example, in the quarter ended September 30, 2006, we chose to adopt the classification of these fees as a deduction from sales. Previously, these fees were included in selling and administrative expenses. If we enter into DSAs with additional wholesalers, we will likely have to pay DSA fees to these wholesalers, which will further reduce our revenue in future periods.

Generally, changes in wholesaler buying patterns may occur in the future, and these changes could result in a reduction in our revenues and could have a detrimental effect on our overall financial condition or results of operations.

Our quarterly results may fluctuate.

Our quarterly operating results have fluctuated in the past and may continue to fluctuate in the future. Factors, many of which are not within our control, that could cause quarterly operating results to decline include, for example, the size and timing of product orders, which can be affected by customer budgeting and buying patterns, or the size and timing of expenses associated with our development and marketing programs. As a result, if customer buying patterns cause revenue shifts from one fiscal quarter to another, or if the development and marketing of our products causes our expenses to change from one fiscal quarter to another, our net quarterly income may not fluctuate.

Our business depends on key scientific, sales and managerial personnel for continued success.

Much of our success to date has resulted from the skills of certain of our officers, scientific personnel and sales force. If these individuals were no longer employed by us, we might not be able to attract or retain employees with similar skills or carry out our business plan.

We use third parties to manufacture and perform analytical testing for almost all of our products and product candidates. This may increase the risk that we will not have sufficient quantities of our products or product candidates or such quantities at an acceptable cost, which could adversely affect sales of our products and could result in the clinical development and commercialization of our product candidates being delayed, prevented or impaired.

We currently rely, and expect to continue to rely, on third parties for (i) the supply and testing of the active pharmaceutical ingredients in our products and product candidates, and (ii) the manufacture and testing of the finished forms of these drugs and their packaging. The current manufacturers of our products and product candidates are, and any future third party manufacturers that we enter into agreements with will likely be, our sole suppliers of our product candidates for a significant period of time. These manufacturers are commonly referred to as single source suppliers. The agreements with our suppliers expire at various times between 2008 and 2015. If we are unable to renew these agreements on favorable terms or find suitable alternatives, our business could be adversely affected. Some of our contracts prohibit us from using alternative manufacturers or suppliers for the products supplied under these contracts, which prevents us from diversifying manufacturing and supply sources. In addition, we currently purchase clinical supplies for many of our product candidates from third party manufacturers on a purchase order basis under short-term supply agreements. If any of these manufacturers should become unavailable to us for any reason, we may be unable to conclude agreements with replacements on favorable terms, if at all, and may be delayed in identifying and qualifying such replacements. In any event, identifying and qualifying a new third party manufacturer could involve significant costs associated with the transfer of the active pharmaceutical ingredient or finished product manufacturing process. A change in manufacturers or testers requires formal approval by the FDA before the new manufacturer may produce commercial supplies of our products. This approval process typically takes a minimum of 12 to 18 months and during that time we may face a shortage of supply of our products.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured or tested products or product candidates ourselves, including:

•	reliance on the third party for regulatory compliance, including the procurement and maintenance of necessary regulatory approvals, and quality assurance;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

Our products and product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under current good manufacturing practice regulations and that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture and/or test a product for commercial sale or for our clinical trials should cease to continue to do so for any reason, we likely would experience delays in obtaining sufficient quantities of our products for us to meet commercial demand or in advancing our clinical trials while we identify and qualify replacement suppliers. If for any reason we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

Our current and anticipated future dependence upon others for the manufacture of our products and product candidates may adversely affect our profit margins and our ability to develop product candidates and commercialize any additional products that receive regulatory approval on a timely and competitive basis.

We rely on our third party manufacturers for compliance with applicable regulatory requirements. This may increase the risk of sanctions being imposed on us or on a manufacturer of our products or product candidates, which could result in our inability to obtain sufficient quantities of these products or product candidates.

Our manufacturers may not be able to comply with current good manufacturing practice regulations or other regulatory requirements or similar regulatory requirements outside the United States. Our manufacturers are subject to unannounced inspections by the FDA, state regulators and similar regulators outside the United States. Our failure, or the failure of our third party manufacturers, to comply with applicable regulations, including, in the case of ULTRASE and VIOKASE, the FDA’s guidelines for pancreatic enzyme product manufacturers, could result in sanctions being imposed on us, including:

•	fines;

•	injunctions;

•	civil penalties;

•	failure of regulatory authorities to grant marketing approval of our product candidates;

•	delays, suspension or withdrawal of approvals;

•	suspension of manufacturing operations;

•	license revocation;

•	seizures or recalls of products or product candidates;

•	operating restrictions; and

•	criminal prosecutions.

Any of these sanctions could significantly and adversely affect supplies of our products and product candidates and may adversely affect our profit margins and our ability to develop product candidates and commercialize any additional products that receive regulatory approval on a timely and competitive basis.

We rely on third parties to conduct, supervise and monitor our clinical trials, and those third parties may perform in an unsatisfactory manner, such as by failing to meet established deadlines for the completion of such trials.

We rely on third parties such as contract research organizations, medical institutions and clinical investigators to enroll qualified patients and conduct, supervise and monitor our clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Our reliance on these third parties, however, does not relieve us of our regulatory responsibilities, including ensuring that our clinical trials are conducted in accordance with good clinical practice regulations, and the investigational plan and protocols contained in the relevant regulatory application, such as the IND. In addition, such third parties may not complete activities on schedule, or may not conduct our preclinical studies or clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, our efforts to obtain regulatory approvals for, and to commercialize, our product candidates may be delayed or prevented.

We may not be able to acquire or successfully integrate new products or businesses.

Our products are maturing and therefore a significant component of our strategy is growth through acquisitions of products or businesses. However, we cannot be certain that we will be able to identify appropriate acquisition candidates. And even if an acquisition candidate is identified, there can be no assurance we will be able to successfully negotiate the terms of any such acquisition on favorable terms or at all, finance such acquisition or integrate such acquired product or business into our existing business. We face significant competition from other pharmaceutical companies for acquisition candidates, which makes it more difficult to find attractive transaction opportunities for products or companies on acceptable terms. Furthermore, the negotiation of potential acquisitions and the integration of such acquired products or businesses could divert management’s time and resources and require significant financial resources to consummate. Failure to acquire new products may diminish our rate of growth and adversely affect our competitive position.

Acquisitions that we may undertake will involve a number of inherent risks, any of which could cause us not to realize the anticipated benefits.

One of our key strategies will be acquisitions of additional products and/or businesses. Acquisition transactions involve various inherent risks, such as assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of the acquisition; the potential loss of key personnel of an acquired business; the ability to achieve identified operating and financial synergies anticipated to result from an acquisition and unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition. Any one or more of these factors could cause us not to realize the anticipated benefits from the acquisition of businesses or products.

If our products fail in clinical studies or if we fail, or encounter difficulties, in obtaining regulatory approval for our new products or new indications of existing products, we will have expended significant resources for no return.

If our products are not successful in clinical trials or if we do not obtain such regulatory approvals, we will have expended significant resources for no return. For example, in fiscal year 2005, our clinical trials of itopride hydrochloride, or ITAX, a proposed treatment for functional dyspepsia, were not successful and we terminated the program in 2006. Our ongoing clinical studies might be delayed or halted or additional studies might be required, for various reasons, including if:

•	our products are shown not to be effective;

•	we do not comply with requirements concerning the investigational NDAs, BLAs or New Drug Submissions, or NDSs, for the protection of the rights and welfare of human subjects;

•	patients experience unacceptable side effects or die during clinical trials;

•	patients do not enroll in the studies at the rate we expect;

•	a drug is modified during testing; or

•	product supplies are delayed or are not sufficient to treat the patients participating in the studies.

If we cannot obtain regulatory approvals for the products we are developing or may seek to develop in the future, our rate of sales growth and competitive position will suffer. This risk is most acute for products that are currently in the development of the final formulation, such as our controlled release omeprazole product, or AGI-010, and our biological product for the treatment of perianal fistulas, Cx401.

Approval might entail ongoing requirements for post-marketing studies. Even if regulatory approval is obtained, labeling and promotional activities are subject to continual scrutiny by the regulatory agencies, in particular the FDA, and, in some circumstances, the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. These regulations and the FDA’s interpretation of them might impair our ability to effectively market our products.

We, our third-party manufacturers and certain of our suppliers are also required to comply with the applicable FDA current Good Manufacturing Practices regulations, which include requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Furthermore, manufacturing facilities must be approved by regulatory authorities before they can be used to manufacture our products and certain raw materials used therein, and they are subject to additional inspections. If we or any of our manufacturers or suppliers fails to comply with any of the FDA’s or other relevant foreign counterparts continuing regulations, we could be subject to sanctions, including:

•	delays, warning letters and fines;

•	product recalls or seizures and injunctions on sales;

•	refusal to review pending applications;

•	total or partial suspension of production;

•	withdrawals of previously approved marketing applications; and

•	civil penalties and criminal prosecutions.

In addition, identification of side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of the product from the market, reformulation of the drug, additional testing or changes in labeling of the product.

Our approved products and pipeline products remain subject to ongoing regulatory requirements. If we fail to comply with these requirements, we could lose these approvals, and the sales of any such approved commercial products could be suspended.

After receipt of initial regulatory approval, each product remains subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and recordkeeping. Furthermore, even if we receive regulatory approval to market a particular product, such product will remain subject to the same extensive regulatory requirements. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could reduce our revenues, increase our expenses and render the approved product not commercially viable. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies.

Our business could suffer as a result of adverse drug reactions to the products we market.

Unexpected adverse drug reactions by patients to any of our products could negatively impact utilization or market availability of our product.

Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable regulatory authorities, or if previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

•	restrictions on the products, manufacturers or manufacturing processes;

•	warning letters and untitled letters;

•	civil penalties and criminal prosecutions and penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	import or export bans or restrictions;

•	voluntary or mandatory product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or of supplements to approved applications.

We may find it difficult to achieve market acceptance of products in our product pipeline.

The commercial success of any of our product candidates for which we obtain marketing approval from the FDA, Health Canada’s Therapeutic Products Directorate, or TPD, or other regulatory authorities will depend upon the acceptance of these products by the medical community, including physicians, patients and healthcare payors. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	the relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	limitations or warnings contained in a product’s FDA or TPD approved labeling;

•	availability of alternative treatments for the indications we target;

•	pricing and cost effectiveness compared to competing products, particularly generic products;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	the effectiveness of our manufacturing and distribution plans;

•	our ability to obtain sufficient third-party coverage or reimbursement; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If any of our product candidates are approved but do not achieve an adequate level of acceptance by physicians, healthcare payors and patients, we may not generate sufficient revenue from these products for such products to become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

The publication of negative results of studies or clinical trials may adversely impact our sales revenue.

From time to time, studies or clinical trials on various aspects of pharmaceutical products are conducted by academics or others, including government agencies. The results of these studies or trials, when published, may have a dramatic effect on the market for the pharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials related to our products or the therapeutic areas in which our products compete could adversely affect our sales, the prescription trends for our products and the reputation of our products. In the event of the publication of negative results of studies or clinical trials related to our products or the therapeutic areas in which our products compete, our business, financial condition, results of operation and cash flows could be materially adversely affected.

There is no assurance that we will continue to be successful in our licensing and marketing operations.

Certain of our products are sold and marketed by third parties. Such third-party arrangements may not be successfully negotiated in the future. Any such arrangements may not be available on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, the products we develop may not be accepted in the marketplace, and even if such products are initially accepted, sales may thereafter decline. Additionally, our clients or marketing partners may make important marketing and other commercialization decisions with respect to products we develop that are not within our control. As a result, many of the variables that may affect our revenues, cash flows and net income are not exclusively within our control.

The success of our strategic investments, partnerships or development alliances (like our co-development of AGI-010 and Cx401) depends upon the performance of the companies in which we invest, or with which we partner or co-develop products.

Economic, governmental, industry and internal company factors outside our control affect each of the companies in which we may invest or with which we may partner or co-develop products, like AGI Therapeutics Research Ltd. and Cellerix S.L. Some of the material risks relating to such companies include:

•

the ability of these companies to successfully develop, manufacture and obtain necessary governmental approvals for the products which serve as the basis for our investments in, or relationship with, such companies;

•	the ability of competitors of these companies to develop similar or more effective products, making the drugs developed by these companies difficult or impossible to market;

•	the ability of these companies to adequately secure patents for their products and protect their proprietary information;

•	the ability of these companies to enter the marketplace without infringing upon competitors’ patents;

•	the ability of these companies to finance their operations;

•	the ability of these companies to remain technologically competitive; and

•	the dependence of these companies upon key scientific and managerial personnel.

We may have limited or no control over the resources that any such company may devote to develop the products for which we collaborate with them. Any such company may not perform as expected. These companies may breach or terminate their agreements with us or otherwise fail to conduct product discovery and development activities successfully, or in a timely manner. If any of these events occurs, it could have a material adverse effect on our business and our financial results.

The pharmaceutical industry is highly competitive and is subject to rapid and significant change, which could render our products obsolete or uncompetitive.

Our products face competition from other pharmaceutical and generic companies. We compete with companies in the U.S., Canada and internationally, including major pharmaceutical and generic companies. Many of our competitors have greater financial resources and selling and marketing capabilities, have greater experience in clinical testing and human clinical trials of pharmaceutical products, and have greater experience in obtaining approvals from the FDA, the TPD, or other applicable regulatory approvals. Our competitors may succeed in developing products that are more effective or less expensive to use than any that we may develop or license. These developments could render our products obsolete or uncompetitive, which would have a material adverse effect on our business and financial results.

Pricing pressures from, and other measures taken by, third-party payors, including managed care organizations, government sponsored health systems and regulations relating to Medicare and Medicaid, healthcare reform, pharmaceutical reimbursements and pricing in general could decrease our revenues.

Our ability to successfully commercialize our products and product candidates—even if FDA or TPD approval is obtained—depends, in part, on whether appropriate reimbursement levels for the cost of the products and related treatments are obtained from government authorities and private health insurers and other organizations, such as Health Maintenance Organizations, or HMOs, Managed-Care Organizations, or MCOs, and provincial formularies.

Third-party payors increasingly challenge the pricing of pharmaceutical products. In addition, the trend toward managed health-care in the U.S., the growth of organizations such as HMOs and MCOs, and legislative proposals to reform health-care and government insurance programs, could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. One way in which managed care organizations and government sponsored health systems seek to control their costs is by developing formularies to encourage plan beneficiaries to utilize preferred products for which the plans have negotiated favorable terms. Exclusion of a product from a formulary, or placement of a product on a disfavored formulary tier, can lead to sharply reduced usage in the patient population covered by the applicable managed care organization or government sponsored health system. If our products are not included within an adequate number of formularies or if adequate reimbursement levels are not provided, or if reimbursement policies increasingly favor generic products, our market share and business could be negatively affected.

Recent reforms in Medicare added an out-patient prescription drug reimbursement beginning 2006 for all Medicare beneficiaries. The U.S. federal government and private plans contracting with the government to deliver the benefit, through their purchasing power under these programs, are demanding discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. These reforms may decrease our future revenues from product lines such as CARAFATE, URSO, ULTRASE, CANASA and PYLERA that are covered by the Medicare drug benefit. Further, a number of other legislative and regulatory proposals aimed at changing the healthcare system have been proposed. While we cannot predict whether any such proposals will be adopted or the effect such proposals may have on our business, the existence of such proposals, as well as the adoption of any proposal, may increase industry-wide pricing pressures, thereby adversely affecting our results or operations and cash flows.

Uncertainty also exists regarding the reimbursement status of certain newly-approved pharmaceutical products and reimbursement may not be available for some of our products. Any reimbursements granted may not be maintained or limits on reimbursements available from third-party payors may reduce the demand for, or negatively affect the price of, these products. If our products do not qualify for reimbursement, if reimbursement levels diminish, or if reimbursement is denied, our sales and profitability would be adversely affected.

Our relationships with customers and payors are subject to applicable fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings.

Healthcare providers, physicians and others play a primary role in the recommendation and prescription of our products. Our arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Applicable U.S. federal and state healthcare laws and regulations, include, but are not limited to, the following:

•

The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

•

The federal False Claims Act imposes criminal and civil penalties, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

•

The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

•

Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

•	There are similar laws in countries outside the United States.

Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our past or present operations, including activities conducted by our sales team or agents, are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third party payor programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Many aspects of these laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations, which increases the risk of potential violations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

Recently enacted legislation may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market and distribute our existing products.

On September 27, 2007, President Bush signed the Food and Drug Administration Amendments Act of 2007, or FDAAA, into law. The FDAAA grants a variety of new powers to the FDA, many of which are aimed at improving drug safety and assuring the safety of drug products after approval. Under the FDAAA, companies that violate the new law are subject to substantial civil monetary penalties. While we expect the FDAAA to have a substantial effect on the pharmaceutical industry, the extent of that effect is not yet known. As the FDA issues regulations, guidance and interpretations relating to the new legislation, the impact on the industry, as well as our business, will become clearer. The new requirements and other changes that the FDAAA imposes may make it more difficult, and likely more costly, to obtain approval of new pharmaceutical products and to produce, market and distribute existing products.

Changes in laws and regulations could affect our results of operations, financial position or cash flows.

Our future operating results, financial position or cash flows could be adversely affected by changes in laws and regulations such as (i) changes in the FDA or TPD (or their foreign equivalents) approval processes that may cause delays in, or prevent the approval of, new products, (ii) new laws, regulations and judicial decisions affecting product development, marketing, promotion or the healthcare field generally, (iii) new laws or judicial decisions affecting intellectual property rights and (iv) changes in the application of tax principles, including tax rates, new tax laws, or revised interpretations of existing tax laws and precedents, which result in shift of taxable earnings between tax jurisdictions.

We may be subject to investigations or other inquiries concerning our compliance with reporting obligations under federal healthcare program pharmaceutical pricing requirements.

Under federal healthcare programs, some state governments and private payors investigate and have filed civil actions against numerous pharmaceutical companies alleging that the reporting of prices for pharmaceutical products has resulted in false and overstated Average Wholesale Price, or AWP, which in turn may be alleged to have improperly inflated the reimbursements paid by Medicare, private insurers, state Medicaid programs, medical plans and others to healthcare providers who prescribed and administered those products or pharmacies that dispensed those products. These same payors may allege that companies do not properly report their “best prices” to the state under the Medicaid program. Suppliers of outpatient pharmaceuticals to the Medicaid program are also subject to price rebate agreements. Failure to comply with these price rebate agreements may lead to federal or state investigations, criminal or civil liability, exclusion from federal healthcare programs, contractual damages, and otherwise harm our reputation, business and prospects.

Future litigation and the outcome of current litigation may harm our business.

In general, and subject to the terms of each specific agreement, we have agreed to indemnify our licensors, distributors and certain of our contract manufacturers for product liability claims and there is a risk that we will be subject to product liability claims and claims for indemnification under these agreements. A substantial portion of our revenues are derived and will continue to be derived from activities in the United States, where pharmaceutical companies are exposed to a higher risk of litigation than in other jurisdictions.

Currently, we maintain claims-based product liability insurance coverage in respect of all our products marketed in the United States. We cannot be certain that existing or future insurance coverage available to us will be adequate to satisfy any or all future product liability claims and defense costs in the United States.

Exposure relating to product liability claims may harm our business.

We face an inherent business risk of exposure to product liability and other claims in the event that the use of our products results, or is alleged to have resulted, in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant product liability claims. Although we currently carry product liability insurance that we believe is appropriate for the risks that we face, there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the growth of our business or the number of products we can successfully market. Our obligation to pay indemnities, the withdrawal of a product following complaints, or a product-liability claim could have a material adverse effect on our business, results of operations, cash flows and financial condition. For details regarding certain litigation matters in which we are currently involved, see “Business—Legal Proceedings”.

Our business is subject to limitations imposed by government regulations.

Governmental agencies in the countries in which we conduct business regulate pharmaceutical products intended for human use. These regulations normally require extensive clinical trials and other testing in addition to governmental review and final approval before products can be marketed. Governmental authorities in such countries also regulate the research and development, manufacture, distribution, promotion, testing and safety of products, and therefore, the cost of complying with governmental regulations can be substantial.

Requirements for approval can vary widely from country to country. A product must normally be approved by regulatory authorities in each country in which we intend to market it, prior to the commencement of marketing in such country. There can be long delays in obtaining required clearances from regulatory authorities in many countries after applications are filed. Therefore, there can be no assurance that we will obtain regulatory approvals in such countries or that we will not incur significant costs in obtaining or maintaining such regulatory approvals. Moreover, the regulations applicable to our existing and future products may change.

Government regulations require the detailed inspection and control of research and laboratory procedures, clinical studies, manufacturing procedures and marketing and distribution methods, all of which significantly increase the level of difficulty and the costs involved in obtaining and maintaining the regulatory approval for marketing new and existing products. Moreover, regulatory measures adopted by governments provide for the possible withdrawal of products from the market and in certain cases, suspension or revocation of the required approvals for their production and sale.

Failure to obtain necessary regulatory approvals; the restriction, suspension or revocation of existing approvals; or any other failure to comply with regulatory requirements would restrict or impair our ability to market our products and carry on our business.

We rely on the intellectual property of others, and we may not be able to protect our own intellectual property.

Our continued success will depend, in part, on our ability to obtain, protect and maintain intellectual property rights and licensing arrangements for our products. Some of the proprietary rights in some of our products are held by third parties, which require us to obtain licenses for the use of such products. Despite these licenses, there can be no guarantees that the rights or patents used by us will not be challenged by third parties. Furthermore, an adverse outcome could lead to an infringement or other legal actions being brought against us directly. We have filed and/or licensed patent applications related to certain of our products, but such applications may fail to be granted, or, even if granted, may be challenged or invalidated or may fail to provide us with any competitive advantages.

To protect our own intellectual property, we have historically relied on patents and trade secrets, know-how and other proprietary information, as well as requiring our employees and other vendors and suppliers to sign confidentiality agreements which prohibit them from taking our proprietary information and technology or from using or disclosing proprietary information to third parties except in specified circumstances. However, confidentiality agreements may be breached despite all precautions taken, and we may not have adequate remedies for any breach. Third parties may gain access to our proprietary information or may independently develop substantially equivalent proprietary information. Our inability to protect and maintain intellectual property rights in our products may impair our competitive position and adversely affect our growth.

Litigation or third party claims of intellectual property infringement could require substantial time and money to resolve. Unfavorable outcomes to these proceedings could limit our intellectual property rights and our activities.

Third party patents (now or in the future) may cover the materials or methods of treatment related to our products and third parties may make allegations of infringement, regardless of merit. We cannot provide any assurances that our products or activities, or those of our licensors, will not infringe patents or other intellectual property owned by third parties. We have been (and from time to time we may be) notified that third parties consider their patents or other intellectual property relevant to our products.

In addition, we may from time to time have access to confidential or proprietary information of third parties that could bring a claim against us asserting that we have misappropriated their technology (which, although not patented, may be protected by trade secrets) and that we have improperly incorporated that technology into our products. Some of our employees may have been employed by other pharmaceutical or biotechnology companies that may allege violations of their trade secrets by these individuals, irrespective of the steps that we may take to prevent such allegations.

If a lawsuit is commenced with respect to any alleged intellectual property infringement by us, the uncertainties inherent in such litigation make the outcome difficult to predict, and the costs that we may incur as a result may have an adverse effect on our profitability. Such litigation would involve significant expense and would be a substantial diversion of the efforts of our scientific and our management teams. During the course of any intellectual property litigation, there may be public announcements regarding claims and defenses, and regarding the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these announcements as negative, the market price of the secured notes or any other securities that we may issue from time to time may decline.

Any such lawsuit that culminates in an adverse determination may result in the award of monetary damages to the intellectual property holder and payment by us of any such damages, and/or an injunction prohibiting all of our business activities that infringe the intellectual property, or may require us to obtain licenses from third parties on terms that may not be commercially acceptable to us, which would in each case adversely affect our profitability and our business. If so, we may attempt to redesign our processes, products or technologies so that they do not infringe, but that might not be possible. If we cannot obtain a necessary or desirable license, can obtain such a license only on terms that we consider to be unattractive or unacceptable, or cannot redesign our products or processes to avoid potential patent or other intellectual property infringement, then we or our collaborators may be restricted or prevented from developing and commercializing our products and our business will be harmed.

We might be impacted by unfavorable decisions in proceedings related to future tax assessments.

We operate in a number of jurisdictions and are from time to time subject to audits and reviews by taxation authorities in the relevant jurisdictions with respect to income, consumption, payroll and other taxes and remittances, for current as well as past periods. Accordingly, we may become subject to future tax assessments by relevant authorities. Any amount we might be required to pay in connection with a future tax assessment may have a material adverse effect on our financial position, cash flows or overall results of operations. There is a possibility of a material adverse effect on the results of operations of the period in which the matter is ultimately resolved, if it is resolved unfavorably, or in the period in which an unfavorable outcome becomes probable and reasonably estimable.

We are exposed to risks relating to foreign currencies.

We operate internationally, but a majority of our revenue and expense activities and capital expenditures are denominated in U.S. dollars. The other currencies in which we engage in significant transactions are Canadian dollars and Euros. We face foreign currency exposure on the translation of our operations in Canada and the EU from their local currencies to the U.S. dollar. Currently, we do not utilize forward contracts to hedge against foreign currency risk on an ongoing basis. A significant change in foreign currency exchange rates may have a material effect on our consolidated results of operations, including our revenue, financial position or cash flows.

Rising insurance costs could adversely impact our business.

The cost of insurance—including insurance for directors and officers, workers’ compensation, property, product-liability and general liability insurance—rose significantly in prior years and may continue to increase in future years. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have an adverse impact on our results of operations, financial condition and cash flows.

Our operations could be disrupted if our information systems fail or if we are unsuccessful in implementing necessary upgrades.

Our business depends on the efficient and uninterrupted operation of our computer and communications systems and networks, hardware and software systems and our other information technology. If our systems were to fail or we are unable to successfully expand the capacity of these systems, or we are unable to integrate new technologies into our existing systems, our operations and financial results could suffer.

THE EXCHANGE OFFERS

General

Concurrently with the sales of the outstanding notes on February 25, 2008 and May 6, 2008, we entered into registration rights agreements with the initial purchasers of the outstanding notes that require us to use our commercially reasonable efforts to prepare and file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, to offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes.

The registration rights agreements provide that we must (a) use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part with respect to the exchange of the outstanding notes for the exchange notes to be declared effective under the Securities Act, (b) keep the exchange offers open for at least 20 business days (or longer, if required by applicable law) after the date notice of the exchange offers is mailed to holders of the outstanding notes and (c) consummate the exchange offers on or prior to the 365th day (or if the 365th day is not a business day, the first business day thereafter) after the original issue date of the outstanding notes.

Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part. Following the completion of the exchange offers, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offers, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•

the exchange notes acquired pursuant to the exchange offers are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is such holder itself;

•

at the time of the commencement or consummation of the exchange offers, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

neither the holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or of any of the guarantors, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if such holder is not a broker-dealer, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder, is engaging in or intends to engage in a distribution of the exchange notes; and

•

if such holder is a participating broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder). See “Plan of Distribution.”

Under certain circumstances specified in the registration rights agreements, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offers.

Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2008, or such date and time to which we extend the exchange offers. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offers. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. Outstanding notes may be tendered only in a denominations equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

As of the date of this prospectus: (a) $225.3 million in aggregate principal amount of outstanding secured notes are outstanding and (b) $232.3 million in aggregate principal amount of outstanding senior notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of outstanding notes. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to The Bank of New York, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offers,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offers are extended.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offers. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2008, unless we, in our sole discretion, extend the exchange offers, in which case the expiration date shall be the latest date and time to which the exchange offers are extended. In order to extend the exchange offers, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offers or, if any of the conditions set forth under “—Conditions to the Exchange Offers” shall not have been satisfied, to terminate the exchange offers, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offers in any manner.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”;

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system, which we refer to as Euroclear, or Clearstream Banking S.A., which we refer to as Clearstream, (as appropriate) procedures.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offers as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offers.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offers as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offers, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offers neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offers in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offers, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offers, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offers). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offers

Upon satisfaction or waiver of all the conditions to the exchange offers, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offers, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreements. See “—Conditions to the Exchange Offers” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offers on the relevant record date for the first interest payment date following the consummation of the exchange offers will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offers. Under the registration rights agreements, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offers.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offers we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offers.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery ofexchange notes issued in the exchange offers may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept exchange offers through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of exchange offers through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number of numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offers.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we may (a) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (b) extend the exchange offers and retain all outstanding notes tendered before the expiration of the exchange offers, subject, however, to the rights of holders to withdraw those outstanding notes, or (c) waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offers violate applicable law, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offers have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offers, continue to accrue interest and to be subject to the provisions in the respective indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum relating to the outstanding notes. After completion of these exchange offers, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Randolph Holder	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Randolph Holder	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: Randolph Holder

By Facsimile Transmission:
(212) 298-1915

Confirm by Telephone:
(212) 815-5098

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. The estimated cash expenses to be incurred in connection with the exchange offers will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes. The expenses of the exchange offers will be amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

THE TRANSACTIONS

The February 2008 Transactions

On November 29, 2007, we, then known as Atom Intermediate Holdings Inc., entered into an Arrangement Agreement with Axcan Pharma Inc., or Axcan Pharma, pursuant to which we agreed to, through an indirect wholly-owned subsidiary, acquire all of the outstanding common stock of Axcan Pharma and enter into other various transactions in accordance with the Plan of Arrangement, collectively referred to in this prospectus as the Arrangement.

At a special meeting of Axcan’s shareholders on January 25, 2008, the holders of more than 99% of the outstanding Common Shares voted on a special resolution to approve the Arrangement. On January 28, 2008, the Superior Court of Quebec issued a final order approving the Arrangement.

On February 25, 2008, the Arrangement was completed and as a result,

•

each share of Axcan Pharma common stock outstanding was deemed transferred to Axcan Intermediate Holdings Inc. and holders of such common stock received $23.35 per share of Axcan Pharma common stock, or the offer price, in compensation from us, without interest and less any required withholding taxes;

•

all granted and outstanding options to purchase common stock of Axcan Pharma under Axcan Pharma’s stock plans, other than those options held by Holdings or its affiliates, were deemed vested and transferred to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price over the applicable exercise price for the option for each share of common stock subject to such option, less any required withhoding taxes; and

•

all vested and unvested deferred stock units, or DSUs, and restricted stock units, or RSUs issued under Axcan Pharma’s stock option plans, were deemed vested and then cancelled and terminated. Each holder of a DSU or RSU received the offer price, less any required withholding taxes, for each DSU and RSU formerly held.

The Arrangement was financed through the proceeds from the initial offering of the outstanding secured notes, initial borrowings under our new $175.0 million senior secured term loan facility and new $115.0 million senior secured revolving credit facility, collectively our new senior secured credit facilities, and our senior unsecured bridge facility, equity investments funded by direct and indirect equity investments from the Sponsor Funds, the Co-Investors and our cash on hand. The closing of the offering of the senior secured notes, the new senior secured credit facilities and the senior unsecured bridge facility occurred contemporaneously with the closing of the Arrangement on February 25, 2008. We refer to the Arrangement, the closing of the transactions relating to the Arrangement, and our payment of any fees and expenses related to the Arrangement and transactions collectively as the “February 2008 Transactions”.

The Refinancing

On May 6, 2008, we completed our offering of $235.0 million of the outstanding senior notes. The net proceeds from this offering, along with our cash on hand, were used to repay in full our senior unsecured bridge facility. We refer to this offering of our outstanding senior notes, along with the related use of proceeds, as the “Refinancing” and collectively with the February 2008 Transactions, as the “Transactions”.

For a more complete description of the Transactions, see the sections entitled “The Transactions,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Description of Other Indebtedness,” “Description of Exchange Secured Notes,” and “Description of Exchange Senior Notes.”

Ownership and Corporate Structure

Subsequent to the February 2008 Transactions, we became an indirect wholly-owned subsidiary of Axcan Holdings Inc., or Holdings, an entity controlled by the Sponsor Funds and the Co-Investors, and Axcan Pharma became our indirect wholly-owned subsidiary. The following chart illustrates our ownership and corporate structure after giving effect to the Transactions.

Footnotes:

(1)	Sponsor and Co-Investors may hold their interests in Axcan Holdings Inc. directly or through one or more holding companies.
(2)

All intercompany notes were pledged to secure the obligations under the new senior secured credit facilities and, to the extent that such intercompany notes do not constitute excluded collateral, to secure the secured notes (except the note from Axcan Pharma Inc. to Axcan Canada Partnership 2 LP). Not all of the intercompany notes as regarded as intercompany notes in relevant tax jurisdictions.

(3)

Includes Axcan US LLC, a Delaware limited liability company, and Axcan Coöperatieve U.A., a Dutch cooperative. Each such entity is our direct or indirect wholly-owned subsidiary and a guarantor under the new senior secured credit facilities and the notes.

(4)

Includes Axcan Luxco 1 S.àr.l. and Axcan Luxco 2 S.àr.l., each a Luxembourg société à responsabilité limitée, and Axcan Nova Scotia 1 ULC, Axcan Nova Scotia 2 ULC and Axcan Nova Scotia 3 ULC, each a Nova Scotia unlimited liability company. All such entities are our direct or indirect wholly-owned subsidiaries and are guarantors under the new senior secured credit facilities and the notes.

(5)	Axcan Canada (Invest) ULC issued preferred shares to Axcan Nova Scotia 1 ULC.
(6)	Includes all U.S. operating subsidiaries. Also includes Varioraw Percutive S.àr.l., a non-guarantor Swiss subsidiary.
(7)	Includes all Canadian operations.
(8)	Includes all foreign operating subsidiaries, except for Canadian operations and Varioraw Percutive S.àr.l., a non-guarantor Swiss subsidiary.

USE OF PROCEEDS

The exchange offers are intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offers. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of June 30, 2008. You should read this table in conjunction with “Use of Proceeds,” “The Transactions,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and the related notes herein.

As of June 30, 2008
(unaudited) ($ in millions)
Cash and investments(1)	59.5

Debt:
New senior secured credit facilities:
Term loan facility(2)	166.2
Revolving credit facility(3)	0
Secured notes(4)	225.3
Senior notes(5)	232.3

Existing Indebtedness:
Obligations under capital leases(6)	0.3

Total debt	624.1

Shareholders’ equity(7)	199.9

Total capitalization	824.0

(1)	Represents cash, cash equivalents and short-term investments as of June 30, 2008.
(2)

Represents the net proceeds received on our $175.0 million senior secured term loan facility after original issue discount. On February 25, 2008, we entered into a $175.0 million senior secured term loan facility with a 6-year maturity. We borrowed the full amount available under our new senior secured term loan at the closing of the February 2008 Transactions to fund the payment of a portion of the consideration for the February 2008 Transactions.

(3)

On February 25, 2008, we entered into a $115.0 million senior secured revolving credit facility with a 6-year maturity. We did not draw on our new senior secured revolving credit facility at the closing of the February 2008 Transactions other than $6.0 million, the amount required to finance a portion of an original issue discount on the new senior secured credit facilities. This amount was repaid in the second quarter of fiscal 2008.

(4)	Represents the net proceeds received on $228.0 million aggregate principal amount of secured notes after original issue discount.
(5)

Represents the net proceeds received on $235.0 million aggregate principal amount of senior notes after original issue discount. On February 25, 2008, we entered into a $235.0 million senior unsecured bridge facility with a 1-year maturity. The proceeds of the senior notes were used to repay in full the senior unsecured bridge facility and related fees and expenses.

(6)	Represents the existing capital leases with remaining maturities through 2010.
(7)

A portion of our common stock was issued to our parent company, Axcan MidCo Inc., in the February 2008 Transactions in exchange for a note receivable amounting to $133,154,405. Pursuant to U.S. GAAP, we report the principal amount as a separate balance offset against shareholders’ equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated financial and other data as of September 30, 2006 and 2007 and for each of the years in the three-year period ended September 30, 2007, which have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and other data as of September 30, 2003, 2004 and 2005 and for the years ended September 30, 2003 and 2004 have been derived from our audited consolidated financial statements not included in this prospectus. The unaudited summary historical financial information as of and for the nine months ended June 30, 2007 and as of June 30, 2008 and for the period from October 1, 2007 through February 25, 2008 and for the period from February 26, 2008 to June 30, 2008 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

As part of the February 2008 Transactions, we, through an indirect wholly-owned subsidiary, purchased all of the outstanding common stock of Axcan Pharma Inc. on February 25, 2008. Prior to the February 2008 Transactions, Axcan Intermediate Holdings Inc. had no independent operations or assets. Accordingly, our financial information in the table below for the nine months ended June 30, 2008 is presented separately for the period prior to the completion of the February 2008 Transactions (from October 1, 2007 through February 25, 2008, the “Predecessor” or “Predecessor Period”) and the period after the completion of the February 2008 Transactions (from February 26, 2008 through June 30, 2008, the “Successor” or “Successor Period”), which relate to the accounting periods preceding and succeeding the completion of the February 2008 Transactions. The financial information presented for the Predecessor is the financial information for Axcan Pharma Inc. and its consolidated subsidiaries and the financial information presented for the Successor is the financial information for Axcan Intermediate Holdings Inc. and its consolidated subsidiaries. The summary financial information as of June 30, 2008 and for the Successor Period are not comparable to the summary financial information as of and for the nine months ended June 30, 2007 because of the new basis of accounting resulting from the February 2008 Transactions. Our results of operations for the Predecessor Period and the Successor Period should not be considered representative of our future results of operations.

Please also refer to “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

	Predecessor							Successor
	Fiscal Years Ended September 30,					Nine Months Ended June 30, 2007	October 1, 2007 through February 25, 2008	February 26, 2008 through June 30, 2008
	2003	2004	2005	2006	2007
						(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$179,084	$243,634	$251,343	$292,317	$348,947	$256,475	$158,579	$126,701
Cost of goods sold(1)	44,459	54,247	71,534	72,772	83,683	61,121	38,739	53,347
Selling and administrative expenses(1)(2)	63,084	76,365	85,997	93,338	101,273	73,559	76,198	53,662
Research and development expenses(1)(3)	12,098	19,866	31,855	39,789	28,655	21,408	10,256	8,796
Depreciation and amortization	8,063	16,359	21,532	22,823	22,494	16,655	9,595	21,624
Acquired in-process research	12,000	—	—	—	10,000	—	—	272,400
Takeover bid expenses	3,697	—	—	—	—	—	—	—
Partial write-down of intangible assets	—	—	—	5,800	—	—	—	—

Operating Income	35,683	76,797	40,425	57,795	102,842	83,732	23,791	(283,128)

Financial expenses	4,283	6,885	7,140	6,988	4,825	4,702	262	24,122
Other interest income	(1,639)	(756)	(1,340)	(5,468)	(11,367)	(7,523)	(5,440)	(443)
Loss (gain) on foreign currency	122	(313)	(213)	(1,110)	2,352	1,038	(198)	(463)

Income (loss) before income taxes	32,917	70,981	34,838	57,385	107,032	85,515	29,167	(306,344)
Income taxes	12,992	22,253	8,413	18,266	35,567	30,838	12,042	(13,851)

Net income	$19,925	$48,728	$26,425	$39,119	$71,465	$54,677	$17,125	$(292,493)

Balance Sheet Data (at period end):
Cash and cash equivalents	$37,773	$21,979	$79,969	$55,830	$179,672	$262,642	$348,791	$59,473
Short-term investments, available for sale	133,112	15,922	17,619	117,151	129,958	6,200	—	—
Total current assets	225,035	139,032	190,357	262,378	402,127	368,469	471,170	178,349
Total assets	545,349	609,644	641,407	695,817	832,611	798,026	902,384	1,000,601
Total short-term borrowings	1,528	1,778	1,497	681	527	554	373	10,074
Total debt	131,002	129,694	127,829	126,246	649	794	441	624,111
Total current liabilities	50,261	51,362	58,336	64,617	104,737	92,838	166,456	110,627
Total liabilities	214,338	217,568	223,803	228,393	142,414	133,005	206,903	800,746
Total shareholders’ equity(4)	331,011	392,076	417,604	467,424	690,197	665,021	695,401	199,855

Statement of Cash Flows Data:
Net cash from (used in):
Operating activities	$51,496	$23,360	$67,745	$84,334	$136,102	$94,810	$73,245	$(48,935)
Investing activities	(152,119)	(42,701)	(8,078)	(108,139)	(19,415)	(105,781)	(126,630)	(960,308)
Financing activities	117,891	3,270	(1,375)	(616)	6,553	(5,984)	(31,243)	1,068,281

Other Financial Data:
EBITDA(5)	43,624	93,469	62,170	81,728	122,984	99,349	33,584	(261,041)
Adjusted EBITDA(5)	55,624	93,469	62,170	92,582	141,407	102,811	70,119	49,236

(1)	Exclusive of depreciation and amortization.
(2)

Amounts shown for the fiscal year ended September 30, 2007, five-month period ended February 25, 2008 and four-month period ended June 30, 2008 include approximately $800,000, $26,500,000 and $9,600,000 of expenses related to the February 2008 Transactions, respectively.

(3)

Amount shown for the fiscal year ended September 30, 2006 includes an up-front licensing fee equal to $1,500,000 paid in connection with a co-development agreement with AGI Therapeutics Ltd. Such amount is counted as acquired in-process research for purposes of calculating Adjusted EBITDA.

(4)

A portion of our common stock was issued to our parent company, Axcan MidCo Inc., in the February 2008 Transactions in exchange for a note receivable amounting to $133,154,405. Pursuant to U.S. GAAP, we report the principal amount as a separate balance offset against shareholders’ equity. Furthermore, we do not recognize interest income related to this note receivable due from Axcan MidCo Inc. in our income statement.

(5)

EBITDA and Adjusted EBITDA are both non-U.S. GAAP financial measures and are presented in this prospectus because our management considers them important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in the industry. EBITDA, as we use it, is defined as net income before financial expenses, interest income, income taxes and depreciation and amortization. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. The term EBITDA is not defined under U.S. GAAP, and EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA, as we use it, is EBITDA adjusted to exclude certain non-cash charges, unusual or non-recurring items and other adjustments set forth below. Adjusted EBITDA is calculated in the same manner as “EBITDA” and “Consolidated EBITDA” as those terms are defined under our new senior secured credit facilities the indentures governing the notes further described in “Liquidity and Capital Resources—Long-term debt and New Senior Secured Credit Facilities” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We believe that the inclusion of supplementary adjustments applied to EBITDA in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and unusual or non-recurring items that we do not expect to continue in the future and to provide additional information with respect to our ability to meet our future debt service and to comply with various covenants in such indentures and credit facility. Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and they should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA reflects additional adjustments as provided in the indentures governing our notes and new senior secured credit facilities; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. Our management compensates for these limitations by relying primarily on the GAAP results and using EBITDA and Adjusted EBITDA as supplemental information. A reconciliation of net income, the most directly comparable U.S. GAAP measure, to EBITDA and from EBITDA to Adjusted EBITDA for the periods indicated is as follows:

	Predecessor							Successor
	Fiscal Years Ended September 30,					Nine Months Ended June 30, 2007	October 1, 2007 through February 25, 2008	February 26 through June 30, 2008
	2003	2004	2005	2006	2007
						(unaudited)
	($ in thousands)
Net income to EBITDA:
Net income	$19,925	$48,728	$26,425	$39,119	$71,465	$54,677	$17,125	$(292,493)
Financial expenses	4,283	6,885	7,140	6,988	4,825	4,702	262	24,122
Interest income	(1,639)	(756)	(1,340)	(5,468)	(11,367)	(7,523)	(5,440)	(443)
Income taxes	12,992	22,253	8,413	18,266	35,567	30,838	12,042	(13,851)
Depreciation and amortization	8,063	16,359	21,532	22,823	22,494	16,655	9,595	21,624

EBITDA	$43,624	$93,469	$62,170	$81,728	$122,984	$99,349	$33,584	$(261,041)

EBITDA to Adjusted EBITDA:
EBITDA	$43,624	$93,469	$62,170	$81,728	$122,984	$99,349	$33,584	$(261,041)
Transaction, integration and refinancing costs(a)	—	—	—	—	—	—	26,489	9,624
Stock-based compensation expense(b)	—	—	—	3,554	4,548	3,462	10,046	5,539
Acquired in-process research(c)	12,000	—	—	1,500	10,000	—	—	272,400
Inventories stepped-up value expensed(d)	—	—	—	—	—	—	—	22,714
Loss of disposal and write-down of assets(e)	—	—	—	—	3,875	—	—	—
Partial write-down of intangible assets(f)	—	—	—	5,800	—	—	—	—

Adjusted EBITDA	$55,624	$93,469	$62,170	$92,582	$141,407	$102,811	$70,119	$49,236

(a)	Represents investment banking and other professional fees associated with the Transactions, including integration costs.
(b)	Represents non-cash stock-based employee compensation expense under the provisions of SFAS No. 123(R), “Share-based Payments” for fiscal year 2006 and thereafter.
(c)

For the period from February 26 through June 30, 2008, represents the acquired in-process research, arising from the February 2008 Transactions, expensed in the period of acquisition. The amount shown for the fiscal year ended September 30, 2003 represents an up-front payment made and research liabilities assumed in connection with an exclusive license and development agreement with Abbott Laboratories. The amount shown for the fiscal year ended September 30, 2006 represents an up-front licensing fee paid in connection with a co-development agreement with AGI Therapeutics Ltd. and is accounted for as a research and development expense in our financial statements. The amount shown for the fiscal year ended September 30, 2007 represents an up-front payment made in connection with an exclusive license and development agreement with Cellerix SL.

(d)	Represents inventories stepped-up value, arising from the February 2008 Transactions, expensed as acquired inventory is sold.
(e)	Represents loss on disposal and write-down of assets.
(f)	Represents a partial write-down on French product lines including TAGAMET and TRANSULOSE, as the carrying value of the intangible assets associated with those products exceeded their estimated fair value.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statements of operations have been developed by applying pro forma adjustments to our audited statement of operations for the fiscal year ended September 30, 2007 and our unaudited interim consolidated financial statements for the period from October 1, 2007 through February 25, 2008, the Predecessor Period, and for the period from February 26, 2008 to June 30, 2008, the Successor Period, appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2007 and the nine months ended June 30, 2008 gives effect to the Transactions as if they had occurred on October 1, 2006. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations would have been had the Transactions actually occurred on the dates indicated and they do not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in the “The Transactions,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

The Transactions have been accounted for using the purchase accounting method pursuant to SFAS 141, “Business Combinations.” The pro forma information presented, including allocations of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and may be revised as additional information becomes available.

The unaudited pro forma condensed consolidated statements of operations do not reflect non-recurring charges that have been or will be incurred in connection with the Transactions, including (i) the write-off of $272.4 million acquired in-process research and development, (ii) compensation charges of $6.5 million for the acceleration of vesting of stock options and restricted stock units, (iii) certain non-recurring advisory and legal costs incurred in connection with the Transactions of $23.5 million, (iv) inventory write-up in purchase accounting of $24.6 million and associated effect on cost of goods sold, and (v) costs of $3.9 million associated with change-in-control provisions of employment contracts. These amounts do not include any consideration of potentially associated tax effects.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Fiscal Year Ended September 30, 2007

	Historical Axcan Pharma Inc.	Pro Forma Adjustments		Pro Forma Axcan Intermediate Holdings Inc.
	($ in thousands)
Revenue	$348,947	$—		$348,947
Cost of goods sold	83,683	182	(F)	83,865
Selling and administrative expenses	101,273	5,728	(B),(D),(F)	107,001
Research and development expenses	28,655	890	(F)	29,545
Depreciation and amortization	22,494	38,116	(A)	60,610
Acquired in-process research	10,000	—		10,000

Operating income	102,842	(44,916)		57,926
Financial expenses	4,825	65,292	(C)	70,117
Interest income	(11,367)	8,565	(E)	(2,802)
Loss (gain) on foreign currency	2,352	—		2,352

Income (loss) before income taxes	107,032	(118,773)		(11,741)
Income tax provision (benefit)	35,567	(56,657)	(G)	(21,090)

Net income	$71,465	$(62,116)		$9,349

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended June 30, 2008

	Historical
	Predecessor	Successor
	Axcan Pharma Inc.	Axcan Intermediate Holdings Inc.	Combined	Pro Forma Adjustments		Pro Forma Axcan Intermediate Holdings Inc.
	($ in thousands)
Revenue	$158,579	$126,701	$285,280	$—		$285,280

Cost of goods sold	38,739	53,347	92,086	(23,828)	(B),(F)	68,258
Selling and administrative expenses	76,198	53,662	129,860	(47,063)	(B),(D),(F)	82,797
Research and development expenses	10,256	8,796	19,052	(1,086)	(B)	17,966
Acquired in-process research	—	272,400	272,400	(272,400)	(B)	—
Depreciation and amortization	9,595	21,624	31,219	15,954	(A)	47,173

Operating income	23,791	(283,128)	(259,337)	328,423		69,086

Financial expenses	262	24,122	24,384	27,751	(C)	52,135
Interest income	(5,440)	(443)	(5,883)	4,897	(E)	(986)
Loss (gain) on foreign currency	(198)	(463)	(661)	—		(661)

Income (loss) before income taxes	29,167	(306,344)	(277,177)	295,775		18,598
Income tax provision (benefit)	12,042	(13,851)	(1,809)	(15,084)	(B),(F)	(16,893)

Net income (loss)	$17,125	$(292,493)	$(275,368)	$310,859		$35,491

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The unaudited pro forma condensed consolidated statements of operations reflect the following pro forma adjustments as further described below (all $ in thousands):

(A) Represents the pro forma adjustment to depreciation and amortization due to the purchase accounting and the resultant step-up in the values of certain previously recorded intangible assets in the predecessor’s financial statements and the recognition of additional intangible assets, primarily trademarks and product rights. Such intangible assets are amortized in a straight-line manner over their estimated useful life of five to twenty years, with a weighted average useful life of 17 years for trademarks and 12 years for product rights:

	Fiscal Year Ended September 30, 2007	Nine-Month Period Ended June 30, 2008
Pro forma amortization	$55,254	$42,374
Historical amortization	17,138	26,420

Pro forma adjustment	$38,116	$15,954

(B) Represents the elimination of expenses that have been incurred in historical periods in connection with the Transactions that will not have a continuing impact, including:

•	Book value of inventory stepped up to fair value by $22,714 and recorded as a charge to cost of goods sold as acquired inventory is sold;

•	Investment banking, legal and other professional fees of $36,100 reflecting transaction, integration and refinancing costs and included in selling and administrative expenses;

•	One-time charge associated with change-in-control provisions of employment contracts of $3,900 included in selling and administrative expenses; and

•

Estimated fair value of acquired in-process R&D projects that had not yet reached technological feasibility and had no alternative use of $272,400 and was immediately expensed upon the acquisition date.

(C) Represents pro forma interest expense resulting from our new capital structure upon consummation of the Transactions, using an assumed current three-month LIBOR rate of 2.78% as follows:

	Fiscal Year Ended September 30, 2007	Nine-Month Period Ended June 30, 2008
Secured notes(1)	$21,090	$15,818
Senior notes(2)	30,379	22,805
New senior secured credit facilities:
Term loan facility(3)	10,358	7,356
Revolving credit facility(4)	575	431
Amortization of debt issuance costs(5)	7,502	5,518

Total pro forma interest expense	69,904	51,928

Less: Historical interest expense(6)	(4,612)	(24,177)

Pro forma adjustment	$65,292	$27,751

(1)	Represents pro forma interest expense based on an interest rate of 9.25% for the secured notes.
(2)	Represents pro forma interest expense based on an interest rate of 12.75% for the senior notes.

(3)

Represents pro forma interest expense based on an interest rate of LIBOR plus 3.5% for the new term loan facility. We have entered into interest rate swap agreements to fix the interest rates on $115 million of the borrowings under our new senior secured term loan facility.

(4)

Represents a commitment fee of 0.5% for the unused portion of such facility. At the time of the closing of the February 2008 Transactions, we had drawn down $6.0 million from the facility, which was repaid in the second quarter of fiscal 2008. No additional draw downs have occurred or are expected to occur.

(5)

Represents non-cash interest expense related to estimated capitalized debt issuance costs that are being amortized over the term of the related facilities (7 years for the secured notes, 8 years for the senior notes, 6 years for the new term loan facility and 6 years for the new revolving credit facility).

(6)

Includes, and hence eliminates, the interest expenses and amortization of deferred debt issue expenses for the $125.0 million 4.25% convertible subordinated notes, due April 15, 2008, or the Convertible Notes, which were converted to equity by June 28, 2007.

The unaudited pro forma condensed statements of operations also assume that the conversion of our Convertible Notes occurred on October 1, 2006 instead of in the third quarter of the year ended September 30, 2007.

Absent any interest rate swap agreements mentioned in footnote (3) to the table in Note (C) above, a change of 1/8% in floating rates would affect our annual interest expense on the senior secured borrowings by approximately $0.2 million.

(D) Reflects the annual monitoring fee to be paid to the Sponsor in accordance with the management services agreement to be entered into on the closing date of the February 2008 Transactions. See “Certain Relationships and Related Party Transactions.”

(E) Reflects an adjustment to eliminate interest income that would not have been earned due to lower pro forma cash and cash equivalents. We used all our cash and cash equivalents, except a minimal amount required for operating purposes of approximately $59 million, to finance a portion of the purchase price.

(F) Represents incremental stock-based compensation cost incurred as a result of the implementation of the following two new incentive programs associated with the February 2008 Transactions:

Management Equity Incentive Plan

On April 15, 2008, our indirect parent company, Axcan Holdings Inc., or Holdings, adopted the Axcan Holdings Inc. Management Equity Incentive Plan, or the Management Equity Incentive Plan, under which Holdings is able to grant up to 3,833,307 options to purchase shares of common stock of Holdings to certain of our employees and directors. As of June 30, 2008, 3,313,000 options were outstanding under the Management Equity Incentive Plan. Option awards granted under the Management Equity Incentive Plan are generally comprised of: 1) 50% time-based options which generally vest rateably over 5 years with an exercise price equal to the fair value of common stock of Holdings on the grant date, 2) 25% premium options with an exercise price initially equal to the fair value of common stock of Holdings on the grant date and increasing by 10% each year, and generally vesting rateably over 5 years, and 3) 25% performance-based options with a fixed exercise price equal to the fair value of common stock of Holdings on the grant date, which vest upon the occurrence of a liquidity event (as defined under the terms of the Management Equity Incentive Plan) based on the achievement of return targets calculated based on the return received by majority shareholders from the liquidity event. While the time-based options and the premium options will be expensed over the requisite service period, the performance-based options will not be expensed until the occurrence of the liquidity event and accordingly no expense is reflected in these unaudited, condensed pro forma statements of operations for such performance-based options.

The fair value of the awards was determined pursuant to an option pricing model and include the following assumptions:

•	Expected term of options: 4.36 years

•	Expected stock price volatility: 46%

•	Risk-free interest rate: 2.80%

•	Expected dividend: nil

Special Grants

On April 15, 2008, Holdings also approved a Restricted Stock Unit grant agreement and a Penny Option grant agreement (collectively, the “Equity Grant Agreements”), pursuant to which a one-time grant of an equity-based award of either restricted stock units (“RSUs”) or options to purchase shares of common stock of Holdings for a penny was made to certain employees of the Company. The total number of RSUs and penny options granted as of June 30, 2008 was 1,343,348, with a fair value of $10.00 each. The recipients have the option to elect to have an amount withheld that is in excess of the required minimum withholding under the current tax law and, as a result, the special grants will be accounted for as liability awards. One-third of the granted RSUs and penny options vested immediately on their respective date of grant and the remainder shall vest in equal portions on August 25, 2009 and 2010. The value of each RSU and penny option granted under the Equity Grant Agreements is always equal to the fair value of one common share of Holdings.

(G) Represents the estimated tax effects of the Transactions, including:

•

The estimated tax effects of the pro forma adjustments described above, measured at the applicable rate for the respective jurisdictions (primarily, at a combined 32.02% statutory federal and provincial income tax rate in Canada, a combined 38.05% statutory federal and state income tax rate in the United States, and a 35% statutory rate in France, as applicable).

•	The elimination of a one-time tax expense directly associated with the conversion of the Convertible Notes in the third quarter of the year ended September 30, 2007.

•	The previous reorganization of our internal tax structure due to the impact of U.S. tax rules regarding controlled foreign corporations not present in the predecessor’s Canadian-parented structure.

•	The expected substantial benefit of certain intragroup agreements, net of associated withholding taxes.

•

Due to the expected cash flow requirements to satisfy debt service obligations for the previously-described pro forma financing of the Transactions, the unaudited pro forma statements of operations do not include an assertion of indefinite reinvestment of foreign income. As a consequence, the unaudited pro forma statements of operations reflect the expected tax consequences, primarily withholding taxes, of the repatriation of foreign earnings equal to the expected debt service obligation.

The effective tax rate differs significantly from the statutory rate due to the relatively large impact of actual permanent differences on relatively small pro forma income before tax and the expected impact of foreign withholding taxes upon repatriation of foreign earnings and the accounting benefit expected to be derived from certain intragroup agreements. These pro forma statements do not take into consideration the potential effects of anticipated changes in the U.S.–Canadian tax treaty and the potential risk of re-characterization as equity of certain intragroup agreements in case of insufficient cash flows to service such agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and the historical audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations for the nine months ended June 30, 2008 includes the results of operations for the period from October 1, 2007 to February 25, 2008 of the Predecessor and the results of operations for the period from February 26 to June 30, 2008 of the Successor on a combined basis. As discussed in further detail below, although this combined basis does not comply with U.S. GAAP, we believe it provides a more meaningful method of comparison. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Overview

Our Business

We are a leading specialty pharmaceutical company concentrating in the field of gastroenterology, with operations in the U.S., Canada and the EU. We market and sell pharmaceutical products used in the treatment of a variety of gastrointestinal diseases and disorders. Our main product lines include ULTRASE, PANZYTRAT and VIOKASE, which are pancreatic enzyme products for the treatment of exocrine pancreatic insufficiency; URSO / URSO 250, URSO FORTE / URSO DS, and DELURSAN, which are ursodiol products for the treatment of certain cholestatic liver diseases; SALOFALK and CANASA, which are mesalamine-based products for the treatment of certain inflammatory bowel diseases; and CARAFATE and SULCRATE, which are sucralfate products for the treatment of gastric and duodenal ulcers. We also have a number of product candidates in later phases of clinical development.

Business Environment

Our revenue in the U.S. and Canada has historically been and continues to be principally derived from sales of pharmaceutical products to large pharmaceutical wholesalers and large pharmacy chains. We utilize a “pull-through” marketing approach that is typical for pharmaceutical companies. According to this approach, our sales representatives actively promote our products by demonstrating the features and benefits of our products to gastroenterologists, who may write their patients prescriptions for our products. The patients, in turn, take the prescriptions to pharmacies to be filled. The pharmacies then place orders with the wholesalers or, in the case of large pharmacy chains, their distribution centres, to which we sell our products. Our revenue in the EU and other markets has historically been and continues to be principally derived from sales of pharmaceutical products to institutional buyers and pharmacies through a network of distributors. The level of patient and physician acceptance of our products, as well as the availability of similar therapies intended for different indications, which may be less expensive but also may be less effective than some of our products, impact our revenues by driving the level and timing of prescriptions for our products. We expect results in fiscal year 2008 to decline compared to fiscal year 2007 as a result of competition against URSO due to the expiration of regulatory protection.

Our expenses are comprised primarily of selling and administrative expenses (including marketing expenses), cost of goods sold (including royalty payments to those companies from which we license some of our commercialized products), research and development expenses and depreciation and amortization.

Our operating revenues are primarily affected by three factors: the level of acceptance of our products by gastroenterologists and their patients; our ability to convince practitioners to use our products for approved indications; and wholesaler buying patterns.

Historically, wholesalers’ business models in the United States were dependent on drug price inflation. Their profitability and gross margins were directly tied to the speculative purchasing of pharmaceutical products at pre-increase prices, and the selling of their product inventory to their customers at the increased price. This inventory price arbitrage accounted for a predominant portion of wholesalers’ compensation for their distribution services and had a dramatic effect on wholesaler buying patterns, as they invested in inventories in anticipation of generating higher gross margins from manufacturer price increases. Since fiscal year 2005, pharmaceutical manufacturers have not been increasing drug prices as frequently, and the percentage increases have been lower. For these and other reasons, some wholesalers have changed their business model to a fee-for-service arrangement, whereby manufacturers pay wholesalers a fee for inventory management and other services. These fees typically are a percentage of the wholesaler’s purchases from the manufacturer or a fixed charge per item or per unit. The fee-for-service approach results in wholesalers’ compensation being more stable, and volume-based as opposed to price-increase based.

As a result of the move to a fee-for-service business model, many wholesalers are no longer investing in inventory ahead of anticipated price increases and are reducing their inventories from their historical levels. Under the new model, the consequence of manufacturers using wholesalers is that they now realize the benefit of price increases more rapidly in return for paying wholesalers for the services they provide, on a fee-for-service basis. This change in wholesalers’ business models has affected our revenue since fiscal year 2005, and the resulting DSA fees are deducted from gross sales. Currently, only one such DSA is in place and we expect to enter into further DSAs with our other wholesalers.

The Transactions

The February 2008 Transactions

On November 29, 2007, we entered into an Arrangement Agreement with Axcan Pharma Inc., or Axcan Pharma, pursuant to which we agreed to, through an indirect wholly-owned subsidiary, acquire all of the common stock of Axcan Pharma and enter into various other transactions in accordance with the Plan of Arrangement. Collectively, this acquisition and these transactions are referred to in this prospectus as the “Arrangement”.

At a special meeting of Axcan Pharma’s shareholders on January 25, 2008, the holders of more than 99% of Axcan Pharma’s outstanding common stock voted on a special resolution to approve the Arrangement. On January 28, 2008, the Superior Court of Quebec issued a final order approving the Arrangement. The Arrangement closed on February 25, 2008 and at such time, each outstanding share of Axcan Pharma common stock was transferred to us in exchange for a payment of $23.35 per share, or the offer price, without interest and less any required withholding taxes. In addition, all granted and outstanding options to purchase common stock of Axcan Pharma, other than those options held by us or any of our affiliates, were vested, transferred by the holder of such option to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price over the applicable option exercise price for each share of common stock subject to such option, less any required withholding taxes and all vested and unvested deferred stock units, or DSUs, and restricted stock units, or RSUs, issued under any and all of Axcan Pharma’s existing stock option plans were, without any further action by the holders thereof, vested, cancelled and terminated. The holders of such DSUs and RSUs received the offer price, less any required withholding taxes, for each DSU and RSU formerly held.

The Arrangement was financed through the proceeds from the initial offering of the outstanding secured notes, initial borrowings under our new senior secured credit facilities and our senior unsecured bridge facility, equity investments funded by the Sponsor Funds, the Co-Investors and Axcan Pharma’s cash on hand. The closing of the offering of the outstanding secured notes, the new senior secured credit facilities and the senior unsecured bridge facility occurred substantially concurrently with the closing of the Arrangement on February 25, 2008. We refer to the Arrangement, the closing of the transactions relating to the Arrangement, and our payment of any fees and expenses related to the Arrangement and such transactions collectively as the “February 2008 Transactions”. Our new senior secured credit facilities and our secured notes are described in more detail under “Description of Other Indebtedness” and “Description of Exchange Secured Notes”.

Subsequent to the February 2008 Transactions, we are an indirect wholly-owned subsidiary of Axcan Holdings Inc., or Holdings, and Axcan Pharma is our indirect wholly-owned subsidiary.

The Refinancing

On May 6, 2008, we completed an offering of $235.0 million of our 12.75% senior unsecured notes due 2016, or our outstanding senior notes. The net proceeds from this offering, along with our cash on hand, were used to repay in full our senior unsecured bridge facility. We refer to this offering of our outstanding senior notes, along with the related use of proceeds, as the “Refinancing” and collectively with the February 2008 Transactions, as the “Transactions”.

In connection with the Transactions, we incurred significant indebtedness. See “—Liquidity and Capital Resources”. For a more complete description of the Transactions, see the sections entitled “The Transactions,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Description of Other Indebtedness,” “Description of Exchange Secured Notes” and “Description of Exchange Senior Notes”.

Presentation of Financial Information for Nine Month Period Ended June 30, 2008

In this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” when financial information for the nine-month period ended June 30, 2008 is presented, including the results of operations, this information is presented as the mathematical combination of the relevant financial information of the Successor (from October 1, 2007 to February 25, 2008) and the Predecessor (from February 26, 2008 to June 30, 2008) for such period. This mathematical combination is presented because we believe it assists in a reader’s analysis of our fiscal 2008 results as compared to our fiscal year 2007 results in comparable time periods. However, this approach is not consistent with U.S. GAAP and may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting entries recorded as a result of the February 2008 Transactions and the lack of substantial debt outstanding of the Predecessor as compared to the Successor. In addition, the “combined” financial information has not been prepared as pro forma information and does not reflect all of the adjustments that would be required if the results for the period were reflected on a pro forma basis. Furthermore, this financial information may not reflect the actual financial results we would have achieved absent the February 2008 Transactions and may not be predictive of future financial results.

Financial Overview for Nine-Month Periods Ended June 30, 2007 and 2008

For the nine-month period ended June 30, 2008, revenue was $285.3 million ($256.5 million in 2007), operating loss was $259.3 million ($83.7 million of operating income in 2007) and net loss was $275.4 million ($54.7 million of net income in 2007). For the nine-month period ended June 30, 2008, our net income was largely affected by charges related to the Arrangement, including for acquired in-process research amounting to $272.4 million, discussed in greater detail in the following pages. Revenue from sales of our products in the United States was $206.1 million (72.2% of total revenue) for the nine-month period ended June 30, 2008, compared to $181.9 million (70.9% of total revenue) for the corresponding period of fiscal year 2007. In Canada, revenue was $27.2 million (9.5% of total revenue) for the nine-month period ended June 30, 2008, compared to $29.7 million (11.6% of total revenue) for the corresponding period of fiscal year 2007. In the European Union, revenue was $51.7 million (18.1% of total revenue) for the nine-month period ended June 30, 2008, compared to $44.6 million (17.4% of total revenue) for the corresponding period of fiscal year 2007.

Financial Highlights for Nine-Month Periods Ended June 30, 2007 and 2008

	For the nine-month period ended June 30, 2007	For the nine-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the four-month period ended June 30, 2008
	Predecessor	Non U.S. GAAP Combined Predecessor/ Successor	Predecessor	Successor
(in millions of U.S. dollars)	$	$	$	$
Revenue	256.5	285.3	158.6	126.7
EBITDA(1)	99.4	(227.5)	33.6	(261.1)
Adjusted EBITDA(1)	102.9	119.3	70.1	49.2
Net income (net loss)	54.7	(275.4)	17.1	(292.5)

	As at June 30, 2008	As at September 30, 2007
	Successor	Predecessor
(in millions of U.S. dollars)	$	$
Total assets	1,000.6	832.6
Long-term debt	624.1	0.6
Shareholders’ equity	199.9	690.2

(1)	A reconciliation of net income to EBITDA (a non-U.S. GAAP measure) and from EBITDA to Adjusted EBITDA (a non-U.S. GAAP measure) for the nine-month period ended June 30, 2008 is as follows:

	For the nine-month period ended June 30, 2007	For the nine-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the four-month period ended June 30, 2008
	Predecessor	Non U.S. GAAP Combined Predecessor/ Successor	Predecessor	Successor
(in millions of U.S. dollars)	$	$	$	$
Net income (net loss)	54.7	(275.4)	17.1	(292.5)
Financial expenses	4.7	24.4	0.3	24.1
Interest income	(7.5)	(5.8)	(5.4)	(0.4)
Income taxes expense (benefit)	30.8	(1.9)	12.0	(13.9)
Depreciation and amortization	16.7	31.2	9.6	21.6

EBITDA(e)	99.4	(227.5)	33.6	(261.1)
Transaction, integration and refinancing costs(a)	—	36.1	26.5	9.6
Stock-based compensation expense(b)	3.5	15.6	10.0	5.6
Acquired in-process research(c)	—	272.4	—	272.4
Inventories stepped-up value expensed(d)	—	22.7	—	22.7

Adjusted EBITDA(e)	102.9	119.3	70.1	49.2

(a)	Represents investment banking and other professional fees associated with the Transactions, including integration costs.
(b)	Represents stock-based employee compensation expense under the provisions of Statement of Financial Accounting Standards, or SFAS, No.123(R), “Share-based Payments”.
(c)	Represents the acquired in-process research, arising from the February 2008 Transactions, expensed in the period of acquisition.
(d)	Represents inventories stepped-up value, arising from the February 2008 Transactions, expensed as acquired inventory is sold.

(e)

EBITDA and Adjusted EBITDA are both non-U.S. GAAP financial measures and are presented in this prospectus because our management considers them important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in the industry. EBITDA, as we use it, is net income before financial expenses, interest income, income taxes and depreciation and amortization. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. The term EBITDA is not defined under U.S. GAAP, and EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA, as we use it, is EBITDA adjusted to exclude certain non-cash charges, unusual or non-recurring items and other adjustments set forth below. Adjusted EBITDA is calculated in the same manner as “EBITDA” and “Consolidated EBITDA” as those terms are defined under the indentures governing the notes and credit facility further described in the section “Liquidity and Capital Resources—Long-term Debt and New Senior Secured Credit Facilities” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We believe that the inclusion of supplementary adjustments applied to EBITDA in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and unusual or non-recurring items that we do not expect to continue in the future and to provide additional information with respect to our ability to meet our future debt service and to comply with various covenants in such indentures and credit facility. Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP, and is subject to important limitations. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and they should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA reflects additional adjustments as provided in the indentures governing our notes and new senior secured credit facilities; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. Our management compensates for these limitations by relying primarily on the U.S. GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.

The following table sets forth, for the periods indicated, the percentage of revenue represented by items in our consolidated statements of operations:

	For the nine-month periods ended June 30,
	2008	2007
	%	%
Revenue	100.0	100.0
Cost of goods sold	32.3	23.8
Selling and administrative expenses	45.5	28.7
Research and development expenses	6.7	8.4
Acquired in-process research	95.5	—
Depreciation and amortization	10.9	6.5

	190.9	67.4

Operating income (loss)	(90.9)	32.6
Financial expenses	8.5	1.8
Interest income	(2.0)	(2.9)
Loss (gain) on foreign currency	(0.2)	0.4

	6.3	(0.7)

Income (loss) before income taxes	(97.2)	33.3
Income taxes expense (benefit)	(0.6)	12.0

Net income (net loss)	(96.6)	21.3

Nine-Month Period ended June 30, 2008 compared to Nine-Month Period ended June 30, 2007

Overview of Results of Operations

	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2008	For the nine-month period ended June 30, 2007	Change
	Successor	Predecessor	Non U.S. GAAP Combined Predecessor/ Successor	Predecessor
(in millions of U.S. dollars)	$	$	$	$	$	%
Revenue	126.7	158.6	285.3	256.5	28.8	11.2
Cost of goods sold(a)	53.3	38.7	92.0	61.1	30.9	50.6
Selling and administrative expenses(a)	53.7	76.2	129.9	73.6	56.3	76.5
Research and development expenses(a)	8.8	10.3	19.1	21.4	(2.3)	(10.7)
Acquired in-process research	272.4	—	272.4	—	272.4	—
Depreciation and amortization	21.6	9.6	31.2	16.7	14.5	86.8

	409.8	134.8	544.6	172.8	371.8	215.2

Operating income (loss)	(283.1)	23.8	(259.3)	83.7	(343.0)	(409.8)
Financial expenses	24.1	0.3	24.4	4.7	19.7	419.2
Interest income	(0.4)	(5.4)	(5.8)	(7.5)	1.7	22.7
Loss (gain) on foreign currency	(0.5)	(0.2)	(0.7)	1.0	(1.7)	(170.0)

	23.2	(5.3)	17.9	(1.8)	19.7	1,094.4

Income (loss) before income taxes	(306.3)	29.1	(277.2)	85.5	(362.7)	(424.2)
Income taxes expense (benefit)	(13.8)	12.0	(1.8)	30.8	(32.6)	(105.8)

Net income (net loss)	(292.5)	17.1	(275.4)	54.7	(330.1)	(603.5)

(a)	Exclusive of depreciation and amortization

Revenue

For the nine-month period ended June 30, 2008, revenue was $285.3 million compared to $256.5 million for the corresponding period of the preceding fiscal year, an increase of 11.2%.

This increase in revenue primarily resulted from higher sales in the United States, which amounted to $206.1 million for the nine-month period ended June 30, 2008, compared to $181.9 million for the corresponding period of preceding fiscal year, an increase of 13.3%. During the nine-month period ended June 30, 2008, end-customer prescription demand resulted in positive growth for most of our products sold in the United States, which in turn resulted in increased sales to our major wholesalers. We do not believe that generic versions of URSO 250 or URSO FORTE have as of yet been introduced in the United States and therefore, our sales of URSO 250 and URSO FORTE in the United States were not adversely affected by generic competition during the nine-month period ended June 30, 2008.

Sales in the European Union increased 15.9%, from $44.6 million to $51.7 million for the nine-month period ended June 30, 2008 when compared to respective corresponding period of the preceding fiscal year. This growth in sales is primarily the result of increases in sales of DELURSAN and LACTEOL as well as the effect of currency conversion. For the nine-month period ended June 30, 2008, we reported sales of $15.7 million for LACTEOL, a 18.0% increase (a 4.6% increase when presented in local currency) from the nine-month period ended June 30, 2007, including $9.3 million (an increase from $8.2 million in the nine-month period ended June 30, 2007) in sales outside of France.

Sales in Canada decreased 8.4% from $29.7 million for the nine-month period ended June 30, 2007, to $27.2 million for the nine-month period ended June 30, 2008. Lower sales of URSO for the first six months of the fiscal year, following the launch of generic URSO products in the second half of fiscal year 2007 was the main cause of this decrease in Canadian sales.

Revenue is stated net of deductions for product returns, chargebacks, contract rebates, DSA fees, discounts and other allowances. The following table summarizes our gross-to-net revenue adjustments for each significant category:

	For the nine-month periods ended June 30,
	2008	2007	Change
(in millions of U.S. dollars)	$	$	$	%
Gross revenue	332.6	302.8	29.8	9.8

Gross-to-net revenue adjustments
Product returns	6.4	9.5	(3.1)	(32.6)
Chargebacks	14.9	12.1	2.8	23.1
Contract rebates	18.4	16.7	1.7	10.2
DSA fees	1.4	2.7	(1.3)	(48.1)
Discounts and other allowances	6.2	5.3	0.9	17.0

Total gross-to-net revenue adjustments	47.3	46.3	1.0	2.2

Net revenue	285.3	256.5	28.8	11.2

Product returns, chargebacks, contract rebates, DSA fees, discounts and other allowances totalled $47.3 million (14.2% of gross revenue) for the nine-month period ended June 30, 2008, and $46.3 million (15.3% of gross revenue) for the nine-month period ended June 30, 2007.

The decrease in total deductions as a percentage of gross revenue for the nine-month period ended June 30, 2008, was primarily due to a decrease in product returns, which is in line with the decline in wholesaler inventory levels which occurred during the first half of fiscal year 2007 and the decline in DSA fees due to product price increases and their related credits and other changes in related assumptions.

Cost of goods sold

Cost of goods sold consists principally of the costs of raw materials, royalties and manufacturing costs. We outsource most of our manufacturing requirements. For the nine-month period ended June 30, 2008, cost of goods sold increased $30.9 million (50.6%) to $92.0 million from $61.1 million for the corresponding period of the preceding fiscal year. As a percentage of revenue, cost of goods sold for the nine-month period ended June 30, 2008, increased as compared to the corresponding period of the preceding fiscal year from 23.8% to 32.3%. As part of the purchase price allocation for the Arrangement, the book value of inventory acquired was stepped up to fair value by $22.7 million as of February 25, 2008. The stepped-up value is recorded as charge to cost of goods sold as acquired inventory is sold until acquired inventory is sold off. During the nine-month period ended June 30, 2008, $22.7 million of this stepped-up value was expensed. Without this additional charge, cost of goods sold as a percentage of revenue would have been 24.3% for the nine-month period ended June 30, 2008, compared to 23.8% for the same period of the preceding fiscal year, which would represent an increase of 0.5% respectively.

This increase was mainly due to the fact that an increase in sales of products with a higher margin occurred in the third quarter of fiscal year 2007, thus resulting in an unusually low cost of goods sold as a percentage of revenue in the quarter. However, the cost of goods sold as a percentage of revenue, without the additional charge, decreased for the three-month period ended June 30, 2008, compared to the three-month period ended March 30, 2008, from 24.9% to 23.8%.

Selling and administrative expenses

Selling and administrative expenses consist principally of salaries and other costs associated with our sales force and our marketing activities. For the nine-month period ended June 30, 2008, selling and administrative expenses increased $56.3 million (76.5%) to $129.9 million from $73.6 million for the corresponding period of the preceding fiscal year. The increase in selling and administrative expenses for the nine-month period ended June 30, 2008, was largely attributable to the portion of investment banking and other professional fees charged to operations, amounting to $35.5 million, and the selling and administrative portion of stock-based compensation expenses incurred in relation to our new long-term equity incentive plan, amounting to $6.1 million, as well as higher expenses linked to increased sales performance and the timing of certain marketing expenses.

Research and development expenses

Research and development expenses consist principally of fees paid to outside parties that we use to conduct clinical studies and to submit governmental approval applications on our behalf, as well as the salaries and benefits paid to our personnel involved in research and development projects. For the nine-month period ended June 30, 2008, research and development expenses decreased $2.3 million (10.7%) to $19.1 million, from $21.4 million for the corresponding period of the preceding fiscal year. The decrease for this period was mainly due to the termination of the development of ITAX in fiscal year 2007 and lower expenses for clinical studies related to our pancreatic enzyme products, compared to the corresponding period of the previous fiscal year. The decrease for the nine-month period ended June 30, 2008, was partly offset by the increase caused by the research and development portion of stock-based compensation expense incurred in relation to the Arrangement, amounting to $0.9 million.

Acquired in-process research

The acquired in-process research of $272.4 million for the nine-month period ended June 30, 2008, relates to the intangible assets acquired in the February 2008 Transactions. The acquired in-process research represents the estimated fair value of acquired in-process R&D projects that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed upon the acquisition date. The value assigned to purchased in-process technology is mainly attributable to the following projects: CANASA MAX-002, pancreatic enzymes, PYLERA in the European Union, AGI-010 and Cx401.

Depreciation and amortization

Depreciation and amortization consists principally of the amortization of intangible assets with a finite life. Intangible assets include trademarks, trademark licenses and manufacturing rights. For the nine-month period ended June 30, 2008, depreciation and amortization increased $14.5 million (86.8%) to $31.2 million from $16.7 million for the corresponding period of the preceding fiscal year. These increases were due to the amortization of the stepped-up value of the intangible assets and the impact of the reclassification of intangible assets with an indefinite life to intangible assets with a finite life, following the February 2008 Transactions, and the amortization of the intangible assets associated with PYLERA, which was launched in May 2007.

Financial expenses

Financial expenses consist principally of interest and fees paid in connection with funds borrowed for acquisitions. For the nine-month period ended June 30, 2008, financial expenses increased $19.7 million to $24.4 million from $4.7 million for the corresponding period of the preceding fiscal year. These increases were mainly due to the increase in interest on long-term debt and in amortization of deferred debt issue expenses on the long-term debt incurred to fund the Arrangement. Financial expenses for the prior fiscal year were mainly related to the $125.0 million 4.25% convertible subordinated notes, due April 15, 2008, or the Convertible Notes, which were converted into common shares of Axcan Pharma in June 2007.

Interest income

For the nine-month period ended June 30, 2008, total interest income decreased $1.7 million (22.7%) to $5.8 million from $7.5 million for the corresponding period of the preceding fiscal year. This decrease was mainly due to the decline in cash, cash equivalents and short-term investments in the last four months of this nine-month period as a result of the use of excess liquidities to fund the February 2008 Transactions.

Income taxes

For the nine-month period ended June 30, 2008, income tax benefit amounted to $1.8 million compared to an expense of $30.8 million for the corresponding period of the preceding fiscal year. The effective tax rates were 0.6% for the nine-month period ended June 30, 2008, compared to 36.0% for the nine-month period ended June 30, 2007. The effective tax rate for the nine-month period ended June 30, 2008, was affected by a number of elements, the most important being the non-deductible nature of the acquired in-process research expense amounting to $272.4 million resulting from the February 2008 Transactions. If the effect of the acquired in-process research were removed, the effective tax rate would have been 37.5% for the nine-month period ended June 30, 2008.

Net income

Net loss was $275.4 million for the nine-month period ended June 30, 2008, compared to $54.7 million of net income for the corresponding period of the preceding year. The change in net income for the nine-month period ended June 30, 2008, resulted mainly from an increase in operating expenses of $371.8 million, largely affected by expenses related to the February 2008 Transactions, including the acquired in-process research expense of $272.4 million, and an increase in financial expenses of $19.7 million, which were partly offset by an increase in revenue of $28.8 million, a decrease in interest income of $1.7 million and a decrease in income taxes of $29.0 million.

Balance sheets as at September 30, 2007 and June 30, 2008

The following table summarizes balance sheet information as at June 30, 2008, compared to September 30, 2007:

	June 30, 2008	September 30, 2007	Change
(in millions of U.S. dollars)	$	$	$	%
Cash, cash equivalents and short-term investments	59.5	309.6	(250.1)	(80.8)
Current assets	178.3	402.1	(223.8)	(55.7)
Total assets	1,000.6	832.6	168.0	20.2
Current liabilities	110.6	104.7	5.9	5.6
Long-term debt	614.0	0.1	613.9	—
Total liabilities	800.7	142.4	658.3	462.3
Shareholders’ equity	199.9	690.2	(490.3)	(71.0)

Working capital	67.7	297.4	(229.7)	(77.2)

Our cash, cash equivalents and short-term investments decreased by $250.1 million (80.8%) to $59.5 million as at June 30, 2008, from $309.6 million at September 30, 2007. As at June 30, 2008, working capital was $67.7 million, compared to $297.4 million at September 30, 2007, a decrease of $229.7 million (77.2%). These decreases were mainly due to the cash used to fund the Arrangement.

Total assets increased $168.0 million (20.2%) to $1,000.6 million as at June 30, 2008, from $832.6 million as at September 30, 2007. This increase was mainly due to the allocation of the purchase price from the February 2008 Transactions. Long-term debt increased $613.9 million due to the new financing of the February 2008 Transactions. Shareholders’ equity decreased $490.3 million (71.0%) to $199.9 million as at June 30, 2008, from $690.2 million as at September 30, 2007.

Financial Overview for the Fiscal Years Ended September 30, 2005, 2006 and 2007

This discussion and analysis is based on our audited annual consolidated financial statements and the related notes thereto reported under U.S. GAAP. For a description of our products, see the section entitled “Business—Products.”

For the year ended September 30, 2007, revenue was $348.9 million ($292.3 million in fiscal year 2006 and $251.3 million in fiscal year 2005), operating income was $102.8 million ($57.8 million in fiscal year 2006 and $40.4 million in fiscal year 2005) and net income was $71.5 million ($39.1 million in fiscal year 2006 and $26.4 million in fiscal year 2005). Revenue from sales of our products in the United States was $254.7 million (73.0% of total revenue) for the year ended September 30, 2007, compared to $201.8 million (69.0% of total revenue) for fiscal year 2006 and $159.7 million (63.5% of total revenue) for fiscal year 2005. In Canada, revenue was $38.0 million (10.9% of total revenue) for the year ended September 30, 2007, compared to $38.0 million (13.0% of total revenue) for fiscal year 2006 and $34.4 million (13.7% of total revenue) for fiscal year 2005. In the EU, revenue was $55.9 million (16.0% of total revenue) for the year ended September 30, 2007, compared to $52.1 million (17.8% of total revenue) for fiscal year 2006 and $57.1 million (22.7% of total revenue) for fiscal year 2005.

In September 2007, we entered into an exclusive license and development agreement with Cellerix SL, or Cellerix, of Spain, for the North American (United States, Canada and Mexico) rights to Cx401, an innovative biological product candidate in development for the treatment of perianal fistulas. Cx401 uses non-embryonic stem-cells to treat perianal fistulas in Crohn’s and non-Crohn’s Disease patients. A Phase II clinical trial photographically assessed complete closure and healing, and showed a 71% response rate in the acute phase, both in Crohn’s and non-Crohn’s Disease patients. Patent applications have been submitted, which, if granted, could provide protection until 2025. Under the terms of the agreement, as at September 30, 2007, we recorded a $10.0 million upfront payment payable to Cellerix, and will make regulatory milestone payments that could total up to $30.0 million. Furthermore, we will pay scaled royalties based on the net sales of Cx401. We have also agreed to make an equity investment of up to $5.0 million in Cellerix, should Cellerix complete its initial public offering by September 30, 2010.

During the third quarter of fiscal year 2007, we called for redemption of all of the Convertible Notes, and the holders of all of the Convertible Notes exercised their right to convert their Convertible Notes in lieu of redemption, which resulted in us issuing an aggregate of 8,924,080 common shares. Long-term debt was consequently reduced by $125.0 million, and capital stock increased by the same amount. As a result of the conversion, financial expenses for the year ended September 30, 2007, were reduced by $2.5 million in interest on long-term debt and increased by $0.4 million in amortization of deferred debt issue expenses, compared to fiscal year 2006.

Financial Highlights for the Fiscal Years Ended September 30, 2005, 2006 and 2007

	For the Fiscal Years Ended September 30,
	2005	2006	2007
	($ in millions)
Revenue	$251.3	$292.3	$348.9
Net income	26.4	39.1	71.5

	As at September 30,
	2005	2006	2007
	($ in millions)
Total assets	$641.4	$695.8	$832.6
Long-term debt	126.3	125.6	0.1
Shareholders’ equity	417.6	467.4	690.2

The following table sets forth, for the years indicated, the percentage of revenue represented by items in our consolidated statements of operations:

	For the Fiscal Years Ended September 30,
	2005	2006	2007
Revenue	100.0%	100.0%	100.0%
Cost of goods sold	28.5	24.9	24.0
Selling and administrative expenses	34.2	31.9	29.0
Research and development expenses	12.7	13.6	8.2
Acquired in—process research	—	—	2.9
Depreciation and amortization	8.6	7.8	6.4
Partial write-down of intangible assets	—	2.0	—

	84.0	80.2	70.5
Operating income	16.0	19.8	29.5
Financial expenses	2.8	2.4	1.4
Interest income	(0.5)	(1.9)	(3.3)
Loss (gain) on foreign currency	(0.1)	(0.4)	0.7

	2.2	0.1	(1.2)
Income before income taxes	13.8	19.7	30.7
Income taxes	3.3	6.3	10.2

Net income	10.5%	13.4%	20.5%

Fiscal year ended September 30, 2007 compared to fiscal year ended September 30, 2006

Overview of results of operations

	For the Fiscal Years Ended September 30,
	2006	2007	Change
	(In millions of U.S. dollars, except share related data)
Revenue
URSO U.S.	$49.3	$68.1	$18.8	38.1%
CANASA U.S.	53.1	65.1	12.0	22.6
CARAFATE U.S.	41.2	50.2	9.0	21.8
ULTRASE U.S.	35.0	44.7	9.7	27.7
VIOKASE U.S.	6.8	10.3	3.5	51.5
Other	106.9	110.5	3.6	3.4
Total Revenue	292.3	348.9	56.6	19.4
Cost of goods sold(a)	72.8	83.7	10.9	15.0
Selling and administrative expenses(a)	93.3	101.3	8.0	8.6
Research and development expenses(a)	39.8	28.6	(11.2)	(28.1)
Acquired in—process research	—	10.0	10.0	—
Depreciation and amortization	22.8	22.5	(0.3)	(1.3)
Partial write-down of intangible assets	5.8	—	(5.8)	(100.0)

	234.5	246.1	11.6	4.9

Operating income	57.8	102.8	45.0	77.9

Financial expenses	7.0	4.8	(2.2)	(31.4)
Interest income	(5.5)	(11.4)	(5.9)	(107.3)
Loss (gain) on foreign currency	(1.1)	2.4	3.5	318.2

	0.4	(4.2)	(4.6)	—

Income before income taxes	57.4	107.0	49.6	86.4
Income taxes	18.3	35.5	17.2	94.0

Net income	$39.1	$71.5	$32.4	82.9%

Income per common share
Basic	$0.86	$1.47	$0.61	70.9%
Diluted	$0.79	$1.33	$0.54	68.4%

(a)	Exclusive of depreciation and amortization

Revenue

For the year ended September 30, 2007, revenue was $348.9 million compared to $292.3 million for the preceding fiscal year, an increase of 19.4%.

This increase in revenue primarily resulted from higher sales in the United States, which amounted to $254.7 million for the year ended September 30, 2007 compared to $201.8 million for the preceding fiscal year, an increase of 26.2%. The end-customer prescription demand resulted in positive growth for most of our products sold in the United States, which was reflected in sales to our major wholesalers. Although sales have increased by 19.4%, major wholesalers in the United States slightly decreased their average inventory levels in fiscal year 2007. Based on our best estimate derived from information obtained from a number of our wholesalers in the United States, we believe that changes in wholesaler inventory levels did not have a material impact on revenues for the year ended September 30, 2007. We estimate that at the end of our fourth quarter overall wholesaler inventory levels of key products sold in the United States were at the higher end of the four- to six-week range.

For URSO and CANASA, we saw an increase in the prescription size that contributed to higher dollar sales in fiscal year 2007 compared to fiscal year 2006. Furthermore, as we transitioned to new eligibility rules in our patient assistance programs, we began to realize revenues from certain prescriptions that were provided free of charge or at a reduced cost in prior periods.

Sales in Canada were stable at approximately $38.0 million for the year ended September 30, 2007 and for the year ended September 30, 2006. The strong performance of the SALOFALK product line was offset primarily by lower sales of URSO following the launch in Canada of generic products in the second half of fiscal year 2007.

Sales in the EU also increased 7.3%, from $52.1 million to $55.9 million for the year ended September 30, 2007, mainly due to a strong sales performance of PANZYTRAT in Germany and DELURSAN in France. This overall increase in sales in the EU was achieved despite the delisting in March 2006 by the French government of a number of pharmaceutical products from government formularies, including LACTEOL, and the re-pricing of other pharmaceuticals, including TAGAMET. For the year ended September 30, 2007, we reported sales of $16.3 million ($18.1 million in fiscal year 2006), for LACTEOL, including $9.9 million ($9.1 million in fiscal year 2006), outside of France. The reduction in LACTEOL sales in France was partially offset by the addition of over-the-counter, or OTC, sales of LACTEOL since the end of fiscal year 2006 and higher sales outside of France, thus reducing the anticipated decline. We believe, but cannot provide assurances, that the sales impact caused by the delisting from French government formularies on March 1, 2006, has stabilized.

Revenue is stated net of deductions for product returns, chargebacks, contract rebates, DSA fees, discounts and other allowances. The following table summarizes our gross-to-net revenue adjustments for each significant category:

	For the Fiscal Years Ended September 30,
	2006	2007	Change
	(In millions of U.S. dollars)
Gross revenue	$350.9	$409.7	$58.8	16.8%
Gross-to-net revenue adjustments
Product returns	16.8	13.1	(3.7)	(22.0)
Chargebacks	14.5	14.2	(0.3)	(2.1)
Contract rebates	20.9	22.7	1.8	8.6
DSA fees	2.6	3.6	1.0	38.5
Discounts and other allowances	3.8	7.2	3.4	89.5

Total gross-to-net revenue adjustments	58.6	60.8	2.2	3.8

Net revenue	$292.3	$348.9	$56.6	19.4

Product returns, chargebacks, contract rebates, DSA fees, discounts and other allowances totalled $60.8 million (14.8% of gross revenue) for the year ended September 30, 2007, and $58.6 million (16.7% of gross revenue) for the year ended September 30, 2006.

The decrease in total deductions as a percentage of gross revenue for the year ended September 30, 2007, was primarily due to a decrease in product returns, which is in line with the decline in wholesaler inventory levels which occurred during the first half of fiscal year 2007. As stated earlier, DSA fees are included in “Gross-to-net revenue adjustments” since the quarter ended September 30, 2006; prior to July 1, 2006, such fees were included in selling and administrative expenses.

Product sales

Key sales figures for fiscal year 2007 are as follows:

•	Sales of pancreatic enzyme products (ULTRASE, PANZYTRAT and VIOKASE) amounted to $74.0 million, an increase of 25.9% over fiscal year 2006 sales of pancreatic enzyme products.

•	Sales of ursodiol products (URSO / URSO 250, URSO FORTE / URSO DS and DELURSAN) increased 24.3% to $93.7 million.

•	Sales of mesalamine products (CANASA and SALOFALK) amounted to $84.5 million, a 21.4% increase from the prior fiscal year.

•	Sales of sucralfate products (CARAFATE and SULCRATE) amounted to $52.2 million, an increase of 18.9% over the previous fiscal year.

•	Sales of other products amounted to $44.5 million, a 0.2% decrease over the prior fiscal year.

Cost of goods sold

Cost of goods sold consists principally of the costs of raw materials, royalties and manufacturing costs. We outsource most of our manufacturing requirements. For the year ended September 30, 2007, cost of goods sold increased $10.9 million (15.0%) to $83.7 million from $72.8 million for the preceding fiscal year. As a percentage of revenue, cost of goods sold for the year ended September 30, 2007, decreased as compared to the corresponding period of the preceding fiscal year from 24.9% to 24.0%. This decrease in the cost of goods sold as a percentage of revenue occurred as we continued to benefit from improvements to our information systems, allowing for better monitoring of our inventories as well as lower manufacturing and purchasing costs. A reduction in certain project related expenses incurred for technical services and commercial product process improvements also contributed to the decrease.

Selling and administrative expenses

Selling and administrative expenses consist principally of salaries and other costs associated with our sales force and our marketing activities. For the year ended September 30, 2007, selling and administrative expenses increased $8.0 million (8.6%) to $101.3 million from $93.3 million for the preceding fiscal year. The increase in selling and administrative expenses was largely attributable to higher expenses linked to increased sales performance in our base business as well as the launch of PYLERA in May 2007 in the United States. Launch costs include certain marketing materials as well as the hiring of additional seven sales representatives in the second quarter of fiscal year 2007 to support launch activities.

Research and development expenses

Research and development expenses consist principally of fees paid to outside parties that we use to conduct clinical studies and to submit governmental approval applications on our behalf, as well as the salaries and benefits paid to our personnel involved in research and development projects. For the year ended September 30, 2007, research and development expenses decreased $11.2 million (28.1%) to $28.6 million, from $39.8 million for the preceding fiscal year. Most of the decrease was due to the termination during the last fiscal year of the development of ITAX for the treatment of Functional Dyspepsia. This decrease was partially offset by the costs specifically related to the NDAs for ULTRASE and VIOKASE. In April 2004, the FDA had formally notified manufacturers of pancreatic insufficiency products that these drugs, which include ULTRASE and VIOKASE, must receive approval before April 2008, in order to remain on the market. This deadline was recently extended to April 2010. During fiscal year 2007, we completed the submission of our NDA for ULTRASE and were in the process of preparing our NDA for VIOKASE.

Acquired in-process research

The acquired in-process research of $10.0 million for the year ended September 30, 2007, relates to an up-front license fee payable upon signing of the exclusive license agreement for North America with Cellerix to develop, manufacture and market Cx401, an innovative biological product candidate in development for the treatment of perianal fistulas. As this product had not reached technological feasibility, the license fee was considered to be acquired in-process research and was expensed in the fourth quarter of the year ended September 30, 2007, the period of acquisition.

Depreciation and amortization

Depreciation and amortization consists principally of the amortization of intangible assets with a finite life. Intangible assets include trademarks, trademark licenses and manufacturing rights. For the year ended September 30, 2007, depreciation and amortization decreased $0.3 million (1.3%) to $22.5 million from $22.8 million for the preceding fiscal year, as some assets reached the end of their depreciation period.

Partial write-down of intangible assets

In the second quarter of fiscal year 2006 and as a result of budgetary initiatives implemented by the French government, which resulted in the delisting of a number of pharmaceutical products from government formularies and the re-pricing of other pharmaceutical products, we reviewed the appropriate carrying value and useful life of our French subsidiary’s intangible assets. During the three-month period ended March 31, 2006, a partial write-down of $5.8 million was recognized on French product lines including TAGAMET and TRANSULOSE, as the carrying value of the intangible assets associated with these product lines, totalling $18.7 million prior to the write-down, exceeded their estimated fair value since management expected a negative effect on TAGAMET and TRANSULOSE future sales as a result of the budgetary initiatives implemented by the French government.

Financial expenses

Financial expenses consist principally of interest and fees paid in connection with funds borrowed for acquisitions. For the year ended September 30, 2007, financial expenses decreased $2.2 million to $4.8 million from $7.0 million for the preceding fiscal year. This decrease was mainly due to the reduction in interest on long-term debt and the increase in amortization of deferred debt issue expenses, which were written off in the third quarter, following the conversion of the Convertible Notes.

Interest income

For the year ended September 30, 2007, interest income increased $5.9 million (107.3%) to $11.4 million from $5.5 million for the preceding fiscal year. This increase was related to the increase in cash, cash equivalents and short-term investments and an increase in the interest rates applicable to such investments.

Income taxes

For the year ended September 30, 2007, income taxes amounted to $35.5 million compared to $18.3 million for the preceding fiscal year. The effective tax rates were 33.2% for the year ended September 30, 2007, compared to 31.8% for the year ended September 30, 2006. The increase in the effective tax rate was mainly due to a charge of $5.5 million to account for capital gains taxes on currency exchange gains made upon conversion of the Convertible Notes during the third quarter of fiscal year 2007. This charge was partly offset by capital losses tax savings of $3.6 million on currency exchange losses made during the third and fourth quarters on cash held in foreign currency.

We have been audited by Canada Revenue Agency, mainly on transfer pricing issues, for fiscal years 2002 to 2004. As a result of this audit, which was completed in the second quarter of fiscal year 2007, we received new assessments from Canada Revenue Agency, which allowed management to confirm that the current estimate of our tax provision is reasonable.

Net income

Net income was $71.5 million (or $1.47 of basic income per share and $1.33 of diluted income per share) for the year ended September 30, 2007, compared to $39.1 million (or $0.86 of basic income per share and $0.79 of diluted income per share) for the preceding year. The change in net income for the year ended September 30, 2007, resulted mainly from an increase in revenue of $56.6 million, an increase in interest income of $5.9 million and a decrease in financial expenses of $2.2 million, which were partly offset by an increase in operating expenses of $11.6 million and an increase in income taxes of $17.2 million. The operating expenses for the year ended September 30, 2006, included a $5.8 million expense of partial write-down of intangible assets.

Following the exercise of options previously granted pursuant to our stock incentive plans, as well as the conversion of our Convertible Notes to equity, which occurred on June 28, 2007, the weighted average number of common shares outstanding used to establish the basic per share amounts increased to 48.5 million for the year ended September 30, 2007 from 45.7 million for the year ended September 30, 2006. The weighted average number of common shares used to establish the diluted per share amounts was 55.7 million for the year ended September 30, 2007, an increase from 55.1 million for the year ended September 30, 2006. As at November 29, 2007, there were 55.4 million common shares issued and outstanding, including the 8,924,080 common shares issued on June 28, 2007, upon conversion of all outstanding Convertible Notes.

Cash flows

Our cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	For the Fiscal Years Ended September 30,
	2006	2007	Change
	(In millions of U.S. dollars)
Cash provided by operating activities	$84.3	$136.1	$51.8
Cash provided (used) by investing activities	(108.1)	(19.4)	88.7
Cash provided (used) by financing activities	(0.6)	6.6	7.2

Cash flows provided by operating activities increased $51.8 million from $84.3 million for the year ended September 30, 2006, to $136.1 million for the year ended September 30, 2007, mainly due to the increase in net income, a decrease in inventories and increases in current liabilities. Cash flows used by investing activities for the year ended September 30, 2007, were $19.4 million, mainly due to the net acquisition of short-term investments of $12.8 million, plus the net cash used for the acquisition, net of the disposal, of property, plant and equipment for $6.6 million. Cash flows used by investing activities for the year ended September 30, 2006, were $108.1 million, mainly due to the net acquisition of short-term investments of $99.5 million, and the cash used for the acquisition of property, plant and equipment for $4.0 million and intangible assets for $4.6 million. Cash flows provided by financing activities were $6.6 million for the year ended September 30, 2007, mainly due to the issue of common shares for cash consideration of $7.3 million as a result of the exercise of stock options during the year.

Fiscal year ended September 30, 2006 compared to fiscal year ended September 30, 2005

Overview of results of operations

	For the Fiscal Years Ended September 30,
	2005	2006	Change
	(In millions of U.S. dollars, except share related data)
Revenue
URSO U.S.	$36.0	$49.3	$13.3	36.9%
CANASA U.S.	28.4	53.1	24.7	87.0%
CARAFATE U.S.	35.9	41.2	5.3	14.8%
ULTRASE U.S.	33.9	35.0	1.1	3.2%
VIOKASE U.S.	7.1	6.8	(0.3)	(4.2)%
Other	110.0	106.9	(3.1)	(2.8)%

Total Revenue	251.3	292.3	41.0	16.3%
Cost of goods sold(a)	71.5	72.8	1.3	1.8%
Selling and administrative expenses(a)	86.0	93.3	7.3	8.5%
Research and development expenses(a)	31.9	39.8	7.9	24.8%
Depreciation and amortization	21.5	22.8	1.3	6.0%
Partial write-down of intangible assets	—	5.8	5.8	—

	210.9	234.5	23.6	11.2%

Operating income	40.4	57.8	17.4	43.1%
Financial expenses	7.1	7.0	(0.1)	(1.4)%
Interest income	(1.3)	(5.5)	(4.2)	(323.1)%
Loss (gain) on foreign currency	(0.2)	(1.1)	(0.9)	(450.0)%

	5.6	0.4	(5.2)	—

Income before income taxes Income taxes	34.8	57.4	22.6	64.9%

Income taxes	8.4	18.3	9.9	117.9%

Net income	$26.4	$39.1	$12.7	48.1%
Income per common share
Basic	$0.58	$0.86	$0.28	48.3%
Diluted	$0.56	$0.79	$0.23	41.1%

(a)	Exclusive of depreciation and amortization.

Revenue

For the year ended September 30, 2006, revenue was $292.3 million compared to $251.3 million for the preceding fiscal year, an increase of 16.3%.

This increase in revenue primarily resulted from higher sales in the United States, which amounted to $201.8 million for the year ended September 30, 2006 compared to $159.7 million for the preceding fiscal year, an increase of 26.4%. The end-customer prescription demand resulted in positive growth for most of our products sold in the United States, which was reflected in sales to our major wholesalers as they work towards reaching their targeted inventory levels. Although sales increased, major wholesalers in the United States reduced their average inventory levels in fiscal year 2005 to a range of between 8 to 12 weeks. During fiscal year 2006, wholesalers maintained inventory at the lower end of this estimated range. For URSO and CANASA, we saw an increase in the prescription size that contributed to higher dollar sales in fiscal year 2006 compared to fiscal year 2005 following the launch in November 2004 of URSO FORTE and in February 2005 of the CANASA 1,000 mg suppository.

Sales in Canada increased 10.5% from $34.4 million for the year ended September 30, 2005 to $38.0 million for the year ended September 30, 2006. A strong performance of our SALOFALK product line accounted for most of this increase.

Sales in the EU decreased 8.8% from $57.1 million for the year ended September 30, 2005 to $52.1 million for the year ended September 30, 2006, mainly due to the delisting in March 2006 by the French government of a number of pharmaceutical products from government formularies, including LACTEOL, and re-pricing of other pharmaceuticals, including TAGAMET.

Revenue is stated net of deductions for product returns, chargebacks, contract rebates, discounts, DSA fees and other allowances of $58.6 million (16.7% of gross revenue) for the year ended September 30, 2006, and $39.4 million (13.6% of gross revenue) for the year ended September 30, 2005. This increase of total deductions as a percentage of gross revenue was primarily due to an increase in chargebacks, contract rebates reserves and DSA fees. During the second quarter of fiscal year 2006, the reserve for chargebacks and contract rebates was increased as a result of a refinement in the method used in the calculation for such reserves. The refinement was implemented based on best industry practices as well as additional information that was not available to us in prior periods. The increase is also due to the DSA fees resulting from the change of some wholesalers to a fee-for-service business model for the year ended September 30, 2006.

Product sales

Key sales figures for fiscal year 2006 are as follows:

•	Sales of pancreatic enzyme products (ULTRASE, PANZYTRAT and VIOKASE) amounted to $58.8 million, an increase of 0.2% over fiscal year 2005 sales of pancreatic enzyme products.

•

Sales of ursodiol products (URSO / URSO 250, URSO FORTE / URSO DS and DELURSAN) increased 25.2% to $75.4 million. This increase was mainly due to the impact of instability of wholesaler inventory levels in fiscal year 2005.

•

Sales of mesalamine products (CANASA and SALOFALK) amounted to $69.6 million, a 61.1% increase from the prior fiscal year. This increase was also mainly due to the impact of instability of wholesaler inventory levels in fiscal year 2005.

•	Sales of sucralfate products (CARAFATE and SULCRATE) amounted to $43.9 million, an increase of 18.9% over the previous fiscal year.

•	Sales of other products amounted to $44.6 million, a 12.7% decrease over the prior fiscal year.

Cost of goods sold

For the year ended September 30, 2006, cost of goods sold increased $1.3 million (1.8%) to $72.8 million from $71.5 million for the preceding fiscal year. As a percentage of revenue, cost of goods sold for the year ended September 30, 2006, decreased as compared to the preceding fiscal year from 28.5% to 24.9%. This decrease in the cost of goods sold as a percentage of revenue was due mainly to the increase in sales of products with a higher margin and the fact that cost of goods sold for the year ended September 30, 2005 included $4.7 million related to the write-down of inventory of finished goods for one product line sold in the United States.

Selling and administrative expenses

For the year ended September 30, 2006, selling and administrative expenses increased $7.3 million (8.5%) to $93.3 million from $86.0 million for the preceding fiscal year.

The increase for the year ended September 30, 2006 was net of a reduction in expenses of $2.9 million following the reversal of a pending legal settlements accrual during the second quarter of fiscal year 2006. Our subsidiary Axcan Scandipharm, Inc., or Axcan Scandipharm, had been named, along with other third parties, as a defendant in several legal proceedings related to the product line it markets under the name ULTRASE. In addition, the product line’s manufacturer and other defendant companies had claimed a right to recover amounts paid defending and settling these claims. The parties agreed to settle their dispute through binding arbitration. We accrued $2.9 million to cover any future settlements in connection with the indemnification claim and the lawsuits discussed above. Following a series of decisions rendered by the arbitrator in favor of Axcan Scandipharm, we reassessed its exposure, and the accrual for these claims was reversed in the three-month period ended March 31, 2006, thus reducing the selling and administrative expenses by $2.9 million for the year ended September 30, 2006.

The adoption of the new accounting rule concerning the compensation cost for share based awards resulted in an increase in selling and administrative expenses of $3.0 million (3.5%) for the year ended September 30, 2006. The increase was also due to consulting fees for regulatory compliance related to Sarbanes-Oxley, incremental marketing expenses in preparation of new products launches, additional marketing efforts on our current products and our French subsidiary’s restructuring charge of $1.7 million in the third quarter.

Research and development expenses

Research and development expenses increased $7.9 million (24.8%) to $39.8 million for the year ended September 30, 2006, from $31.9 million for the preceding fiscal year. This increase was mainly due to the termination of the development of ITAX for the treatment of Functional Dyspepsia, which generated additional research and development expenses estimated at approximately $4.3 million. These expenses were incurred to terminate certain supply agreements related to the manufacturing of the product’s active pharmaceutical ingredient. Additional costs associated with the close out of ongoing clinical trials are recorded in the financial statements as they are incurred. In addition, in the fourth quarter of fiscal year 2006, we incurred $1.5 million in up-front licensing fees associated with a co-development agreement signed with AGI Therapeutics Ltd., for the development of AGI-010, a compound to be used for the treatment of symptoms associated with GERD, and, in particular, to be used for the control of night-time gastric acidity, known as nocturnal acid breakthrough.

Depreciation and amortization

Depreciation and amortization increased $1.3 million (6.0%) to $22.8 million for the year ended September 30, 2006, from $21.5 million for the preceding fiscal year. This increase was mainly due to the amortization of LACTEOL and ADEKs which were reclassified from intangible assets with an indefinite life to intangible assets with a finite life on October 1, 2005.

Partial write-down of intangible assets

As a result of budgetary initiatives implemented by the French government, which resulted in the delisting of a number of pharmaceutical products from government formularies and the re-pricing of other pharmaceutical products, we reviewed the appropriate carrying value and useful life of our French subsidiary’s intangible assets. During the three-month period ended March 31, 2006, a partial write-down of $5.8 million was recognized on French product lines including TAGAMET and TRANSULOSE, as the carrying value of the intangible assets associated with these product lines, totalling $18.7 million prior to the write-down, exceeded their estimated fair value as management expects a negative effect on TAGAMET and TRANSULOSE future sales.

Financial expenses

Financial expenses remained relatively stable for the year ended September 30, 2006, decreasing $0.1 million (1.4%) from $7.1 million in fiscal year 2005 to $7.0 million in fiscal year 2006.

Income taxes

For the year ended September 30, 2006, income taxes amounted to $18.3 million compared to $8.4 million for the preceding fiscal year. The effective tax rates were 31.8% for the year ended September 30, 2006, and 24.1% for the year ended September 30, 2005. This increase in the effective tax rate was due in part to the research and development tax credits, deducted from the income taxes expense, in the amount of $2.5 million or 4.4 percentage points of the effective tax rate for the year ended September 30, 2006, compared to $2.6 million or 7.6 percentage points of the effective tax rate for the preceding fiscal year. This increase in effective tax rate before the deduction of research and development tax credits was mainly due to the fact that a greater part of our taxable income came from the United States, where the income tax rate is higher.

Net income

Net income was $39.1 million (or $0.86 of basic income per share and $0.79 of diluted income per share) for the year ended September 30, 2006, compared to $26.4 million (or $0.58 of basic income per share and $0.56 of diluted income per share) for the preceding fiscal year. Net income for the year ended September 30, 2006, takes into account the expensing of stock-based compensation which amounted to $3.6 million. Had stock-based compensation been recorded in the prior fiscal year, the impact on net income for the year ended September 30, 2005, would have been $4.3 million or $0.09 of basic income per share and $0.08 of diluted income per share, thus reducing net income to $22.2 million or $0.49 of basic income per share and $0.48 of diluted income per share. The change in net income for the year ended September 30, 2006, resulted mainly from an increase in revenue of $41.0 million and an increase in interest income of $4.2 million, which were offset partly by a $23.6 million increase in operating expenses and an increase in income taxes of $9.9 million.

The weighted average number of common shares outstanding used to establish the basic per share amounts increased to 45.7 million for the year ended September 30, 2006 from 45.6 million for the year ended September 30, 2005, following the exercise of options previously granted pursuant to our stock incentive plans. The weighted average number of common shares used to establish the diluted per share amounts decreased to 55.1 million for the year ended September 30, 2006, from 55.2 million for the year ended September 30, 2005.

Cash Flows

Our cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	For the Fiscal Years Ended September 30,
	2005	2006	Change
	(In millions of U.S. dollars)
Cash provided by operating activities	$67.7	$84.3	$16.6
Cash used by investing activities	(8.1)	(108.1)	(100.0)
Cash used by financing activities	(1.4)	(0.6)	0.8

Cash flows provided by operating activities increased $16.6 million from $67.7 million for the year ended September 30, 2005, to $84.3 million for the year ended September 30, 2006. This increase was mainly due to the increase in net income of $18.5 million before the partial write-down of intangible assets. Cash flows used by financing activities were $0.6 million for the year ended September 30, 2006. Cash flows used by investing activities for the year ended September 30, 2006 were $108.1 million, mainly due to the net acquisition of short-term investments of $99.5 million and the cash used for the acquisition of property, plant and equipment and intangible assets for $8.6 million. Cash flows used by investing activities for the year ended September 30, 2005, were $8.1 million mainly due to the net acquisition of short-term investments of $1.7 million plus the cash used for the acquisition of property, plant and equipment for $6.3 million.

Fiscal year ended September 30, 2005 compared to fiscal year ended September 30, 2004

Overview of results of operations

	For the Fiscal Years Ended September 30,
	2004	2005	Change
	(In millions of U.S. dollars, except share related data)
Revenue
URSO U.S.	$36.4	$36.0	$(0.4)	(1.1)%
CANASA U.S.	38.5	28.4	(10.1)	(26.2)%
CARAFATE U.S.	33.0	35.9	2.9	8.8%
ULTRASE U.S.	33.1	33.9	0.8	2.4%
VIOKASE U.S.	7.2	7.1	(0.1)	(1.4)%
Other	95.4	110.0	14.6	15.3%

Total Revenue	243.6	251.3	7.7	3.2%
Cost of goods sold(a)	54.2	71.5	17.3	31.9%
Selling and administrative expenses(a)	76.3	86.0	9.7	12.7%
Research and development expenses(a)	19.9	31.9	12.0	60.3%
Depreciation and amortization	16.4	21.5	5.1	31.1%
Partial write-down of intangible assets	—	—	—	—

	166.8	210.9	44.1	26.4%

Operating income	76.8	40.4	(36.4)	(47.4)%
Financial expenses	6.9	7.1	0.2	2.9%
Interest income	(0.8)	(1.3)	(0.5)	62.5%
Loss (gain) on foreign currency	(0.3)	(0.2)	0.1	(33.3)%

	5.8	5.6	(0.2)	(3.4)%

Income before income taxes	71.0	34.8	(36.2)	(50.9)%
Income taxes	22.3	8.4	(13.9)	(62.3)%

Net income	$48.7	$26.4	$(22.3)	(45.8)%
Income per common share
Basic	$1.08	$0.58	$(0.50)	(46.3)%
Diluted	$0.96	$0.56	$(0.40)	(41.7)%

(a)	Exclusive of depreciation and amortization.

Revenue

For the year ended September 30, 2005, revenue was $251.3 million compared to $243.6 million for the preceding fiscal year, an increase of 3.2%. This increase in revenue primarily resulted from higher sales in Canada and the EU partly offset by lower sales in the United States following an announced intention from major wholesalers to reduce their inventory levels.

Revenue is stated net of deductions for product returns, chargebacks, contract rebates, discounts and other allowances of $39.4 million (13.6% of gross revenue) in fiscal year 2005, and $28.8 million (10.6% of gross revenue) in fiscal year 2004. This increase of total deductions as a percentage of gross revenue was primarily due to an increase in returns and chargebacks in fiscal year 2005.

Product sales

Key sales figures for fiscal year 2005 are as follows:

•	Sales of prescription pancreatic enzyme products (ULTRASE, PANZYTRAT and VIOKASE) amounted to $58.7 million, an increase of 2.5% over fiscal year 2004 sales of prescription pancreatic enzyme products.

•	Sales of ursodiol products (URSO / URSO 250, URSO FORTE / URSO DS and DELURSAN) increased 7.3% to $60.2 million.

•

Sales of mesalamine products (CANASA and SALOFALK) amounted to $43.2 million, a 14.1% decrease from the prior fiscal year. This discrepancy was caused by larger than usual wholesaler orders in the last quarter of fiscal year 2004, which resulted in a 92% increase in sales of fiscal year 2004 compared to the prior fiscal year. Often, customers will buy in advance of pre-announced price increases or in anticipation of a price increase, thus shifting revenue from one period to another.

•	Sales of the AVAX product line amounted to $44.6 million, an increase of 6.7% over the previous fiscal year.

•	Sales of PHOTOFRIN and other products in the U.S. and Canada amounted to $14.0 million, a 6.9% increase from the prior fiscal year.

•	Sales of other products in the EU, mainly LACTEOL and TAGAMET, amounted to $29.4 million, a 19.0% increase over the prior fiscal year. This increase is mainly due to higher sales of LACTEOL.

Cost of goods sold

For the year ended September 30, 2005, cost of goods sold increased $17.3 million (31.9%) to $71.5 million from $54.2 million for the preceding fiscal year. As a percentage of revenue, cost of goods sold for the year ended September 30, 2005 increased as compared to the preceding fiscal year from 22.2% to 28.5%. This increase in the cost of goods sold as a percentage of revenue was due mainly to the write-down of inventory of finished goods with less than twelve months of shelf life, an increase in sales of products with a lower margin and a reduction in sales of products with a higher margin. Cost of goods sold for the year ended September 30, 2005, includes $4.7 million related to the write-down of inventory of finished goods for one product line sold in the United States.

Selling and administrative expenses

Selling and administrative expenses increased $9.6 million (12.6%) to $86.0 million for the year ended September 30, 2005, from $76.4 million for the preceding fiscal year. This increase was mainly due to an increase in our sales force in preparation for additional products to be marketed, including ITAX, additional marketing efforts on our current products, increased distribution cost following the signing of a new agreement with a major wholesaler and consulting fees for Information Technology implementation and regulatory compliance.

Research and development expenses

Research and development expenses increased $12.0 million (60.3%) to $31.9 million for the year ended September 30, 2005, from $19.9 million for the preceding fiscal year. This increase was mainly due to the Phase III development of ITAX, acquired in August 2003, for the treatment of functional dyspepsia. Phase III is the most expensive stage of clinical development.

Depreciation and amortization

Depreciation and amortization increased $5.1 million (31.1%) to $21.5 million for the year ended September 30, 2005, from $16.4 million for the preceding fiscal year. The increase was mainly due to the amortization of the AVAX product line acquired from Aventis on November 18, 2003, and the amortization of

PANZYTRAT, which was reclassified from intangible assets with an indefinite life to intangible assets with a finite life on October 1, 2004.

Financial expenses

Financial expenses remained relatively stable for the year ended September 30, 2005, increasing $0.2 million (2.9%) from $6.9 million in fiscal year 2004 to $7.1 million in fiscal year 2005.

Income taxes

Income taxes amounted to $8.4 million for the year ended September 30, 2005, compared to $22.3 million for the preceding fiscal year. The effective tax rates were 24.1% for the year ended September 30, 2005 and 31.4% for the year ended September 30, 2004. The decrease in effective tax rate was mainly due to research and development tax credits, deducted from the income tax expense, of $2.6 million for the year ended September 30, 2005 compared to $1.2 million for the preceding fiscal year.

The income tax expense and corresponding tax rate are summarized in the following tables:

	For the Fiscal Years Ended September 30,
	2004	2005
	($ in thousands)
Income tax expense
Income tax	$23,416	$11,032
Research and development tax credits	(1,163)	(2,619)

Income tax expense	$22,253	$8,413

Income tax rate
Income tax	33.0%	31.7%
Research and development tax credits	(1.6)%	(7.6)%

Effective tax rate	31.4%	24.1%

Net income

Net income was $26.4 million (or $0.58 of basic income per share and $0.56 of diluted income per share) for the year ended September 30, 2005, compared to $48.7 million (or $1.08 of basic income per share and $0.96 of diluted income per share) for the preceding year. The reduction in net income for the year ended September 30, 2005 resulted mainly from an increase in revenue of $7.7 million, an increase in operating expenses totaling $44.1 million and a decrease in income taxes of $13.8 million.

The weighted average number of common shares outstanding used to establish the basic per share amounts increased to 45.6 million for the year ended September 30, 2005, from 45.3 million for the year ended September 30, 2004, following the exercise of options previously granted pursuant to our stock option plan. The weighted average number of common shares used to establish the diluted per share amounts increased to 55.2 million for the year ended September 30, 2005 from 55.0 million for the year ended September 30, 2004.

Cash flows

Our cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	For the Fiscal Years Ended September 30,
	2004	2005	Change
	(In millions of U.S. dollars)
Cash provided by operating activities	$23.4	$67.7	$44.3
Cash used by investing activities	(42.7)	(8.1)	34.6
Cash provided (used) by financing activities	3.3	(1.4)	(4.7)

Cash flows from operating activities increased $44.3 million from $23.4 million of cash provided by operating activities for the year ended September 30, 2004, to $67.7 million for the year ended September 30, 2005. This increase was mainly due to the fact that inventories remained relatively stable and accounts receivable decreased by $8.6 million during the year ended September 30, 2005, compared to the previous fiscal year when they increased by $45.0 million following the increase in sales and the acquisition of new products. Cash flows used by financing activities were $1.4 million for the year ended September 30, 2005 and cash flows from financing activities for the year ended September 30, 2004, were $3.3 million. Cash flows used by investment activities for the year ended September 30, 2005, were $8.1 million mainly due to the net acquisition of short-term investments of $1.7 million and the cash used for the acquisition of property, plant and equipment for $6.3 million. Cash flows used for investment activities for the year ended September 30, 2004, were $42.7 million mainly due to the net cash used for the acquisition of intangible assets for $149.6 million and property, plant and equipment for $13.4 million with the net proceeds from the disposal of short-term investments.

Balance sheets as of September 30, 2006 and 2007

The following table summarizes balance sheet information as at September 30, 2007, compared to September 30, 2006:

	As at September 30,
	2006	2007	Change
	(In millions of U.S. dollars)
Cash, cash equivalents and short-term investments	$173.0	$309.6	$136.6	79.0%
Current assets	262.4	402.1	139.7	53.2%
Total assets	695.8	832.6	136.8	19.7%
Current liabilities	64.6	104.7	40.1	62.1%
Long-term debt	125.6	0.1	(125.5)	(99.9)%
Total liabilities	228.4	142.4	(86.0)	(37.7)%

Shareholders’ equity	467.4	690.2	222.8	47.7%

Working capital	197.8	297.4	99.6	50.4%

Our cash, cash equivalents and short-term investments increased by $136.6 million (79.0%) to $309.6 million as at September 30, 2007, from $173.0 million at September 30, 2006. As at September 30, 2007, we do not hold any asset-backed commercial paper. As at September 30, 2007, working capital was $297.4 million, compared to $197.8 million at September 30, 2006, an increase of $99.6 million (50.4%). Total assets increased $136.8 million (19.7%) to $832.6 million as at September 30, 2007, from $695.8 million as at September 30, 2006. These increases were mainly due to the cash flows from operating activities of $136.1 million for the year ended September 30, 2007.

Shareholders’ equity increased $222.8 million (47.7%) to $690.2 million as at September 30, 2007, from $467.4 million as at September 30, 2006. The increase in shareholders’ equity was mainly due to the conversion of the Convertible Notes, amounting to $125.0 million, into capital stock and the net income of the year ended September 30, 2007, of $71.5 million. Long-term debt decreased $125.5 million (99.9%) to $0.1 million as at September 30, 2007, from $125.6 million as at September 30, 2006. This decrease was mainly due to the conversion of the Convertible Notes, amounting to $125.0 million, into capital stock.

Liquidity and Capital Resources

Cash Requirements

Our research and development expenses totalled $39.8 million for fiscal year 2006 and $28.6 million for fiscal year 2007. We regularly review product and other acquisition opportunities and may therefore require additional debt or equity financing. We cannot be certain that such additional financing, if required, will be available on acceptable terms, or at all.

Contractual Obligations and Other Commitments

The following table summarizes our significant contractual obligations as at June 30, 2008, and the effect such obligations are expected to have on our liquidity and cash flows in future years. This table excludes amounts already recorded on the balance sheet as current liabilities at June 30, 2008, and certain other purchase obligations as discussed below:

	For the twelve-month periods ending June 30,
(in millions of U.S. dollars)	2009	2010	2011	2012	2013 and thereafter
	$	$	$	$	$
Long-term debt	10.1	13.2	14.2	18.6	580.0
Operating leases	1.9	0.7	0.3	0.1	—
Other commitments	3.2	0.8	0.4	0.1	—

	15.2	14.7	14.9	18.8	580.0

Purchase orders for raw materials, finished goods and other goods and services are not included in the above table. Management is not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders may represent authorizations to purchase rather than binding agreements. For the purpose of this table, contractual obligations for purchase of goods or services are defined as agreements that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on current needs and are fulfilled by our vendors within relatively short timetables. We do not have significant agreements for the purchase of raw materials or finished goods specifying minimum quantities or set prices that exceed our short-term expected requirements. We also enter into contracts for outsourced services; however, the obligations under these contracts are not significant and the contracts generally contain clauses allowing for cancellation without significant penalty. As milestone payments are primarily contingent on receiving regulatory approval for products under development, they do not have defined maturities and therefore are not included in the above table.

The expected timing of payment of the obligations discussed above is estimated based on current information. The timing of payments and actual amounts paid may differ depending on the timing of receipt of goods or services, or, for some obligations, changes to agreed-upon amounts.

Long-term debt and New Senior Secured Credit Facilities

On February 25, 2008, we obtained various types of financing in connection with the Arrangement. We issued $228.0 million aggregate principal amount of the outstanding secured notes. The outstanding secured notes were priced at $0.98737 with a yield to March 1, 2015, of 10%.

We also obtained a credit facility for a total amount of $290.0 million composed of term loans totalling $175.0 million and of a revolving credit facility of $115.0 million, collectively referred to as the new senior secured credit facilities. The new senior secured credit facilities bear interest at a variable rate composed of either the Federal Funds Rate or the three-month British Banker Association LIBOR rate, at our option, plus the applicable rate based on our consolidated total leverage ratio and certain of our subsidiaries for the preceding twelve months. The new senior secured credit facilities mature on February 25, 2014, with payments on the term loans beginning in fiscal 2008. As at June 30, 2008, $175.0 million of term loans had been issued and no amounts had been drawn against the revolving credit facility. The term loans were priced at $0.96 with a yield to February 25, 2014, of 8.75% before the effect of the interest rate swap. On February 28, 2008, we entered into interest swap agreements whereby the variable portion of the interest rate, which is based on the three-month British Banker Association LIBOR, will be replaced by a fixed interest rate of 2.71% on a notional amount of $115.0 million. The new senior secured credit facilities require us to meet certain financial covenants, which were met as at June 30, 2008.

On February 25, 2008, as part of the Arrangement financing, we also obtained $235.0 million in financing under a senior unsecured bridge facility, or the Bridge Financing, maturing on February 25, 2009. On May 6, 2008, the Bridge Financing was refinanced on a long-term basis, by repaying the bridge facility with the proceeds from our sale of $235.0 million aggregate principal amount of the outstanding senior notes. The outstanding senior notes were priced at $0.9884 with a yield to March 1, 2016 of 13.16%.

Certain of our subsidiaries have been designated as guarantors with respect to the new senior secured credit facilities, the secured notes and the senior notes. Our obligations under, and each of the guarantors’ obligations under its guarantee of, the new senior secured credit facilities and the notes are secured by a first priority security interest in our assets and such guarantor subsidiaries, respectively.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Operating leases

We have various long-term operating lease agreements for office space, automotive equipment and other equipment. The latest expiry date for these agreements is in 2013.

Other commitments

Other operating commitments consist primarily of amounts relating to administrative services, clinical studies and other research and development services.

Related Party Transactions

During the four-month period ended June 30, 2008, we made a cash advance to our parent company Axcan MidCo Inc. amounting to $133.2 million, which has been recorded in the shareholders’ equity section of the balance sheet, and have interest income and interest receivable from our parent company amounting to $4.2 million relative to this cash advance, which has also been recorded in the shareholders’ equity section of our balance sheet. This $4.2 million income and receivable are subject to an equivalent provision and are therefore reversed. We also incurred $1.5 million of income taxes on this cash advance, which also has been recorded in the shareholder’s equity section of the balance sheet. We also received a cash advance from our parent company, Axcan MidCo Inc., amounting to $4.0 million.

During the four-month period ended June 30, 2008, we paid management fees to our indirect parent Axcan Holdings Inc. amounting to $12.9 million. These management fees were accounted for as debt issue expenses for $4.8 million, transaction costs for $6.1 million and $2.0 million was expensed and included in selling and administrative expenses. Also during the four-month period ended June 30, 2008, Axcan Holdings Inc. accrued management fees payable to our indirect parent Axcan Holdings Inc. amounting to $1.0 million. These management fees were expensed and included in selling and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any transactions, arrangements and other relationships with unconsolidated entities that are likely to affect our operating results, our liquidity or capital resources. We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity or market or credit risk support, and does not engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the consolidated financial statements.

Cash Flows

Our cash flows from operating, investing and financing activities, as reflected in the consolidated statements of cash flows, are summarized in the following table:

	For the nine-month periods ended June 30,
	2008	2007	Change
(in millions of U.S. dollars)	$	$	$
Cash provided by operating activities	24.3	94.8	(70.5)
Cash provided (used) by investing activities	(833.7)	105.8	(939.5)
Cash provided by financing activities	1,037.0	6.0	1,031.0

Cash flows from operating activities decreased $70.5 million from $94.8 million of cash provided for the nine-month period ended June 30, 2007, to $24.3 million for the nine-month period ended June 30, 2008. The cash provided by operating activities decreased mainly because of a decrease in net income, without taking into account the acquired in-process research amounting to $272.4 million for the nine-month period ended June 30, 2008. Cash flows used by investing activities for the nine-month period ended June 30, 2008, were $833.7 million, mainly due to the net cash used to fund the Arrangement of $958.5 million, less the cash from disposal of short-term investments of $130.0 million. Cash flows provided by financing activities for the nine-month period ended June 30, 2008, were $1,037.0 million, mainly due to the issue of common shares for cash consideration of $475.0 million and the proceeds from the issuance of long-term debt for an amount of $634.1 million to fund the Arrangement, less the debt issue expenses amounting to $37.2 million and the costs due to the cancellation of the stock-based compensation plans, as a result of the February 2008 Transactions, amounting to $30.4 million.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. We do not use derivative financial instruments for speculative or trading purposes. We do not use off-balance sheet financing or similar special purpose entities. Inflation has not had a significant impact on our results of operations.

Foreign Currency Risk

We operate internationally; however, a substantial portion of revenue and expense activities as well as capital expenditures are transacted in U.S. dollars. Our results of operations are also affected by fluctuations of currencies other than the U.S. dollar, in particular euros and Canadian dollars. Our exposure to exchange rate fluctuations in these currencies is reduced because, in general, our revenues denominated in currencies other than the U.S. dollar are partially offset by a corresponding amount of costs denominated in the same currency. However, significant long-term fluctuations in relative currency values could have an adverse effect on future profitability.

Interest Rate Risk

The primary objective of our investment policy is the protection of capital. Accordingly, investments are made in high-grade government and corporate securities with varying maturities, but typically, less than 180 days. Therefore, we do not have a material exposure to interest rate risk on our investments, and a 100 basis-point adverse change in interest rates would not have a material effect on our consolidated results of operations, financial position or cash flows. We are exposed to interest rate risk on borrowings under the new senior secured credit facilities and the Bridge Financing. The new senior secured credit facilities and the Bridge Financing bear interest based on British Banker Association LIBOR. Based on projected advances under the new senior secured credit facilities and the Bridge Financing and considering the interest swap agreements in place discussed below, a 100 basis-point adverse change in interest rates could have a material effect on our consolidated results of operations, financial position, or cash flows. On May 6, 2008, we refinanced the Bridge Financing of $235.0 million by repaying the existing loan using the proceeds of the outstanding senior notes.

On February 28, 2008, we entered into two pay-fixed, receive-floating interest rate swap agreements, effectively converting $115.0 million of variable-rate debt under secured senior credit facilities to fixed-rate debt. The swaps were effective as of March 3, 2008 and are accounted for in accordance with SFAS No. 133, as amended. Derivative financial instruments are measured at fair value and are recognized as assets or liabilities on the balance sheet, with changes in the fair value of the derivatives recognized in either net income (loss) or other comprehensive income (loss), depending on the timing and designated purpose of the derivative. When we pay interest on the portion of the debt designated as hedged, the gain or loss on the swap designated as hedging the interest payment will be reclassified from accumulated other comprehensive income to interest expense. These derivative instruments are designated as cash flow hedges with the related gains or losses recorded in other comprehensive income, with an offsetting amount included in other long-term liabilities. At June 30, 2008, the notional amount of interest rate swaps entered into by us was $115.0 million. The fair value of the interest rate swap at June 30, 2008, was an asset of $0.6 million. As at June 30, 2008, the balance of deferred net losses on derivatives included in accumulated other comprehensive income was $0.4 million. We expect that $0.3 million will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. These interest swap agreements were entered into in March 2008 and expire in February 2009 and 2010.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with U.S. GAAP, applied on a consistent basis. Some of our critical accounting policies require the use of judgment in their application or require estimates of inherently uncertain matters. Therefore, a change in the facts and circumstances of an underlying transaction could significantly change the application of our accounting policies to that transaction, which could have an effect on our financial statements. The policies that management believes are critical and require the use of complex judgment in their application are discussed below.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the financial statements and also affect the recognized amounts of revenues and expenses during the year. Significant estimates and assumptions made by management include the allocation of the purchase price of acquired assets and businesses, allowances for accounts receivable and inventories, reserves for product returns, rebates, chargebacks and DSA fees, the classification of intangible assets between finite life and indefinite life, the useful lives of long-lived assets, the expected cash flows used in evaluating long-lived assets, goodwill and investments for impairment, stock based compensation costs, pending legal settlements and the establishment of provisions for income taxes including the realizability of deferred tax assets. The estimates are made using the historical information and various other relevant factors available to management. We review all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary. Actual results could differ from those estimates based upon future events, which could include, among other risks, changes in regulations governing the manner in which we sell our products, changes in the health care environment, foreign exchange and managed care consumption patterns.

Revenue Recognition

Revenue is recognized when the product is shipped to our customers, provided we have not retained any significant risks of ownership or future obligations with respect to the product shipped. Provisions for sales discounts and estimates for chargebacks, managed care and Medicaid rebates, product returns and distribution service agreement fees are established as a reduction of product sales revenues at the time such revenues are recognized. These revenue reductions are established by us at the time of sale, based on historical experience adjusted to reflect known changes in the factors that impact such reserves. In certain circumstances, product returns are allowed under our policy and provisions are maintained accordingly. These revenue reductions are generally reflected as an addition to accrued expenses. Amounts received from customers as prepayments for products to be shipped in the future are reported as deferred revenue.

The following table summarizes the activity in the accounts related to revenue reductions:

	Product returns	Contract rebates	Charge- backs	DSA fees	Discounts and other	Total
(in millions of U.S. dollars)	$	$	$	$	$	$
Balance as at September 30, 2007	12.5	9.4	5.9	1.6	0.4	29.8
Provisions	6.4	18.4	14.9	1.4	6.2	47.3
Settlements	(4.8)	(19.1)	(14.4)	(1.6)	(6.1)	(46.0)

Balance as at June 30, 2008	14.1	8.7	6.4	1.4	0.5	31.1

We do not provide any form of price protection to our wholesale customers and permits product returns only if the product is returned in the 12 months following its expiration date. Credit for returns is issued to the original purchaser at current wholesale acquisition cost less 10%. Accrued liabilities include reserves of $14.1 million and $12.5 million as at June 30, 2008, and September 30, 2007, respectively, for estimated product returns.

In the United States, we establish and maintain reserves for amounts payable to managed care organizations and state Medicaid programs for the reimbursement of portions of the retail price of prescriptions filled that are covered by these programs. We establish and maintain reserves for amounts payable to wholesale distributors for the difference between their regular sale price and the contract price for the products sold to our contract customers. The amounts are recognized as revenue reductions at the time of sale based on our best estimate of the product’s utilization by these managed care and state Medicaid patients and sales to its contract customers, using historical experience adjusted to reflect known changes in the factors that impact such reserves. Accrued liabilities include reserves of $8.7 million and $6.4 million as at June 30, 2008, and $9.4 million and $5.9 million as at September 30, 2007, respectively, for estimated contract rebates and chargebacks.

If the levels of chargebacks, fees pursuant to DSAs, managed care and Medicaid rebates, product returns and discounts fluctuate significantly and/or if our estimates do not adequately reserve for these reductions of net product revenues, our reported revenue could be negatively affected.

Intangible Assets and Goodwill

Intangible assets with a finite life are amortized over their estimated useful lives according to the straight-line method over periods varying from 5 to 20 years. The straight-line method of amortization is used because it reflects, in the opinion of management, the pattern in which the intangible assets with a finite life are used. In determining the useful life of intangible assets, we consider many factors including the intention of management to support the asset on a long-term basis by maintaining the level of expenditure necessary to support the asset, the use of the asset, the existence and expiration date of a patent, the existence of a generic version of, or competitor to, the product and any legal or regulatory provisions that could limit the use of the asset.

As a result of purchases of product rights and other identifiable intangible assets, we carried $367.2 million as net intangible assets on our consolidated balance sheet as at September 30, 2007. Also as a result of these purchases, we carried $27.5 million of goodwill on our consolidated balance sheet as at September 30, 2007. Upon the Arrangement, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. As a result, these values were increased and we carry $568.9 million as net intangible assets and $176.0 million of goodwill on our consolidated balance sheet as at June 30, 2008. The estimated annual amortization expense for intangible assets with a finite life, which have a remaining weighted average amortization period of approximately 12.6 years, for the next five fiscal years, is approximately $54.2 million.

Research and Development Expenses

Research and development expenses are charged to operations in the period they are incurred. Acquired in-process research and development having no alternative future use is expensed at the time of acquisition. The cost of intangibles that are purchased from others for a particular research and development project that have no alternative future use are expensed at the time of acquisition.

Income taxes

Income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are recognized to account for the estimated taxes that will result from the recovery or settlement of assets and liabilities recorded at their financial statement carrying amounts. Deferred income tax assets and liabilities are measured based on enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Adjustments to the deferred income tax asset and liability balances are recognized in net income as they occur.

We conduct business in various countries throughout the world and is subject to tax in numerous jurisdictions. As a result of our business activities, we file a significant number of tax returns that are subject to examination by various federal, state, and local tax authorities. Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by us and this may require several years to resolve.

Changes in Accounting Standards

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Statement (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS No. 162 will become effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect that the adoption of SFAS No. 162 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS No.142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact of the adoption of the provisions of this FSP on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities”.

SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. SFAS 161 requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact of the adoption of the provisions of SFAS No. 161 on our consolidated financial statements.

In February 2008, the FASB issued SFAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). This FSP delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 will therefore be applicable to non-financial assets and liabilities for our fiscal year commencing October 1, 2009. We are currently evaluating the impact of the adoption of the provisions of SFAS No. 157 and FAS 157-2 on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, which replaces SFAS No. 141, “Business Combinations”. SFAS No. 141(R) expands the definition of a business combination and requires the acquisition method of accounting to be used for all business combinations and an acquirer to be identified for each business combination. SFAS No. 141(R) also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, SFAS No. 141(R) establishes requirement in the recognition of acquisition costs, restructuring costs and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties. SFAS No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact of the adoption of the provisions of SFAS No. 141(R) on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS No. 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS No. 160 requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No.160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non controlling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this bulletin is not expected to have a material effect on our consolidated financial statements.

In December 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-01, “Accounting for Collaborative Arrangements”. EITF No. 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF No. 07-01 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. EITF No. 07-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. We are currently evaluating the impact of the adoption of the provisions of EITF No. 07-1 on our consolidated financial statements.

BUSINESS

Overview

We are a leading specialty pharmaceutical company concentrating in the field of gastroenterology, with operations in the U.S. and Canada and the EU. We market and sell pharmaceutical products used in the treatment of a variety of gastrointestinal diseases and disorders. Our main product lines include ULTRASE, PANZYTRAT and VIOKASE, which are pancreatic enzyme products for the treatment of exocrine pancreatic insufficiency; URSO / URSO 250, URSO FORTE / URSO DS, and DELURSAN, which are ursodiol products for the treatment of certain cholestatic liver diseases; SALOFALK and CANASA, which are mesalamine-based products for the treatment of certain inflammatory bowel diseases; and CARAFATE and SULCRATE, sucralfate products for the treatment of gastric and duodenal ulcers. We also have a number of projects in all phases of clinical development, as further described below in the section “Products in Development.”

In addition to our marketing activities, we carry out research and development activities on products at various stages of development. These activities are carried out primarily with respect to products we currently market in connection with lifecycle management initiatives, as well as product candidates which are acquired or licensed from third parties. By combining our marketing expertise with our research and development experience, we distinguish ourselves from other specialty pharmaceutical companies that focus solely on distribution of products and we offer licensors the prospect of rapidly expanding the potential market for their products on a multinational basis. As a result, we are presented with opportunities to acquire or in-license products that have been advanced to the later stages of development by other companies. This focus on products in late-stage development enables us to reduce risks and expenses typically associated with new drug development.

Industry Overview

The pharmaceutical industry is large and growing, enjoying one of the highest growth rates across all healthcare sectors, and, as of the end of the 2007 calendar year, has averaged 11.8% compound annual growth in terms of prescription spending since 1980. According to the Centers for Medicare and Medicaid Services, U.S. prescription drug spending has grown every year since 1980, including during recessionary periods. This growth has been driven by the introduction of new products, increasing utilization, population growth, aging population and price increases, none of which we believe are sensitive to economic cycles. We believe that large pharmaceutical companies are continuing to focus their efforts on developing and commercializing “blockbuster” drugs. This market dynamic creates opportunities for specialty pharmaceutical companies like us to successfully target attractive niches in therapeutic categories such as gastrointestinal diseases and disorders.

According to IMS, the U.S. market for gastrointestinal drugs was approximately $21 billion in 2006, of which approximately $15 billion was represented by proton pump inhibitors and H2 blockers for the treatment of symptoms associated with GERD. Our current marketed products do not address this sector of the market. The remaining approximately $6 billion of the U.S. gastrointestinal pharmaceutical market consists of sales of products that are used to treat non-GERD gastrointestinal indications. The markets in the U.S. for products that are prescribed primarily by specialists to treat the diseases and disorders treated by our core product lines, including inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases, pancreatic insufficiency, gastric and duodenal ulcers and other related gastrointestinal disorders, are estimated to be approximately $682 million in the aggregate in fiscal year 2007. We believe that the stable historical growth rates of the markets in which we participate are primarily a function of the chronic nature of many of the disorders treated by our products.

Competitive Strengths

We believe we have a number of competitive strengths that will enable us to further enhance our position in the gastroenterology market.

Diversified Portfolio of Branded Products. We currently market branded products in seven product categories that treat a broad range of gastrointestinal diseases and disorders. During fiscal year 2007, four product lines contributed 13% or more of our revenues, but no single product line accounted for more than 20% of our revenues. We believe that our diversified portfolio of products distinguishes us from our principal specialty pharmaceutical competitors, which generally depend on one product that accounts for approximately 45% to 50% of their revenues, according to publicly-available information. Our portfolio of products is also geographically diverse, with approximately 27% of our revenues being generated from sales outside the United States in fiscal year 2007. The following charts summarize our revenues in fiscal year 2007 by product line and by geography:

Leading Competitive Positions in Attractive Gastroenterology Markets. We have a strong track record of leveraging a product line’s unique market position to drive performance. CANASA and URSO are currently the only branded, actively-promoted products in their respective markets in the U.S., with respect to CANASA and URSO 250 / URSO FORTE, and Canada, with respect to URSO / URSO DS, and CARAFATE is the only branded suspension-form sucralfate product in its market in the U.S. These product lines enjoy leading market positions in terms of sales in their respective markets: CARAFATE is used to treat gastric and duodenal ulcers and accounted for 70% of the U.S. market for sucralfate products in terms of sales in fiscal year 2007, CANASA is used to treat ulcerative proctitis and colitis and accounted for 64% of the U.S. market for rectally-administered mesalamine products in terms of sales in fiscal year 2007, and URSO is the only ursodiol product indicated for the treatment of Primary Biliary Cirrhosis, or PBC, in the U.S. and accounted for 67% of the U.S. market for ursodiol products in terms of sales in fiscal year 2007. In addition, VIOKASE is the only branded non-enteric coated prescription pancreatic enzyme product in its market. VIOKASE is used to treat pancreatic insufficiency and, together with ULTRASE, accounted for 28% of the U.S. market for prescription pancreatic enzyme products in terms of sales in fiscal year 2007. We believe that our products are often the first line of treatment prescribed by physicians for these diseases and disorders. Many of the gastrointestinal diseases and disorders that our products are used to treat are chronic, and as a result, we believe that physicians tend to be reluctant to change a patient’s treatment program once the patient has been treated with and becomes accustomed to a particular product. As a result, we believe that our products experience a high degree of patient loyalty allowing us to maintain leading competitive positions in the markets in which we participate.

Non-Patent Barriers to Entry. Despite not having long-term patent protection, we believe that our core product lines benefit from a variety of regulatory, clinical, sourcing and manufacturing barriers to entry, including, depending upon the product line and the product, the requirement to obtain certain regulatory approvals by a specified date, the requirement to conduct clinical trials, the ability to source certain high-grade active pharmaceutical ingredients and the know-how required to manufacture certain dosage forms. We believe that these barriers to entry may create impediments for generic competitors to introduce and market generic versions of certain of our products, including products from our ULTRASE, VIOKASE, CANASA and CARAFATE product lines. See “Business—Products” and “Risk Factors—Risks Related to Our Business.”

Focused Sales Force with Market-Leading Performance. By focusing on establishing strong relationships with high-volume prescribing gastroenterologists, hepatologists and cystic fibrosis centers, we are able to effectively penetrate the gastroenterology market. As of June 30, 2008, our sales force is comprised of 152 sales representatives, with 82 located in the United States, 59 in the EU (including a contracted sales force in Germany that devotes its efforts exclusively to selling our products) and 11 in Canada.

Consistently Strong Historical Organic Growth and High Free Cash Flow Generation. Our business is characterized by strong free cash flows due to our robust operating history and minimal capital intensity. Over the last five fiscal years, we have increased revenue and EBITDA at compound annual growth rates of 21% and 25%, respectively. In addition, our capital expenditure requirements have historically been minimal, averaging 2.7% of revenues over the last six fiscal years, providing for strong free cash flow conversion. Over the last six fiscal years, we have generated cumulative free cash flow of approximately $380 million. We believe, but cannot guarantee, that our strong free cash flow will enable us to adequately service debt and will provide us with financial flexibility to invest in our business. For information regarding the risks we and our business face, please see “Risk Factors.”

Proven Track Record in Acquiring Products and Building Market Share. Our business development effort is focused on expanding our product portfolio by capitalizing on our core knowledge of gastrointestinal markets. Our experienced business development team uses a rigorous and disciplined approach to identify and acquire products that can be grown by our sales force using the strong relationships we have with gastroenterology practitioners. We have a strong record of acquiring and developing products and growing their market share, as evidenced by our leading position in a number of the markets in which we participate.

In addition to URSO, CANASA, CARAFATE, ULTRASE, SALOFALK and VIOKASE, after successfully completing Phase III trials for PYLERA and obtaining FDA approval in 2006, we launched PYLERA in the United States in May 2007. By June 30, 2008, PYLERA had already successfully captured 7.0% of the U.S. market in terms of new prescriptions written by gastroenterologists for the eradication of Helicobacter pylori, a bacterium recognized as being the main cause of gastric and duodenal ulcers.

Experienced and Dedicated Management Team. We have a highly experienced management team at both the corporate and operational levels. Our team is led by Dr. Frank Verwiel, our President and Chief Executive Officer, formerly with Merck & Co., Inc. and a 20-year veteran of the healthcare industry, who joined Axcan Pharma Inc. as President and Chief Executive Officer in July 2005. David Mims, formerly with Scandipharm, Inc., is our Executive Vice President and Chief Operating Officer, having joined Axcan Pharma Inc. in such capacity in February 2000 as a result of the acquisition of Scandipharm, Inc. Mr. Mims brings 20 years of experience in the healthcare industry to Axcan. Steve Gannon joined Axcan Intermediate Holdings Inc. and

Axcan Pharma Inc. as Senior Vice President, Finance and Chief Financial Officer in February 2008 and April 2006, respectively, having previously served as Chief Financial Officer of CryoCath Technologies, Inc. and held various senior financial roles at AstraZeneca and Mallinckrodt. Dr. Alexandre LeBeaut rejoined us as Senior Vice President and Chief Scientific Officer in September 2008 after previously holding such position with Axcan Pharma from May 2006 to February 2007 and holding various executive positions in the pharmaceutical industry, most recently as Vice President, Medical Units, U.S. Medical Affairs of Sanofi-Aventis Pharmaceuticals. Nicholas Franco joined Axcan Pharma Inc. as Senior Vice President, International Commercial Operations in July 2007, having formerly held various management positions at Novartis Pharma AG. Darcy Toms joined Axcan Pharma Inc. as Vice President, Business Development in January 2007, having formerly held positions at Biovail and Aventis. Richard Tarte, formerly a partner with the law firm of Coudert Brothers, joined us as General Counsel and Secretary in February 2008 and joined Axcan Pharma Inc. as Vice President, Corporate Development & General Counsel in 2001 and brings 8 years of experience in the healthcare sector to Axcan. Overall, the foregoing members of our senior management team have an average tenure of 15 years in the healthcare industry.

Business Strategy

We intend to enhance our position as the leading specialty pharmaceutical company concentrating in the field of gastroenterology by pursuing the following strategic initiatives:

Focus on Gastroenterology Market. While large pharmaceutical companies are primarily focusing on developing “blockbuster” drugs, we concentrate our efforts on branded products in niche gastroenterology markets that we can effectively target with our sales force, which, as of June 30, 2008, consists of a total of 152 sales representatives based in the U.S., U.K., Canada, France and Germany. We currently market a range of established specialty pharmaceutical products intended for the treatment of symptoms associated with gastrointestinal diseases and disorders. We plan to continue to grow our revenues by building on our solid base business and introducing new products to the gastroenterology market. Given the niche nature of our markets and the focused audience, consisting of gastroenterologists, hepatologists and cystic fibrosis centers, our sales representatives are able to concentrate their sales and marketing efforts to effectively target the primary prescription writers of these products.

Grow Sales of Existing Products. We seek to drive growth in sales of our products by continuing to focus on high-volume prescribing physicians in the gastroenterology market and by leveraging the market position and unique nature of our product lines. We utilize extensive analysis of prescription data relating to our products and the products of our competitors to identify physicians who are high-volume prescribers of drugs that treat the diseases and disorders that our products address, and we then call on these high-volume prescribing physicians frequently to build strong professional relationships. We also seek to leverage the unique nature of our product lines to drive performance. Products from our CANASA and URSO product lines are currently the only branded, actively-promoted products in their respective markets in the U.S., with respect to CANASA and URSO 250 / URSO FORTE, and CARAFATE is the only branded suspension-form sucralfate product in its market in the U.S. ULTRASE, in addition to being promoted by our sales force, also is supported by physicians and caregiver programs which we believe helps to differentiate ULTRASE from competing products and to position ULTRASE as the drug of choice for many patients. In addition, VIOKASE is the only branded non-enteric coated prescription pancreatic enzyme product in its market. As a result, we believe our products are often the first line of treatment prescribed by physicians. We seek to leverage this position and what we believe is the high degree of patient loyalty to our products in order to maintain leading competitive positions in the markets in which we participate.

Take Advantage of Recent Regulatory Developments to Increase Market Share. Due to concerns about substantial variation among pancreatic enzyme products on the market, in April 2004, the FDA formally notified manufacturers of pancreatic enzyme products, including ULTRASE and VIOKASE, that their products had to be approved by the FDA in order to remain on the market in the U.S. Under current requirements, manufacturers are required to file an IND for their pancreatic enzyme products by April 2008, to file an NDA by April 2009 and to obtain FDA approval by April 2010. We believe that the manufacturers of many of the generic, or unbranded, products that are currently on the market will not complete the required clinical trials by the deadline imposed by the FDA. As generic products currently on the U.S. market accounted for approximately 52% of prescription volume in 2007, this could result in a significant growth opportunity for branded products that are approved by the FDA. We have submitted our NDA for ULTRASE MT, the mini-tablet formulation of ULTRASE, have submitted our IND for VIOKASE and, assuming successful completion of the currently ongoing clinical trial, expect to submit our NDA for VIOKASE in time to comply with the FDA’s required timeline for pancreatic enzyme product approval. On July 1, 2008, we received an approvable letter from the FDA regarding our NDA for ULTRASE MT, citing certain chemistry, manufacturing and control data work concerns and we are currently preparing a response to the FDA’s comments in collaboration with our manufacturing partners and expect that required regulatory filings will be made in time to comply with the FDA’s guidelines. At least three other manufacturers of pancreatic enzyme products, Eurand N.V., or Eurand, Solvay Pharmaceuticals, Inc., or Solvay, and Digestive Care, Inc., have submitted or have begun to submit NDAs for their products. In August 2007, Solvay reported that it had received an approvable letter from the FDA citing certain chemistry, manufacturing and control data work and clinical concerns regarding its pancreatic enzyme product and has not reported further regarding its NDA. In September 2008, Eurand announced that it had responded to an approvable letter from the FDA for its pancreatic enzyme product ZENTASE®, which cited certain chemistry, manufacturing and control data work concerns and that it expected a response filing by its raw material supplier to the FDA’s questions relating to the Drug Master File, or DMF, in the near future. In addition, Digestive Care, Inc. has recently announced that it has submitted the first module of its NDA for its pancreatic enzyme product PANCRECARB®, which was granted a “Fast Track” designation by the FDA, which allows certain new drugs and biological products to proceed more rapidly through the regulatory review process.

Selectively Acquire or In-License Complementary Products. We intend to continue to seek to acquire or in-license new products that complement the strategic focus of our existing portfolio of product lines. Due to our core knowledge of gastrointestinal markets, our multinational sales and marketing capabilities, our reputation and our top-tier sales force, we believe that we are a preferred partner for companies looking to sell or out-license their products. Our experienced business development team uses a rigorous and disciplined approach to ensure that the product lines we acquire fit strategically within our portfolio. In recent years, we have successfully grown a number of product lines that we acquired or developed to become leaders in their markets, including URSO, CANASA, CARAFATE, ULTRASE, SALOFALK and VIOKASE.

Pursue Growth Opportunities Through Developing Pipeline. We will maintain our commitment to research and development in order to develop the next generation of products to address unmet needs in the gastroenterology market. Our internal development efforts focus primarily on extending proprietary protection of our products through product line extensions, rather than undertaking the costly, high-risk new drug discovery usually associated with large pharmaceutical and biotechnology companies. Our experienced product development team, which includes both our quality assurance and scientific affairs teams, consists of 102 scientists and technicians, approximately 39 of whom have a Doctor of Medicine (M.D.), Doctor of Philosophy (Ph.D.) or Doctor of Pharmacy (Pharm.D.) degree, has proven expertise in the development of line extensions and formulations and in the commercialization of our development efforts. After successfully completing Phase III trials for PYLERA, we obtained FDA approval in 2006 and, in May 2007, launched PYLERA in the United States. We believe that PYLERA constitutes a therapy that is less expensive and of shorter duration than its competitors. By June 30, 2008, PYLERA had already successfully captured 7.0% of the U.S. market in terms of new prescriptions written by gastroenterologists for the eradication of Helicobacter pylori, a bacterium recognized as being the main cause of gastric and duodenal ulcers, and we believe that we are well-positioned to continue to capture market share from PYLERA’s competitors. We also expect to launch PYLERA in the EU in 2010, subject to successful completion of clinical trials and regulatory approval, and have a number of additional products in our pipeline, including, among others, CANASA MAX-002, a smaller-form product for our CANASA product line to be used for the treatment of ulcerative proctitis; Cx401, an innovative biological product in development for the treatment of perianal fistula; and AGI-010, a controlled-release proton pump inhibitor to be used for the treatment of symptoms associated with GERD, and, in particular, to be used for the control of night-time gastric acidity, known as nocturnal acid breakthrough. Nocturnal acid breakthrough remains a significant unmet medical need, and is estimated to occur in more than 50% of GERD patients on a proton pump inhibitor therapy.

Expand Internationally. Our current infrastructure in the U.S., Canada and the EU will form the basis of our efforts to expand internationally by increasing our sales and marketing footprint worldwide. We intend to continue to increase the geographic presence of our products, and to that end, for example, we expect to launch PYLERA in the EU in 2010, subject to successful completion of clinical trials and regulatory approval. We also plan to maintain and expand our network of third-party distributors that sell our products in countries where we do not have a sales force presence.

Products

Our focus is in the field of gastroenterology. Our current portfolio of commercial products includes a number of gastrointestinal products for the treatment of a range of gastrointestinal diseases and disorders such as inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases, pancreatic insufficiency, gastric and duodenal ulcers, and other related gastrointestinal disorders.

While our business focus is to sell products in the United States, Canada and the EU, several of our products have been commercialized internationally through licensing and distribution agreements with marketing partners with expertise in their local markets.

We also have various products in development in the U.S., Canada and the EU. A discussion on these projects and on the regulatory process follows under the headings “Products in Development” and “Government Regulation.”

The majority of the products that we market do not benefit from any patent protection. We believe, however, that certain of our products benefit from other barriers to the entry of competitors or generics. Our products nevertheless remain subject to competition and generic product entries into their respective markets, which, especially in the case of generics, which are typically sold at a significant discount to reference drug prices, could significantly and negatively affect our revenues. As of June 30, 2008, our main product lines are CANASA, URSO 250 / URSO FORTE , ULTRASE, CARAFATE and PYLERA in the United States, SALOFALK and URSO in Canada and DELURSAN, PANZYTRAT and LACTEOL in the EU. Since the end of fiscal year 2007, the patent covering URSO 250 / URSO FORTE’s use in the treatment of PBC has expired in the United States (November 19, 2007) and the market exclusivity obtained on CANASA pursuant to the clinical investigation exclusivity provisions of the Hatch-Waxman Act, covering a change in the formulation of this drug from a 500 mg formulation to a 1,000 mg suppository formulation, has expired (November 5, 2007).

Our main marketed product lines, their sales, prescriptions, patent/regulatory protection and certain other barriers to entry are discussed below.

Pancreatic Enzyme Products

ULTRASE

We market as ULTRASE, certain pancreatic enzyme microsphere (ULTRASE MS) and mini-tablet (ULTRASE MT) products, designed to help patients with exocrine pancreatic insufficiency (including pancreatic insufficiency associated with cystic fibrosis) to better digest food. ULTRASE is marketed in the United States, Canada and a few export markets but this product line is actively promoted by us solely in the United States.

For the nine months ended June 30, 2008 and for the fiscal year ended September 30, 2007, we reported net sales of $44.2 million and $47.9 million, respectively ($39.1 million in fiscal year 2006 and $36.0 million in fiscal year 2005) for ULTRASE. ULTRASE competes with a number of pancreatic enzyme products including PANCREASE® (Ortho-McNeil Pharmaceutical, Inc.), CREON® (Solvay Pharmaceuticals, Inc.) and PANCRECARB® (Digestive Care, Inc.), as well as with various other unbranded products. ULTRASE, together with VIOKASE, has had the second leading market share for branded products in the U.S. for the last five years, both in terms of the number of prescriptions written for pancreatic enzyme products and sales of pancreatic enzyme products. IMS estimates that in 2007, 14% of the prescriptions written for pancreatic enzyme products in the U.S. were written for ULTRASE and VIOKASE, and sales of ULTRASE and VIOKASE accounted for 28% of the total sales of pancreatic enzyme products in the U.S.

ULTRASE is licensed exclusively from Eurand under an exclusive license and supply agreement. This agreement, which was entered into in 2000, initially was for a period of ten years with automatic renewals for subsequent periods of two years. This agreement was amended in 2007 and extended to 2015. We have paid Eurand licensing fees totalling $3.5 million, and we agreed to pay to Eurand royalties of 6% on annual net sales.

In April 2004, the FDA formally notified manufacturers of pancreatic insufficiency products that these drugs, which include ULTRASE, must receive regulatory approval under an NDA before April 2008 in order to remain on the market. The FDA recently extended this deadline to April 2010. We completed the submission of our NDA for ULTRASE MT in September 2007 and this filing was accepted by the FDA in December 2007.

ULTRASE MT was also granted a priority review (as defined by the FDA) designation by the FDA. Under the Prescription Drug User Fee Act, the FDA’s target goal date for a decision on the ULTRASE MT NDA was initially scheduled on April 1, 2008 and was postponed to July 1, 2008, on which date we received an approvable letter from the FDA, citing certain chemistry, manufacturing and control data work concerns. We are currently preparing a response to the FDA’s comments in collaboration with our manufacturing partners and expect that required regulatory filings will be made in time to comply with the FDA’s guidelines.

ULTRASE does not currently benefit from patent protection. We believe that, upon approval of its NDA, ULTRASE will be entitled to receive New Drug Product Exclusivity pursuant to the Hatch-Waxman Act which would provide it limited protection from new competition in the marketplace. This exclusivity is expected to prohibit the FDA from approving ANDAs for products containing the same active moiety, for a period of five years. Further, in its guidelines (“Guidance for Industry—Exocrine Pancreatic Insufficiency Drug Products—Submitting NDAs”; April 2006), the FDA has stated that because of their complexity, pancreatic enzyme extract products are not likely to be appropriate for ANDA filings.

Other manufacturers currently pursuing approval for porcine derived pancreatic enzyme products are Eurand and Solvay. In September 2008, Eurand announced that it had responded to an approvable letter from the FDA for its pancreatic enzyme product ZENTASE®, which cited certain chemistry, manufacturing and control data work concerns and that it expected a response filing by its raw material supplier to the FDA’s questions relating to the Drug Master File, or DMF, in the near future. Solvay reported that it received an approvable letter from the FDA in August 2007 citing certain chemistry, manufacturing and control data work and clinical concerns. Solvay has not reported further on its application. In July 2008, Digestive Care, Inc. announced that it has submitted the first module of its NDA for PANCRECARB®, which was granted a Fast Track designation.

Of the other branded prescription pancreatic enzyme product currently on the U.S. market (PANCREASE® sold by Ortho-McNeil Pharmaceutical, Inc.), we are not aware that any NDA filings were made for this product. Although Johnson & Johnson, of which Ortho-McNeil Pharmaceutical, Inc. is a subsidiary, had completed a Phase II clinical trial for PANCREASE® in 2006, we are not aware of a Phase III clinical trial ongoing at this time. We are currently not aware of any clinical trial activities being conducted by any generic, or unbranded, manufacturers.

VIOKASE

We market as VIOKASE non-enteric coated pancreatic replacement enzymes for the treatment of exocrine pancreatic insufficiency. VIOKASE, although not actively promoted, is sold in the United States and Canada.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $9.5 million and $11.2 million, respectively ($7.6 million in fiscal year 2006 and $7.8 million in fiscal year 2005) for VIOKASE.

In April 2004, the FDA formally notified manufacturers of pancreatic insufficiency products that these drugs, which include VIOKASE, must receive regulatory approval under an NDA, before April 2008, in order to remain on the market. The FDA recently extended this deadline to April 2010. We have filed an IND and are currently advancing the completion of our NDA for VIOKASE.

VIOKASE does not currently benefit from patent protection. We believe that it will be entitled to receive New Product Exclusivity pursuant to the Hatch-Waxman Act upon approval of our NDA. This exclusivity is expected to prohibit the FDA from approving ANDAs for products containing the same active moiety, for a period of five years. Further, in its guidelines, entitled “Guidance for Industry—Exocrine Pancreatic Insufficiency Drug Products—Submitting NDAs” dated April 2006, the FDA stated that because of their complexity, pancreatic enzyme extract products are not likely to be appropriate for ANDA filings.

We believe that VIOKASE is currently the only branded non-enteric coated pancreatic enzyme product commercially available in the United States, though it competes with a number of generic, or unbranded products.

PANZYTRAT

PANZYTRAT consists of enteric coated microtablets for use in the treatment of exocrine pancreatic insufficiency and pancreatic enzyme deficiency. PANZYTRAT is marketed in several countries, mainly Germany and the Netherlands as well as a few export markets. For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $12.9 million and $14.8 million, respectively ($12.1 million in fiscal year 2006 and $14.8 million in fiscal year 2005) for PANZYTRAT. The main competitor for PANZYTRAT in Germany and the Netherlands is CREON® (Solvay).

PANZYTRAT does not benefit from any patent protection, nor any other form of regulatory exclusivity in the main countries in which it is marketed, namely Germany and the Netherlands.

Ursodiol

URSO 250 and URSO FORTE (United States)

In the United States, we have been marketing URSO 250, a 250-milligram ursodiol tablet for the treatment of Primary Biliary Cirrhosis, or PBC, a chronic liver disease, since May 1998. URSO FORTE, a 500-milligram ursodiol tablet, was launched in November 2004.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $49.9 million and $68.1 million, respectively ($49.3 million in fiscal year 2006 and $36.0 million in fiscal year 2005) for URSO 250 / URSO FORTE in the United States.

In the United States, there is currently no therapy specifically approved to be marketed for the treatment of PBC other than URSO 250 / URSO FORTE. However, other ursodiol products, approved and prescribed for gallstone dissolution as associated with active weight loss, are sometimes used for the treatment of various other liver diseases, including PBC. These products include ACTIGALL™, a product provided by Watson

Pharmaceuticals, Inc. and generic versions of ACTIGALL™. According to IMS, the market share of our URSO product lines, including URSO 250 / URSO FORTE and URSO / URSO DS, in terms of the number of prescriptions written for ursodiol products in the U.S. increased from 25% in 2003 to 30% in 2007. In 2007, sales of our URSO products accounted for 67% of the sales of ursodiol products in the U.S.

In addition, on November 19, 2007, the FDA Orange Book listed patent covering the use of URSO 250 / URSO FORTE, expired. URSO 250 / URSO FORTE do not benefit from any other patent protection or other form of regulatory exclusivity in the United States. As a result, if a generic ursodiol tablet were to be launched, it could have a significant negative impact on sales of URSO 250 / URSO FORTE in the United States.

We have undertaken, and plan to continue to undertake various modifications of and improvements to the dosage forms and specifications of URSO that we believe may help maintain sales of URSO in the face of generic competition. For example in July 2007, we introduced a scored tablet version of URSO FORTE (which gives physicians more flexible dosing options). In addition, we have recently modified our product specifications to meet a more stringent set of specifications for ursodiol products that was approved by the FDA in June 2008.

We believe that these modifications and improvements coupled with URSO’s recognized brand name, its specific approval for the treatment of PBC, its similar pricing per milligram for end-users, compared to comparable generics of ACTIGALL™, and its targeted marketing approach aimed at hepatology specialists provide a competitive advantage to URSO 250 and URSO FORTE in the United States and could allow us to maintain sales of URSO in the face of generic competition. There is no assurance, however, that any of these measures will produce advantages over generic competition with respect to URSO and generic sales could have a significant negative impact on our sales of URSO. See “Risk Factors—Risks Related to Our Business.”

URSO and URSO DS (Canada)

In Canada, we market URSO (250 mg) and URSO DS (500 mg) for the treatment of cholestatic liver diseases, which include PBC and Primary Sclerosing Cholangitis, or PSC. URSO / URSO DS were covered by a patent relating to the use ursodiol for the treatment of PBC in Canada, which was to expire in 2010. However, in 2006, the generic product manufacturer, Pharmascience Inc., successfully challenged the validity of this patent under the Notice of Compliance Regulation procedures of Health Canada. In May 2006, generic versions of URSO and URSO DS received approval for sale in Canada and were launched in fiscal year 2007. The launch of these generic products has had a negative impact on sales of URSO / URSO DS in the second half of fiscal year 2007 and is expected to continue to negatively impact sales going forward.

URSO / URSO DS does not benefit from any other patent protection or other form of regulatory exclusivity in Canada.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $3.1 million and $9.0 million, respectively ($11.4 million in fiscal year 2006 and $11.1 million in fiscal year 2005) for URSO / URSO DS in Canada.

DELURSAN

DELURSAN is an ursodiol preparation marketed in France and indicated for the treatment of cholestatic liver diseases, including PBC, PSC and liver disorders related to cystic fibrosis.

DELURSAN does not have any patent protection or any regulatory exclusivity in France. As a result, if a generic ursodiol preparation were to be launched, it could have a significant negative impact on sales of DELURSAN in France. For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $15.8 million and $16.7 million, respectively ($13.9 million in fiscal year 2006 and $13.1 million in fiscal year 2005) for DELURSAN. In France, DELURSAN currently competes mainly with URSOLVAN® (Sanofi-Aventis S.A.).

Mesalamine

CANASA

CANASA is a mesalamine suppository, which is sold by us in the United States and which is indicated for the treatment of distal ulcerative proctitis, an inflammatory bowel disease. We believe that CANASA currently is the only commercially available mesalamine suppository in the United States.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $52.8 million and $65.1 million, respectively ($53.1 million in fiscal year 2006 and $28.7 million in fiscal year 2005) for CANASA in the United States.

CANASA competes with topical corticosteroid enemas and suppositories, as well as mesalamine enemas. In the United States, CANASA primarily competes with ROWASA® enemas provided by Solvay and with various generic mesalamine enemas. According to IMS, CANASA’s market share in terms of the number of prescriptions written for rectally-administered mesalamine products in the U.S. has increased from 51% in 2003 to 63% in 2007. In 2007, sales of CANASA accounted for 61% of sales of rectally-administered mesalamine products in the U.S.

CANASA does not have any patent protection in the United States. On November 5, 2007, the previously granted clinical investigation exclusivity pursuant to the Hatch-Waxman Act, covering a change in the formulation of this drug from a 500 mg formulation to a 1,000 mg suppository formulation, expired. As a result, if a generic mesalamine suppository were to be launched, it could have a significant negative impact on sales of CANASA in the United States.

However, in June 2007, the FDA published draft guidance on the requirements it expects manufacturers seeking approval of a mesalamine suppository to meet in order to obtain approval to launch such a product. The draft guidance specifies, among other things, that a request of approval must be supported by placebo and reference-drug controlled, clinical studies with clinical endpoints demonstrating efficacy in patients with ulcerative proctitis. We believe the FDA has issued this guidance based upon its assessment that CANASA acts locally in the patient’s body and, as such, pharmacokinetic studies seeking to establish comparability based on amounts of the drug in the patient’s blood levels are not adequate to demonstrate the bioequivalence of another product seeking approval.

We believe that generic competitors may be unwilling to undertake the expense required for these types of clinical trials. In addition, we believe that it may be difficult for generic competitors to meet the requirements of this FDA draft guidance. However, we cannot provide assurances that any potential generic competitor will not be able to meet such requirements.

Moreover, on July 27, 2007, we filed a Citizen’s Petition asking the FDA to require manufacturers seeking approval of mesalamine rectal suppositories to perform an adequate and well-controlled clinical safety and efficacy trial that provides substantial evidence that the generic product demonstrates therapeutic equivalence to CANASA in patients with ulcerative proctitis, and to perform a pharmacokinetic study to evaluate the systemic exposure in patients with ulcerative proctitis. The FDA has not yet provided a substantive response to the Citizen Petition. We believe this request to be consistent with the standards the FDA has previously applied to other comparable topically acting or non-systemically absorbed drugs and with the above referenced draft guidance published in June 2007, but cannot provide assurances that our request will be granted.

SALOFALK

SALOFALK is a mesalamine-based product line (tablets, suspensions and suppositories) sold by us in Canada for the treatment of certain inflammatory bowel diseases, such as ulcerative colitis, ulcerative proctitis and Crohn’s Disease. In Canada, SALOFALK does not have any patent protection, or any regulatory exclusivity.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported sales of $16.4 million and $19.3 million, respectively ($16.5 million in fiscal year 2006 and $14.5 million in fiscal year 2005) for SALOFALK.

In Canada, SALOFALK competes with several products containing mesalamine in controlled-release tablets or capsules, including ASACOL™, a product provided by The Proctor & Gamble Company, and DIPENTUM™, a product provided by UCB Pharma, Inc.

Sucralfate

CARAFATE / SULCRATE

Our CARAFATE / SULCRATE product lines are indicated for the treatment of gastric and duodenal ulcers. CARAFATE is sold in the United States as oral tablets and an oral suspension and SULCRATE as oral suspensions in Canada, where it is not actively promoted. Both product lines compete primarily against generic sucralfate tablets.

For the nine months ended June 30, 2008 and fiscal year ended September 30, 2007, we reported combined sales of $39.2 million and $52.2 million, respectively ($43.1 million in fiscal year 2006 and $37.7 million in fiscal year 2005) for CARAFATE / SULCRATE. CARAFATE / SULCRATE do not have any patent protection or any regulatory exclusivity in their respective markets. Patent protection for CARAFATE lapsed in fiscal year 2001. We are not aware of any generic versions of CARAFATE / SULCRATE oral suspension that are commercially available in the United States or Canada. If a generic version of these drugs were to be launched, it could have a significant negative impact on sales of CARAFATE / SULCRATE oral suspension in the United States and Canada. According to IMS, in 2007, CARAFATE accounted for 34% of the prescriptions written for sucralfate in the U.S. and 70% of sales of sucralfate in the U.S.

We believe, but cannot provide assurances, that due to the mode of absorption of CARAFATE oral suspension, the FDA will require manufacturers seeking an ANDA approval for a generic version of CARAFATE oral suspension to conduct clinical trials in order to demonstrate therapeutic equivalence, which would likely be a barrier to the introduction of a competing generic product in the United States.

Helicobacter Pylori Eradication

PYLERA

Since May 7, 2007, we have been marketing as PYLERA a 3-in-1 capsule therapy for the eradication of Helicobacter pylori, a bacterium recognized as being the main cause of gastric and duodenal ulcers. PYLERA is protected by patent claims covering triple and quadruple therapies for Helicobacter pylori eradication. These claims cover the treatment of duodenal ulcer disease (and in some countries reflux esophagitis and gastric ulcer) through the eradication of Helicobacter pylori using a bismuth compound together with two or more antibiotics. The expiry dates of these patents vary depending on the jurisdiction. In the United States, they expire in March 2010. The double capsule formulation of this product and its use in multiple therapies is also covered by patent in a number of countries. The U.S. patent expires in December 2018.

However, because the active pharmaceutical ingredients of PYLERA include antibiotics that were approved by the FDA prior to 1997, the U.S. patents covering PYLERA’s triple and quadruple therapies for Helicobacter pylori eradication and capsule formulation are not permitted to be listed in the FDA’s Orange Book and are not eligible to benefit from the automatic stay provisions or the market exclusivity provisions of the Hatch-Waxman Act.

Since its launch in May 2007, sales of PYLERA in the United States have amounted to $1.8 million for the year ended September 30, 2007 and $4.5 million for the nine months ended June 30, 2008.

Other blister pack products that compete with PYLERA include HELIDAC®, a product provided by Prometheus Laboratories Inc., and PREVPAC®, a product provided by TAP Pharmaceutical Products Inc.

Other Products

LACTEOL

LACTEOL is a product containing a specific proprietary strain of Lactobacillus Acidophilus in a lyophilized powder form. It is available in a number of dosage forms, including capsules, and is primarily indicated for the treatment of diarrhoea. LACTEOL, which is mainly sold in France and in over 40 export markets, does not have any patent protection or any regulatory exclusivity. However, the product is derived from a proprietary strain of bacterium for which the ultimate parent organism is protected by a number of security safeguards, such that access by third parties seeking to reproduce it for competitive or other purposes is limited and controlled.

For the nine months ended June 30, 2008 and the fiscal year ended September 30, 2007, we reported sales of $15.7 million and $16.3 million, respectively ($18.1 million in fiscal year 2006 and $20.3 million in fiscal year 2005) for LACTEOL, including $9.9 million ($9.1 million in fiscal year 2006 and $8.8 million in fiscal year 2005) outside of France.

Sales in France significantly decreased in fiscal years 2007 and 2006 since, as part of new measures designed to reduce healthcare cost associated with the reimbursement of prescription drugs, the French government decided to stop the reimbursement of approximately 200 drugs, including LACTEOL. However, in the first three quarters of fiscal 2008, we have seen an increase in our sales of LACTEOL. We believe our over-the-counter marketing strategy has been the primary reason for this sales trend.

LACTEOL competes with a number of generic products in most markets. As LACTEOL has been marketed for several decades, we believe the brand name LACTEOL constitutes a definite marketing advantage wherever the product is sold.

PHOTOFRIN / PHOTOBARR

We market (directly or through distributors) PHOTOFRIN / PHOTOBARR in the U.S., Canada, the EU and other selected markets, for the treatment of high-grade dysplasia associated with Barrett’s Esophagus, obstructing esophageal cancer and non small cell lung cancer, as well as certain types of gastric cancers and cervical dysplasia. PHOTOFRIN / PHOTOBARR is a photo-sensitizer approved for use in photodynamic therapy, an innovative medical therapy based on the use of light-activated drugs. PHOTOFRIN / PHOTOBARR is covered by a number of patents claiming compositions (including product by process claims), methods of use in approved indications, methods of manufacture, as well as patents for certain devices used in connection with treatment with these products. In the United States, PHOTOFRIN / PHOTOBARR’s main market, patent expiries for this product range from June 2009 to May 2016.

For the nine months ended June 30, 2008 and the fiscal year ended September 30, 2007, we reported sales of $5.2 million and $5.9 million, respectively ($5.5 million in fiscal year 2006 and $7.7 million in fiscal year 2005) for PHOTOFRIN / PHOTOBARR.

To our knowledge, there are currently no other photo-sensitizers approved as drugs in Canada, the United States and the EU for the treatment of high-grade dysplasia associated with Barrett’s Esophagus, obstructing esophageal cancer and lung cancer, gastric cancer or cervical dysplasia.

Products in Development

Our Scientific Affairs team leverages its expertise in the field of gastroenterology to develop product line enhancements and modifications to new and existing products, consistent with our research and development growth strategy. We mainly consider the development of late-stage (Phase II and beyond) novel molecules and innovative product candidates that provide an acceptable risk/return ratio.

We also seek to enhance and extend exclusivity through the staged introduction of product enhancements. These may include improvements in the frequency of administration of drug products, improvements in the convenience of administration, reduction in dose, reduction in side effects (improved tolerability), or improved therapeutic effect/benefit.

Our staff of research scientists has expertise in all aspects of the drug-development process, from pre-formulation studies and formulation development, to scale-up and manufacturing. In fiscal year 2007, our development efforts resulted in the approval of PYLERA in the United States, for the eradication of the Helicobacter pylori bacterium.

As part of our business strategy, we enter into licensing agreements with companies that are developing compounds and innovative products in the field of gastroenterology. These compounds and products are typically in-licensed with some combination of upfront payments, development milestone payments and/or royalty payments. In some cases, we have an option to acquire an ownership position in the company with which we have entered into such an agreement.

We currently have development efforts ongoing for eight products that we believe may, upon regulatory approval, provide clinically meaningful benefits to patients.

Our pipeline products are in various stages of development. Despite the reduced risk profile of our pipeline programs (relative to new chemical entities), they do carry development risk, and as such, we do not anticipate the commercialization of all of these products. In addition, we routinely review and prioritize our pipeline as new product candidates are added, which can result in the discontinuation or delay in other ongoing development programs which offer, in our estimation, a less attractive risk/return profile. This is normal practice in the pharmaceutical industry.

Given that the successful development of any pipeline program is dependent on a number of variables, it is difficult to accurately predict timelines for regulatory approval and accordingly clinical development expenses. In fiscal year 2007 our research-and-development expenses were approximately $28.6 million or 8.2% of our total revenues (excluding acquired research-and-development expenses from the Cellerix acquisition).

The following is a description of our active and disclosed pipeline projects. The intellectual property around these projects is discussed in “Patents and Trademarks.”

Pancreatic Enzyme Products

ULTRASE and VIOKASE

In April 2004, the FDA formally notified manufacturers of pancreatic enzyme products that these drugs, which include ULTRASE and VIOKASE, must receive NDA approval before April 2008, in order to remain on the market. This deadline was recently extended to April 2010. The FDA has also published final guidelines aimed at assisting manufacturers of pancreatic enzyme drug products in preparing and submitting these NDAs. We completed all the clinical trial and the chemistry, manufacturing and control data work required for the submission of our NDA for ULTRASE MT in the fourth quarter of fiscal year 2007, which filing was accepted by the FDA in the first quarter of fiscal year 2008. On July 1, 2008, we received an approvable letter from the FDA regarding our NDA for ULTRASE MT, citing certain chemistry, manufacturing and control data work concerns. We are currently preparing a response to the FDA’s comments in collaboration with our manufacturing partners and expect that required regulatory filings will be made in time to comply with the FDA’s guidelines. We have submitted our IND for VIOKASE and, assuming successful completion of the currently ongoing clinical trial, we expect to submit our NDA for VIOKASE in time to comply with the FDA’s required timeline for pancreatic enzyme product approval.

While we can provide no assurances, we believe that some of the manufacturers of prescription pancreatic enzyme products that are currently on the market in the United States may not be able to satisfy the FDA’s requirements for NDAs for these products, which could create a significant growth opportunity for us if we receive NDA approval for ULTRASE and VIOKASE before April 2010. See “Risk Factors—Risks Related to Our Business.”

NMK 150

We are developing NMK 150, a new high protease pancrelipase preparation developed for the relief of pain in small duct chronic pancreatitis, which represents an unmet medical need. A dose-ranging, animal study assessing the toxicity of NMK 150, which paid special attention to duodenal irritation, confirmed the safety profile of this compound. A Phase I, ascending, multiple-dose clinical study was also completed and confirmed the safety and tolerability of this compound alone and in combination with a proton pump inhibitor. Results of the pharmacodynamics part of the studies are currently being analyzed.

Ursodiol

SUDCA (Ursodiol Disulfate)

We are currently studying the use of SUDCA, a new ursodiol derivative, in the prevention of the recurrence of colorectal adenomateous polyps, considered to be a pre-cancerous stage of colorectal cancer.

We had previously completed a Phase II study of the effectiveness of URSO 250 in preventing the recurrence of colorectal adenomateous polyps in the United States and Canada, for which 792 patients were randomized. The final analysis confirmed a trend in the sub-group of patients suffering from early stage colorectal cancer at baseline: a 26% reduction of polyp recurrence rate occurred in the URSO 250 group when compared to placebo, both in terms of mean number of recurring polyps at one year (0.67 vs. 0.90) and the average size of the polyps (0.23 vs. 0.31). However, in the overall study population, no statistically significant difference between the two groups was observed in terms of mean number of recurring polyps (0.97 vs. 1.04) and average polyp size (0.30 vs. 0.28).

Preliminary results of studies conducted with SUDCA showed that ursodiol disulfate reduces the number of aberrant crypts in a rat model of colon cancer. Aberrant crypts are considered to be early abnormal changes in the intestinal lining that are precursors to colon cancer. In a small pilot study, where rats were injected with the carcinogen azoxymethane, a 56% reduction in the total number of aberrant crypts in the colon was observed after four weeks in those animals treated with this new ursodiol formulation compared to control models. Ursodiol disulfate alone fed to rats had no adverse effects on the appearance of the lining of the colon. Long-term animal studies are ongoing to determine the effect of ursodiol disulfate on the timing of appearance, the number, and the size of colonic tumours in the azoxymethane rat model of chemically-induced colon cancer.

In addition to these animal studies, a single, ascending-dose Phase I clinical study was completed in early 2006, and a multiple, ascending-dose Phase I study was completed in September 2006, to evaluate the safety, tolerability and preliminary pharmacokinetics of SUDCA. Both studies confirmed the safety and tolerability of this compound. Results of the pharmacokinetics part of the studies are currently being analyzed.

Mesalamine

CANASA MAX-002

We have initiated the CANASA MAX-002 program, a Phase III clinical trial to evaluate the efficacy and safety of a novel, high-concentration, 1-gram mesalamine suppository for the treatment of ulcerative proctitis.

Ulcerative proctitis is a subgroup of ulcerative colitis, one of the most common inflammatory bowel diseases. For approximately 30% of patients with ulcerative colitis, the illness begins as ulcerative proctitis where bowel inflammation is limited to the rectum. Currently, it is estimated that there are 1 million cases of inflammatory bowel disease in the U.S.

In June 2007, the FDA issued draft guidance on the type of clinical program required for the approval of mesalamine suppositories. Based on this draft guidance, we temporarily suspended the recruitment of this trial and expect to resume it in fiscal 2009, upon completion of ongoing discussions with the FDA.

Helicobacter Pylori Eradication

PYLERA

We have initiated a Phase III clinical program with PYLERA in the EU to obtain approval to market this therapy for the eradication of Helicobacter pylori. This Phase III clinical trial in the EU is expected to be conducted on approximately 400 patients and is intended to compare our PYLERA regimen given in combination with omeprazole, to the widely used OAC triple therapy (20 mg of omeprazole, 1 g of amoxicillin and 500 mg of clarithromycin, all given twice a day). The trial is expected to be completed in the second half of calendar 2009. PYLERA was successfully launched in the United States in fiscal year 2007. Under the terms of FDA approval, we are required to conduct a post-marketing pediatric study of PYLERA in children, which we must complete by 2011.

Others

AGI-010

We and AGI Therapeutics, plc, or AGI are co-developing AGI-010, a delayed/controlled release formulation of the proton pump inhibitor drug omeprazole, which is being developed for the treatment of symptoms associated with GERD, and, in particular, is to be used for the control of night-time gastric acidity, known as nocturnal acid breakthrough. Nocturnal acid breakthrough remains a significant unmet medical need, and is estimated to occur in more than 50% of GERD patients on a proton pump inhibitor therapy.

Development of the final formulation for this compound is ongoing and once completed, will allow both companies to make a decision on the most appropriate development and filing strategy for this product.

See “Patents and Trademarks—AGI-010” below for more information regarding certain milestone payments we may have to make related to the development of AGI-010.

Cx401

On September 30, 2007, we entered into an exclusive license and development agreement with Cellerix of Spain, for the North American (United States, Canada and Mexico) rights to Cx401, an innovative biological product in development for the treatment of perianal fistulas.

A Phase II trial conducted in 50 patients in the EU demonstrated the efficacy and safety of Cx401. This randomized, open-label, parallel assignment study evaluated the safety and efficacy of Cx401 in the treatment of perianal fistulas in Crohn’s and non-Crohn’s Disease patients. The primary endpoint for this study was photographically assessed complete closure and healing, and showed a 71% response rate in the acute phase, both in Crohn’s and non-Crohn’s Disease patients. Results of this study were presented at Digestive Disease Week in May 2007 (Garci-Olmo D. et al., “Expanded Adipose-Derived Stem Cells (Cx401) for the Treatment of Complex Perianal Fistula. A Phase II Clinical Trial” (Digestive Disease Week 2007; Abstract: 492)) and are pending publication.

We will be responsible for the costs to develop and commercialize this product in North America. We expect to initiate a Phase IIb study in North America in the second half of fiscal 2009. Depending on the outcome of further discussions with the FDA, filing could occur as early as 2011.

See “Patents and Trademarks—Cx401” below for more information regarding certain royalty payments we may have to make related to the development of Cx401.

Sales and Marketing

In the United States, we sell our products to most major wholesale drug companies and distributors, which in turn distribute our products to chain and independent pharmacies, hospitals and mail order organizations. As of June 30, 2008, we had 82 sales representatives, 9 regional sales managers (managed by 2 zone directors) and 5 national account managers in our managed care group, all located in the United States, who call on high-volume prescribing gastroenterology physicians, cystic fibrosis centres, hepatologists and transplant centres, potential and current PHOTOFRIN centres as well as third-party payors, clinical pharmacists and formularies administrators. Since the launch of PYLERA, in May 2007, sales representatives also visit general practitioners known to be high-volume prescribers of Helicobacter pylori eradication therapies.

In Canada, we sell our products to hospitals and wholesale drug companies, which in turn distribute our products to pharmacies. Our major products are included in most provincial drug benefit formularies and are actively promoted by our 11 sales representatives, under the supervision of the regional sales manager, to gastroenterologists and internal medicine specialists with a particular interest in gastrointestinal diseases, as well as to colorectal surgeons.

In France, we sell our products to distributors, which in turn distribute them to wholesale drug companies, which in turn distribute them to pharmacies. As of June 30, 2008, we had 43 sales representatives who, under the supervision of 5 regional sales directors, regularly visit high-volume prescribing physicians to promote our other products. In addition, in Germany, we have an exclusive contracted sales force that includes 15 sales representatives under the supervision of 1 regional sales director and in the United Kingdom, we have 1 sales representative.

This international sales structure is complemented by our sponsorship of high-level international medical meetings on topics related to our products and research activities. These events are recognized by leading institutions, and continuing medical education credits are awarded to attendees. As a consequence, we believe that we are recognized not only as a supplier of quality products, but also as an important link in the continuous medical education process.

Customers

While the ultimate end-users of our products are the individual patients to whom our products are prescribed by physicians, our direct customers include a number of large pharmaceutical wholesale distributors and large pharmacy chains. The pharmaceutical wholesale distributors that comprise a significant portion of our customer base sell our products primarily to retail pharmacies, which ultimately dispense our products to the end consumers.

Increasingly, in North America, third-party payors, such as private insurance companies and drug plan benefit managers, aim to rationalize the use of pharmaceutical products and medical treatments, in order to ensure that prescribed products are necessary for the patients’ disorders. Moreover, large drug store chains now account for an increasing portion of the retail sales of prescription medicines. The pharmacists and store managers of such retail outlets are under pressure to reduce the number of items in inventory in order to reduce costs.

We use a “pull-through” marketing approach that is typical of pharmaceutical companies. Under this approach, our sales representatives actively promote our products by demonstrating the features and benefits of our products to physicians and, in particular, gastroenterologists who may write their patients prescriptions for our products. The patients, in turn, take the prescriptions to pharmacies to be filled. The pharmacies then place orders with the wholesalers, to whom we sell our products.

The following table sets forth the percentage of total net sales for each of the last three fiscal years for each of our wholesale customers that accounted for ten percent or more of our total net sales in any of the last three fiscal years.

	For the fiscal years ended September 30,
	2005	2006	2007
McKesson Corporation	30.2%	39.0%	41.2%
Cardinal Health	20.9%	24.4%	25.0%
Amerisource Bergen	11.0%	11.4%	11.1%

Total	62.1%	74.8%	77.3%

Competition

Our business is highly competitive. Competition within the gastroenterology industry is primarily based upon product effectiveness, side effects and convenience, although price competition is an important factor as healthcare providers continue to be concerned with costs.

Our products face competition from both branded and generic products, sold by other pharmaceutical companies. Many of these competitors have greater financial resources and marketing capabilities than we do. Our competitors in the United States and abroad are numerous and include major pharmaceutical companies, and some of the manufacturers of our products. We believe that our focus on gastroenterology, combined with our strategy of funding and controlling all or most aspects of our business, will provide the cost savings, efficiencies in product development and acceleration of regulatory filings necessary for us to compete effectively with such companies. Our competitors, however, may succeed in developing products that are as, or more, clinically-or cost-effective than any that are being developed or licensed by us, or that would render our products obsolete or uncompetitive. In addition, certain of our competitors have greater experience than we do in clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals.

Competition for each of our key product lines is discussed in greater detail in the “Products” section.

Manufacture and Supply

While we manufacture LACTEOL and SALOFALK at our French and Canadian facilities, respectively, we outsource all aspects of the manufacturing of our other products and product candidates. We maintain internal quality control, regulatory affairs and product planning resources to oversee the activities of these third party manufacturers. With the exception of LACTEOL, we currently rely, and expect to continue to rely, on third parties for supply of the active pharmaceutical ingredients in all of our products and product candidates and, with respect to our products other than LACTEOL and SALOFALK, for the manufacture of the finished forms of these drugs and packaging. These third parties act under contracts that expire at various times beginning in 2008 and generally provide for price increases based on inflation. We have no plans to establish any additional manufacturing facilities for our products or product candidates. If any of our current manufacturers should become unavailable to us for any reason, we believe that there are a number of potential replacements, although we might incur delays in identifying and qualifying such replacements.

For all of our marketed products other than LACTEOL and SALOFALK, we have entered into agreements with third parties to manufacture the finished dosage form of the product. Depending on the particular arrangement, either we or the third party manufacturer source the active pharmaceutical ingredient. For most of the raw materials and active pharmaceutical ingredients in our products and product candidates, we rely on a sole source to supply our requirements. While we believe that there are alternative sources of supply for the active pharmaceutical ingredients and raw materials required for the manufacture of our products, if any of our current suppliers were unable to meet our needs, we may not be able to have these alternative suppliers qualified in a timely manner, and we may not be able to obtain the required materials on favorable terms. For some of our marketed products, the finished dosage manufacturer also packages the product, and for others, we use a separate third party packager.

Our agreements with our suppliers and manufacturers include customary supply terms, including product specifications, batch size requirements, price, payment terms, requirements forecasting, delivery mechanics and quality assurance. Under most of these agreements, we are obligated to purchase all or a specified percentage of our requirements for the product or active pharmaceutical ingredient supplied under the agreement. These agreements also generally permit the manufacturer or supplier to pass on to us increases in costs of production or materials.

With the exception of the manufacturers of ULTRASE, MODULON, PHOTOFRIN and PYLERA, and the manufacturer and supplier of CANASA, our manufacturers and suppliers are not restricted from supplying product to third parties. Eurand, our supplier for ULTRASE, has agreed to certain restrictions on its ability to supply any third party in the United States, Canada and certain Central and South American countries with certain pancreatic enzyme products. Eurand is permitted to commercialize its own pancreatic enzyme product line, for which it is currently seeking FDA regulatory approval in the United States, and which may be in competition with ULTRASE.

Our supplier of mesalamine and the manufacturer of CANASA have each agreed not to supply mesalamine or a mesalamine product to a third party in the United States or Canada.

Our agreements for the manufacture of our core products expire on various dates beginning in 2008 and continuing through 2015. We believe, but cannot assure, that we will be able to renew these agreements on satisfactory terms as they expire or find suitable alternative suppliers and manufacturers. If we are unable to renew these agreements on favorable terms or find suitable alternatives, however, our business could be adversely affected.

Manufacturers and suppliers of our products and product candidates are subject to the FDA’s current Good Manufacturing Practices, or cGMP, requirements and other rules and regulations prescribed by regulatory authorities outside the United States, including in Canada and the EU. We depend on our third-party suppliers and manufacturers for continued compliance with cGMP requirements and other applicable standards.

Patents and Trademarks

We believe that trademark protection is an important part of establishing product and brand recognition. We own a number of registered trademarks and trademark applications, including trademarks for all of our key product lines, and have acquired the rights to trademarks for several of our smaller product lines by license. We maintain trademark registrations in a number of jurisdictions where we sell our products. In the United States, trademark registrations remain in force for ten years and may be renewed every ten years after issuance, provided the mark is still being used in commerce.

A patent is a statutory private right that grants to the patentee exclusive rights to exclude others from using the patented invention during the term of the patent. A patent is territorial and may be sought in many jurisdictions. In the United States, as in most other countries, the term of patent protection is 20 years from the date the patent application was filed. An invention may be patentable if it meets the criteria of being “new,” “useful” and “non-obvious.” Depending upon whether a particular drug is patentable and the relative cost associated with obtaining patents for the invention, an inventor will either apply for a patent in order to protect the invention or maintain the confidentiality of the information to rely on the common law protection afforded to trade secrets.

A company may also enter into licensing agreements with third-party licensors in order to obtain the right to make, use and sell certain products, thereby gaining access to know-how, secret formulas and patented technology. The value of a license is generally enhanced by the existence of one or more patents. A license gives the licensee access to developed and, in many cases, tested technology and provides the licensee faster and often less expensive entry into the market. Licensing also establishes relationships, which may provide access to additional products or technology or may lead to joint ventures or alliances affording the licensor and the licensee an opportunity to evaluate each other’s products and technology. This is also true, to a lesser extent, for distribution relationships.

Pursuant to license agreements with third parties, we have acquired rights to manufacture, use or market certain of our existing products, as well as many of our development products and technologies. Such agreements typically contain provisions requiring us to use commercially reasonable efforts or otherwise exercise diligence in pursuing market development for such products in order to maintain the rights granted under the agreements, and may be cancelled upon our failure to perform our payment or other obligations.

We further rely and expect to continue to rely upon unpatented proprietary know-how and technological innovation in the development and manufacture of many of our principal products. Our policy is to require all our employees, consultants and advisors to enter into confidentiality agreements with us.

We have entered into several types of collaborative agreements with licensors, licensees and other third parties and will continue to do so. The following agreements have been entered into in connection with products marketed by us or under development.

ULTRASE

We are the owner of the trademark ULTRASE and we market certain pancreatic enzyme based microspheres and mini-tablets under the ULTRASE brand in North and Latin America, under an exclusive development, license and supply agreement with Eurand. This agreement was entered into in 2000, and was initially for a period of ten years with automatic renewals for subsequent periods of two years. This agreement was recently amended in 2007, including to provide for an extension of its term to 2015. We have paid Eurand licensing fees totalling $3.5 million, and we agreed to pay to Eurand royalties of 6% on our annual net sales of ULTRASE.

Ursodiol

URSO

We developed URSO for the Canadian market in collaboration with Falk Pharma GmbH, or Falk, and acquired the rights to manufacture, use and market URSO in the United States on March 23, 1993 through the acquisition of the shares of Axcan Pharma U.S. Inc. (now Axcan Pharma (U&V) Inc.) that we did not already own. In April 1999, we entered into two agreements with Sanofi-Synthélabo S.A. of France (now, Sanofi-Aventis) that secured our right to manufacture, use and market URSO for the treatment of PBC in Canada and the United States. For the United States, we licensed the rights to the treatment of PBC under a patent, which expired on November 19, 2007. For Canada, we acquired full ownership of the patent relating to the use of ursodiol for the treatment of PBC, which expires in 2010. However, in May 2006, the Canadian PBC patent was held to be invalid for the purposes of opposing the issuance of a Notice of Compliance for a generic version of URSO 250 mg, under proceedings pursuant to the Canadian Patented Medicines (Notice of Compliance) Regulations.

SUDCA (Ursodiol Disulfate)

In September 2000, we entered into a licensing agreement with the Children’s Hospital Research Foundation, an operating division of Children’s Hospital Medical Centre of Cincinnati, Ohio, for a series of patented sulfated derivatives of ursodeoxycholic acid compounds, also known as SUDCA or ursodiol disulfate. According to the terms of this agreement, we have exclusive worldwide rights to commercially exploit formulations of SUDCA under the licensed patents and know-how developed by Children’s Hospital Research Foundation.We have paid approximately $600,000 in upfront fees. We could pay up to an additional $5.5 million in milestone payments if we successfully develop a product from the technology covered by this license and meet specified development and commercial milestones. We are also obligated to pay royalties on net sales of any product developed from the technology covered by this license.

PHOTOFRIN

In May 2000, we purchased from QLT Inc., or QLT, the trademark PHOTOFRIN for the United States, Canada and all other countries where it has been registered as a trademark or used in marketing. We also purchased, licensed or sublicensed from QLT, as the case may be, the worldwide rights in and to other assets and intellectual property related to PHOTOFRIN. As part of the transaction, we also acquired a European subsidiary of QLT, which holds the European regulatory approvals for PHOTOFRIN. The last of the patents, which form part of the licensed and acquired assets, expires in 2016. As part of the acquisition, we agreed to assume QLT’s obligation to pay royalties of up to 5% on net sales of PHOTOFRIN to Health Research Inc., or Health Research, pursuant to arrangements under which we are a sub-licensee of the technology that QLT licensed from Health Research. Pursuant to the terms of the transaction between us and QLT, we have paid to QLT milestone cash payments of CAN $20.0 million (representing the maximum potential aggregate amount of milestone cash payments under the terms of the transaction).

PANZYTRAT

In December 2002, we acquired from an affiliate of Abbott Laboratories, or Abbott, certain assets related to the distribution, marketing and sale of a line of pancreatic enzyme products used to enhance the digestion of fats. This pancreatic enzyme product line is commonly marketed under the trademark PANZYTRAT. Certain patents related to the product were assigned to us directly from Abbott, the last of which expires in 2008. The know-how and trade secrets associated with these products and their manufacture are the object of a perpetual unrestricted license from Abbott. The PANZYTRAT and related trademark portfolio, was assigned directly from Abbott to our French subsidiary, Axcan Pharma S.A. This portfolio contains trademarks associated with the product line for a number of countries throughout the world.

PYLERA

In January 2000, we entered into a worldwide (excluding Australia and New Zealand) licensing agreement (which was amended in November 2000 and August 2001) with Exomed Australia PTY Limited, Gastro Services PTY Limited, Ostapat PTY Limited, and Capability Services PTY Ltd. This agreement, as amended, provides us with exclusive rights in a number of countries, including Canada and the United States, to a series of patents covering triple and quadruple therapies for Helicobacter pylori eradication. These patents cover the treatment of duodenal ulcer disease (and in some countries reflux esophagitis and gastric ulcer) through the eradication of Helicobacter pylori using a bismuth compound together with two (2) or more antibiotics. We paid approximately $1.64 million cash for the license and will pay a 5.5% royalty based on sales. The expiry dates of these patents vary depending on the jurisdiction and expire in March 2010 in the United States.

In May 1999, we acquired the rights to a double capsule delivery technology to be used for PYLERA from Gephar S.A., or Gephar, in an asset swap transaction, whereby we sold to Gephar our interest in Axcan Ltd., a manufacturer and distributor of the PROTECTAID™ contraceptive sponge. This patent expires in December 2018 in the United States.

LACTEOL and LACTEOL FORT

In April 2002, we acquired all of the shares of Laboratoire du Lactéol du Docteur Boucard which is the owner of all of the intellectual property rights to the antibacterial composition marketed by Le Laboratoire du Lactéol under different trademarks, including the trademark LACTEOL. An antibacterial composition derived from LACTEOL is also subject to a patent in France and to an international patent application. These patents rights are owned by us and a French research institute.

AGI-010

On September 25, 2006, we entered into a license and co-development agreement with AGI. Pursuant to this agreement, we and AGI will co-develop AGI-010 to be used for the treatment of symptoms associated with GERD, and, in particular, to be used for the control of night-time gastric acidity, known as nocturnal acid breakthrough. Nocturnal acid breakthrough remains a significant unmet medical need, and is estimated to occur in more than 50% of GERD patients on a proton pump inhibitor therapy. Under the agreement, we have licensed exclusive rights to patent applications and know-how related to AGI-010 and will retain rights to any improvements to the product for North America and, if extended by us, to other territories. However, we cannot provide assurances that such patent will be granted. We and AGI have further agreed to share certain development expenses, and we paid a $1.5 million upfront fee (which was charged to expense in fiscal year 2006) and may be required to make specified milestone payments that could total up to $17.5 million at various stages of development, up to and including regulatory approvals. We have also agreed to pay royalties of up to 7.5% on net sales.

Cx401

Under the terms of the agreement signed with Cellerix on September 30, 2007, relating to Cx401, an innovative biological product in development for the treatment of perianal fistulas, we made a $10.0 million upfront payment to Cellerix (which was charged to expense in the fourth quarter of 2007), and will make regulatory milestone payments that could total up to $30.0 million. In addition, patent applications were submitted, which, if granted, could provide protection until 2025. However, we cannot provide assurances that such patents will be granted.

In addition, under the terms of the agreement with Cellerix, we will pay scaled royalties of up to 18% based on the net sales of Cx401. We have also agreed to make an equity investment of up to $5.0 million in Cellerix, should Cellerix complete its initial public offering by September 30, 2010. We are responsible for the costs of development of any product.

Government Regulation

The research and development, manufacture, and marketing of pharmaceutical products are subject to regulation by U.S., Canadian and foreign governmental authorities and agencies. Such national agencies and other federal, state, provincial and local entities regulate the testing, manufacturing, safety and promotion of our products. The regulations applicable to our products may be subject to change as regulators acquire additional experience in the specific area.

United States Regulations

New Drug Application

We are required by the FDA to comply with NDA procedures for our branded products prior to commencement of marketing, with the exception of the pancreatic enzyme products which require an NDA approval before April 2010. New drug compounds and new formulations for existing drug compounds which cannot be filed as ANDAs are subject to NDA procedures. These procedures include: (1) preclinical laboratory and animal toxicology tests; (2) submission of an IND and its required acceptance by FDA before any human clinical trials can commence; (3) adequate and well-controlled replicate human clinical trials to establish the safety and efficacy of a drug for its intended indication; (4) the submission of an NDA to the FDA; and (5) FDA approval of an NDA prior to any commercial sale or shipment of the product, including pre-approval and post-approval inspections of its manufacturing and testing facilities.

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product or an approved use of the product. Upon approval of a drug, each of the patents listed in the application for the drug is, where eligible, then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.

Abbreviated New Drug Application

When a drug is listed in the Orange Book and when a potential competitor seeks to develop a generic version of such a product, an ANDA may be filed in lieu of filing an NDA. An ANDA provides for marketing of a drug product that has the same active pharmaceutical ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Under the ANDA procedure, the FDA waives the requirement to submit complete reports of preclinical and clinical studies of safety and efficacy, and instead, requires the submission of bioequivalency data, that is, demonstration that the generic drug produces the same blood levels of drug in the body as its brand-name counterpart, although the FDA may agree to other means of establishing bioequivalence.

The ANDA applicant is required to certify to the FDA concerning each patent listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (1) the required patent information has not been filed; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patent is invalid or unenforceable or will not be infringed by the manufacture, use or sale of the new product. A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification.

If the ANDA applicant has made a Paragraph IV certification, it must also send notice to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit against the ANDA applicant. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV notice automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the receipt of notice by the patent holder, expiration of the patent or a decision or settlement in the infringement case finding the patent to be invalid, unenforceable or not infringed.

The Hatch-Waxman Act explicitly encourages generic challenges to listed patents by providing for a 180 day period of generic product exclusivity to the first generic applicant to file an ANDA with a Paragraph IV certification. Thus, many if not most successful new drug products are subject to generic applications and patent challenges prior to the expiration of all listed patents.

However, because the active pharmaceutical ingredients of PYLERA include antibiotics that were approved by the FDA prior to 1997, the U.S. patents covering PYLERA’s triple and quadruple therapies for Helicobacter pylori eradication and capsule formulation are not permitted to be listed in the FDA’s Orange Book and are not eligible to benefit from the automatic stay provisions or the market exclusivity provisions of the Hatch-Waxman Act.

505(b)(2) Application Process

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an approved product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. A 505(b)(2) application allows the applicant to file an application where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA’s findings with respect to particular preclinical studies or clinical trials conducted for an approved product, although the FDA may also require companies to perform additional studies or measurements to support the change from the approved product.

Relative to normal regulatory requirements for a 505(b)(1) NDA, regulation may permit a 505(b)(2) applicant to forego costly and time-consuming drug development studies by relying on the FDA’s finding of safety and efficacy for a previously approved drug product. Under some circumstances, the extent of this reliance approaches that permitted under the generic drug approval provisions. This approach is intended to encourage innovation in drug development without requiring duplicative studies to demonstrate what is already known about a drug, while protecting the patent and exclusivity rights for the approved drug. Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years, some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2).

Data Exclusivity

Under the Hatch-Waxman Act, newly-approved drugs and indications may benefit from a statutory period of non-patent data exclusivity. The Hatch-Waxman Act provides five-year data exclusivity to the first applicant to gain approval of an NDA for a new chemical entity, or NCE, meaning that the FDA has not previously approved any other drug containing the same active pharmaceutical ingredient. Although protection under the Hatch-Waxman Act will not prevent the submission or approval of another “full” NDA, such an NDA applicant would be required to conduct its own preclinical and adequate and well-controlled clinical trials to demonstrate safety and effectiveness.

The Hatch-Waxman Act also provides three years of data exclusivity for the approval of new and supplemental NDAs, including Section 505(b)(2) applications, for, among other things, new indications, dosage forms, routes of administration, or strengths of an existing drug, or for a new use, if new clinical investigations that were conducted or sponsored by the applicant are determined by the FDA to be essential to the approval of the application. This exclusivity, which is sometimes referred to as clinical investigation exclusivity, would not prevent the approval of another application if the applicant has conducted its own adequate and well controlled clinical trials demonstrating safety and efficacy, nor would it prevent approval of a generic product that did not incorporate the exclusivity protected changes of the approved drug product.

Canadian Regulations

The requirements for selling pharmaceutical drugs in Canada are substantially similar to those of the U.S. described above, with the exception of the 505(b)(2) route, which is not available in Canada. Canadian regulations also include provisions relating to marketing and data exclusivity.

European Economic Area

A medicinal product may only be placed on the market in the European Economic Area, or EEA, composed of the 27 European Union member states, plus Norway, Iceland and Lichtenstein, when a marketing authorization has been issued by the competent authority of a member state. There are essentially three community procedures created under prevailing European pharmaceutical legislation that, if successfully completed, allow an applicant to place a medicinal product on the market in the EEA.

Centralized Procedure

Centralized procedure exists when a marketing authorization is granted by the European Commission, acting in its capacity as the European Licensing Authority on the advice of The European Medicines Agency. That authorization is valid throughout the entire community and directly or indirectly (Norway, Iceland and Liechtenstein) allows the applicant to place the product on the market in all member states of the EEA. The European Medicines Agency is the administrative body responsible for coordinating the existing scientific resources available in the member states for evaluation, supervision and pharmacovigilance of medicinal products.

Mutual Recognition and Decentralized Procedures

The competent authorities of the member states are responsible for granting marketing authorizations for medicinal products that are placed on their markets. If the applicant for a marketing authorization intends to market the same medicinal product in more than one member state, the applicant may seek an authorization progressively in the community under the mutual recognition or decentralized procedure.

Mutual Recognition

Mutual recognition is used if the medicinal product has already been authorized in one member state. In this case, the holder of this marketing authorization requests the member state where the authorization has been granted to act as reference member state by preparing an updated assessment report that is then used to facilitate mutual recognition of the existing authorization in the other member states in which approval is sought (the so-called concerned member state(s)). The reference member state must prepare an updated assessment report which, together with the approved Summary of Product Characteristics, or SmPC (which sets out the conditions of use of the product), and a labeling and package leaflet are sent to the concerned member states for their consideration. The concerned member states are required to make an approval decision on the assessment report, the SmPC and the labeling and package leaflet within 90 days of receipt of these documents.

The Decentralized Procedure

This procedure is used in cases where the medicinal product has not received a marketing authorization in the EU at the time of application. The applicant sends its application simultaneously to all concerned member states and requests a member state of its choice to act as reference member state to prepare an assessment report that is then used to facilitate agreement with the concerned member states and the grant of a national marketing authorization in all of these member states. In this procedure, the reference member state must prepare, for consideration by the concerned member states, the draft assessment report, a draft SmPC and a draft of the labeling and package leaflet within 120 days after receipt of a valid application. As in the case of mutual recognition, the concerned member states are required to make an approval decision on these documents within 90 days of their receipt.

International Regulations

Sales of our products outside the United States, Canada and the EU are subject to local regulatory requirements governing the testing, registration and marketing of pharmaceuticals, which vary widely from country to country.

In addition to the regulatory approval process and regulations relating to the manufacture of drugs, pharmaceutical companies are subject to regulations under provincial, state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other present and future local, provincial, state, federal and foreign regulations, including possible future regulations of the pharmaceutical industry. We believe that we are in compliance in all material respects with such regulations as are currently in effect.

Employees

As of June 30, 2008, we employed 483 persons. Of these employees, 158 were located in the United States, 181 were located in Canada and 144 were located in the EU. In Canada, we are a party to a collective bargaining agreement, which was recently renewed and expires March 24, 2011. As of June 30, 2008, this agreement covers 54 employees, all of whom are non-management employees. In France, our employees are subject to the Convention Collective Nationale de l’Industrie Pharmaceutique, a collective bargaining agreement which applies to the entire pharmaceutical industry. We believe that relations with both our unionized and non-unionized employees are good.

Legal Proceedings

One of our subsidiaries, Axcan Scandipharm (now Axcan Pharma US, Inc.), has been a party to several legal proceedings related to the product line it markets under the trademark ULTRASE. These lawsuits were filed and claims were asserted against Axcan Scandipharm and certain other companies, including the product’s manufacturer, stemming from allegations that, among other things, Axcan Scandipharm’s enzyme products caused colonic strictures. In November 2006, a complaint alleging a claim for damages related to these products was received in the Supreme Court of the State of New York. This complaint is in the early discovery stage such that we are not currently able to fully assess its merit. Of the 12 other previous lawsuits, the last of which was filed in 2001, Axcan Scandipharm was dismissed from one, non-suited in another and settled ten. At this time, it is difficult to predict the number of potential cases and because of the young age of the patients involved, Axcan Scandipharm’s product liability exposure for this issue in the United States will remain for a number of years. Axcan Scandipharm’s insurance carriers have defended the lawsuits to date and we expect them to continue to defend Axcan Scandipharm (to the extent of its product liability insurance) should other lawsuits be filed in the future.

In December 2003 and May 2004, Pharmascience Inc., or PMS served us two notices of allegation in accordance with Section 5 of the Patented Medicines (Notice of Compliance) Regulations in Canada, or the Regulations. The first notice of allegation indicated that PMS was seeking a regulatory approval to market a generic version of URSO 250 in the Canadian market, or the PMS Product, for use in gallstone dissolution, an indication for which URSO 250 was formerly approved for and marketed in Canada. The second notice of allegation dealt with the validity of our Canadian PBC use patent. We opposed both these notices of allegation by seeking prohibition orders. In September 2005, with respect to the first notice of allegation, the Federal Court of Canada held that, for purposes of the Regulations, the PMS Product did not infringe the patent that we own for the use of URSO in the treatment of PBC. In May 2006, the second application seeking a prohibition order was dismissed as our Canadian PBC use patent was held to be invalid for purposes of the Regulations. PMS has more recently filed a claim against us pursuant to section 8 of the Regulations seeking recovery of alleged damages sustained by reason of the delay to commercialize its product sustained as a result of our opposition.

We are involved in other routine litigation matters that we believe not to be material and we do not anticipate that the outcome of any pending litigation would have a material effect on our statement of operations.

Our Facilities

We own and lease space for manufacturing, warehousing, research, development, sales, marketing, and administrative purposes. All these facilities are inspected on a regular basis by regulatory authorities, and our own internal auditing team ensures compliance on an ongoing basis with such standards.

We own 107,000 square feet of office space, manufacturing facilities and warehousing in Mont-Saint-Hilaire, Quebec (Canada), the location of our corporate headquarters. The building houses administrative, marketing and pharmaceutical manufacturing operations as well as our research and development activities. We further own property next to our corporate headquarters, which could be used to expand. The building and real estate owned by us is subject to security granted in favor of our lenders, pursuant to the credit facilities described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We own 606,837 square feet of office space, manufacturing facilities and land in Houdan, France.

We lease approximately 18,233 square feet of office space in Birmingham, Alabama (United States) under a lease expiring in December 2008.

We lease approximately 3,650 square feet of office space in Bridgewater, New Jersey (United States), under a lease expiring in August 2009.

We believe that we have sufficient facilities to conduct our operations during fiscal year 2008 and that our facilities are in satisfactory condition and are suitable for their intended use, although investments to improve and expand our manufacturing and other related facilities are contemplated, as our business requires.

MANAGEMENT

Directors and Executive Officers

Below is a list of the names, ages and positions, and a brief account of the business experience, of (1) the individuals who serve as our executive officers and as members of our Board of Directors, or the Board, and (2) the individuals who serve as the executive officers and members of the Board of Directors of our indirect parent Holdings. We include director and management information for both us and Holdings, an entity controlled by the Sponsor and the Co-Investors, since our executive officers also serve as officers in the same capacity for Holdings and certain decisions relating to our business are made by the Board of Directors of Holdings, or the Holdings Board, in their capacity as our indirect parent. See “Executive Compensation” for further discussion on the relationship between our management and the management of Holdings.

In addition, certain of the individuals listed below as our officers and directors also serve as the officers and directors of Axcan MidCo Inc., or MidCo, our direct parent and all of our officers serve in the same capacity as officers for our indirect subsidiary Axcan Pharma Inc.

Name	Age	Position

Dr. Frank Verwiel	46	President and Chief Executive Officer; Director, Axcan Intermediate Holdings, Inc. and Axcan Holdings Inc.

David Mims	45	Executive Vice President and Chief Operating Officer; Director, Axcan Intermediate Holdings Inc.

Steve Gannon	47	Senior Vice President, Finance, Chief Financial Officer and Treasurer; Director, Axcan Intermediate Holdings Inc.

Dr. Alexandre LeBeaut	50	Senior Vice President and Chief Scientific Officer

Nicholas Franco	46	Senior Vice President, International Commercial Operations

Richard Tarte	44	Vice President, Corporate Development, General Counsel and Secretary

Darcy Toms	45	Vice President, Business Development

Martha Donze	55	Vice President, Administration and Assistant Secretary; Director, Axcan Intermediate Holdings Inc.

Dr. Norbert Claveille	57	General Manager, Axcan Pharma S.A.

Fred Cohen	51	Director, Axcan Holdings Inc.

Geoff Lieberthal	34	Director, Axcan Holdings Inc.

Heather Preston	42	Director, Axcan Holdings Inc.

Todd Sisitsky	36	Director, Axcan Holdings Inc.

Dr. Frank Verwiel has been a director on our Board and a director of our parent corporations Axcan MidCo Inc. and Axcan Holdings Inc. since February 2008. Dr. Verwiel joined Axcan Pharma Inc. as President and Chief Executive Officer in July 2005 and joined the Board of Directors of Axcan Pharma Inc. in August 2005. Dr. Verwiel most recently held the position of Vice President, Hypertension, Worldwide Human Health Marketing with Merck & Co., Inc., while concurrently serving as a member of Merck’s worldwide hypertension business strategy team. He joined Merck in 1996 and was appointed managing director of MSD in the Netherlands in 1997. Prior to joining Merck, from 1988 to 1996, Dr. Verwiel worked with Les Laboratories Servier in the EU in various executive positions. Dr. Verwiel holds a Medical Degree from the Erasmus University in Rotterdam, the Netherlands and a Masters in Business Administration, or MBA, from INSEAD in Fontainebleau, France.

David Mims has been a director on the Board and a director of our parent corporation Axcan MidCo Inc. since February 2008. Mr. Mims has also served as President of our parent corporations Axcan MidCo Inc. and Axcan Holdings Inc. since February 2008. Mr. Mims joined Axcan Pharma Inc. as Executive Vice President and Chief Operating Officer in February 2000 shortly after Axcan Pharma Inc.’s acquisition of Scandipharm, Inc. He served as senior accountant at a major accounting firm before joining Russ Pharmaceuticals, Inc. in 1987 as Accounting Services Manager. In 1991, Mr. Mims helped found Scandipharm, Inc. and served as Vice President, Chief Operating Officer, and Chief Financial Officer. He resigned from Scandipharm, Inc. in March 1998 to join Cebert Pharmaceuticals, Inc. as Executive Vice President and Chief Operating Officer. He is a Director of the University of Alabama, Birmingham Research Foundation and a member of the American Institute of Certified Public Accountants and the Alabama Society of Certified Public Accountants.

Steve Gannon has been our Senior Vice President, Finance, Chief Financial Officer and Treasurer and a director on the Board since February 2008. Mr. Gannon has also served as director of our parent corporation Axcan MidCo Inc. and Senior Vice President, Finance, Chief Financial Officer and Treasurer of our parent corporations Axcan MidCo Inc. and Axcan Holdings Inc. since February 2008. Mr. Gannon joined Axcan Pharma Inc. as Senior Vice President and Chief Financial Officer in February 2006. He has extensive financial experience in corporate growth initiatives such as acquisitions, corporate alliances, and partnerships within the biotechnology and pharmaceutical sector. Mr. Gannon has held a number of senior financial roles in AstraZeneca and most recently, served as Chief Financial Officer of CryoCath Technologies Inc. Mr. Gannon received his Bachelor of Commerce from the University of Concordia and his chartered accountant’s designation (CA) in 1985.

Dr. Alexandre LeBeaut has been our Senior Vice President and Chief Scientific Officer since September 2008. Dr. LeBeaut previously held the title of Senior Vice President and Chief Scientific Officer of Axcan Pharma from May 2006 to February 2007. Most recently, Dr. LeBeaut was Vice President, Medical Units, U.S. Medical Affairs of Sanofi-Aventis Pharmaceuticals. Dr. LeBeaut has held a number of senior positions with pharmaceutical companies in the U.S., France and Italy, including the Schering Plough Research Institute (Kenilworlth, NJ), where he was a project leader for development programs focusing on Cardiovascular and Metabolism, Gastroenterology, Clinical Immunology and Infectious Diseases. Dr. LeBeaut is a member of the American Gastroenterological Association, the American College of Gastroenterology, the American Society of Microbiology, the American Society of Critical Care Medicine, the American Academy of Pharmaceutical Physicians and the Association of Clinical Research Professionals. Dr. LeBeaut received his medical degree with honors from the University of Paris VII, France in 1984 and is a pediatrician by training.

Nicholas Franco was appointed as Senior Vice President, International Commercial Operations of Axcan Pharma Inc. in July 2007. Prior to joining us, Mr. Franco was Head of Market Access Region Europe for Novartis Pharma AG in Basel, Switzerland, a company where he has held various management positions since 1991. Previous positions of Mr. Franco include President of Novartis Ophthalmics, Global Head, Business Development and Licensing and Global Brand Director for gastrointestinal products. During his tenure with Novartis, Mr. Franco has successfully led cross-functional teams and business units that directly controlled local markets, as well as large business franchises and business units in international settings. He also established Novartis’ Global Alliance Management function and led the Primary Care Global Negotiations team in completing over a dozen in-licensing deals for development compounds. Mr. Franco graduated from McGill University (Canada) where he earned a Bachelor of Science in Biochemistry and a Masters in Business Administration, or MBA, Strategic Planning and Marketing.

Richard Tarte has been our Vice President, Corporate Development, General Counsel and Secretary since February 2008. Mr. Tarte has also served as Vice President, Corporate Development, General Counsel and Secretary of our parent corporations Axcan MidCo Inc. and Axcan Holdings Inc. since February 2008. Mr. Tarte joined Axcan Pharma Inc. as Vice President, Corporate Development and General Counsel in 2001. Previously, Mr. Tarte served as in-house counsel at the Société générale de financement du Quebec, a diversified investment fund. He was also a partner with Coudert Frères, an international law firm where he practiced business law for

10 years. Mr. Tarte was admitted to the Quebec Bar in 1988. He holds a MBA from l’Institut Européen d’Administration des Affaires (INSEAD) in Fontainebleau, France and a Bachelor of Law degree from the University of Montreal (1986).

Darcy Toms has been our Vice President of Business Development since February 2008 and joined Axcan Pharma in that capacity in January 2007. He has more than 20 years of experience in the United States and Canada. Prior to joining Axcan Pharma, he was Senior Director of Business Development with Biovail Pharmaceuticals, Inc. Before joining Biovail, he was Director of Business Development and Director of Alliances and Product Evaluation with Aventis Inc. Mr. Toms holds a Bachelor of Science in Civil Engineering (Distinction) from the University of Manitoba, and an MBA from McGill University, Montreal, Quebec. He is a Certified General Accountant (CGA), Certified Management Consultant (CMC) and Engineer (ENG).

Martha Donze has been our Vice President—Administration and Assistant Secretary and a director on the Board since February 2008. Ms. Donze has also served as director of our parent corporation Axcan MidCo Inc. and Vice President—Administration and Assistant Secretary of our parent corporations Axcan MidCo Inc. and Axcan Holdings Inc. since February 2008. Ms. Donze joined Axcan Pharma Inc. as Vice President, Corporate Administration in October 1999. Ms. Donze joined Scandipharm in 1993 as manager, human resources and corporate communications and was later promoted to director, human resources and corporate communications. She has more than 30 years of professional experience in the fields of human resources and communications having also worked with Alabama Power Company, Avondale Mills, and Employers Insurance. Ms. Donze is a member of the U.S. Society of Human Resource Management and the Society of Human Resource Global Forum, an international human resources organization. She is a 1975 graduate of The University of Alabama and holds a bachelor’s degree.

Dr. Norbert Claveille is the General Manager of Axcan Pharma S.A. Dr. Claveille joined the Company in 2001 after 25 years in the pharmaceutical industry with companies including Beaufour-Ipsen, where he was president of the French division, Servier Laboratories and Bottu-Human Pharm. He began his career in 1973 as a general practitioner physician. Dr. Claveille holds a Doctorate of Medicine degree and is an Honors graduate of the Faculté de Médecine Necker-Enfants Malades in Paris, France. He is also a graduate of the National Institute of Marketing of the Paris Business School.

Fred Cohen, M.D., Ph.D. has been a director on the Holdings Board since February 2008. Prior to joining TPG Capital in 2001, Dr. Cohen was a Professor of Medicine, Cellular and Molecular Pharmacology, Biochemistry and Biophysics and Pharmaceutical Chemistry at the University of California, San Francisco. In this context, he was Chief of the Division of Endocrinology and Metabolism and directed an active research program in the areas of prion biology, structure based drug design, bioinformatics and heteropolymer chemistry. Dr. Cohen is a Fellow of the American College of Physicians and the American College of Medical Informatics, a member of the American Society for Clinical Investigation and the Association of American Physicians, and the recipient of several awards and honors including the Burroughs-Wellcome New Initiatives in Malaria Award, the LVMH Science Pour L’Art Prize (shared with Stanley Prusiner), a Searle Scholars Award and Young Investigator Awards from the Endocrine Society and the Western Society for Clinical Investigation. Dr. Cohen holds a Bachelor of Arts degree, magna cum laude, from Yale University, a Ph.D. from Oxford University as a Rhodes Scholar and a Doctor of Medicine degree from Stanford Medical School. He was an American Cancer Society postdoctoral fellow in internal medicine and endocrinology at the University of California, San Francisco. During the past twenty years, Dr. Cohen has played advisory and board roles for the venture capital, biotechnology and pharmaceutical industries with Kleiner Perkins Caufield and Byers, Chiron Corporation, Incyte Corporation, Synteni, Syrrx Inc., Genomic Health, Inc., Arris Pharmaceuticals Corporation, Immunex Corporation, DoubleTwist, Procept and Eli Lilly and Company. He currently serves on the boards of Anaborex, GenomicHealth, Kémia, FivePrime, Expression Diagnostics (XDx), CardioDx, Matrix Laboratories, Nodality, ProteoGenix, and Quintiles Transnational Corp. Dr. Cohen was elected to the Institute of Medicine of the National Academics in 2004.

Geoff Lieberthal has been a director on the Holdings Board since February 2008. Mr. Lieberthal is a Vice President at TPG Capital. Prior to joining TPG Capital in 2007, Mr. Lieberthal worked in the North America Private Equity group at Bain Capital, LLC from 2004 to 2007 and for Bain & Company from 1997 to 2004. Mr. Lieberthal earned an MBA from the Stanford Graduate School of Business and a Bachelor of Arts degree from Dartmouth College, where he graduated cum laude.

Heather Preston, M.D. has been a director on the Holdings Board since February 2008. Prior to joining TPG Capital in May 2005, Dr. Preston spent two years at JP Morgan Partners where she focused on medical device and biotechnology venture capital investing. Prior to JP Morgan Partners, Dr. Preston was an entrepreneur-in-residence with New Enterprise Associates. Dr. Preston has an undergraduate degree in biochemistry from the University of London and a medical degree from the University of Oxford. After leaving Oxford, she completed a post-doctoral fellowship in molecular biology at the Dana Farber Cancer Institute, Harvard University. She completed her training in Internal Medicine at the Massachusetts General Hospital and then she sub-specialized in Gastroenterology and Hepatology at the University of California, San Francisco. During her academic career, she was the recipient of a Fulbright Scholarship, a Fulbright Cancer Research Scholarship, a Harlech Scholarship and a Science and Engineering Research Council Post-doctoral Fellowship Award. After leaving academic medicine, Dr. Preston spent five years at McKinsey & Co. in New York, where she was a leader of their pharmaceutical and medical products consulting practice. She advised large pharmaceutical companies and biotechnology companies on critical strategic issues such as research and development portfolio prioritization, mergers & acquisitions opportunities, new technology acquisitions, new product launches and product growth strategies. Dr. Preston co-founded and is the Chief Executive Officer of Virobay Inc., a biotechnology company that is seeking to develop new therapies for the treatment of Hepatitis C Virus (HCV). She serves on the boards of Alder Biotheraputics, Virobay Inc. and VLST Inc. and is an observer on the boards of Aerie Pharmaceuticals, FoldRx, Kemia and Macrogenics.

Todd Sisitsky has been a director on the Holdings Board since February 2008. Mr. Sisitsky is a partner of TPG Capital, where he leads the firm’s investment activities in the healthcare services, pharmaceutical and medical device sectors. He played key roles in connection with TPG’s investments in IASIS Healthcare Corporation, Fenwal Transfusion Therapies (now doing business as Fenwal Inc.), Biomet, Inc. and Surgical Care Affiliates, LLC. and serves on the boards of directors of each of these companies. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky received a MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude.

EXECUTIVE COMPENSATION

Introduction

Prior to the consummation of the February 2008 Transactions, we had no independent operations or compensation arrangements of any type with our directors and officers.

As a result of the February 2008 Transactions:

(1)	we, through an indirect, wholly-owned subsidiary, acquired all the outstanding common stock of Axcan Pharma Inc., or Axcan Pharma, who, previous to that time, had been a public company with its common stock traded on the NASDAQ Global Market and the Toronto Stock Exchange, or TSX;

(2)	all of the directors of Axcan Pharma, except Dr. Frank Verwiel, resigned from the Board of Axcan Pharma and any committees thereof;

(3)	certain of the executive officers of Axcan Pharma entered into employment agreements with our indirect parent Axcan Holdings Inc., or Holdings, Axcan Pharma, and Axcan Pharma US, Inc., our indirect subsidiary, in which the executive officer agreed to serve as an officer for these entities and certain of their subsidiaries, which include Axcan Intermediate Holdings Inc. Specifically, all of our named executive officers and directors were officers of Axcan Pharma in fiscal year 2008 prior to the February 2008 Transactions; and

(4)	all of our named executive officers serve in the same capacity for us as they do for our indirect parent company Holdings.

Axcan Intermediate Holdings Inc. was formed in connection with the February 2008 Transactions and succeeded to all the business, properties, assets, and liabilities of Axcan Pharma. Therefore, we believe that a discussion of the compensation program of Axcan Pharma in fiscal year 2008 prior to the February 2008 Transactions as it related to the compensation of its named executive officers and its Board of Directors in addition to a description of our executive compensation programs after the consummation of the February 2008 Transactions would most accurately reflect the compensation arrangements between us and our executive officers and directors in fiscal year 2008.

In this section, unless otherwise noted, for purposes of presenting in U.S. dollars the cash compensation paid to named executive officers and directors in non-U.S. currency, we have used the following exchange rates: 1.0065 Canadian Dollars to 1 U.S. Dollar and 0.6649 Euros to 1 U.S. Dollar. These rates are the average of the monthly average exchange rates for each respective currency conversion during fiscal year 2008 as reported by The Bank of Canada. Unless otherwise specified, the source of all exchange rates mentioned in this section is The Bank of Canada.

Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions

Overview

This section includes information regarding, among other things, the overall objectives of Axcan Pharma’s compensation programs and each element of compensation that Axcan Pharma provided, in each case with respect to the fiscal year 2008 prior to the February 2008 Transactions. The goal of this section is to provide a summary of Axcan Pharma’s executive compensation practices and the decisions that Axcan Pharma made during this period concerning the compensation package payable to Axcan Pharma’s executive officers, including the five executives listed in the summary compensation table below. Each of the executives listed in the summary compensation table is referred to herein as a “named executive officer.” This section should be read in conjunction with the section entitled “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions” and the detailed tables and narrative descriptions under “Executive Compensation Tables” below.

Prior to the February 2008 Transactions, it was generally the responsibility of the Compensation Committee of Axcan Pharma, or the Axcan Pharma Compensation Committee, to review and recommend to the Board of

Directors of Axcan Pharma, or the Axcan Pharma Board, for its approval at the beginning of each fiscal year (1) the corporate goals and objectives that were relevant to the compensation of Axcan Pharma’s executive officers for the upcoming fiscal year and (2) the level and form of compensation to be offered to Axcan Pharma’s President and Chief Executive Officer and other named executive officers. After the conclusion of each fiscal year, the Axcan Pharma Compensation Committee evaluated the performance of its executive officers against these preset goals and objectives along with the effectiveness of the respective officer’s leadership and made recommendations to the Axcan Pharma Board with respect to the incentive compensation that should be paid to the most senior executive officers, including the named executive officers.

During fiscal year 2007, the Axcan Pharma Compensation Committee recommended the approval of an executive compensation program, or the Program, on November 28, 2006, and on November 29, 2006, the Axcan Pharma Board approved the Program, which included a revised salary structure and an adjustment of the annual cash incentive bonus and long-term incentive award levels for certain of Axcan Pharma’s executive officers. The Program continued to be in place during fiscal year 2008.

Executive Compensation Philosophy and Objectives

During fiscal year 2008 prior to the February 2008 Transactions, Axcan Pharma’s executive compensation philosophy was to provide and maintain a total compensation program that was internally equitable in relation to the value of each job and externally competitive in relation to the total compensation levels and practices at other companies with similar revenue levels in the pharmaceutical industry and geographic areas, and that also recognized the company’s performance. The Program was designed to attract and retain talented individuals and motivate them to focus on activities that contributed to Axcan Pharma’s long-term success. The Program was developed and administered in a manner to reward superior operating performance while maximizing shareholder value and rewards were linked to the accomplishment of specific business goals and outstanding individual performance.

The Axcan Pharma Board and Axcan Pharma Compensation Committee, when making compensation decisions in fiscal year 2008 prior to the February 2008 Transactions, followed these four principles:

•

Performance-based: Executive compensation levels were intended to reflect both company and individual results based on specific quantitative and qualitative objectives established at the start of each fiscal year in keeping with Axcan Pharma’s short-term, mid-term and long-term strategic objectives.

•

Aligned with shareholder interests: Axcan Pharma sought to align the interests of the named executive officers with those of its investors by evaluating executive performance on the basis of key financial measurements which were believed to be closely correlated to long-term shareholder value. Key elements of compensation that were meant to align the interests of the named executive officers with shareholders included:

•	Axcan Pharma’s Annual Incentive Compensation Plan, which offered performance-based cash incentives and used net sales and operating income as measures of corporate performance; and

•

The Axcan Pharma 2006 Stock Incentive Plan, which offered long-term equity incentives, consisting of a mix of both stock option and restricted stock unit awards, to senior executives with the intention of encouraging them to increase shareholder value.

•

Market competitive: Axcan Pharma’s compensation for executives was designed to be competitive with compensation of executives of comparable peer companies and to consider company and business unit results relative to the results of peers. See “—Compensation Methodology—Benchmarking Practices” below.

•

Individual considerations: Axcan Pharma’s compensation levels were also designed to reflect individual factors such as scope of responsibility, experience and performance against individual objectives.

Compensation Methodology

The Program consisted of the following three basic components: (1) a Base Salary that was internally equitable and externally competitive; (2) Annual Performance-Based Cash Incentives linked to Axcan Pharma’s performance and the performance of its individual executive officers; and (3) Long-Term Equity Incentives comprised of equity-based compensation such as stock options or share units. Each compensation component had a different function, but all elements were intended to work in concert to maximize corporate and individual performance by establishing specific, aggressive operational and financial goals and by providing financial incentives to employees based on their level of achievement of these goals.

Benchmarking Practices

Each component of the Program was aligned with competitive market practices and levels. The compensation of Axcan Pharma’s executives was compared to the compensation of executives from competitor organizations of comparable revenue and market capitalization size and other pharmaceutical companies that Axcan Pharma competed with for talent. The fact that Axcan Pharma’s named executive officers typically had North American or global responsibilities was a factor when determining competitive salaries and therefore, certain positions were also benchmarked in whole or in part against both Canadian and U.S. competitor pharmaceutical companies based on individual circumstances such as the scope of an executive’s position, relevant skills or experience. The Axcan Pharma Compensation Committee also took into consideration Axcan Pharma’s financial performance as well as the individual performance of the executive. Consideration was given, but not limited to, leadership abilities as well as retention risk.

In fiscal year 2008, the Axcan Pharma Compensation Committee worked with Mercer Human Resource Consulting, an independent compensation consultant, to evaluate and provide recommendations on the overall competitive positioning of Axcan Pharma’s compensation plans for executives. As part of this process, the Axcan Pharma Compensation Committee reviewed proxy compensation data for all Canadian-based pharmaceutical and biotechnology companies whose shares are listed on stock exchanges in both Canada and the United States (as Axcan Pharma’s shares were during fiscal year 2008 prior to the February 2008 Transactions), as well as for a group of eleven U.S.-based specialty pharmaceutical companies that were similar in size to Axcan Pharma (based on annual revenues and market capitalization). A list of the companies used for proxy compensation benchmarking purposes is shown in the following table.

Canadian Proxy Group	U.S. Proxy Group
MDS Inc.	Alpharma Inc.	Ligand Pharmaceuticals
Biovail Corporation	Par Pharmaceuticals	Enzon Pharmaceuticals
Aeterna Zentaris	Medicis Pharmaceuticals	Salix Pharmaceuticals
QLT Inc.	KV Pharmaceuticals	Medicines Co.
Angiotech Pharmaceuticals	MGI Pharma
Draxis Health Inc.	First Horizon Pharmaceuticals
Aspreva Pharmaceuticals	Connetics Corp.

In addition, the Axcan Pharma Compensation Committee considered market data from six different compensation surveys. While external information and advice were used in the development of Axcan Pharma’s executive compensation plans, together, the Axcan Pharma Compensation Committee and the Axcan Pharma Board retained full responsibility for all decisions related to these plans as well as their implementation.

Compensation Elements

During fiscal year 2008, the principal elements of compensation for the named executive officers of Axcan Pharma were (1) Base Salary; (2) Annual Performance-Based Cash Incentives; (3) Long-Term Equity Incentives; and (4) Other Benefits and Perquisites.

Base Salary

Base salaries for the named executive officers in fiscal year 2008 were established with consideration to the criteria discussed above in “Executive Compensation Philosophy and Objectives” and “Compensation Methodology”, including the executive’s role, responsibilities, and capabilities, as well as the market pay levels for the position, and were benchmarked against competitor group practices. As set forth in the table below, for fiscal year 2008, base salary adjustments for the named executive officers ranged from 0% to 12% based on the executive’s individual performance and position within the relevant salary range.

Executive Officer	Percentage of Base Salary Adjustment in Fiscal Year 2008
Dr. Frank Verwiel	12%
President and Chief Executive Officer
David Mims	8%
Executive Vice President and Chief Operating Officer
Steve Gannon	11%
Senior Vice President, Finance and Chief Financial Officer
Nicholas Franco	0%
Senior Vice President, International Commercial Operations
Richard Tarte	4%
Vice President, Corporate Development and General Counsel

Due to his recent date of hire, Mr. Franco was ineligible for a base salary adjustment in fiscal year 2008. Payment of base salaries were made in the currency of the named executive officer’s country of residence. The base salaries for the named executive officers in fiscal year 2008 are set forth below in “Executive Compensation Tables—Summary Compensation Table”.

Performance-Based Cash Incentives

Prior to the February 2008 Transactions in fiscal year 2008, the named executive officers participated in Axcan Pharma’s Annual Incentive Compensation Plan, or the Incentive Plan, a program designed to maximize corporate and individual performance by establishing specific, ambitious operational and financial goals at the beginning of the fiscal year and providing financial incentives to employees based on the level of achievement of these goals. Cash incentives granted to the named executive officers under the Incentive Plan required the approval of both the Axcan Pharma Compensation Committee and Axcan Pharma Board and were based upon an assessment of corporate and individual performance, respectively described as:

•	Corporate performance, a measure of corporate net sales and operating income goals; and

•	Individual performance, determined by means of an evaluation under Axcan Pharma’s formal performance management program and general discharge of duties.

The weighting of corporate performance measures and individual performance measures varied for each named executive officer as described in more detail below.

The annual incentive targets were reviewed and established as part of Axcan Pharma’s annual benchmarking of executive compensation. For fiscal year 2008, the Axcan Pharma Compensation Committee and Axcan Pharma Board decided to maintain the same annual performance-based cash incentive targets for its named executive officers as in fiscal year 2007, determining that this would deliver total cash compensation levels that were aligned with the market. Under the terms of the Incentive Plan, incentive compensation awards were not intended to be paid to any named executive officers, including the President and Chief Executive Officer, if minimum performance objectives were not met. Incentive targets were established to provide median total cash compensation when Axcan Pharma’s performance objectives were achieved, the potential for above median total cash compensation when Axcan Pharma’s performance objectives were exceeded and the risk of below median total cash compensation when Axcan Pharma did not achieve its annual performance objectives.

The following table sets forth the annual cash incentive targets determined by Axcan Pharma for each named executive officer for fiscal year 2008 as well as the weighting of corporate performance measures and individual performance measures for each named executive officer under the Incentive Plan. The actual percentage of base salary which serves as the basis for non-equity incentive award calculations may be more or less than the annual incentive target shown in the table below, depending on the individual performance evaluation. Furthermore, corporate and individual weightings may vary slightly depending on the specific responsibilities and span of control of the respective named executive officer.

Name and Principal Position	Annual Incentive Target (as % of Base Salary)	Corporate Performance Weighting	Individual Performance Weighting
Dr. Frank Verwiel	60%	100%	0%
President and Chief Executive Officer

David Mims	45%	90%	10%
Executive Vice President and Chief Operating Officer

Steve Gannon	45%	85%	15%
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	40%	85%	15%
Senior Vice President, International Commercial Operations

Richard Tarte	35%	80%	20%
Vice President, Corporate Development and General Counsel

The following tables generally illustrate the potential payouts under the Incentive Plan for the corporate and the individual performance measures, which are calculated separately. The corporate performance target table below does not illustrate the full incremental range of potential target annual incentive payouts. Upon Axcan Pharma’s achievement of 80% of its corporate performance targets, 50% of the target annual incentive payout would be earned and for approximately every 5% of the corporate performance target achieved above the 80% level, the annual incentive payout earned would increase by 12.5%. For example, if Axcan Pharma achieved between 105.0% to 109.9999% of its corporate performance targets, 112.5% of the target annual incentive payout would be earned. If either corporate performance or individual performance did not meet a certain threshold, then, generally, no incentive award would be granted to the named executive officer. Regardless of corporate and/or individual performance, no non-equity incentive awards were guaranteed and all such awards were subject to the discretion of the Axcan Pharma Board.

Percentage of Corporate Performance Targets Achieved	Percentage of Target Annual Incentive Payout Earned (Corporate)	Individual Performance Evaluation Received	Percentage of Target Annual Incentive Payout Earned (Individual)
140% of target or more	200% of target	Excellent	110% to 115% of target
100% of target	100% of target	Exceeds Expectations Fully Effective	105% to 110% of target 95% to 105% of target
Less than 80% of target	0% of target	Needs Improvement	50% to 95% of target
		Below Expectations	0% of target

Each fiscal year, with the exception of Axcan Pharma’s President and Chief Executive Officer, each named executive officer’s individual performance was measured in part by the evaluation of his direct supervisor, who gave his recommended evaluation of the named executive officer to the Axcan Pharma Compensation Committee for its review and consideration. The Axcan Pharma Compensation Committee ultimately made a recommendation to the Axcan Pharma Board for the individual performance evaluation of such named executive officer. The individual performance of Axcan Pharma’s President and Chief Executive Officer, Dr. Frank Verwiel, was to be evaluated by the Axcan Pharma Compensation Committee and the Axcan Pharma Board.

Long-Term Equity Incentives

Generally, annual grants of long-term equity incentive awards were made by Axcan Pharma to its named executive officers on a discretionary basis. Each fiscal year, the Axcan Pharma Compensation Committee and Axcan Pharma Board reviewed the long-term equity incentive award levels as part of Axcan Pharma’s annual benchmarking of executive compensation. The Axcan Pharma Compensation Committee, after considering each named executive officer’s individual performance measured against Axcan Pharma’s set financial and other corporate objectives for the fiscal year, recommended certain long-term equity incentive awards for each named executive officer to the Axcan Pharma Board for approval.

In fiscal year 2007, the potential for long-term equity incentive awards earned by named executive officers was increased over previous years in order to improve the competitive positioning of Axcan Pharma’s overall executive compensation program, and to more closely align executive interests with those of shareholders. Long- term incentive awards were granted pursuant to the Axcan Pharma Inc. 2006 Stock Incentive Plan, or the 2006 Plan (as discussed further below), and generally, 50% of the value of the awards consisted of options to purchase Axcan Pharma common stock and the other 50% of the value was comprised of restricted stock units, or RSUs, each RSU being equal, for the purposes of the long-term equity incentive awards, to 2.25 options.

As with the other components of the Program, target long-term equity incentive awards were established to provide median total direct compensation when Axcan Pharma’s performance objectives were achieved, the potential for above median total direct compensation when Axcan Pharma’s performance objectives were exceeded and the risk of below median total direct compensation when Axcan Pharma did not achieve its annual performance objectives.

The following table generally summarizes the annual long-term incentive target award levels for each of the named executive officers for fiscal year 2008, prior to the February 2008 Transactions. These levels did not change from fiscal year 2007. The percentage representing the annual long-term incentive target award is a percentage of the midpoint of the salary range for each named executive officer’s position.

Name and Principal Position	Annual Long-Term Incentive Target Award as % of Salary Range Midpoint
Dr. Frank Verwiel	200%
President and Chief Executive Officer

David Mims	175%
Executive Vice President and Chief Operating Officer

Steve Gannon	175%
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	150%
Senior Vice President, International Commercial Operations

Richard Tarte	125%
Vice President, Corporate Development and General Counsel

Because Axcan Pharma was engaged in discussions regarding possible strategic alternatives for its business at the end of fiscal year 2007 and an agreement to enter into the February 2008 Transactions was entered into during November 2007, no annual long-term incentive awards were granted to Axcan Pharma’s named executive officers for fiscal year 2007 performance. For a discussion of long-term equity incentive awards granted in fiscal year 2008, see “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Compensation Elements—Long-Term Equity Incentives”.

Equity Compensation Plans

Prior to the consummation of the February 2008 Transactions in fiscal year 2008 there was one plan, the 2006 Plan, under which options to purchase Axcan Pharma common stock and RSUs were available for grant. Axcan Pharma had one other stock option plan, the 1995 Axcan Pharma Inc. Stock Option Plan as Amended and Restated on January 9, 2002, or the 2002 Plan, under which there were options outstanding to purchase Axcan Pharma common stock. As of February 22, 2006, Axcan Pharma no longer issued options under the 2002 Plan. The number of common shares covered by any stock option, the exercise price, expiry date and vesting period of such stock option and any other matter pertaining thereto were determined by the Axcan Pharma Board or the Axcan Pharma Compensation Committee at the time of its grant.

Under the 2006 Plan, there were three categories of equity grants for employees: (1) Annual Grants which were intended to strengthen the connection between pay and performance and provide a market competitive compensation program; (2) Special Grants which were intended to reward exceptional performance; and (3) New Hire Grants for new employees of Axcan Pharma at the vice president level or higher. As noted above, Annual Grants under the 2006 Plan generally included both stock options and RSUs. New Hire Grants were solely in the form of stock options. Other forms of awards were also considered under the 2006 Plan in order to provide tax-effective incentives under local laws and regulations in a manner that was cost effective for Axcan Pharma, but none of these types of awards were granted to executive officers under the 2006 Plan.

Generally, any RSUs granted under the 2006 Plan vested three years after grant and any options granted under the 2006 Plan vested in equal annual increments over a three-year period, except for New Hire Grants which vested ratably over five years. Any options previously granted by Axcan Pharma under the 2002 Plan vested in equal annual increments over a five-year period. Any options granted under the 2002 Plan and the 2006 Plan were non-assignable and generally had an exercise price equal to the market value of the common shares on the date immediately preceding the grant of such stock option. Under both of these plans, no single person could be granted options covering more than 5% of Axcan Pharma’s issued and outstanding common shares. The exercise period for options granted was limited to a maximum of ten years under the 2002 Plan and seven years under the 2006 Plan. The 2002 Plan and the 2006 Plan both provide that no more than 10% of the outstanding common shares of Axcan Pharma may be reserved for issuance pursuant to awards granted to “insiders” (as such term is defined in the Securities Act (Quebec)) of Axcan Pharma, including the directors and officers of it and its subsidiaries, on the date of reservation of such shares, or issued to such insiders within a one-year period.

As described above in “The Transactions” and below in “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Payments Received by Named Executive Officers in Connection with the February 2008 Transactions” of this prospectus, all options held under the 2002 and 2006 Plans by Axcan Pharma’s named executive officers employed by Axcan Pharma at the time of the closing of the February 2008 Transactions were vested, transferred by the holder of such option to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price of $23.35 over the applicable option exercise price for each share of common stock subject to such option, less any required withholding taxes. In addition, each RSU held by Axcan Pharma’s named executive officers at the time of the closing of the February 2008 Transactions was vested and terminated in exchange for the offer price of $23.35, less any required withholding taxes.

Other Benefits and Perquisites

Benefits

Axcan Pharma’s benefit programs in fiscal year 2008 were targeted to be competitive with other pharmaceutical companies. They included competitive health, welfare and retirement plans. The benefit programs provided to the named executive officers were generally the same benefits provided to the employee population at large. Although the types of benefits offered to Axcan Pharma’s named executive officers were similar, the cost paid by Axcan Pharma to secure such benefits varied depending on the country of residence of the named executive officer. In fiscal year 2008, Axcan Pharma did not have a pension plan or exceptional retirement benefits for any employee group including the named executive officers with the exception of the President and Chief Executive Officer who was provided a competitive supplemental executive retirement plan, as described below under “Retirement Plans”, according to the terms of his employment agreement.

Perquisites

As disclosed in the “All Other Compensation” column in the “Summary Compensation Table” below in “Executive Compensation Tables”, Axcan Pharma provided its named executive officers with additional compensation in the form of perquisites. This compensation was targeted to be competitive with other pharmaceutical companies and included a car allowance or a company-provided vehicle.

Retirement Plans

In fiscal year 2008, Axcan Pharma maintained defined contribution registered retirement plans in the form of a 401K Plan for all of its U.S. employees and a registered retirement savings plan, or RRSP/DPSP, for all of its employees in Canada, including the named executive officers residing in each location. Axcan Pharma did not maintain a supplemental retirement plan, pension plan or any other retirement benefits for any executive or employee groups other than Dr. Verwiel.

As part of Dr. Verwiel’s employment agreement with Axcan Pharma prior to the February 2008 Transactions, Axcan Pharma agreed to implement a Supplemental Executive Retirement Plan, or SERP, on his behalf. In fiscal year 2008, Axcan Pharma provided Dr. Verwiel with a cash payment equal to $635,454, representing 26.9% of his base salary plus his annual bonus paid under the Incentive Plan for the fiscal years 2005, 2006 and 2007. Axcan Pharma also committed to provide Dr. Verwiel, during each fiscal year of his employment with Axcan Pharma, a cash payment equivalent to 26.9% of his base salary for the respective fiscal year payable in quarterly installments and a cash payment equivalent to 26.9% of his annual bonus payment under the Incentive Plan for such fiscal year. The contribution level was intended to provide Dr. Verwiel with an after-tax retirement fund at retirement age that is equivalent in value to a Defined Benefit (DB) pension plan with a 2% accrual rate per year of service. However, unlike a DB pension plan, Dr. Verwiel was responsible for managing the investment of his retirement fund and Axcan Pharma did not accrue an ongoing balance sheet liability for the fund.

Employee Stock Purchase Plan

During fiscal year 2008 prior to the February 2008 Transactions, Axcan Pharma maintained an Employee Stock Purchase Plan, or ESPP, for all of its Canadian employees, including Dr. Verwiel, Mr. Gannon and Mr. Tarte. Under the ESPP, employees were able to contribute up to 5% of their base salary towards the purchase of shares of Axcan Pharma common stock. If an employee made such contribution, Axcan Pharma agreed to also participate in the ESPP by matching 50% of the employee’s contribution to the ESPP. Shares purchased by the employee vested immediately. Shares purchased with the funds contributed by Axcan Pharma were allocated to the employee’s contribution account and were vested at the end of each calendar year if, at such time, the shares purchased by the employee under the ESPP remained in his subscription account and the shares purchased with Axcan Pharma’s contribution had been in the contribution account for a twelve-month period following their date of purchase. Axcan Pharma also maintained an Employee Stock Purchase Plan for its U.S. employees, but none of the named executive officers participated in such plan.

Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions

Overview

Since, after the consummation of the February 2008 Transactions, our named executive officers are also the executive officers of our indirect parent Holdings, compensation and related matters related to our named executive officers are reviewed by the Compensation Committee of Holdings, or the Holdings Compensation Committee, which then makes recommendations regarding executive compensation to the Board of Directors of Holdings, or the Holdings Board. Please see “Management” for further details regarding the composition of the Holdings Board. As described below in “Employment Agreements and Potential Payments upon Certain Terminations”, following the February 2008 Transactions, Holdings entered into new employment agreements with certain of our named executive officers under which our named executive officers agreed to serve in certain capacities for us, Holdings and certain subsidiaries of Holdings.

Executive Compensation Philosophy and Objectives

With respect to fiscal year 2008, after the consummation of the February 2008 Transactions, our executive compensation philosophy was substantially similar to that of Axcan Pharma prior to the February 2008 Transactions. The Holdings Board and Holdings Compensation Committee followed the same four principles when making compensation decisions as set forth above in “Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions—Executive Compensation Philosophy and Objectives”, ensuring the compensation was performance-based, aligned with investors’ interests, competitive with the market, and considerate of the individual’s achievement of certain objectives. Perhaps the most significant development in our compensation philosophy following the consummation of the February 2008 Transactions has been a greater emphasis on correlating compensation to long-term equity growth. As discussed in greater detail below, the Holdings Compensation Committee has provided equity investment opportunities tied to financial objectives and all of our named executive officers have chosen to subscribe for additional shares of Holdings.

Compensation Methodology

In fiscal year 2008 following the February 2008 Transactions, our executive compensation program consisted of the same three basic components as Axcan Pharma’s Program: (1) a Base Salary that was internally equitable and externally competitive; (2) Annual Performance-Based Cash Incentives linked to our performance and the performance of our individual executive officers; and (3) Long-Term Equity Incentives comprised of equity-based compensation.

Neither the Holdings Compensation Committee nor the Holdings Board engaged in formal benchmarking practices with a third-party consultant during fiscal year 2008. However, we believe that each component of our executive compensation in fiscal year 2008 was aligned with competitive market practices and levels for executives from competitor organizations of comparable revenue and market capitalization size and other pharmaceutical companies that we compete with for talent.

Compensation Elements

The principal elements of compensation for our named executive officers during fiscal year 2008 were (1) Base Salary; (2) Annual Performance-Based Cash Incentives; (3) Long-Term Equity Incentives; and (4) Other Benefits and Perquisites.

Base Salary

The fiscal year 2008 base salaries of our named executive officers after the February 2008 Transactions did not change from their previous levels prior to the February 2008 Transactions. We expect that decisions on fiscal year 2009 base salary adjustments for our named executive officers will be made by the Holdings Board in the first quarter of fiscal year 2009. The base salaries for the named executive officers in fiscal year 2008, including the amounts paid before and after the February 2008 Transactions, are set forth below in “Executive Compensation Tables—Summary Compensation Table”.

Performance-Based Cash Incentives

Following the February 2008 Transactions, our named executive officers continued to be eligible for annual performance-based cash incentive awards under the Incentive Plan, which, with the exception of an amendment to change the evaluation of corporate performance to a measurement of corporate net sales and EBITDA goals rather than corporate net sales and operating income goals, was identical to its description in “Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions—Compensation Elements—Performance-Based Cash Incentives”. We expect that the Holdings Board will meet in December 2008 to review the Holdings Compensation Committee’s recommendation of annual performance-based cash incentive awards for each named executive officer in fiscal year 2008.

Long-Term Equity Incentives

We do not anticipate that annual grants of long-term equity incentive awards will be made to our named executive officers. Currently, there is one plan under which our named executive officers receive long-term equity incentive awards, the Axcan Holdings Inc. Management Equity Incentive Plan, or the Management Equity Incentive Plan, which provides for the grant of options to purchase Holdings common stock, or Holdings Options, to our own and our affiliates’ key employees, directors, service providers and consultants. The Management Equity Incentive Plan was approved on April 15, 2008 and is discussed in more detail below. Under the Management Equity Incentive Plan, our named executive officers received one-time equity incentive awards in fiscal year 2008.

The Axcan Holdings Inc. Management Equity Incentive Plan

Generally, for any grant made under the Management Equity Incentive Plan, 50% of the Holdings Options granted vest based on continued employment (time-based options), 25% vest based on continued employment and have an exercise price that increases annually (premium options), and 25% vest based on continued employment and upon the occurrence of a liquidity event and the achievement of specified performance targets (performance-based options). Subject to the participant’s continued employment with us, the time-based and premium options vest ratably on each of the first through fifth anniversaries of the date of grant and the performance-based options have the potential to vest, following the occurrence of a Liquidity Event (as defined in the Management Equity Incentive Plan), upon the realization of certain profits by the Sponsor Funds and/or their affiliates as a result of such event(s), calculated by comparing the value of the cash or certain securities obtained in exchange for the equity of Holdings held by the Sponsor Funds and/or their affiliates to the Sponsor Funds’ initial investment in the February 2008 Transactions. For our employees who are residents of France, the Management Equity Incentive Plan has been amended to include a French sub-plan. The French sub-plan amends certain guidelines set forth in the Management Equity Incentive Plan in order to allow our French employees to benefit from, as it relates to the Holdings Options, the favorable tax and social regime under French law.

Upon termination of a participant’s employment, the Management Equity Incentive Plan provides that, subject to the terms of any participant’s employment agreement, any unvested portion of a participant’s Holdings Options will be forfeited, and that the vested portion of his or her Holdings Options will expire on the earlier of (1) the date the participant’s employment is terminated for cause, (2) 90 days after the date the participant’s employment is terminated by us for any reason other than cause, death or disability, (3) one year after the date the participant’s employment is terminated by reason of death or disability, except for those employees subject to the French sub-plan for whom Holdings Options will expire 6 months after the participant’s death, or (4) the tenth anniversary of the grant date of the Holdings Option. However, if a participant’s employment is terminated by us without Cause (as defined in the Management Equity Incentive Plan) or by the participant for Good Reason (as defined in the Management Equity Incentive Plan) during the two-year period following a Change in Control (as defined in the Management Equity Incentive Plan), all time-based and premium options will immediately vest and become exercisable as of the date of such termination.

Under the Management Equity Incentive Plan, 3,833,307 shares of Holdings common stock were reserved for issuance. The Holdings Board or a committee appointed by the Holdings Board is responsible for administering the Management Equity Incentive Plan and authorizing the grant of Holdings Options pursuant thereto, and may amend the Management Equity Incentive Plan (and any Holdings Options) at any time with certain restrictions. As of June 30, 2008, 3,313,000 Holdings Options were outstanding under the Management Equity Incentive Plan. All of the outstanding Holdings Options have been granted to our employees and, specifically, 1,790,000 were granted to our named executive officers in fiscal year 2008 and remain outstanding

(640,000 Holdings Options to Dr. Verwiel, 410,000 Holdings Options to Mr. Mims, 335,000 Holdings Options to Mr. Gannon, 230,000 Holdings Options to Mr. Franco and 175,000 Holdings Options to Mr. Tarte).

Prior to receiving shares of Holdings common stock (whether pursuant to the exercise of Holdings Options or otherwise), participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag-along and drag-along rights.

Other Benefits and Perquisites

The elements of the benefits and perquisites offered to our named executive officers following the February 2008 Transactions are substantially similar to those offered by Axcan Pharma to the named executive officers in fiscal year 2008 prior to the February 2008 Transactions. However, we did not have an Employee Share Purchase Plan and did not institute a SERP for Dr. Verwiel in fiscal year 2008 following the February 2008 Transactions.

Payments Received by Named Executive Officers in Connection with the February 2008 Transactions

At the time of the February 2008 Transactions, each of our named executive officers held, in some combination, (1) shares of Axcan Pharma common stock, (2) granted and outstanding options to purchase common stock of Axcan Pharma and/or (3) vested or unvested restricted stock units, or RSUs. Upon closing of the February 2008 Transactions, our named executive officers received the same consideration for their equity holdings in Axcan Pharma as other such holders. Specifically:

(1) each outstanding share of Axcan Pharma common stock was deemed transferred to Axcan Intermediate Holdings Inc. in exchange for a payment of $23.35 per share, or the offer price, without interest and less any required withholding taxes;

(2) all granted and outstanding options to purchase common stock of Axcan Pharma under Axcan Pharma’s stock plans were deemed vested and transferred to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price over the applicable option exercise price for each share of common stock subject to such option, less any required withholding taxes; and

(3) all vested and unvested restricted stock units, or RSUs, issued under Axcan Pharma’s stock option plans were deemed vested and then cancelled and terminated. Each holder of a RSU received the offer price, less any required withholding taxes, for each RSU formerly held.

Additional Compensation Granted in Connection with the February 2008 Transactions

Change-of-Control Payments

Pursuant to the respective employment agreements of Dr. Verwiel and Mr. Mims with Axcan Pharma in effect as of the consummation of the February 2008 Transactions, upon a Change of Control (as defined in the employment agreements), of Axcan Pharma Inc. both Dr. Verwiel and Mr. Mims were entitled to a payment equal to two times his annual base salary plus the average of the bonuses he had received during the past two full fiscal years, or the change-of-control payment. The February 2008 Transactions constituted a Change of Control under the employment agreements of both Dr. Verwiel and Mr. Mims. On March 5, 2008, Mr. Mims entered into a general release of claims with Axcan Pharma Inc. in consideration of the change-of-control payment of $1,233,839. On May 16, 2008, Dr. Verwiel entered into a general release of claims with Axcan Pharma in consideration for a change-of-control payment of $2,674,351.

Additional Equity Grants Following the February 2008 Transactions

Dr. Verwiel and Mr. Mims, in consideration of their continued employment with us, received a one-time nonrecurring equity grant on April 15, 2008 in the form of restricted stock units. Dr. Verwiel and Mr. Mims received, respectively, 77,834 and 108,578 RSUs. Such RSUs are, upon vesting and settlement, convertible into shares of Holdings common stock. For Dr. Verwiel, all of the granted RSUs vested immediately upon grant and, for Mr. Mims, approximately one-third of the RSUs vested immediately upon grant and, subject to Mr. Mims’ continued employment with us, the remainder of the RSUs are scheduled to vest in two equal installments on August 25, 2009 and August 25, 2010, respectively. Additionally, pursuant to Dr. Verwiel’s employment agreement, we agreed to grant Dr. Verwiel 155,666 RSUs on August 25, 2009, one-half of which shall vest immediately upon grant and one-half of which shall vest on August 25, 2010. Vested RSUs shall be settled into shares of Holdings common stock, with certain exceptions, on the earlier of: (1) four years from the date of grant, or April 15, 2012; (2) the termination of the officer’s employment; (3) a Liquidity Event (as defined in the Management Equity Incentive Plan); and (4) a Change in Control (as defined in the Management Equity Incentive Plan).

Mr. Gannon and Mr. Tarte, in consideration of their continued employment with us, received a one-time equity grant on April 15, 2008 in the form of penny options, or options to purchase shares of common stock of Holdings for $0.01. Mr. Gannon and Mr. Tarte received, respectively, 96,436 and 54,873 penny options pursuant to the terms of a Penny Option Grant Agreement which each officer entered into with Holdings on April 15, 2008. Approximately one-third of these penny options vested on April 15, 2008 and, subject to each officer’s continued respective employment with us, the remainder of the penny options are scheduled to vest in two equal installments on August 25, 2009 and August 25, 2010, respectively.

Executive Compensation Tables

In fiscal year 2008, certain of our named executive officers were compensated in non-U.S. currency, depending on the officer’s country of residence. Generally, Dr. Verwiel, Mr. Gannon and Mr. Tarte were compensated in Canadian Dollars and Mr. Franco was compensated in Euros. Unless otherwise indicated, in the executive compensation tables presented below, all cash compensation paid to the named executive officers has been converted into U.S. dollars using an exchange rate equal to the average of the monthly average exchange rates for each respective currency conversion during fiscal year 2008 as calculated by the Bank of Canada. For conversions of Canadian dollars to U.S. dollars, this rate was equal to 1.0065 and for conversions of Euros to U.S. dollars, this rate was equal to 0.6649. As designated by footnotes, figures related to equity compensation in the tables below may have been converted using a different exchange rate in order to accurately reflect values related to such equity compensation at a particular time, such as the date of grant.

Summary Compensation Table

The information set forth below in this section reflects the compensation awarded to, earned by, or paid to our named executive officers in fiscal year 2008 for their services rendered in all capacities to us and our subsidiaries, including compensation paid by Axcan Pharma to our named executive officers prior to the February 2008 Transactions.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)(4)	Total Compensation ($)
Dr. Frank Verwiel	2008	$640,835	$1,216,618	$154,505	$—	$5,932,638	$7,944,596
President and Chief Executive Officer

David Mims	2008	387,426	565,730	98,980	—	4,084,610	5,136,746
Executive Vice President and Chief Operating Officer

Steve Gannon	2008	336,364	502,466	80,874	—	766,140	1,685,844
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	2008	368,476	—	55,525	—	406,210	830,211
Senior Vice President, International Commercial Operations

Richard Tarte	2008	260,387	285,908	42,247	—	1,195,938	1,784,480
Vice President, Corporate Development and General Counsel

(1)

Amounts set forth in the Restricted Stock Awards column represent the aggregate amount expected to be recognized for financial statement reporting purposes with respect to the named executive officers for the fiscal year ended

September 30, 2008 calculated in accordance with SFAS 123(R), disregarding the estimate of forfeitures related to service-based vesting conditions. Our consolidated financial statements for the fiscal year ended September 30, 2008 have not yet been audited and are expected to be prepared in December 2008. For a discussion of the assumptions used in SFAS 123R for fiscal year 2007 and nine months ended June 30, 2008, see Note 13 to Axcan Pharma’s audited consolidated financial statements for the fiscal year ended September 30, 2007 and Note 13 to our unaudited condensed consolidated financial statements for the nine months ended June 30, 2008 contained in this prospectus. The respective values set forth in this column for Mr. Gannon and Mr. Tarte include the amount expected to be recognized for financial statement reporting purposes for the fiscal year 2008 due to our grant of penny options to Mr. Gannon and Mr. Tarte as detailed above in “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Additional Compensation Granted in Connection with the February 2008 Transactions—Additional Equity Grants Following the February 2008 Transactions.”

(2)

Amounts set forth in the Option Awards column represent the aggregate amount expected to be recognized for financial statement reporting purposes with respect to the named executive officers for the fiscal year ended September 30, 2008 calculated in accordance with SFAS 123(R), disregarding the estimate of forfeitures related to service-based conditions. Our consolidated financial statements for the fiscal year ended September 30, 2008 have not yet been audited and are expected to be prepared in December 2008. The fair value of the stock was calculated using a Black-Scholes option-pricing model. For a discussion of the assumptions used by Axcan Pharma for fiscal year 2007 and by us for the nine months ended June 30, 2008, see Note 13 to Axcan Pharma’s audited consolidated financial statements for the fiscal year ended September 30, 2007 and Note 13 to our unaudited condensed consolidated financial statements for the nine months ended June 30, 2008 contained in this prospectus.

(3)

As discussed above in “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Compensation Elements—Performance-Based Cash Incentives”, the Holdings Board will meet in December 2008 to determine the non-equity incentive plan awards, if any, to be given to our named executive officers for fiscal year 2008 performance. If these awards are determined to be payable, we will disclose the amounts, and the resulting change in the total compensation amounts presented above in a report filed with the SEC.

(4)	All other compensation includes the compensation set forth in the table below:

Name & Principal Position	Car Allowance and/or Company- Paid Car ($)	Company Contributions to Defined Contribution Plans ($)(a)	Insurance Premiums ($)(b)	Payments Related to February 2008 Transactions (c)	Other (d)	Total ($)
Dr. Frank Verwiel	$17,884	$15,330	$10,907	$5,242,041	$646,476	$5,932,638
President and Chief Executive Officer

David Mims	9,775	9,554	15,239	4,050,042	—	4,084,610
Executive Vice President and Chief Operating Officer

Steve Gannon	10,134	16,360	2,353	737,294	—	766,140
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	33,251	—	166,405	151,440	55,115	406,211
Senior Vice President, International Commercial Operations

Richard Tarte	10,134	13,085	5,683	1,167,036	—	1,195,938
Vice President, Corporate Development and General Counsel

(a)	Company contributions to defined contribution plans includes contributions to 401K and RRSP/DPSP matching funds, as well as to the ESPP during fiscal year 2008.
(b)

This column includes payments for life and disability insurance, as well as medical and dental benefits. In addition, $4,655 in additional life insurance and long-term disability premiums were paid on behalf of Dr. Verwiel and $160,146 was paid to maintain an unemployment insurance policy for Mr. Franco since, in France, Mr. Franco’s country of residency, corporate officers who become unemployed are generally not eligible for unemployment benefits.

(c)	The compensation paid to the named executive officers related to the February 2008 Transactions includes the compensation set forth below.

Name & Principal Position	Compensation for Axcan Pharma Options and RSUs Held(i)	Change of Control Payments(ii)	ESPP-Related Compensation(iii)	Equalization Payments(iv)	Total
Dr. Frank Verwiel	$2,356,705	$2,674,351	$66,685	$144,300	$5,242,041
President and Chief Executive Officer

David Mims	2,816,203	1,233,839	—	—	4,050,042
Executive Vice President and Chief Operating Officer

Steve Gannon	659,702	—	47,208	30,384	737,294
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	151,440	—	—	—	151,440
Senior Vice President, International Commercial Operations

Richard Tarte	1,077,634	—	50,048	39,354	1,167,036
Vice President, Corporate Development and General Counsel

(i)	As described above in “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Payments Received by Named Executive Officers in Connection with the February 2008 Transactions”, in connection with the February 2008 Transactions, our named executive officers received certain payments for all granted and outstanding options to purchase common stock of Axcan Pharma and/or all restricted stock units issued under any and all of Axcan Pharma’s existing equity plans which each respective officer held at the time of the consummation of the February 2008 Transactions.
(ii)	Dr. Verwiel and Mr. Mims were entitled, under their respective employment agreements, to a lump sum payment in the event that Axcan Pharma underwent a Change of Control (as defined in the agreements). The February 2008 Transactions were deemed to be a change of control under these agreements.
(iii)	As part of the ESPP, upon the February 2008 Transactions, the unvested portion of the shares of Axcan Pharma common stock purchased by either Axcan Pharma’s contributions to the ESPP on behalf of Dr. Verwiel, Mr. Gannon and Mr. Tarte or each individual officer’s respective contribution to the ESPP immediately vested and were transferred to us in exchange for the offer price as described above in “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Payments Received by Named Executive Officers in Connection with the February 2008 Transactions”. This column reflects the value received by the named executive officers upon such acceleration.
(iv)

An equalization payment was made by Axcan Pharma in fiscal year 2008 in connection with the February 2008 Transactions to certain non-U.S. employees, including Dr. Verwiel, Mr. Gannon, and Mr. Tarte, to compensate such employees for the difference between non-U.S. option exercise prices and lower U.S. option exercise prices. The equalization payment was calculated by taking the difference between the non-U.S. employee option exercise price (converted from Canadian dollars to U.S. dollars using the applicable exchange rate on February 22, 2008, the last business day before the February 2008 Transactions, of 1.0156 Canadian dollars to one U.S. dollar) and the U.S. employee option exercise price at the time of the February 2008 Transactions (such difference being $1.75 for Dr. Verwiel, Mr. Gannon and Mr. Tarte), and multiplying that amount by the number of shares of Axcan Pharma which underlied such outstanding options held by the employee. Before equalization payments were made to our named executive officers, such payments were converted from U.S. dollars to Canadian dollars using an exchange rate of 1.0020 Canadian dollars to one U.S. dollar, the exchange rate at noon on February 25, 2008. Equalization payments were only given for stock option grants under the 2006 Plan. All grants issued under the 2002 Plan had an exercise price in U.S. currency and, therefore, an equalization payment was not needed.

(d)

Consists of a cash payment of $635,454 made to Dr. Verwiel by Axcan Pharma in fiscal year 2008 in connection with his SERP as discussed above in “Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions—Compensation Elements—Other Benefits and Perquisites” and $11,022 paid for the preparation of Dr. Verwiel’s annual tax returns. Mr. Franco received $36,998 in housing expenses and $18,117 in relocation expenses in fiscal year 2008. In addition, Dr. Verwiel, under the terms of his employment agreement, is entitled to receive a “match payment” equal to one-half the amount of his annual non-equity incentive award, if any. Dr. Verwiel’s annual non-equity incentive award for fiscal 2008 performance year is to be determined by the Holdings Board in December 2008. If the match payment is payable to Dr. Verwiel, we will disclose the amount, and the resulting change in the total compensation amount presented above, in a report filed with the SEC.

Grants of Plan-Based Awards

During fiscal year 2008, we granted equity awards to our named executive officers in the form of stock options under the Management Equity Incentive Plan and RSUs and “penny options” pursuant to individual equity grant agreements. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. All grants of equity awards in fiscal year 2008 were one-time nonrecurring awards given following the February 2008 Transactions. All plan-based awards were awarded at the discretion of the Holdings Board. For additional discussion of the Management Equity Incentive Plan, refer to “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions—Compensation Elements—Long-Term Equity Incentives”.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan (2)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards		Closing Market Price on Date of Grant (7)	Grant Date Fair Value of Stock and Option Awards (8)
		Threshold	Target	Maximum
Dr. Frank Verwiel	—	$157,377	$343,368	$427,779
President and Chief Executive Officer	4/15/2008				160,000			$10.00		$10.00	$513,600
	4/15/2008					77,834					778,340
	4/15/2008						320,000	10.00		10.00	1,241,600
	4/15/2008						160,000	10.00	(5)	10.00	436,800

David Mims	—	71,746	161,428	206,269
Executive Vice President and Chief Operating Officer	4/15/2008				102,500			10.00		10.00	329,025
	4/15/2008					108,578					1,085,780
	4/15/2008						205,000	10.00		10.00	795,400
	4/15/2008						102,500	10.00	(5)	10.00	279,825

Steve Gannon	—	53,030	121,212	156,818
Senior Vice President, Finance and Chief Financial Officer	4/15/2008				83,750			10.00		10.00	268,838
	4/15/2008						96,436	0.01	(6)	10.00	964,360
	4/15/2008						167,500	10.00		10.00	649,900
	4/15/2008						83,750	10.00	(5)	10.00	228,638

Nicholas Franco	—	64,483	147,390	190,686
Senior Vice President, International Commercial Operations	4/15/2008				57,500			10.00		10.00	184,575
	4/15/2008						115,000	10.00		10.00	446,200
	4/15/2008						57,500	10.00	(5)	10.00	156,975

Richard Tarte	—	37,556	87,361	115,172
Vice President, Corporate Development and General Counsel	4/15/2008				43,750			10.00		10.00	140,438
	4/15/2008						54,873	0.01	(6)	10.00	548,730
	4/15/2008						87,500	10.00		10.00	339,500
	4/15/2008						43,750	10.00	(5)	10.00	119,438

(1)

This column shows the potential non-equity incentive awards that are possible under the Incentive Plan, as amended following the February 2008 Transactions, at the threshold, target and maximum levels of performance in fiscal year 2008. As discussed above in “Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions—Compensation Elements—

Performance-Based Cash Incentives” and “Compensation Discussion and Analysis for Axcan Intermediate Holdings in Fiscal Year 2008 After the February 2008 Transactions —Compensation Elements—Performance-Based Cash Incentives”, no incentive payments were to be paid under the Incentive Plan if both threshold fiscal and individual performance goals were not met. The threshold payments are based on the achievement of both the minimum corporate and individual performance necessary to yield a non-equity incentive award under the Incentive Plan. The target payments are based on achieving the 100% target level of performance for both corporate financial measures and individual performance measures. The maximum payments are based on the maximum incentive payments available to our named executive officers under the Incentive Plan as discussed above in “Compensation Discussion and Analysis for Axcan Pharma in Fiscal Year 2008 Prior to the February 2008 Transactions—Compensation Elements—Performance-Based Cash Incentives”. As reflected in the Summary Compensation Table above, the actual non-equity incentive awards, if any, awarded to our named executive officers under the Incentive Plan for the fiscal 2008 performance year will be decided upon by the Holdings Board in December 2008.

(2)	This column represents the number of performance-based options granted to our named executive officers under the Management Equity Incentive Plan in fiscal year 2008 as part of an one-time nonrecurring grant. Under the terms of the Management Equity Incentive Plan, the amount of performance-based options that will vest is dependent upon the occurrence of a Liquidity Event (as defined in the Management Equity Incentive Plan) and the realization of certain profits by the Sponsor Funds and/or their affiliates as a result of such event(s), calculated by comparing the value of the cash or certain securities obtained in exchange for the equity of Holdings held by the Sponsor Funds and/or their affiliates to the Sponsor Funds’ initial investment in the February 2008 Transactions. Depending on these factors, all, none, or one-half of the performance-based options held by our named executive officers may vest upon the occurrence of the Liquidity Event (as defined in the Management Equity Incentive Plan), subject to the officer’s continued employment with us on the date of such event.

(3)	On April 15, 2008, Dr. Verwiel and Mr. Mims were awarded a one-time nonrecurring grant of restricted stock units, or RSUs, in consideration of the respective officer’s continued employment with us.

(4)	On April 15, 2008, the Holdings Board granted all of our named executive officers certain one-time nonrecurring awards of Holdings Options. Specifically, Dr. Verwiel received 640,000 Holdings Options, Mr. Mims received 410,000 Holdings Options, Mr. Gannon received 335,000 Holdings Options, Mr. Franco received 230,000 Holdings Options and Mr. Tarte received 175,000 Holdings Options. Fifty percent of these were time-based options which, subject to the officer’s continued employment, vest in annual equal installments over a five-year period, 25% of these were premium options, which, subject to the officer’s continued employment, also vest in annual equal installments over a five-year period and 25% of these were performance-based options, which are discussed in footnote 2 to this table and represented in the “Estimated Future Payouts Under Equity Incentive Plan” column to this table. This column represents the time-based and premium options granted to the named executive officers in fiscal year 2008.

(5)	For the premium options granted under the Management Equity Incentive Plan to Dr. Verwiel, Mr. Mims, Mr. Gannon and Mr. Tarte, the exercise price of these options increases at a 10.00% compound rate on each anniversary of the date of grant of such options until, with certain exceptions, the earlier of: (a) the exercise of such option; (b) the fifth anniversary of the grant date of such option; (c) a Liquidity Event (as defined in the Management Equity Incentive Plan) or (d) the occurrence of a Change in Control (as defined in the Management Equity Incentive Plan) of Axcan Holdings Inc. For Mr. Franco, any premium options granted to him under the Management Equity Incentive Plan will be subject to the terms of the French sub-plan, under which the premium options will not be subject to an increasing exercise price over time. Rather, any vested premium options held by Mr. Franco will be exercisable in a percentage equal to (i) the percentage of the premium options exercisable under the terms of the Management Equity Incentive Plan multiplied by (ii) the difference between the fair market value of one share of Holdings common stock on the exercise date and the exercise price of the premium option to be exercised if it had accreted in price under the terms of the Management Equity Incentive Plan divided by (iii) the difference between the fair market value of the share and the exercise price of $10.00.

(6)	On April 15, 2008, Mr. Gannon and Mr. Tarte, both of whom reside and work in Canada, were awarded a one-time nonrecurring grant of “penny options”, or options to purchase common stock of Holdings for $0.01, in consideration of the respective officer’s continued employment with us. Mr. Gannon and Mr. Tarte received these penny options in lieu of RSUs because the Holdings Compensation Committee and Holdings Board believed it to be one of the more tax-efficient methods of equity compensation available for grant to our Canadian employees.

(7)	Since, on the date of grant, no public market existed for shares of Holdings common stock, the price in this column reflects the Holdings Board’s determination that $10.00 was the fair market value of one share of Holdings common stock on April 15, 2008.

(8)	For each named executive officer listed in the Grants of Plan-Based Awards table above, the value reflects the full grant-date fair value calculated under SFAS 123(R) solely for awards granted during the 2008 fiscal year. The fair value of the stock option awards for financial reporting purposes likely will vary from the actual amount ultimately realized by the named executive officer based on a number of factors. These factors include our actual operating performance, common share price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards as of the end of fiscal year 2008 for each of our named executive officers:

	Option Awards									Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(6)	Market Value of Shares or Units of Stock that Have Not Vested(7)
Dr. Frank Verwiel	—		320,000	(1)	—		$10.00		4/15/2018	—	$—
President and Chief Executive Officer	—		160,000	(2)	—		10.00		4/15/2018	—	—
	—		—		160,000	(4)	10.00	(5)	4/15/2018	—	—

David Mims	—		205,000	(1)	—		10.00		4/15/2018	72,386	796,246
Executive Vice President and Chief Operating Officer	—		102,500	(2)	—		10.00		4/15/2018	—	—
	—		—		102,500	(4)	10.00	(5)	4/15/2018	—	—

Steve Gannon	—		167,500	(1)	—		10.00		4/15/2018	—	—
Senior Vice President, Finance and Chief Financial Officer	—		83,750	(2)	—		10.00		4/15/2018	—	—
	32,145	(3)	64,291	(3)	—		0.01		4/15/2018	—	—
	—		—		83,750	(4)	10.00	(5)	4/15/2008	—	—

Nicholas Franco	—		115,000	(1)	—		10.00		4/15/2018	—	—
Senior Vice President, International Commercial Operations	—		57,500	(2)	—		10.00		4/15/2018	—	—
	—		—		57,500	(4)	10.00	(5)	4/15/2018	—	—

Richard Tarte	—		87,500	(1)	—		10.00		4/15/2018	—	—
Vice President, Corporate Development and General Counsel	—		43,750	(2)	—		10.00		4/15/2018	—	—
	18,291	(3)	36,582	(3)	—		0.01		4/15/2018	—	—
	—		—		43,750	(4)	10.00	(5)	4/15/2018	—	—

(1)	These values reflect the number of time-based options granted to our named executive officers under the Management Equity Incentive Plan. Time-based options vest ratably on each of the first through fifth anniversaries of the date of grant, subject to the officer’s continued employment with us through each anniversary. These options will fully vest on April 15, 2013.

(2)	These values reflect the number of premium options granted to our named executive officers under the Management Equity Incentive Plan. Premium options vest ratably on each of the first through fifth anniversaries of the date of grant, subject to the officer’s continued employment with us through each anniversary. These options will fully vest on April 15, 2013.

(3)	These values represent the number of “penny options”, or options to purchase common stock of Holdings for $0.01, granted to Mr. Gannon and Mr. Tarte, both of whom reside and work in Canada, pursuant to individual penny option grant agreements. Approximately one-third of the penny options immediately vested upon grant on April 15, 2008 and subject to each officer’s respective continued employment with us, the remainder of the penny options were scheduled to vest in two approximately equal installments on August 25, 2009 and August 25, 2010.

(4)

These values represent the number of performance-based options granted to our named executive officers under the Management Equity Incentive Plan. Under the terms of the Management Equity Incentive Plan, the amount of performance-based options that will vest is dependent upon the occurrence of a Liquidity Event (as defined in the Management Equity Incentive Plan) and the realization of certain profits by the Sponsor Funds and/or their affiliates as a result of such event(s), calculated by comparing the value of the cash or certain securities obtained in exchange for the equity of Holdings held by the Sponsor Funds and/or their affiliates to the Sponsor Funds’ initial investment in the February 2008 Transactions. Depending on these factors, all, none, or one-half of the performance-based options held by our named executive officers may vest upon the occurrence of the Liquidity Event (as defined in the Management Equity Incentive Plan), subject to the officer’s continued employment with us on the date of the liquidity event.

(5)	For the premium options granted under the Management Equity Incentive Plan to Dr. Verwiel, Mr. Mims, Mr. Gannon and Mr. Tarte, the exercise price of these options increases at a 10.00% compound rate on each anniversary of the date of grant of such options until, with certain exceptions, the earlier of: (a) the exercise of such option; (b) the fifth anniversary of the grant date of such option; (c) a Liquidity Event (as defined in the Management Equity Incentive Plan) or (d) the occurrence of a Change in Control (as defined in the Management Equity Incentive Plan) of Axcan Holdings Inc. For Mr. Franco, any premium options granted to him under the Management Equity Incentive Plan will be subject to the terms of the French sub-plan, under which the premium options will not be subject to an increasing exercise price over time. Rather, any vested premium options held by Mr. Franco will be exercisable in a percentage equal to (i) the percentage of the premium options exercisable under the terms of the Management Equity Incentive Plan multiplied by (ii) the difference between the fair market value of one share of Holdings common stock on the exercise date and the exercise price of the premium option to be exercised if it had accreted in price under the terms of the Management Equity Incentive Plan divided by (iii) the difference between the fair market value of the share and the exercise price of $10.00.

(6)	These values represent the restricted stock units held by Mr. Mims that had not yet vested as of September 30, 2008. One-half of these RSUs are scheduled to vest on August 25, 2009 and the remaining half are scheduled to vest on August 25, 2010. Vested RSUs shall be settled, with certain exceptions, on the earlier of: (1) four years from the date of grant, or April 15, 2012; (2) the termination of the officer’s employment; (3) a Liquidity Event (as defined in the Management Equity Incentive Plan); and (4) a Change in Control (as defined in the Management Equity Incentive Plan).

(7)	Since there was no public market for shares of Holdings common stock at the end of fiscal year 2008, we determined the “market value” of the unvested RSUs by multiplying the number of such RSUs by $11.00, the value of one share of Holdings common stock on September 30, 2008 as determined by the Holdings Board.

Options Exercised and Stock Vested

The table below sets forth information on stock vested and value realized on vesting during fiscal year 2008. There were no options exercised by our named executive officers in fiscal year 2008.

	Stock Awards
Name & Principal Position	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dr. Frank Verwiel	77,834	$778,340
President and Chief Executive Officer

David Mims	36,192	361,920
Executive Vice President and Chief Operating Officer

Steve Gannon	—	—
Senior Vice President, Finance and Chief Financial Officer

Nicholas Franco	—	—
Senior Vice President, International Commercial Operations

Richard Tarte	—	—
Vice President, Corporate Development and General Counsel

(1)	The values in this column reflect the number of RSUs granted to Dr. Verwiel and Mr. Mims on April 15, 2008 that vested immediately upon grant. These vested RSUs will not be settled in Holdings common stock until the earlier of: (1) four years from the date of grant, or April 15, 2012; (2) the termination of the officer’s employment; (3) a Liquidity Event (as defined in the Management Equity Incentive Plan); and (4) a Change in Control (as defined in the Management Equity Incentive Plan).

(2)	Represents the number of RSUs vested multiplied by $10.00, the fair market value of one share of Holdings common stock on the vesting date, as determined by the Holdings Board.

Employment Agreements and Potential Payments upon Certain Terminations

The following are descriptions of our employment agreements with our named executive officers in effect as of the end of fiscal year 2008. After the February 2008 Transactions, Axcan Pharma and certain of its affiliates, including Axcan Holdings Inc., entered into an amended and restated employment agreement with Dr. Verwiel and new employment agreements with Mr. Mims and Mr. Gannon. In addition, Axcan Pharma and certain of its affiliates, including Holdings, entered into a new employment agreement with Dr. Alexander LeBeaut, who joined us as Senior Vice President and Chief Scientific Officer in September 2008.

Since all of our named executive officers are also officers in the same capacity for Axcan Pharma, unless otherwise specified in their respective employment agreements, our named executive officers’ rights to compensation and/or benefits upon a change of control of Axcan Pharma are set forth in the Axcan Pharma Severance Plan, or the Severance Plan. The Severance Plan sets forth the compensation and benefits available to certain employees of Axcan Pharma Inc., including its executive officers, upon termination of such employee upon a change of control of Axcan Pharma. Under the Severance Plan, if an employee of Axcan Pharma served at the level of a vice-president or higher and either (1) is terminated or resigns within 90 days after having his or her job responsibilities or base compensation materially reduced following a change of control and such situation is not cured by Axcan Pharma within 30 days of notice (which must be given within 90 days of the event) or (2) is terminated on or within 24 months after a change of control of Axcan Pharma and a comparable position is not offered to the officer by the acquiring or surviving company, then, depending on the level of the employee, such employee would receive between 9 and 24 months’ of base salary, bonus and benefits.

Employment Agreement with Dr. Frank Verwiel

On May 16, 2008, we entered into an amended and restated employment agreement with Dr. Verwiel to continue his service as President and Chief Executive Officer of Axcan Pharma, and to serve as President and Chief Executive Officer of Holdings and an officer of certain other subsidiaries of Holdings, including Axcan Intermediate Holdings Inc. The agreement has an initial five-year term beginning on February 25, 2008 that provides for automatic twelve-month extensions, beginning on February 25, 2013, unless either we or Dr. Verwiel give 60 days’ prior notice of termination.

Dr. Verwiel will receive a base salary at a rate no less than $645,000 per year, which shall be adjusted at our discretion. Although no annual bonus is guaranteed to Dr. Verwiel, Dr. Verwiel will have the opportunity to earn an annual cash bonus of 60% of his base salary for on-target performance, or Target Annual Bonus, with the possibility of achieving 120% for high achievement. In addition, if in any year Dr. Verwiel receives an annual cash bonus as described above, he will also be entitled to receive a “match payment” equal to one-half (1/2) the annual bonus payable with respect to such year.

In addition, Dr. Verwiel received a one-time nonrecurring grant of 640,000 options to purchase shares of Holdings under the Management Equity Incentive Plan. These Holdings Options will vest in accordance with our Management Equity Incentive Plan (described above) and have an initial exercise price of $10.00 per share.

We agreed to grant Dr. Verwiel a total of 233,500 restricted stock units. 77,834 of these RSUs were granted as fully vested on April 15, 2008 and we intend to grant an additional 155,666 RSUs to Dr. Verwiel on August 25, 2009, half of which will vest immediately upon grant and half of which will vest on August 25, 2010. Vested RSUs will be settled into Holdings common stock, with certain exceptions, upon the earlier of: (1) four years from the date of grant, April 15, 2012; (2) the termination of the officer’s employment; (3) a Liquidity Event (as defined in the Management Equity Incentive Plan); and (4) a Change in Control (as defined in the Management Equity Incentive Plan).

In addition, Dr. Verwiel agreed to, and did, purchase 75,000 shares of Holdings common stock for an aggregate investment of $750,000 pursuant to a subscription agreement and a Management Stockholders’ Agreement. For more details on these agreements, see “Certain Relationships and Related Party Transactions” in this prospectus.

The agreement further provides that Dr. Verwiel could be entitled to certain severance benefits following termination of employment. If we terminate him without Cause (as defined in the agreement), or if Dr. Verwiel terminates his employment for Good Reason (as defined in the agreement), all outstanding Holdings Options granted to Dr. Verwiel by us pursuant to the Management Equity Incentive Plan will expire pursuant to the terms of that plan as described above in “—The Axcan Holdings Inc. Management Equity Incentive Plan” except that, with certain exceptions, any performance-based Holdings Options that have not vested as of the date of termination shall remain outstanding for a 12-month period following termination and if a liquidity event (as defined under the Management Equity Incentive Plan) occurs within such period, all, none or one-half of the unvested performance-based options will become vested and exercisable in accordance with the Management Equity Incentive Plan. In addition, Dr. Verwiel would be entitled to the following:

•	An amount equal to Dr. Verwiel’s accrued but unused vacation and base salary through the date of termination, or collectively, the accrued benefits.

•

An amount equal to (a) two times his base salary in effect at the date of termination, plus (b) two times the amount of his Target Annual Bonus, which is 60% of Dr. Verwiel’s base salary. This amount will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of 24 months.

•

Medical benefits which are substantially similar to the benefits provided to our executive officers for 24 months after the date of termination. However, if Dr. Verwiel becomes re-employed with another employer and is eligible to receive comparable benefits, we shall cease to provide continued medical benefits.

If Dr. Verwiel is terminated without Cause or terminates his employment for Good Reason within twelve (12) months following a Change of Control (as defined in the agreement), Dr. Verwiel shall be entitled to the benefits described above except that he shall receive two times his base salary and Target Annual Bonus immediately, rather than over a 24-month period.

If Dr. Verwiel is terminated due to Dr. Verwiel’s death, Disability (as defined in the agreement), or is terminated with Cause or without Good Reason, we will pay Dr. Verwiel the accrued benefits when due.

Employment Agreement with David Mims

On June 3, 2008, we entered into an employment agreement with Mr. Mims to continue his service as Executive Vice President and Chief Operating Officer of Axcan Pharma, and to serve as Executive Vice President and Chief Operating Officer of Holdings as well as an officer of certain other subsidiaries of Holdings, including Axcan Intermediate Holdings Inc. The agreement has an initial five-year term beginning on February 25, 2008 that provides for automatic twelve-month extensions, beginning on February 25, 2013, unless either we or Mr. Mims give 60 days’ prior notice of termination.

Mr. Mims will receive a base salary at a rate no less than $387,426 per year, which shall be adjusted at our discretion. Although no annual bonus is guaranteed to Mr. Mims, Mr. Mims will have the opportunity to earn an annual cash bonus of 45% of his base salary for on-target performance, or Target Annual Bonus, with the possibility of achieving 90% for high achievement.

In addition, Mr. Mims received a one-time nonrecurring grant of 410,000 options to purchase shares of Holdings under the Management Equity Incentive Plan. These Holdings Options will vest in accordance with our Management Equity Incentive Plan (as described above) and have an initial exercise price of $10.00 per share.

We also agreed to grant Mr. Mims a total of 108,578 restricted stock units. One-third of these RSUs vested immediately upon grant and the remaining RSUs will vest in two approximately equal installments on August 25, 2009 and August 25, 2010. Vested RSUs will be settled into Holdings common stock, with certain exceptions, upon the earlier of: (1) four years from the date of grant, April 15, 2012; (2) the termination of the officer’s employment; (3) a Liquidity Event (as defined in the Management Equity Incentive Plan); and (4) a Change in Control (as defined in the Management Equity Incentive Plan).

In addition, Mr. Mims agreed to, and did, purchase 50,000 shares of Holdings common stock for an aggregate investment of $500,000 pursuant to a subscription agreement and a Management Stockholders’ Agreement. For more details on these agreements, see “Certain Relationships and Related Party Transactions” in this prospectus.

The agreement further provides that Mr. Mims could be entitled to certain severance benefits following termination of employment. If we terminate him without Cause (as defined in the agreement), or if Mr. Mims terminates his employment for Good Reason (as defined in the agreement), all outstanding options granted to Mr. Mims by us pursuant to the Management Equity Incentive Plan will expire pursuant to the terms of that plan as described above in “—The Axcan Holdings Inc. Management Equity Incentive Plan” except that, with certain exceptions, any performance-based Holdings Options that have not vested as of the date of termination shall remain outstanding for a 12-month period following termination and if a liquidity event (as defined under the Management Equity Incentive Plan) occurs within such period, all, none or one-half of the unvested performance-based options will become vested and exercisable in accordance with the Management Equity Incentive Plan. In addition, Mr. Mims would be entitled to the following:

•	An amount equal to Mr. Mims’ accrued but unused vacation and base salary through the date of termination, or collectively, the accrued benefits.

•

An amount equal to (a) two times his base salary in effect at the date of termination, plus (b) two times the amount of his Target Annual Bonus, which is 45% of Mr. Mims’ base salary. This amount will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of 24 months.

•

Medical benefits which are substantially similar to the benefits provided to our executive officers for 24 months after the date of termination. However, if Mr. Mims becomes re-employed with another employer and is eligible to receive comparable benefits, we shall cease to provide continued medical benefits.

If Mr. Mims is terminated without Cause or terminates his employment for Good Reason within twelve (12) months following a Change of Control (as defined in the agreement), Mr. Mims shall be entitled to the benefits described above except that he shall receive two times his base salary and Target Annual Bonus immediately, rather than over a 24-month period.

If Mr. Mims is terminated due to Mr. Mims’ death, Disability (as defined in the agreement), or is terminated with Cause or without Good Reason we will pay Mr. Mims the accrued benefits when due.

Employment Agreement with Steve Gannon

On July 3, 2008, we entered into an employment agreement with Mr. Gannon to continue his service to us as Senior Vice President, Finance and Chief Financial Officer of Axcan Pharma, and to serve as Senior Vice President and Chief Financial Officer of Holdings as well as an officer of certain other subsidiaries of Holdings, including as Senior Vice President, Finance and Chief Financial Officer of Axcan Intermediate Holdings Inc. The agreement has an initial five-year term beginning on February 25, 2008 that provides for automatic twelve-month extensions, beginning on February 25, 2013, unless either we or Mr. Gannon give 60 days’ prior notice of termination.

Mr. Gannon will receive a base salary at a rate no less than CDN $338,550 (USD $336,364 after the application of the fiscal year 2008 Canadian Dollar - U.S. Dollar exchange rate) per year, which shall be adjusted at our discretion. Although no annual bonus is guaranteed to Mr. Gannon, Mr. Gannon will also have the opportunity to earn an annual cash bonus of 45% of his base salary for on-target performance with the possibility of achieving 90% for high achievement.

In addition, Mr. Gannon received a one-time nonrecurring grant of 335,000 options to purchase shares of Holdings under the Management Equity Incentive Plan. These Holdings Options will vest in accordance with our Management Equity Incentive Plan (as described above) and have an initial exercise price of $10.00 per share.

We also agreed to, and did, grant Mr. Gannon a total of 96,436 “penny options”, which are options to purchase a share of Holdings common stock for $0.01. Subject to Mr. Gannon’s continued employment with us, these penny options were scheduled to vest in three approximately equal installments on April 15, 2008, August 25, 2009 and August 25, 2010.

In addition, Mr. Gannon agreed to purchase 20,640 shares of Holdings common stock for an aggregate investment of $206,400 pursuant to a subscription agreement and a Management Stockholders’ Agreement. For more details on these agreements, see “Certain Relationships and Related Party Transactions” in this prospectus.

The agreement further provides that Mr. Gannon could be entitled to certain severance benefits following termination of employment. If we terminate him without Cause (as defined in the agreement), or if Mr. Gannon terminates his employment for Good Reason (as defined in the agreement), all outstanding options granted to Mr. Gannon by us pursuant to the Management Equity Incentive Plan will expire pursuant to the terms of that plan as described above in “—The Axcan Holdings Inc. Management Equity Incentive Plan” except that, with certain exceptions, any performance-based Holdings Options that have not vested as of the date of termination shall remain outstanding for a 12-month period following termination and if a liquidity event (as defined under the Management Equity Incentive Plan) occurs within such period, all, none or one-half of the unvested performance-based options will become vested and exercisable in accordance with the Management Equity Incentive Plan. In addition, Mr. Gannon would be entitled to the following:

•	An amount equal to Mr. Gannon’s accrued but unused vacation and base salary through the date of termination, or collectively, the accrued benefits.

•

An amount equal to one-and-a-half times his base salary in effect at the date of termination. This amount will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of 18 months.

•

Medical benefits which are substantially similar to the benefits provided to our executive officers for 18 months after the date of termination. However, if Mr. Gannon becomes re-employed with another employer and is eligible to receive comparable benefits, we shall cease to provide continued medical benefits.

If Mr. Gannon is terminated without Cause or terminates his employment for Good Reason within twelve (12) months following a Change of Control (as defined in the agreement), Mr. Gannon shall be entitled to the benefits described above except that he shall receive one-and-a-half times his base salary immediately, rather than over a 18-month period.

If Mr. Gannon is terminated due to Mr. Gannon’s death, Disability (as defined in the agreement), or is terminated with Cause or without Good Reason, we will pay Mr. Gannon the accrued benefits when due.

Employment Agreement with Dr. Alexandre LeBeaut

On September 15, 2008, we entered into an employment agreement with Dr. LeBeaut, under which he agreed to serve as Senior Vice President and Chief Scientific Officer of us, Holdings and Axcan Pharma US, Inc. The agreement has an initial five-year term beginning on September 29, 2008 that provides for automatic twelve-month extensions, beginning on September 29, 2013, unless either we or Dr. LeBeaut give 60 days’ prior notice of termination.

Dr. LeBeaut will receive a base salary at a rate no less than $382,000 per year, which shall be adjusted at our discretion. Dr. LeBeaut will also have the opportunity to earn an annual cash bonus of 45% of his base salary for on-target performance.

In addition, Dr. LeBeaut received a one-time nonrecurring grant of 230,000 options to purchase shares of Holdings under the Management Equity Incentive Plan. These Holdings Options will vest in accordance with our

Management Equity Incentive Plan (as described above) and have an exercise price equal to the Fair Market Value (as defined in the Management Equity Incentive Plan) of the shares at the time of grant, as determined by the Board.

We also agreed to grant Dr. LeBeaut, as soon as practicable after September 29, 2008, a $50,000 signing bonus, a $35,000 tax assistance payment and a $42,000 special signing bonus. In addition, Dr. LeBeaut agreed to purchase Holdings common stock for an aggregate investment of no less than $25,000, as soon as practicable after September 29, 2008, pursuant to a subscription agreement and Management Stockholders’ Agreement. For more details on these agreements, see “Certain Relationships and Related Party Transactions” in this prospectus.

The agreement further provides that Dr. LeBeaut could be entitled to certain severance benefits following termination of employment. If we terminate him without Cause (as defined in the agreement), or if Dr. LeBeaut terminates his employment for Good Reason (as defined in the agreement), all outstanding options granted to Dr. LeBeaut by us pursuant to the Management Equity Incentive Plan would expire pursuant to the terms of that plan and Dr. LeBeaut would be entitled to the following:

•	An amount equal to Dr. LeBeaut’s accrued but unused vacation and base salary through the date of termination, or collectively, the accrued benefits.

•

An amount equal to one-and-a-half times his base salary in effect at the date of termination. This amount will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of 18 months.

•

Medical benefits which are substantially similar to the benefits provided to our executive officers for 18 months after the date of termination. However, if Dr. LeBeaut becomes re-employed with another employer and is eligible to receive comparable benefits, we shall cease to provide continued medical benefits.

If Dr. LeBeaut is terminated without Cause or terminates his employment for Good Reason within twelve (12) months following a Change of Control (as defined in the agreement), Dr. LeBeaut shall be entitled to the benefits described above except that he shall receive one-and-a-half times his base salary immediately, rather than over a 18-month period.

If Dr. LeBeaut is terminated due to Dr. LeBeaut’s death, Disability (as defined in the agreement), or is terminated with Cause or without Good Reason, we will pay Dr. LeBeaut the accrued benefits when due.

Employment Agreement with Nicholas Franco

The employment agreement between Axcan Pharma and Mr. Franco was effective as of October 5, 2007, and has an indefinite term. Mr. Franco’s employment agreement provides for gross annual compensation of 245,000 Euros (or USD $368,476 after the application of the fiscal year 2008 Euro - U.S. Dollar exchange rate), which shall be adjusted at our discretion at the end of each fiscal year. Mr. Franco is eligible to participate in any executive incentive program approved by the Axcan Pharma Board, and his target annual incentive for fiscal year 2008 is 40% of his base salary, prorated based on time of service.

The employment agreement provides Mr. Franco could be entitled to certain severance benefits following termination of employment. If Mr. Franco is terminated at any time, he is entitled to a incentive bonus based on the target of what he would have earned for the full year, prorated for the time he served during that particular fiscal year. In the event that Mr. Franco is terminated due to or following a Change of Control (as defined in the agreement), he is entitled to receive an amount equal to the gross base compensation he received during the twelve months prior to the termination.

Potential Payments upon Certain Terminations or a Change in Control

This table shows the potential compensation that we would have had to pay to our named executive officers upon various termination of service scenarios. The table excludes certain amounts payable pursuant to plans that are available generally to all salaried employees and any payment of accrued base salary and vacation through the date of termination. For example, unless otherwise indicated, this table does not reflect amounts that may be payable upon a named executive officer’s termination under the Severance Plan, pursuant to which the February 2008 Transactions were deemed a “change of control”. The amounts shown assume that termination of employment was effective September 30, 2008. The amounts shown are only estimates of the amounts that would be payable to the named executive officers upon termination of employment and do not reflect tax positions we may have taken or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount, if any, an executive would receive if an eligible termination event were to occur.

The following table provides information regarding the potential value of our severance arrangements for our named executive officers under the following termination of service scenarios: (1) upon termination by us with cause or by the executive officer without good reason, including a retirement; (2) upon termination by us without cause or by the executive officer for good reason; (3) upon termination of the executive due to his death or disability or (4) our change-in-control.

Severance Arrangements Assuming Termination of Service at the end of Fiscal Year 2008
Name & Principal Position	Benefit Type	Termination with Cause or without Good Reason ($)	Termination without Cause or for Good Reason(1) ($)	Termination due to Death or Disability ($)	Change in Control(2) ($)
Dr. Frank Verwiel President and Chief Executive Officer	Severance Payment	—	$1,968,406	—	$1,968,406
	Bonus	—	—	—	—
	Benefits	—	$8,576	—	$8,576
	Value of Equity Award Acceleration(3),(5)	—	$1,712,326	—	$1,712,326

	Total	—	$3,689,308	—	$3,689,308
David Mims Executive Vice President and Chief Operating Officer	Severance Payment	—	$1,097,708	—	$1,097,708
	Bonus	—	—	—	—
	Benefits	—	$26,856	—	$26,856
	Value of Equity Award Acceleration(3),(5)	—	$796,246	—	$796,246

	Total	—	$1,920,810	—	$1,920,810
Steve Gannon Senior Vice President, Finance and Chief Financial Officer	Severance Payment	—	$504,545	—	$504,545
	Bonus	—	—	—	—
	Benefits	—	$2,407	—	$2,407
	Value of Equity Award Acceleration(4),(5)	—	$706,558	—	$706,558

	Total	—	$1,213,510	—	$1,213,510
Nicholas Franco Senior Vice President, International Commercial Operations	Severance Payment(6)	—	—	—	$396,821
	Bonus(6)	—	—	—	$73,695(7)
	Benefits(6)	—	—	—	$2,498
	Value of Equity Award Acceleration(5)	—	—	—	—

	Total	—	—	—	$473,014
Richard Tarte Vice President, Corporate Development and General Counsel	Severance Payment(8)	—	—	—	$317,973
	Bonus(8)	—	—	—	$108,044(9)
	Benefits(8)	—	—	—	$5,237
	Value of Equity Award Acceleration(4),(5)	—	$402,036	—	$402,036

	Total	—	$402,036	—	$833,290

(1)

The severance payments set forth in this column would have been paid to Dr. Verwiel and Mr. Mims, respectively, in equal installments over a period of 24 months in accordance with our standard payroll procedures and any benefits would be provided over a period of 24 months. For Mr. Gannon, the severance payments set forth in this column would have been paid to him in equal installments over a period of 18 months in accordance with our standard payroll procedures and any benefits would be provided over a period of 18 months.

(2)	The severance payments set forth in this column would have been paid immediately upon termination to Dr. Verwiel, Mr. Mims and Mr. Gannon. For Mr. Franco and Mr. Tarte, the severance payments set forth in this column would have been paid in one lump sum no later than the March 15th following the year of termination. The determination of the form in which benefits would be paid to Mr. Franco and Mr. Tarte would have been at our discretion.

(3)	This amount represents the value of the RSUs held by Dr. Verwiel and Mr. Mims, respectively, that would vest and settle upon Dr. Verwiel’s or Mr. Mims’ termination by us without cause, termination by the executive officer for good reason or termination by us due to a change-in-control at the end of fiscal year 2008. Upon such termination, Dr. Verwiel would have been granted 155,666 RSUs pursuant to the terms of his employment agreement and such RSUs would have vested and settled into shares of Holdings common stock immediately upon grant. For Mr. Mims, pursuant to his employment agreement, 72,386 RSUs would have vested and settled into shares of Holdings common stock upon such termination. As of September 30, 2008, one share of Holdings common stock had a value of $11.00 according to the Holdings Board.

(4)	This amount represents the value of the penny options held by Mr. Gannon and Mr. Tarte, respectively, that would vest upon Mr. Gannon’s or Mr. Tarte’s termination by us without cause, termination by the executive officer for good reason or termination by us due to a change-in-control at the end of fiscal year 2008. Upon such termination, 64,291 penny options held by Mr. Gannon would have vested and 36,582 penny options held by Mr. Tarte would have vested. Each penny option held by Mr. Gannon and Mr. Tarte had an exercise price of $0.01. As of September 30, 2008, one share of Holdings common stock had a value of $11.00 according to the Holdings Board.

(5)	Upon any event of termination, the named executive officers were entitled to receive the same treatment of their Holdings Options under the Management Equity Incentive Plan as any other employee with the exception of the performance-based Holdings Options held by Dr. Verwiel, Mr. Mims and Mr. Gannon. In the event one of these named executive officers were terminated without cause or for good reason, any performance-based options that had not vested as of the date of termination would remain outstanding for a 12-month period following termination and if a liquidity event (as defined under the Management Equity Incentive Plan) were to occur within such period, all unvested performance-based shares would become vested and exercisable in accordance with the Management Equity Incentive Plan. Otherwise, upon any event of termination of a named executive officer, any unvested Holdings Options would be forfeited unless such termination was without Cause (as defined in the Management Equity Incentive Plan) or by the participant for Good Reason (as defined in the Management Equity Incentive Plan) and occurred during the two-year period following a Change of Control (as defined in the Management Equity Incentive Plan), in which case all unvested time-based and premium Holdings Options would immediately vest and become exercisable as of the date of such termination.

(6)	The Severance Plan sets forth the severance payments Mr. Franco would have been able to receive upon his termination in connection with a change-in-control at the end of fiscal year 2008.

(7)	Mr. Franco was eligible to receive, upon his termination in connection with a change of control under the Severance Plan, the average of his annual cash incentive award in fiscal year 2007 and fiscal year 2008. Mr. Franco was not employed by us or our subsidiaries, including Axcan Pharma, in fiscal year 2007 and therefore received no annual cash incentive award for the fiscal 2007 performance year. Since the Holdings Board has not yet approved any annual cash incentive award for the fiscal 2008 performance year, we have assumed that Mr. Franco would receive his on-target bonus under the Incentive Plan, which would amount to $147,390.

(8)	The Severance Plan sets forth the severance payments Mr. Tarte would have been able to receive upon his termination in connection with a change-in-control at the end of fiscal year 2008.

(9)

Mr. Tarte was eligible to receive, upon his termination in connection with a change of control under the Severance Plan, the average of his annual cash incentive award in fiscal year 2007 and fiscal year 2008.

Mr. Tarte received $128,726 for the fiscal 2007 performance year and, since the Holdings Board has not yet approved any annual cash incentive award for the fiscal 2008 performance year, we have assumed that Mr. Tarte would receive his on-target bonus under the Incentive Plan, which would amount to $87,361.

Director Compensation

This section will set forth details regarding compensation paid to the Axcan Pharma Board prior to the February 2008 Transactions and our director compensation policy following the February 2008 Transactions. During fiscal year 2008 prior to the February 2008 Transactions, only the outside, or non-employee, directors of Axcan Pharma received compensation for their duties as corporate directors and their attendance at the Axcan Pharma Board and Committee meetings. Those directors are listed below in the “Director Compensation Table” and are referred to as Outside Directors.

Outside Directors’ Compensation Program

The Outside Directors’ compensation was set by the Axcan Pharma Board and benchmarked against remuneration paid to directors of other specialty pharmaceutical companies of similar size. During fiscal year 2008, the compensation was comprised solely of cash compensation. Outside Directors were paid an annual retainer along with an amount for each Board meeting or Committee meeting attended.

The general fees payable to the Outside Directors are set forth below:

Description	Fee
Annual retainer for an Outside Director paid in cash	$15,000
Annual retainer for an Outside Director paid in Deferred Share Units	$15,000
Annual retainer for an Outside Director paid in stock options, cash, or Deferred Share Units	$25,000
Annual retainer for the Chairman of the Audit Committee	$10,000
Annual retainer for the Committee Chairman (other than of the Audit Committee)	$5,000
Board or Committee Meeting in person	$1,500
Board or Committee Meeting via telephone	$750
Initial option grant (expected value based on the Black Scholes option value on the date of grant)	$50,000

Equity Grants to Outside Directors

Outside Directors were eligible to receive an annual grant of stock options with an expected value of $25,000 based on the Black Scholes value of the options on the date of grant. Outside Directors were not eligible to receive option grants if, at the time of the proposed grant, the total number of Axcan Pharma options granted and outstanding to all Outside Directors exceeded 1% of Axcan Pharma’s common shares outstanding. In years where the annual grant of options could not be given to Outside Directors, the Outside Director would have the choice to either take the equivalent value in cash, in deferred stock units, or DSUs, or in a combination of cash and DSUs. Any options granted to an Outside Director in this annual grant were eligible for termination in any given year if such Outside Director failed, in the fair opinion of the Axcan Pharma Board, to reasonably fulfill his or her duties as director; in such a case, all options granted to him or her in the form of the annual grant would terminate immediately as if never granted.

All DSU grants to the Outside Directors were subject to the 2006 Plan, as amended from time to time. In the case of the initial option grant to Outside Directors, the options were to vest in equal annual increments over 5 years from the date of grant (and will become fully vested upon the death of the Outside Director) and in the case of the annual option grant to Outside Directors, the option was to vest in full at the end of each year upon the re-election or expiration of the term of the Director. All options held by Outside Directors would expire if not exercised within a period of ten years from the date of grant. The exercise price per share of the shares underlying the option grants to

Outside Directors was set at the closing price for the common shares of Axcan Pharma on the close of trading on the day immediately prior to such grant.

In fiscal year 2008, no equity grants were awarded to Outside Directors due to the February 2008 Transactions. Upon the consummation of the February 2008 Transactions, all Outside Directors of Axcan Pharma resigned.

Director Compensation Table

The table below details compensation information for Outside Directors in fiscal year 2008:

Name of Director	Fees Earned or Paid in Cash	All Other Compensation(1)	Total
Dr. E. Rolland Dickson	$13,750	$198,739	$212,489
Jacques Gauthier	18,250	763,213	781,463
Louis Lacasse	20,500	330,448	350,948
Colin Mallet	18,250	734,359	752,609
François Painchaud	11,500	507,896	519,396
Mary Ritchie	10,750	73,457	84,207
Dr. Claude Sauriol	16,750	744,529	761,279
Michael Tarnow	21,750	873,849	895,599

(1)	Reflects compensation paid as consideration for options to purchase Axcan Pharma common stock and Axcan Pharma DSUs held by Axcan Pharma’s directors at the time of the February 2008 Transactions, as described below in “Payments Received by Directors in Connection with the February 2008 Transactions.” In addition, Mary Ritchie was granted an initial cash award of $50,000 in 2006 in lieu of an initial grant of stock options. Such award was to be paid in five equal annual installments. At the time of the February 2008 Transactions, $30,000 of this award was still due to Ms. Ritchie and such amount was paid to her at the time of the February 2008 Transactions.

Director Compensation in Fiscal Year 2008 After February 2008 Transactions

Certain members of our Board also serve on the Board of Directors of certain of our parents and subsidiaries. For example, the director composition of our Board is identical to the composition of the board of our parent company MidCo. The current membership of our Board is not compensated for their services as directors by us or any of our parents or subsidiaries. Members of the Board of Directors of Holdings, which, as the board of our indirect parent, makes certain compensation and business decisions that relate to our employees, are also not compensated for their services as directors by us, Holdings, or any of our parents or subsidiaries.

Payments Received by Directors in Connection with the February 2008 Transactions

Members of the Axcan Pharma Board who, at the time of the February 2008 Transactions, held (1) shares of Axcan Pharma common stock; (2) granted and outstanding options to purchase common stock of Axcan Pharma; (3) vested or unvested DSUs received the same consideration for their equity holdings in connection with the February 2008 Transactions as other such holders. Specifically:

(1) each outstanding share of Axcan Pharma common stock was deemed transferred to Axcan Intermediate Holdings Inc. in exchange for a payment of $23.35 per share, or the offer price, without interest and less any required withholding taxes;

(2) all granted and outstanding options to purchase common stock of Axcan Pharma under Axcan Pharma’s stock plans were deemed vested and transferred to Axcan Pharma and cancelled in exchange for an amount in cash equal to the excess, if any, of the offer price over the applicable option exercise price for each share of common stock subject to such option, less any required withholding taxes; and

(3) all vested and unvested DSUs issued under any and all of Axcan Pharma’s stock option plans were deemed vested and then cancelled and terminated. Each holder of a DSU received the offer price, less any required withholding taxes, for each DSU formerly held.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Axcan MidCo Inc., or MidCo, directly owns all our issued and outstanding stock. All of MidCo’s issued and outstanding stock is directly owned by Axcan Holdings Inc., or Holdings. All equity interests in Holdings are owned, directly or indirectly, by the Sponsor Funds, the Co-Investors and certain of our employees, including certain of our named executive officers and directors.

The following table sets forth information with respect to the ownership as of June 30, 2008 for (a) each person known by us to own beneficially more than a 5% equity interest in Holdings, (b) each member of our board of directors, (c) each member of Holdings’ board of directors, (d) each of our named executive officers (who are also the named executive officers of Holdings), and (e) all of our and Holdings’ executive officers and directors as a group. We have 100 shares of common stock outstanding, all of which are owned indirectly by Holdings. Share amounts indicated below reflect beneficial ownership, through Holdings, by such entities or individuals of these 100 shares of Axcan Intermediate Holdings Inc.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Axcan Intermediate Holdings Inc., 22 Inverness Center Parkway, Suite 310, Birmingham, AL 35242.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares	Percentage Owned
TPG Capital(1)	69.91	69.91%
Banc of America Capital Investors V, L.P.(2)	8.35	8.35%
Société Génerale de Financement du Quebec(3)	6.26	6.26%
HSBC(4)	5.22	5.22%
OMERS Capital Partners Inc.(5)	5.22	5.22%
Alberta Investment Management Corp.(6)	4.17	4.17%
Dr. Frank Verwiel	*	* %
David Mims	*	* %
Steve Gannon	*	* %
Nicholas Franco	*	* %
Richard Tarte	*	* %
Darcy Toms	*	* %
Martha Donze	*	* %
Dr. Norbert Claveille	*	* %
Dr. Fred Cohen(7)	69.91	69.91%
Geoff Lieberthal(7)	69.91	69.91%
Dr. Heather Preston(7)	69.91	69.91%
Todd Sisitsky(7)	69.91	69.91%
All executive officers and directors as a group (12 persons)	.39	0.39%

*	Represents less than one percent or one share, as applicable.

(1)

Axcan Intermediate Holdings Inc. shares shown as benefically owned by TPG Capital reflect an aggregate of the following record ownership: (i) 30,854,198.80 shares of Holdings held by TPG Partners V, L.P., (ii) 80,715.00 shares of Holdings held by TPG FOF V-A, L.P., (iii) 65,086.20 shares of Holdings held by TPG FOF V-B, L.P. and (iv) 2,500,000.00 shares of Holdings held by TPG Biotechnology Partners II, LP. The address of TPG Capital is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)

Axcan Intermediate Holdings Inc. shares shown as beneficially owned by Banc of America Capital Investors V, L.P. reflect the following record ownership: 4,000,000 shares of Holdings held by Banc of America Capital Investors V, L.P. The address of Banc of America Capital Investors V, L.P. is 100 North Tryon Street, 25th floor, Attention: Scott R. Poole, Charlotte, NC 28255.

(3)

Axcan Intermediate Holdings Inc. shares shown as beneficially owned by Société Génerale de Financement du Quebec reflect the following record ownership: 3,000,000 shares of Holdings held by SGF Bio-Pharma Capital Inc. The address of Société Génerale de Financement du Quebec is 600 de la Gauchetiere West, Suite 1500, Montreal, Quebec H3B 4L8 Canada.

(4)

Axcan Intermediate Holdings Inc. shares shown as benefically owned by HSBC reflect an aggregate of the following record ownership:(i) 2,100,000 shares held by HSBC Equity Partners USA, L.P. and (ii) 400,000 shares held by HSBC Private Equity Partners II USA, LP. The address of HSBC is 452 Fifth Avenue, 14th floor, Attention: Andrew Trigg, New York, NY 10018.

(5)

Axcan Intermediate Holdings Inc. shares shown as benefically owned by OMERS Capital Partners Inc. reflect the following record ownership: 2,500,000 shares of Holdings held by OCP API Holdings, Inc. The address of OMERS Capital Partners Inc. is Royal Bank Plaza, South Tower, Suite 2010, 200 Bay Street, Toronto, Ontario M5J 2J2.

(6)

Axcan Intermediate Holdings Inc. shares shown as benefically owned by Alberta Investment Management Corp. reflect an aggregate of the following record ownership: (i) 1,140,000 shares of Holdings held by GP08GV (General) Ltd. and (ii) 860,000 shares of Holdings held by GP08PX (General) Ltd. The address of Alberta Investment Management Corp. is 9515-107 Street, 340 Terrace Building, Edmonton, Alberta T5K 2C3, Canada.

(7)

Includes all shares held by TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., and TPG Biotechnology Partners II, LP. Each of Fred Cohen, Geoff Lieberthal, Heather Preston and Todd Sisitsky may be deemed to be a beneficial owner of these interests due to his or her status as an employee of TPG Capital, and each such person disclaims beneficial ownership of any such interests in which he or she does not have a pecuniary interest. The address of each of Dr. Cohen, Mr. Lieberthal, Dr. Preston and Mr. Sisitsky is c/o TPG Capital, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with TPG

Our indirect parent Axcan Holdings Inc., or Holdings, the Sponsor Funds and an entity owned by the Co-Investors entered into the following arrangements:

Management Services Agreement

On February 21, 2008, we entered into a management services agreement with TPG Capital, L.P., or TPG, pursuant to which TPG, certain affiliates of TPG or their successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively, the “Managers”) will provide management, advisory and consulting services to us. Pursuant to such agreement, we paid TPG a transaction fee equal to $12 million for the services the managers rendered related to the Transactions upon entering into the agreement. From and after February 25, 2008, until the termination of this agreement, TPG is entitled to receive an annual monitoring fee equal to 2% of Adjusted EBITDA as compensation for the services rendered. Additionally, TPG is entitled to receive reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the Transactions. We may also pay certain subsequent fees to the Managers for advice rendered in connection with financing or refinancing, acquisition, disposition, spin-off, split-off, dividend, recapitalization, initial underwritten public offering and change of control transactions involving us or any of our subsidiaries. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates.

Registration Rights Agreement

On February 25, 2008, our indirect parent Holdings, the Sponsor Funds and an entity owned by the Co-Investors entered into a registration rights agreement. Pursuant to this agreement, certain of these investors have the power to cause Holdings to register their and certain other persons’ interests in Holdings under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Sponsor Funds and the Co-Investors to participate in any future registration of our equity interests under the Securities Act that we may undertake, with certain exceptions.

Management Rights Agreements

On February 25, 2008, our indirect parent Holdings entered into a letter agreement with TPG Partners V, L.P., a Sponsor Fund and a letter agreement with TPG Biotechnology Partners II, L.P., a Sponsor Fund, collectively referred to in this section as the management rights agreements.

Pursuant to each management rights agreement, for so long as the respective Sponsor Fund maintains an indirect or direct investment in Holdings or any of its subsidiaries, each of the Sponsor Funds party thereto has the right to nominate, and has nominated, one director to the Holdings Board and can also have a non-voting representative present at all meetings of the Holdings Board and at all meetings of the Board of Directors of each of Holdings’ subsidiaries, including Axcan Intermediate Holdings Inc. and Axcan Pharma Inc. In addition to these rights, each of the Sponsor Funds party to a management rights agreement has certain other management rights so that any such Sponsor Fund’s investment in Holdings and Axcan Pharma can qualify as a “venture capital investment” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations or any successor regulations, referred to as the Plan Asset Regulation.

Each Sponsor Fund’s rights under its respective management rights agreement, including the right to nominate a director, is freely assignable to an entity affiliated with such Sponsor Fund that is intended to qualify as a “venture capital operating company” under the Plan Asset Regulation to whom the Sponsor Fund transfers all or part of its investment in Holdings and its subsidiaries.

Management Subscription Agreement and Stockholders’ Agreement

Following the February 2008 Transactions, Holdings entered into a subscription agreement with certain members of our management team. Under the subscription agreement, certain members of our management team purchased an aggregate of 419,340 shares of Holdings common stock, representing 0.88% of Holdings’ outstanding common stock as of June 30, 2008. The aggregate cash consideration for the shares purchased was $4,193,400.

These members of our management team also entered into a Management Stockholders’ Agreement with Holdings and the Sponsor Funds, among others, which creates certain rights and restrictions on these shares of Holdings common stock, including transfer restrictions and tag-along, drag-along, put, call and registration rights in certain circumstances.

Employment Agreements

After the February 2008 Transactions, Holdings and certain of our affiliates entered into employment agreements with certain of our named executive officers. Please see “Executive Compensation” for descriptions of these agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Facilities

Overview

In connection with the February 2008 Transactions, we entered into a credit agreement and related security and other agreements for senior secured credit facilities with Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets, each as joint lead arranger and joint bookrunner, HSBC Bank USA, N.A., as syndication agent, Fifth Third Bank, General Electric Capital Corporation, National Bank Financial and RBC Capital Markets as co-documentation agents and Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and collateral agent. The senior secured credit facilities consist of (1) a $175.0 million senior secured term loan facility and (2) a $115.0 million senior secured revolving credit facility. We refer to our new senior secured term loan facility and our new senior secured revolving credit facility collectively as the new senior secured credit facilities.

We borrowed the full amount available under our new senior secured term loan facility at the closing of the February 2008 Transactions. The new senior secured revolving credit facility includes a sub-facility for letters of credit and a sub-facility for borrowings on same-day notice, referred to as the swingline loans. We did not draw on our new senior secured revolving credit facility at the closing of the Transactions other than amounts required to finance a portion of an original issue discount on the new senior secured credit facilities, which, as of June 30, 2008, had been repaid.

Our new senior secured term loan facility provides that we will have the right at any time to request an unlimited amount of additional term loans subject to compliance with certain financial ratio covenants including that the senior secured leverage ratio shall not exceed 3.50:1 on a pro forma basis. The lenders under these facilities are not under any obligation to provide any such additional term loans or commitments, and any additional term loans or increase in commitments are subject to several conditions precedent and limitations.

Interest Rate and Fees

Borrowings under our new senior secured credit facilities bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the higher of (a) the prime rate of Bank of America, N.A. and (b) the federal funds effective rate plus 1/2 of 1.00% or (2) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under each of our new senior secured credit facilities is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR borrowings. The applicable margin under our new senior secured credit facilities may be reduced based on our achievement of certain specified leverage ratios. In connection with our new senior secured credit facilities, we may enter into a series of interest swap agreements to fix the interest rates on a portion of the borrowings under the senior secured term loan facility and on February 28, 2008, we entered into an interest rate swap agreement related to $115.0 million under our new senior secured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk.”

In addition to paying interest on outstanding principal under our new senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured revolving credit facility in respect of the unutilized commitments thereunder at an initial rate equal to 0.50% per annum, subject to reduction based on our achievement of certain specified ratios. We also will pay customary letter of credit and agency fees.

We are also required to pay a prepayment premium upon any prepayment of the term loan facility in connection with a refinancing transaction, in an amount equal to 2% of the amount prepaid, if such prepayment occurs on or prior to the first anniversary of the closing date of the facility and 1% of the amount prepaid, if such prepayment occurs after the first anniversary and on or prior to the second anniversary of the closing date of the facility.

Mandatory Repayments

The credit agreement governing our new senior secured credit facilities requires us to prepay outstanding term loans, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under our new senior secured credit facilities, (2) commencing with the fiscal year ended September 30, 2009, 50% (which percentage will be reduced to 25% if our senior secured leverage ratio is less than a specified ratio) of our annual excess cash flow (as defined in the credit agreement governing our new senior secured credit facilities), and (3) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by us or by our subsidiaries, subject to reinvestment rights and certain other exceptions.

Voluntary Repayments

We may voluntarily prepay outstanding loans under our new senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and other than as described under “Interest Rate and Fees” above.

Amortization and Final Maturity

The principal amount of our new senior secured term loan facility amortizes quarterly in an amount equal to 5.0% in the first year, 7.5% in the second and third years, 10.0% in the fourth year, 12.5% in the fifth year and 57.5% in the sixth year. The principal amount outstanding of the loans under our new senior secured revolving credit facility will be due and payable on the sixth anniversary of the Closing Date.

Guarantees and Security

All obligations under our new senior secured credit facilities are unconditionally guaranteed by our parent, Axcan MidCo Inc., and each of our existing and future direct and indirect wholly-owned domestic subsidiaries and certain wholly-owned foreign subsidiaries (in each case with certain agreed-upon exceptions), and will be required to be guaranteed by certain of our future domestic wholly-owned subsidiaries.

All obligations under our new senior secured credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our parent and our subsidiary guarantors, including:

•

a first-priority pledge of 100% of our capital stock and certain of the capital stock held by us or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary (with certain agreed-upon exceptions) or of any U.S. subsidiary that holds capital stock of a foreign subsidiary and is a disregarded entity for U.S. federal income tax purposes, is limited to 65% of the voting stock of such subsidiary), in each case excluding any interests in joint ventures to the extent such a pledge would violate the governing documents thereof; and

•	a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us, our parent and each subsidiary guarantor.

Certain Covenants and Events of Default

Our new senior secured credit facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

In addition, the credit agreement governing our new senior secured credit facilities requires us to comply with certain financial ratio maintenance covenants.

The credit agreement governing our new senior secured credit facilities also contains certain customary affirmative covenants and events of default.

DESCRIPTION OF EXCHANGE SECURED NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers only to Axcan Intermediate Holdings Inc., and not to any of its subsidiaries, (2) the terms “we”, “our” and “us” each refer to the Issuer and its consolidated Subsidiaries and (3) the term “Secured Notes” refers to the outstanding secured notes and the exchange secured notes.

The Issuer issued $228.0 million aggregate principal amount of the outstanding secured notes under an indenture dated as of February 25, 2008 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The outstanding secured notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Secured Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Secured Notes. You may request copies of the Indenture at our address set forth under “Where You Can Find Additional Information.”

Exchange Secured Notes versus Outstanding Secured Notes

The terms of the exchange secured notes are identical in all material respects to the outstanding secured notes except that upon completion of the exchange offers, the exchange secured notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Brief Description of the Secured Notes

The Secured Notes:

•	are general, secured, senior obligations of the Issuer;

•	rank equally in right of payment with all existing and future unsubordinated Indebtedness (including the Senior Credit Facilities and the Senior Bridge Facilities) of the Issuer;

•

are effectively senior to all unsecured Indebtedness of the Issuer (including Indebtedness under the Senior Bridge Facilities), to the extent of the value of the collateral securing the Secured Notes, which it shares pari passu with the Senior Credit Facilities;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Secured Notes;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•	are guaranteed on a senior secured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally, irrevocably and unconditionally, guarantee, on a senior secured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the

Secured Notes, whether for payment of principal of, premium, if any, or interest on the Secured Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Guarantors guarantee the Secured Notes and, in the future, each direct and indirect Restricted Subsidiary of the Issuer that guarantees Indebtedness of the Issuer under the Senior Credit Facilities will, subject to certain exceptions, guarantee the Secured Notes. Each of the Guarantees of the Secured Notes is a general, senior secured obligation of each Guarantor, ranks equally in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Credit Facilities and the Senior Bridge Facilities), is effectively senior to all unsecured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Bridge Facilities), to the extent of the value of the collateral securing such Guarantee, and ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. Each of the Guarantees of the Secured Notes is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Secured Notes.

Not all of the Issuer’s Subsidiaries guarantee the Secured Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Secured Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuer or its Restricted Subsidiaries, including the non-Guarantors. For the fiscal year ended September 30, 2007, on a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries of the Issuer accounted for approximately $56.3 million, or 16.1% of the Issuer’s consolidated net sales, and approximately $3.4 million, or 2.4% of its adjusted EBITDA. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries of the Issuer accounted for approximately $311.6 million (based on preliminary purchase price allocation), or 29.6% of the Issuer’s consolidated total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and the Secured Notes—Federal and state fraudulent transfer laws may permit a court to void the Secured Notes and the guarantees, subordinate claims in respect of the Secured Notes and the guarantees and require noteholders to return payments received. If this occurs, you may not receive any payments on the Secured Notes.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Security

The Secured Notes are secured by a lien equally and ratably with all Indebtedness owing under the Senior Credit Facilities pursuant to certain security agreements and pledge agreements, as amended from time to time (collectively, the “Security Documents”) between the Issuer and certain of its Restricted Subsidiaries and Bank of America, N.A., as collateral agent.

The liens granted under the Security Documents constitute first-priority liens, subject to certain exceptions and permitted liens described therein, on:

•	substantially all personal property of the Issuer and the Subsidiary Guarantors;

•

substantially all the Equity Interests of any of the Issuer’s Subsidiaries directly owned by the Issuer or any Subsidiary Guarantor (or, in the case of a Foreign Subsidiary that is not a Guarantor, 65% of the Equity Interests directly owned by the Issuer or a Subsidiary Guarantor); and

•	mortgages on all material real property owned by the Issuer or any Subsidiary Guarantor,

except for Excluded Collateral (as defined below) (collectively and together with any other assets that may be pledged from time to time, the “Collateral”).

Notwithstanding the foregoing, in the event that Rule 3-16 of Regulation S-X under the Securities Act would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any affiliate of the Issuer due to the fact that such affiliate’s capital stock or other securities secure the Secured Notes, then the capital stock or other securities of such affiliate shall automatically be deemed released and to not be and to not have been part of the Collateral (“Excluded Collateral”) but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of Secured Notes, to the extent necessary to evidence the release of the Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral. Such Excluded Collateral will nonetheless continue to secure Indebtedness under the Senior Credit Facilities.

Provisions Governing the Collateral while the Senior Credit Facility is Outstanding

After-acquired Property

The liens that secure the Secured Notes also secure the Senior Credit Facilities. The Indenture governing the Secured Notes and the Security Documents also requires that holders of the Secured Notes be granted a lien equally and ratably with any lien granted on additional assets (other than Excluded Collateral) to secure the holders of Indebtedness under the Senior Credit Facilities subsequent to the Issue Date.

Release of Liens

The Secured Notes will automatically cease to be secured by Liens on the Collateral if and when those liens no longer secure the Senior Credit Facilities (so long as the Senior Credit Facilities have not been repaid and all commitments terminated).

•

The liens on any particular Collateral would be released if a release of the liens on such Collateral that secure the Senior Credit Facilities were approved by the requisite lenders under the Senior Credit Facilities (except in the context of the repayment and termination of the Senior Credit Facilities), and the consent of the holders of the Secured Notes would not be required for such a release.

•

The liens on any particular Collateral will be released automatically if the lien on such Collateral that secures the Senior Credit Facilities is released pursuant to the terms of the Senior Credit Facilities. The Security Documents generally provide that liens will be automatically released if the assets subject to such lien are transferred or otherwise disposed of in compliance with the provisions of the Senior Credit Facilities.

In addition, all Liens securing the Secured Notes as set forth above will be released upon defeasance or discharge of the Secured Notes.

Enforcement of the Liens

The collateral agent and the Issuer may amend the provisions of the Security Documents with the consent of the requisite lenders under the Senior Credit Facilities and without the consent of the holders of the Secured Notes. The requisite lenders under the Senior Credit Facilities have the sole ability to control remedies (including upon sale or liquidation after acceleration of the notes or the debt under the Senior Credit Facilities) with respect to the collateral. The Indenture governing the Secured Notes provides that the Issuer and its Restricted Subsidiaries that are parties to any Security Documents will comply with all covenants and agreements contained in such Security Documents the failure to comply with which would have a material adverse effect on the Liens purported to be created thereby, unless such failure to comply is waived by the requisite lenders under the Senior Credit Facilities and, after that waiver, the Issuer is in compliance with the covenant described under “Security.” See “Risk Factors—Risk Factors Relating to Our Debt and the Secured Notes—You may not be able to fully realize the value of your liens—The security for your benefit can be released without your consent.”

Provisions Governing the Collateral following Termination of the Senior Credit Facilities

If the revolving loans and term loans under the Senior Credit Facilities were repaid in full and the related commitments terminated thereunder without being replaced with another secured facility, the Liens on the Collateral will not be released at such time, except to the extent the Collateral or any portion thereof was disposed of in order to repay the Obligations under the Senior Credit Facilities secured by the Collateral. Thereafter, until any new Senior Credit Facility is entered into, the following provisions will apply:

After-acquired Property

The Indenture governing the Secured Notes and/or the Security Documents requires that holders of the Secured Notes be granted a lien on substantially all Collateral acquired by a Guarantor other than Excluded Collateral (including the assets of any newly-acquired or formed Guarantors) subsequent to the Issue Date, subject to exceptions consistent with the exceptions set out in the Security Documents as in effect on the Issue Date. These exceptions generally provide certain grace periods for perfection of collateral and that certain Liens need not be created or perfected where the costs outweigh the benefits of such grant. Furthermore, these exceptions provide that Liens need not be created or perfected with respect to certain types of assets, including real property leases, motor vehicles, deposit and securities accounts (except to the extent constituting proceeds of other Collateral), assets subject to certain categories of permitted liens and assets subject to certain legal or contractual restrictions on assignment or granting of security interests.

Release of Liens

Liens securing the Secured Notes will be released in certain circumstances as provided for in the Security Documents, including:

(1)	upon payment in full of principal, interest and all other Obligations on the Secured Notes issued under the Indenture governing the Secured Notes or discharge or defeasance thereof;

(2)	upon release of a Subsidiary Guarantee (with respect to the Liens securing such Guarantee granted by such Guarantor);

(3)	in connection with any disposition of Collateral to any Person other than the Issuer or any of its Restricted Subsidiaries (but excluding any transaction subject to the first paragraph of “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”) that is permitted by the Indenture governing the Secured Notes (with respect to the Lien on such Collateral).

Each of these releases shall be effected by the Trustee or the applicable collateral agent without the consent of the Holders.

Enforcement of the Liens

The trustee (acting at the direction of the holders of a majority of outstanding principal amount of Secured Notes) and the representatives of any other holders of Obligations secured by Liens on the Collateral have the right to direct the Collateral Agent to foreclose upon the Collateral after the occurrence of an Event of Default. The Indenture governing the Secured Notes provides that the Issuer and its Restricted Subsidiaries that are parties to any Security Documents will comply with all covenants and agreements contained in such Security Documents, the failure to comply with which would have a material adverse effect on the Liens purported to be created thereby. Amendments, modifications and waivers of the Security Documents will be effectuated pursuant to the provisions described under “Amendment, Supplement and Waiver” in the “Description of Exchange Secured Notes”.

No Impairment of the Security Interests

Neither the Issuer nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly or negligently omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders.

The Indenture governing the Secured Notes provides that any release of Collateral in accordance with the provisions of the Indenture governing the Secured Notes and the Security Documents will not be deemed to impair the security under the Indenture governing the Secured Notes, and that any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture governing the Secured Notes with respect to such release have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Secured Notes and the payment of any Guarantee will rank equally in right of payment to all existing and future unsubordinated Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities and the Senior Bridge Facilities.

The Secured Notes and the Guarantees will be effectively senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the collateral securing the Secured Notes. The Secured Notes and the Guarantees will rank equally with Indebtedness under the Credit Agreement. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions, the Issuer and the Guarantors would have had $405.1 million of Secured Indebtedness outstanding, consisting of borrowings and the related guarantees under the Senior Credit Facilities, the Secured Notes and $0.5 million of existing capital leases and $235.0 million of senior unsecured Indebtedness under the Senior Bridge Facilities. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions, the Issuer would also have had (1) an additional approximately $113.4 million of borrowing capacity under the revolving credit facility under the Senior Credit Facilities, which, if borrowed, would be Secured Indebtedness and (2) the option to raise $75 million of additional incremental term loans under the Senior Credit Facilities subject to compliance with the financial covenants contained in the Senior Credit Facilities which, if borrowed, would be Secured Indebtedness.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer, the Issuer’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be secured. The Indenture also does not limit the amount of additional Indebtedness that Holdings may incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Secured Notes

The Issuer will maintain one or more paying agents for the Secured Notes. The initial paying agent for the Secured Notes will be the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Secured Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Secured Notes outstanding from time to time. The registered Holder of a Secured Note will be treated as the owner of the Secured Note for all purposes. The transfer agent will make payments on and facilitate transfer of Secured Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any series of Secured Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Secured Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Secured Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Secured Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Secured Note for a period of 15 days before a selection of Secured Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued an aggregate principal amount of $228.0 million of Secured Notes. The Secured Notes will mature on March 1, 2015. Subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Secured Notes from time to time after this offering under the Indenture (“Additional Secured Notes”). The Secured Notes offered by the Issuer and any Additional Secured Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Secured Notes” for all purposes of the Indenture and this “Description of Exchange Secured Notes” include any Additional Secured Notes that are actually issued. The Secured Notes were issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Secured Notes accrues at the rate of 9.25% per annum. Interest on the Secured Notes is payable semi-annually in arrears on each March 1 and September 1, commencing September 1, 2008 to the Holders of Secured Notes of record on the immediately preceding February 15 and August 15. Interest on the Secured Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Secured Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Secured Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture and this “Description of Exchange Secured Notes,” in any context, to any interest or other amount payable on or with respect to the Secured Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement.

Payment of Principal, Premium and Interest

Payments of principal of, premium, if any, and interest on the Secured Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Secured Notes at their respective addresses set forth in the register of Holders; provided that (1) all payments of principal, premium, if any, and interest with respect to the Secured Notes represented by one or more global notes registered in the name of or held by DTC or its nominee are made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (2) all payments of principal, premium, if any, and interest with respect to certificated Secured Notes are made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Secured Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Secured Notes as described under “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Secured Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Secured Notes at its option prior to March 1, 2011.

At any time prior to March 1, 2011, the Issuer may redeem all or a part of the Secured Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100.0% of the principal amount of the Secured Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after March 1, 2011, the Issuer may redeem the Secured Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Secured Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Senior Secured Notes Percentage
2011	106.938%
2012	104.625%
2013	102.313%
2014 and thereafter	100.000%

In addition, until March 1, 2011, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Secured Notes issued under the Indenture at a redemption price equal to 109.250% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Secured Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Secured Notes originally issued under the Indenture on the Issue Date and any Additional Secured Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. If any Secured Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the exchange of the principal amount of any Secured Notes outstanding following any partial redemption of Secured Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Secured Notes issued under the Indenture at any time, the Trustee will select the Secured Notes to be redeemed (1) if the Secured Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate. No Secured Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Secured Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Secured Notes or a satisfaction and discharge of the Indenture. If any Secured Note is to be redeemed in part only, any notice of redemption that relates to such Secured Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Secured Notes represented by certificated notes, the Issuer will issue a new Secured Note in a principal amount equal to the unredeemed portion of the original Secured Note in the name of the Holder upon cancellation of the original Secured Note. Secured Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Secured Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Secured Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Secured Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Secured Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Secured Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Secured Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Secured Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Secured Notes purchased pursuant to a Change of Control Offer will be required to surrender such Secured Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Secured Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Secured Notes and their election to require the Issuer to purchase such Secured Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Secured Notes, the principal amount of Secured Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Secured Notes and its election to have such Secured Notes purchased;

(7) that Holders whose Secured Notes are being purchased only in part will be issued new Secured Notes and such new Secured Notes will be equal in principal amount to the unpurchased portion of the Secured Notes surrendered. The unpurchased portion of the Secured Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Secured Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Secured Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Secured Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Secured Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Secured Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Secured Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Secured Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Secured Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Secured Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Secured Notes may require the Issuer to make an offer to repurchase the Secured Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Secured Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Secured Notes then outstanding.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Secured Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into

Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $40.0 million and (y) 3.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under other Indebtedness that is secured by a Lien on the Collateral (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Secured Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Secured Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Secured Notes to be repurchased; or

(b) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities); or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities);

provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided further that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clauses (2) or (3) above by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Secured Notes and, if required by the terms of any Indebtedness that is pari passu with the Secured Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Secured Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Secured Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Secured Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Secured Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Secured Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Secured Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Secured Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Secured Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning on January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock,

(X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary,

(Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or

(Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a

Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $15.0 million, shall be determined by the board of directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Secured Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in the first fiscal year following the Issue Date (which amount shall be increased by $1.0 million each fiscal year thereafter and, if applicable, will be increased to $10.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers, or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $15.0 million and (b) 1.5% of Total Assets;

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (a) $40.0 million and (b) 3.0% of Total Assets;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the Reorganization and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”, including any payments to holders of Equity Interests of Axcan Pharma Inc. (immediately prior to giving effect to the Transaction) in connection with, or as a result of, their exercise of appraisal rights (or similar rights available under applicable Canadian law) and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all

Secured Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(f) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(h) to finance Investments that would otherwise permitted to be made pursuant to this covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(i) amounts that would be permitted to be paid by the Issuer under clauses (4), (7), (12) and (13) (but, in the case of clause (13), only in respect of indemnities and expenses) of the covenant described under “—Transactions with Affiliates”; provided that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1)(a) the incurrence of Indebtedness pursuant to the Senior Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder

(with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $365.0 million;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Secured Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for Secured Notes and the Guarantees pursuant to the Registration Rights Agreement (but excluding any Additional Secured Notes) and the incurrence by the Issuer and any Guarantor of Indebtedness under the Senior Bridge Facilities in an aggregate principal amount of $235.0 million, and guarantees thereof by the Subsidiary Guarantors;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) and, for purposes of clause (13) below, (7) through (9));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including pharmaceutical products or related assets that in each case are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed the greater of (A) $35.0 million and (B) 2.75% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Secured Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Secured Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another

Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (i) $70.0 million and (ii) 5.75% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clauses (14) and (24) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness,

Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Secured Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Secured Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness.

(14)(a) Indebtedness or Disqualified Stock of the Issuer or, subject to the third paragraph of this covenant, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (including in respect of any pharmaceutical products or related assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (y) the Fixed Charge Coverage Ratio for the Issuer is greater than immediately prior to such acquisition, merger, amalgamation or consolidation and is at least 1.75:1;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities that is incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (23), the greater of (a) $15.6 million and (b) 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for the purpose of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23));

(24) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition (including in respect of any pharmaceutical products or related assets) in a principal amount not to exceed $20.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued under this clause (24) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (24) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (24) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (24)); and

(25) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant would exceed $40.0 million.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the

Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Secured Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except that the foregoing shall not apply to (a) Liens securing the Secured Notes and the related Guarantees (and exchange notes in respect thereof), (b) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) and (c) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00; provided further that this clause (c) shall not apply to Liens securing the first $75.0 million of additional term Indebtedness incurred under Credit Facilities after the Issue Date, which Liens shall only be permitted to be incurred under clause (b) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Secured Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Secured Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Issuer would be greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Secured Notes, the Security Documents and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Secured Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. The foregoing clauses do not apply to the Transactions or any related transaction occurring on the Issue Date. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or, in each case, any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(8) the Transactions, the Reorganization and the payment of all fees and expenses related to the Transactions and the Reorganization, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith; and

(18) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations and the Senior Bridge Facilities;

(b) the Indenture, the Secured Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Secured Notes when due; and

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Credit Facilities) or a Securitization Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Secured Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Secured Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Secured Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (120 days in the case of fiscal year 2008) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (60 days in the case of the fiscal quarters ending March 31, 2008 and June 30, 2008) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2008), reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form.

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to consummation of an exchange offer or effectiveness of a shelf registration statement, in which event the Issuer will make available such information to prospective purchasers of Secured Notes, in addition to providing such information (subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above) to the Trustee and the Holders of the Secured Notes, in each case within 15 days after the applicable time the Issuer would be required to file such information pursuant to the immediately preceding sentence. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Secured Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any report required to be delivered under clause (2) above prior to the first date of delivery of a report pursuant to clause (1) following the Issue Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Secured Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the time specified above or (2) by posting on its website or providing to the Trustee by the applicable date the Issuer would be required to file such information as specified above, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent posted within the times specified above. Notwithstanding anything to the contrary herein, the financial information for the fiscal quarter ended March 31, 2008 shall not be required to comply with Regulation S-X or include any purchase accounting adjustments or financial statement footnotes.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 90 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Secured Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Secured Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Secured Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture, the Secured Notes or the Security Documents;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Secured Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary);

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $50.0 million, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the holders of the Secured Notes the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Issuer or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of the indenture or the terms of the Senior Credit

Facilities or the Security Documents or (ii) unless waived by the requisite lenders under the Senior Credit Facilities if, after that waiver, the Issuer is in compliance with the covenant described under “Security”); provided that if a failure of the sort described in this clause (8) is susceptible of cure, no Event of Default shall arise under this clause (8) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Trustee or the holders of at least 25% in principal amount of the then outstanding Secured Notes issued under the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Secured Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Secured Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Secured Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Secured Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Secured Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Secured Notes by notice to the Trustee may on behalf of the Holders of all of the Secured Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Secured Note held by a non-consenting Holder) and rescind any acceleration with respect to the Secured Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Secured Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Secured Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Secured Note may pursue any remedy with respect to the Indenture or the Secured Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in principal amount of the total outstanding Secured Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Secured Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Secured Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required to deliver to the Trustee a statement specifying any Default within five Business Days after becoming aware of such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Secured Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Secured Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Secured Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture and the Security Documents will terminate (other than certain obligations) and will be released upon payment in full of all of the Secured Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Secured Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”), the Collateral released and cure all then existing Events of Default except for:

(1) the rights of Holders of Secured Notes to receive payments in respect of the principal of, premium, if any, and interest on the Secured Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Secured Notes concerning issuing temporary Secured Notes, registration of such Secured Notes, mutilated, destroyed, lost or stolen Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Secured Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Secured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Secured Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Secured Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Secured Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Secured Notes and the Issuer must specify whether such Secured Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Secured Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Secured Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Secured Notes, when either:

(1) all Secured Notes theretofore authenticated and delivered, except lost, stolen or destroyed Secured Notes which have been replaced or paid and Secured Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Secured Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Secured Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Secured Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Secured Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Secured Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee, the Secured Notes and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Secured Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes, and any existing Default or compliance with any provision of the Indenture, the Secured Notes or any Security Document issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Secured Notes, other than Secured Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Secured Notes).

The Indenture provides that, without the consent of each affected Holder of Secured Notes, an amendment or waiver may not, with respect to any Secured Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Secured Note or alter or waive the provisions with respect to the redemption of such Secured Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Secured Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Secured Notes, except a rescission of acceleration of the Secured Notes by the Holders of at least a majority in aggregate principal amount of the Secured Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Secured Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Secured Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Secured Notes;

(9) make any change to or modify the ranking of the Secured Notes that would adversely affect the Holders;

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Secured Notes; or

(11) release the Liens created by the Security Documents on all or substantially all the Collateral (other than in accordance with the terms of the Senior Credit Facilities or the Security Documents or with the consent of the requisite lenders under the Senior Credit Facilities).

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the Security Documents and any Guarantee or Secured Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Secured Notes of such series in addition to or in place of certificated Secured Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Secured Notes to any provision of this “Description of Exchange Secured Notes” to the extent that such provision in this “Description of Exchange Secured Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Secured Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Secured Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Secured Notes; provided that (a) compliance with the Indenture as so amended would not result in Secured Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Secured Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Secured Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Secured Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Secured Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Secured Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Secured Notes at March 1, 2011 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Secured Note through March 1, 2011, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Secured Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $7.5 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Co-Investors” means the Persons, other than the Investors, that hold, directly or indirectly, Equity Interests in the Issuer (or any of the direct or indirect parent companies of the Issuer) on the Issue Date.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuer shall be excluded;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(4) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(5) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Secured Notes, the Senior Credit Facilities and the Senior Bridge Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Secured Notes, the Senior Credit Facilities and the Senior Bridge Facilities) and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other non-cash items of a similar nature, shall be excluded,

(14) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities;

(c) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Secured Notes or the date the Secured Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital or any Co-Investor (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves; plus

(e) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, costs incurred in connection with being a public company prior to the Issue Date, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs and expenses related to the Reorganization, costs or accruals or reserves incurred in connection with acquisitions after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans; plus

(i) the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Issuer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations; plus

(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility) unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations between such Foreign Subsidiaries and the Issuer and its other Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Secured Notes.

“Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Secured Notes in accordance with the terms of the Indenture. On the Issue Date, each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Secured Note is registered on the registrar’s books.

“Holdings” means Axcan MidCo Inc., a Delaware corporation and the direct parent of the Issuer.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets Corporation.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Secured Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means TPG Capital and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means February 25, 2008.

“Issuer” means Axcan Intermediate Holdings Inc., a Delaware corporation, and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or will become holders of such Equity Interests in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien (other than Liens on the Collateral securing the Senior Credit Facilities) on such assets and required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales; provided further that the assets received are pledged as Collateral to the extent required by the Security Documents (except to the extent the Lien thereon is released by the lenders under the Senior Credit Facilities) to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means each of the Investors, Co-Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $50.0 million and (b) 4.25% of Total Assets;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (a) $50.0 million and (b) 4.25% of Total Assets;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) repurchases of Secured Notes; and

(23) investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13), (23) or (24) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (4) or (12)(b) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (24) are solely on acquired property or the assets of the acquired entity, and (d) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $20.0 million and (b) 1.75% of Total Assets determined as of the date of incurrence;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(30) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(31) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(32) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred; and

(35) Liens arising solely from precautionary UCC financing statements or similar filings.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Secured Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means a registration rights agreement with respect to the Secured Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reorganization” means the internal reorganization of the Issuer, Axcan, Inc. and its Subsidiaries to be effectuated in connection with the Transactions on substantially the terms described in the Senior Credit Facilities.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Bridge Facilities” means the Senior Interim Loan Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, or commitments thereunder (including any exchange notes and related exchange guarantees that are issued pursuant to any registration rights agreement).

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement to be entered into as of the Issue Date by and among the Issuer, the other borrowers party thereto, Holdings, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means Indebtedness of the Issuer or any Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is or subordinated in right of payment to the Secured Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Ratio Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Secured Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Secured Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Secured Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Arrangement Agreement, dated as of November 29, 2006 by and between Axcan Intermediate Holding, Inc. (formerly known as Atom Intermediate Holdings Inc.) and Axcan Pharma Inc., as the same may be amended prior to the Issue Date.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Secured Notes and borrowings under the Senior Credit Facilities and the Senior Bridge Facilities on the Issue Date and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2011; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF EXCHANGE SENIOR NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers only to Axcan Intermediate Holdings Inc., and not to any of its subsidiaries , (2) the terms “we”, “our” and “us” each refer to the Issuer and its consolidated Subsidiaries assuming completion of the Acquisition and (3) the term “Senior Notes” refers to the outstanding senior notes and the exchange senior notes.

The Issuer issued $235.0 million aggregate principal amount of the outstanding senior notes under an indenture dated as of May 6, 2008 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The outstanding senior notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Senior Notes. You may request copies of the Indenture at our address set forth under “Where You Can Find Additional Information.”

Exchange Senior Notes versus Outstanding Senior Notes

The terms of the exchange senior notes are identical in all material respects to the outstanding senior notes except that upon completion of the exchange offers, the exchange senior notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Brief Description of the Senior Notes

The Senior Notes:

•	are general, unsecured, senior obligations of the Issuer;

•	are rank equally in right of payment with all existing and future unsubordinated Indebtedness (including the Senior Credit Facilities and the Secured Notes) of the Issuer;

•

are effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities and the Secured Notes), to the extent of the value of the collateral securing such Secured Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Senior Notes;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•

are initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness under the Senior Credit Facilities; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally, guarantee, on an unsecured senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Senior Notes, whether for payment of principal of, premium, if any, or interest on the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Guarantors guarantee the Senior Notes and, in the future, each direct and indirect Restricted Subsidiary of the Issuer that guarantees Indebtedness of the Issuer under the Senior Credit Facilities will, subject to certain exceptions, guarantee the Senior Notes. Each of the Guarantees of the Senior Notes is a general, unsecured, senior obligation of each Guarantor, ranks equally in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Credit Facilities and the Secured Notes), is effectively subordinated to all Secured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Credit Facilities and the Secured Notes), to the extent of the value of the collateral securing such Secured Indebtedness, and ranks senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. Each of the Guarantees of the Senior Notes is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Senior Notes.

Not all of the Issuer’s Subsidiaries guarantee the Senior Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Senior Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuer or its Restricted Subsidiaries, including the non-Guarantors. For the fiscal year ended September 30, 2007, on a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries of the Issuer accounted for approximately $56.3 million, or 16.1% of the Issuer’s consolidated net sales, and approximately $3.4 million, or 2.4% of its adjusted EBITDA. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions, the non-guarantor Subsidiaries of the Issuer accounted for approximately $311.0 million (based on preliminary purchase price allocation), or 29.6% of the Issuer’s consolidated total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Senior Notes and the payment of any Guarantee will rank equally in right of payment to all existing and future unsubordinated Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Senior Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the collateral securing such Secured Indebtedness. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions and the Refinancing, the Issuer and the Guarantors would have had $409.5 million of Secured Indebtedness outstanding, consisting of borrowings and the related guarantees under the Senior Credit Facilities and the Secured Notes and $0.5 million of existing capital leases. As of December 31, 2007, on a pro forma basis after giving effect to the Transactions and this offering, the Issuer would also have had (1) an additional approximately $109.0 million of borrowing capacity under the revolving credit facility under the Senior Credit Facilities, which, if borrowed, would be Secured Indebtedness and (2) the option to raise $75 million of additional incremental term loans under the Senior Credit Facilities and the Secured Notes subject to compliance with the financial covenants contained in the Senior Credit Facilities which, if borrowed, would be Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Issuer’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such Indebtedness could be substantial and under certain circumstances such Indebtedness may be secured. The Indenture also does not limit the amount of additional Indebtedness that Holdings may incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuer will maintain one or more paying agents for the Senior Notes. The initial paying agent for the Senior Notes is the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Senior Notes is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The transfer agent will make payments on and facilitate transfer of Senior Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any series of Senior Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued an aggregate principal amount of $235.0 million of Senior Notes. The Senior Notes will mature on March 1, 2016. Subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Senior Notes from time to time after this offering under the Indenture (“Additional Senior Notes”). The Senior Notes offered by the Issuer and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of Exchange Senior Notes” include any Additional Senior Notes that are actually issued. The Senior Notes were issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Senior Notes accrues at the rate of 12.75% per annum. Interest on the Senior Notes is payable semi-annually in arrears on each March 1, and September 1, commencing September 1, 2008 to the Holders of Senior Notes of record on the immediately preceding February 15 and August 15. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture and this “Description of Exchange Senior Notes,” in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement.

Payment of Principal, Premium and Interest

Payments of principal of, premium, if any, and interest on the Senior Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders; provided that (1) all payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee are made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (2) all payments of principal, premium, if any, and interest with respect to certificated Senior Notes are made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Senior Notes as described under “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Senior Notes at its option prior to March 1, 2012.

At any time prior to March 1, 2012, the Issuer may redeem all or a part of the Senior Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100.0% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after March 1, 2012, the Issuer may redeem the Senior Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 1, of each of the years indicated below:

Year	Pay Senior Notes Percentage
2012	106.375%
2013	103.188%
2014 and thereafter	100.000%

In addition, before March 1, 2011, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Senior Notes issued under the Indenture at a redemption price equal to 112.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture on the Issue Date and any Additional Senior Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. If any Senior Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the exchange of the principal amount of any Senior Notes outstanding following any partial redemption of Senior Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Senior Notes issued under the Indenture at any time, the Trustee will select the Senior Notes to be redeemed (1) if the Senior Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate. No Senior Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Senior Notes represented by certificated notes, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding senior notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of

Senior Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Issuer to purchase such Senior Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Notes, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes and its election to have such Senior Notes purchased;

(7) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes and such new Senior Notes will be equal in principal amount to the unpurchased portion of the Senior Notes surrendered. The unpurchased portion of the Senior Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Senior Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Issuer.

The Secured Notes include a similar repurchase obligation. The Senior Credit Facilities will, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Notes may require the Issuer to make an offer to repurchase the Senior Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $40.0 million and (y) 3.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Senior Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Senior Notes to be repurchased; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided further that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clauses (2) or (3) above by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Senior Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Senior Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Senior Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Senior Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after February 25, 2008 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning on January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after February 25, 2008 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after February 25, 2008 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock,

(X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary,

(Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or

(Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following February 25, 2008 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after February 25, 2008; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after February 25, 2008; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after February 25, 2008, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $15.0 million, shall be determined by the board of directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in the first fiscal year following the Issue Date (which amount shall be increased by $1.0 million each fiscal year thereafter and, if applicable, will be increased to $10.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, managers, or consultants of the Issuer (or their respective Controlled Investment

Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $15.0 million and (b) 1.5% of Total Assets;

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (a) $40.0 million and (b) 3.0% of Total Assets;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the Reorganization and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”, including any payments to holders of Equity Interests of Axcan Pharma Inc. (immediately prior to giving effect to the Transaction) in connection with, or as a result of, their exercise of appraisal rights (or similar rights available under applicable Canadian law) and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Senior Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(f) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(h) to finance Investments that would otherwise permitted to be made pursuant to this covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(i) amounts that would be permitted to be paid by the Issuer under clauses (4), (7), (12) and (13) (but, in the case of clause (13), only in respect of indemnities and expenses) of the covenant described under “—Transactions with Affiliates”; provided that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

To the extent that the Issuer made any payments prior to the Issue Date but after February 25, 2008 that would have been a Restricted Payment had they been made on or after the Issue Date, such payments shall be deemed to have been made for purposes of this covenant and, to the extent that any such Restricted Payment was permitted by any of the clauses set forth above, such Restricted Payment may be deemed by the Issuer to have been made pursuant to such clause.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1)(a) the incurrence of Indebtedness pursuant to the Senior Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $365.0 million.

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Secured Notes and the Senior Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Secured Notes and the Senior Notes and the guarantees thereof pursuant to the Registration Rights Agreement (but excluding any Additional Senior Notes and additional Secured Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) and, for purposes of clause (13) below, (7) through (9));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including pharmaceutical products or related assets that in each case are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4), not to exceed the greater of (A) $35.0 million and (B) 2.75% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Senior Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Senior Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or, subject to the third paragraph of this covenant, any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (i) $70.0 million and (ii) 5.75% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clauses (14) and (24) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Senior Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Senior Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness.

(14)(a) Indebtedness or Disqualified Stock of the Issuer or, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (including in respect of any pharmaceutical products or related assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (y) the Fixed Charge Coverage Ratio for the Issuer is greater than immediately prior to such acquisition, merger, amalgamation or consolidation and is at least 1.75:1;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities that is incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(19) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (23), the greater of (a) $15.6 million and (b) 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for the purpose of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23));

(24) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition (including in respect of any pharmaceutical products or related assets) in a principal amount not to exceed $20.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued under this clause (24) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (24) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (24) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (24)); and

(25) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant would exceed $40.0 million.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (25) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the Senior Notes (and exchange notes with respect thereto) and the related Guarantees, (b) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (y) the Secured Notes issued on February 25, 2008 and guarantees thereof and exchange notes in respect thereof, and (z) obligations of the Issuer or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) and (c) Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00; provided further that this clause (c) shall not apply to Liens securing the first $75.0 million of additional term Indebtedness incurred under Credit Facilities after the Issue Date, which Liens shall only be permitted to be incurred under clause (b) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Senior Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Issuer would be greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Senior Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or, in each case, any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(8) the Transactions, the Reorganization and the Refinancing and the payment of all fees and expenses related to the Transactions, the Reorganization and the Refinancing, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14) investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith; and

(18) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, the Secured Notes and Hedging Obligations;

(b) the Indenture, the Senior Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Senior Notes when due; and

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Credit Facilities) or a Securitization Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC (and make available to the Trustee and Holders of the Senior Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after February 25, 2008,

(1) within 90 days (120 days in the case of fiscal year 2008) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days (60 days in the case of the fiscal quarters ending March 31, 2008 and June 30, 2008) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2008), reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form.

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to consummation of an exchange offer or effectiveness of a shelf registration statement, in which event the Issuer will make available such information to prospective purchasers of Senior Notes, in addition to providing such information (subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above) to the Trustee and the Holders of the Senior Notes, in each case within 15 days after the applicable time the Issuer would be required to file such information pursuant to the immediately preceeding sentence. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Senior Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any report required to be delivered under clause (2) above prior to the first date of delivery of a report pursuant to clause (1) following the Issue Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Senior Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the time specified above or (2) by posting on its website or providing to the Trustee by the applicable date the Issuer would be required to file such information as specified above, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent posted within the times specified above. Notwithstanding anything to the contrary herein, the financial information for the fiscal quarter ended March 31, 2008 shall not be required to comply with Regulation S-X or include any purchase accounting adjustments or financial statement footnotes.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 90 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding senior notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding senior notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding senior notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Senior Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding senior notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Senior Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in principal amount of the total outstanding senior notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required to deliver to the Trustee a statement specifying any Default within five Business Days after becoming aware of such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Senior Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Senior Notes concerning issuing temporary Senior Notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Notes and the Issuer must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Secured Notes, or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes, when either:

(1) all Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption,

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Secured Notes or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior notes, other than Senior Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Notes, an amendment or waiver may not, with respect to any Senior Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;

(9) make any change to or modify the ranking of the Senior Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Senior Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes of such series in addition to or in place of certificated Senior Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Senior Notes to any provision of this “Description of Exchange Senior Notes” to the extent that such provision in this “Description of Exchange Senior Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Senior Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Notes; provided that (a) compliance with the Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Senior Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Notes at March 1, 2012 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Senior Note through March 1, 2012, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $7.5 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Co-Investors” means the Persons, other than the Investors, that hold, directly or indirectly, Equity Interests in the Issuer (or any of the direct or indirect parent companies of the Issuer) on the Issue Date.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuer shall be excluded;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(4) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(5) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Secured Notes, the Senior Notes, the senior unsecured bridge facilities and the Senior Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Secured Notes, the Senior Notes, the senior unsecured bridge facilities and the Senior Credit Facilities) and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other non-cash items of a similar nature, shall be excluded,

(14) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities;

(c) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital or any Co-Investor (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves; plus

(e) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, costs incurred in connection with being a public company prior to the Issue Date, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs and expenses related to the Reorganization, costs or accruals or reserves incurred in connection with acquisitions after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans; plus

(i) the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Issuer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations; plus

(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility) unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations between such Foreign Subsidiaries and the Issuer and its other Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Senior Notes.

“Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Senior Notes in accordance with the terms of the Indenture. On the Issue Date, each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Holdings” means Axcan MidCo Inc., a Delaware corporation and the direct parent of the Issuer.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets Corporation.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means TPG Capital and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means May 6, 2008.

“Issuer” means Axcan Intermediate Holdings Inc., a Delaware corporation, and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and the Issuer.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or became holders of such Equity Interests in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors, Co-Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $50.0 million and (b) 4.25% of Total Assets;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (a) $50.0 million and (b) 4.25% of Total Assets;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) repurchases of Senior Notes;

(24) repurchases of Secured Notes; and

(25) investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such

Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13), (23) or (24) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (4) or (12)(b) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (24) are solely on acquired property or the assets of the acquired entity, and (d) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $20.0 million and (b)1.75% of Total Assets determined as of the date of incurrence;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(30) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(31) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(32) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(34) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred; and

(35) Liens arising solely from precautionary UCC financing statements or similar filings.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing” means the issue and sale of the Senior Notes and the repayment in full of the senior unsecured bridge facilities.

“Registration Rights Agreement” means a registration rights agreement with respect to the Senior Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reorganization” means the internal reorganization of the Issuer, Axcan, Inc. and its Subsidiaries to be effectuated in connection with the Transactions on substantially the terms described in the Senior Credit Facilities.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Notes” means the Issuer’s $228.0 million aggregate principal amount of 9 1/4% senior secured notes due 2015 issued on February 25, 2008.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement as entered into on February 25, 2008 by and among the Issuer, the other borrowers party thereto, Holdings, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means Indebtedness of the Issuer or any Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is or subordinated in right of payment to the Senior Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the

Secured Leverage Ratio is made (the “Secured Leverage Ratio Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Senior Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Arrangement Agreement, dated as of November 29, 2006 by and between Axcan Intermediate Holding, Inc. (formerly known as Atom Intermediate Holdings Inc.) and Axcan Pharma Inc., as the same may be amended prior to the Issue Date.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions and the Refinancing, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Secured Notes and borrowings under the Senior Credit Facilities and senior unsecured bridge facilities on the Issue Date and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 1, 2012; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “global notes”). The global notes will be deposited with the relevant trustee as a custodian for DTC, as depositary, and registered in the name of such depositary.

Those who participate in these exchange offers may elect to take physical delivery of their certificates (each a “certificated security”) instead of holding their interests through the global notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “non-global purchasers”). Upon the transfer of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global notes have previously been exchanged in whole for certificate securities, be exchanged for an interest in the global notes.

The Global Notes

We expect that pursuant to procedures established by DTC (a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indentures with respect to the notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indentures. DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indentures, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors” in the final offering memoranda relating to the outstanding notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (a) if requested by a holder of such interests, (b) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (c) there has occurred and is continuing an event of default under the indentures.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material United States federal income tax consequences relevant to the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential United States federal income tax consequences. The discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, S corporations, partnerships or other pass-through entities (or investors therein), United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts or holders that received their notes as compensation for services, holders whose functional currency is not the U.S. Dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated transaction within the meaning of Section 1.1275-6 of the United States Treasury Regulations. Moreover, except as expressly provided below in the discussion of certain estate tax consequences to non-U.S. holders, it is limited to United States federal income tax consequences and it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with holders that are beneficial owners and that hold notes as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•	an individual that is a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation formed in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Code) can control all substantial trust decisions, or, if a valid election is in place to treat the trust as a United States person

The term “Non-United States Holder” means a beneficial owner of the notes who or that is for United States federal income tax purposes, an individual, corporation, estate or trust and is not a United States Holder.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and other entities taxable as partnerships and partners therein should consult their tax advisors as to the tax consequences to them of owning and disposing of the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable exchange for Unites States federal income tax purposes. Accordingly, the exchange of the outstanding notes for the exchange notes will not result in recognition of gain or loss to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Accordingly, references to “notes” apply equally to the exchange notes and the outstanding notes.

United States Holders

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting.

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. The obligation to make such payments, including additional interest payable in certain circumstances, may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, holders might among other things, be required to treat any gain recognized on the sale or other disposition of an exchanged note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. We intend to take the position that the likelihood that such payments will be made is remote and/or that such payments are incidental and therefore the exchange notes are not subject to the rules governing contingent payment debt instruments. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Unites States Treasury Regulations. The IRS, however, may take a different position, which could affect the amount and timing of income that a United States Holder must recognize.

We have the option to repurchase the exchange notes under certain circumstances at a premium to the issue price. Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by holders in advance of receipt of any such redemption premium.

Sale, Exchange or Retirement of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed above, or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in an exchange note generally will be the United States Holder’s cost therefore (generally the purchase price paid for the outstanding note plus accrued market discount, if any, if a United States Holder elected to include such market discount in income) decreased (but not below zero) by any principal payments received by such holder (and any amortizable bond premium such holder has applied to reduce interest on the note). Subject to the discussion of market discount below, this gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitation.

Market Discount and Bond Premium

If a United States Holder has purchased the notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange, redemption, retirement or other taxable disposition of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the outstanding note for which such exchange note was exchanged). Unless a United States Holder elects to accrue market discount under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of a note (including, in the case of an exchange note exchanged for an outstanding note, the date of the acquisition of the outstanding note) to the maturity date.

A United States Holder may elect to include market discount in income currently as it accrues, either ratably or on a constant yield method. In that case, such holder’s tax basis in its notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS.

If a United States Holder does not make such an election, in general, all or a portion of its interest expense on any indebtedness incurred or continued in order to purchase or carry notes (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the outstanding note for which such exchange note was exchanged) may be deferred until maturity or certain earlier dispositions.

If a United States Holder has purchased the outstanding notes for an amount greater than their face value, such holder will have purchased such notes with amortizable bond premium. Such holder generally may elect to amortize that premium from the purchase date to the maturity date of the notes under the constant yield method. Amortizable premium generally may be deducted against interest income on the outstanding note or the exchange note (including, in the case of an exchange note, the income on the outstanding note for which such exchange note was exchanged) and generally may not be deducted against other income. A United States Holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.

The rules regarding market discount and bond premium are complex. Prospective investors should consult their own tax advisors regarding market discount and bond premium rules.

Information Reporting and Backup Withholding

Pursuant to IRS tax rules, if a United Stated Holder holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting, including a certification that the holder is not subject to backup withholding and is a U.S. person.

If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and (absent new legislation) 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements, provided their exemptions are properly established.

Non-United States Holders

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to a non-United States Holder will not be subject to United States federal withholding tax, provided that the holder satisfies one of two tests.

The first test (the “portfolio interest” test) is satisfied if:

•	such holder does not, actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-United States Holder certifies to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that the holder is not a U.S. person, or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied. Special rules apply to non-U.S. Holders that are pass-through entities rather than corporation or individuals.

The second test is satisfied if the non-United States Holder is entitled to the benefits of an income tax treaty between the United States and the non-United States Holder’s country of residence under which such interest is exempt from United States federal withholding tax, and such holder or its agent provides to us a properly completed and executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption) or such non-United States Holder holds its notes through a “qualified intermediary” to whom evidence of treaty benefits was provided.

Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a United States federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding. Non-United States Holders who acquired the outstanding notes with bond premium should see their tax advisors regarding the application of the bond premium rules.

The certification requirements described in this section “Non-United States Holders” may require a non-United States Holder that provides an IRS form, or that claims the benefits of an income tax treaty, to also provide its United States taxpayer identification number.

Sale, Exchange or Retirement of the Notes

The exchange of notes for exchange notes will not be a taxable event. Subject to the discussion below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to United States federal income tax on any gain recognized on any other sale, exchange, redemption or retirement of the notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business:

Such holder will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular United States federal income tax on any interest and gain with respect to the notes in the same manner as if it were a United States Holder.

If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

United States rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

Sale proceeds received by the holder on a sale of exchange notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses a foreign office of a broker that has certain connections to the United States.

We suggest that non-United States Holders consult their tax advisors concerning the application of information reporting and backup withholding rules.

United States Federal Estate Tax

An exchange note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the United States federal estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty. The estate tax does not apply for 2010 but (absent new legislation) is reinstated thereafter.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes are acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offers, we have agreed that for a period of up to 90 days, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchanges notes and the related guarantees offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Davies Ward Phillips & Vineberg LLP, Montréal, Canada, have passed upon certain matters governed by the laws of the province of Quebec and the laws of Canada applicable therein; Elvinger, Hoss & Prussen, Luxembourg, have passed upon certain matters governed by the laws of Luxembourg; Loyens & Loeff N.V., Amsterdam, the Netherlands, have passed upon certain matters governed by the laws of The Netherlands and Stewart McKelvey Stirling  & Scales, Halifax, Nova Scotia, have passed upon certain matters governed by the laws of Nova Scotia.

EXPERTS

The consolidated financial statements as of September 30, 2007 and 2006, and for each of the years in the three-year period ended September 30, 2007, of Axcan Pharma Inc. and its subsidiaries included in this registration statement and prospectus have been so included in reliance upon the report of Raymond Chabot Grant Thornton LLP, independent registered public accounting firm, upon the authority of said experts in giving said report.

AXCAN INTERMEDIATE HOLDINGS INC. (Successor)

and

AXCAN PHARMA INC. (Predecessor)

INDEX TO FINANCIAL STATEMENTS

Index
Consolidated Financial Statements (Predecessor)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of September 30, 2006 and 2007	F-3

Consolidated Statements of Operations for the years ended September 30, 2005, 2006 and 2007	F-4

Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the years ended September 30, 2005, 2006 and 2007	F-5

Consolidated Statements of Cash Flows for the years ended September 30, 2005, 2006 and 2007	F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheets as of September 30, 2007 (Predecessor) and June 30, 2008 (Successor)	F-36

Condensed Consolidated Statements of Operations for the nine months ended June  30, 2007 (Predecessor), for the period from October 1, 2007 through February 25, 2008 (Predecessor) and from February 26, 2008 through June 30, 2008 (Successor)

F-37

Condensed Consolidated Shareholders’ Equity and Comprehensive Income for the nine months ended June  30, 2007 (Predecessor), for the period from October 1, 2007 through February 25, 2008 (Predecessor) and from February 26, 2008 through June 30, 2008 (Successor)

F-38

Condensed Consolidated Statements of Cash Flows the nine months ended June  30, 2007 (Predecessor), for the period from October 1, 2007 through February 25, 2008 (Predecessor) and from February 26, 2008 through June 30, 2008 (Successor)

F-39

Notes to Condensed Consolidated Financial Statements	F-40

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Axcan Pharma Inc.

We have audited the consolidated balance sheets of Axcan Pharma Inc. and subsidiaries as of September 30, 2006 and 2007 and the consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axcan Pharma Inc. and subsidiaries as of September 30, 2006 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Axcan Pharma Inc. and subsidiaries’ internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 29, 2007 (not included herein) expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Raymond Chabot Grant Thornton LLP

Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Quebec, Canada

November 29, 2007 (except for Note 19, as to which the date is October 7, 2008).

Axcan Pharma Inc. and Subsidiaries (Predecessor)

Consolidated Balance Sheets.

	September 30,
	2006	2007
	(in thousands of U.S. dollars, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	$55,830	$179,672
Short-term investments, available for sale (Note 4)	117,151	129,958
Accounts receivable, net (Note 5)	30,939	36,674
Income taxes receivable	8,987	10,092
Inventories (Note 6)	37,349	26,706
Prepaid expenses and deposits	3,699	3,070
Deferred income taxes (Note 7)	8,423	15,955

Total current assets	262,378	402,127
Property, plant and equipment, net (Note 8)	28,817	31,197
Intangible assets, net (Note 9)	375,680	367,217
Goodwill, net	27,467	27,467
Deferred debt issue expenses, net	1,475	—
Deferred income taxes (Note 7)	—	4,603

Total assets	$695,817	$832,611

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (Note 11)	$60,733	$83,196
Income taxes payable	2,099	18,938
Installments on long-term debt	681	527
Deferred income taxes (Note 7)	1,104	2,076

Total current liabilities	64,617	104,737
Long-term debt (Note 12)	125,565	122
Deferred income taxes (Note 7)	38,211	37,555

Total liabilities	$228,393	$142,414

Commitments and contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Capital stock (Note 13)
Preferred shares, without par value; unlimited shares authorized; no shares issued	—	—
Series A preferred shares, without par value; shares authorized: 14,175,000; no shares issued	—	—
Series B preferred shares, without par value; shares authorized: 12,000,000; no shares issued	—	—
Common shares, without par value; unlimited shares authorized; issued and outstanding at 45,800,581 as at September 30, 2006 and 55,359,652 as at September 30, 2007	262,786	395,888
Retained earnings	177,906	249,371
Additional paid-in capital	4,967	9,089
Accumulated other comprehensive income	21,765	35,849

Total shareholders’ equity	467,424	690,197

Total liabilities and shareholders’ equity	$695,817	$832,611

The accompanying notes are an integral part of the consolidated financial statements.

Axcan Pharma Inc. & Subsidiaries (Predecessor)

Consolidated Statements of Operations.

	For the Years Ended September 30,
	2005	2006	2007
	($ in thousands of U.S. dollars, except share related data)
Revenue	$251,343	$292,317	$348,947

Cost of goods sold(a)	71,534	72,772	83,683
Selling and administrative expenses(a)	85,997	93,338	101,273
Research and development expenses(a)	31,855	39,789	28,655
Depreciation and amortization	21,532	22,823	22,494
Acquired in-process research (Note 3)	—	—	10,000
Partial write-down of intangible assets	—	5,800	—

	210,918	234,522	246,105
Operating income	40,425	57,795	102,842
Financial expenses	7,140	6,988	4,825
Interest income	(1,340)	(5,468)	(11,367)
Loss (gain) on foreign currency	(213)	(1,110)	2,352

	5,587	410	(4,190)

Income before income taxes	34,838	57,385	107,032
Income taxes (Note 7)	8,413	18,266	35,567

Net income	$26,425	$39,119	$71,465

Income per common share
Basic	0.58	0.86	1.47
Diluted	0.56	0.79	1.33

Weighted average number of common shares
Basic	45,617,703	45,741,419	48,466,980
Diluted	55,219,202	55,064,496	55,724,405

(a)	Exclusive of depreciation and amortization

The accompanying notes are an integral part of the consolidated financial statements.

Axcan Pharma Inc. & Subsidiaries (Predecessor)

Consolidated Statements of Shareholders’ Equity and Comprehensive Income.

	For the Years Ended September 30,
	2005	2006	2007
	(in thousands of U.S. dollars, except share amounts)
Common shares (number)
Balance, beginning of year	45,562,336	45,682,175	45,800,581
Shares issued on conversion of subordinated notes	—	—	8,924,080
Shares issued pursuant to the stock incentive plans for cash	119,839	118,406	634,991

Balance, end of year	45,682,175	45,800,581	55,359,652

	$	$	$
Common shares
Balance, beginning of year	260,643	261,714	262,786
Shares issued on conversion of subordinated notes	—	—	125,000
Stock-based compensation on exercised options	—	—	845
Shares issued pursuant to the stock incentive plans for cash	1,071	1,072	7,257

Balance, end of year	261,714	262,786	395,888

Retained earnings
Balance, beginning of year	112,362	138,787	177,906
Net income	26,425	39,119	71,465

Balance, end of year	138,787	177,906	249,371

Additional paid-in capital
Balance, beginning of year	—	1,329	4,967
Stock-based compensation expense	—	3,554	4,548
Stock-based compensation on exercised options	—	—	(845)
Income tax deductions on stock options exercise	1,329	84	419

Balance, end of year	1,329	4,967	9,089

Accumulated other comprehensive income
Balance, beginning of year	19,071	15,774	21,765
Foreign currency translation adjustments	(3,297)	5,991	14,084

Balance, end of year	15,774	21,765	35,849

Total shareholders’ equity	417,604	467,424	690,197

Comprehensive income
Foreign currency translation adjustments	(3,297)	5,991	14,084
Net income	26,425	39,119	71,465

Total comprehensive income	23,128	45,110	85,549

The accompanying notes are an integral part of the consolidated financial statements.

Axcan Pharma Inc. & Subsidiaries (Predecessor)

Consolidated Statements of Cash Flows.

	For the Years Ended September 30,
	2005	2006	2007
	(in thousands of U.S. dollars)
OPERATING ACTIVITIES
Net income	$26,425	$39,119	$71,465
Non-cash items
Non-cash financial expenses	1,100	1,117	1,475
Depreciation and amortization	21,532	22,823	22,494
Partial write-down of intangible assets	—	5,800	—
Loss on disposal and write-down of assets	—	1,064	3,875
Stock-based compensation expense	—	3,554	4,548
Foreign currency fluctuations	(84)	(739)	1,763
Deferred income taxes	(3,261)	516	(11,696)
Changes in working capital items (Note 15)	22,033	11,080	42,178

Cash flows from operating activities	67,745	84,334	136,102

INVESTING ACTIVITIES
Acquisition of short-term investments	(14,519)	(117,151)	(148,929)
Disposal of short-term investments	12,822	17,619	136,122
Acquisition of property, plant and equipment	(6,330)	(4,038)	(6,789)
Disposal of property, plant and equipment	—	—	219
Acquisition of intangible assets	(51)	(4,569)	(38)

Cash flows from investing activities	(8,078)	(108,139)	(19,415)

FINANCING ACTIVITIES
Long-term debt	—	634	—
Repayment of long-term debt	(1,857)	(2,322)	(704)
Deferred debt issue expenses	(589)	—	—
Issue of shares	1,071	1,072	7,257

Cash flows from financing activities	(1,375)	(616)	6,553

Foreign exchange gain (loss) on cash held in foreign currencies	(302)	282	602

Net increase (decrease) in cash and cash equivalents	57,990	(24,139)	123,842
Cash and cash equivalents, beginning of year	21,979	79,969	55,830

Cash and cash equivalents, end of year	$79,969	$55,830	$179,672

The accompanying notes are an integral part of the consolidated financial statements.

Axcan Pharma Inc. & Subsidiaries (Predecessor)

Notes to Consolidated Financial Statements.

(Amounts in the tables are stated in thousands of U.S. dollars, except share related data)

1—GOVERNING STATUTES AND NATURE OF OPERATIONS

Axcan Pharma Inc. is incorporated under the Canada Business Corporations Act. The Company is involved in the research, development, production and distribution of pharmaceutical products, mainly in the field of gastroenterology.

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the financial statements and also affect the recognized amounts of revenues and expenses during the year. Significant estimates and assumptions made by management include allowances for accounts receivable and inventories, reserves for product returns, rebates, chargebacks and distribution service agreement fees, the classification of intangible assets between finite life and indefinite life, the useful lives of long-lived assets, the expected cash flows used in evaluating long-lived assets, goodwill and investments for impairment, stock-based compensation costs, pending legal settlements, the establishment of provisions for income taxes including the realizability of deferred tax assets and the allocation of the purchase price of acquired assets and businesses. The estimates are made using the historical information and various other relevant factors available to management. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary. Actual results could differ from those estimates based upon future events, which could include, among other risks, changes in regulations governing the manner in which the Company sells its products, changes in the health care environment, foreign exchange and managed care consumptions patterns.

Principles of consolidation

These financial statements include the accounts of Axcan Pharma Inc. and its subsidiaries, the most significant being Axcan Scandipharm, Inc. (“Axcan Scandipharm”), Axcan Pharma U.S. Inc. and Axcan Pharma S.A. Significant intercompany balances and transactions have been eliminated on consolidation.

Revenue recognition

Revenue is recognized when the product is shipped to the Company’s customers, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product shipped. Provisions for sales discounts and estimates for chargebacks, managed care and Medicaid rebates, products returns and distribution service agreement fees are established as a reduction of product sales revenues at the time such revenues are recognized. These revenue reductions are established by the Company at the time of sale, based on historical experience adjusted to reflect known changes in the factors that impact such reserves. In certain circumstances, returns of products are allowed under the Company’s policy and provisions are maintained accordingly. These revenue reductions are generally reflected as an addition to accrued expenses. Amounts received from customers as prepayments for products to be shipped in the future are reported as deferred revenue.

Cash and cash equivalents

The Company includes in cash and cash equivalents cash and all highly liquid short-term investments with initial maturities of three months or less at the time of purchase. Cash equivalents are recorded at fair value.

Short-term investments

The Company classifies its short-term investments as available-for-sale. These investments are recorded at their fair value, and unrealized gains or losses, net of tax, are reported in Accumulated other comprehensive income in shareholders’ equity. As at September 30, 2005, 2006 and 2007, there were no material unrealized gains or losses. The Company monitors its investments for other than temporary declines in fair value and charges impairment losses to income when other than temporary decline in estimated value occurs.

Accounts receivable

The majority of the Company’s accounts receivable are due from companies in the pharmaceutical industry. Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to bad debt expense.

Inventory valuation

Inventories of raw materials and packaging material are valued at the lower of cost and replacement cost. Inventories of work in progress and finished goods are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. Cost for work in progress and finished goods includes raw materials, direct labour, subcontracts and an allocation for overhead. Allowances are maintained for slow-moving inventories based on the remaining shelf life of products and estimated time required to sell such inventories. Obsolete inventory and rejected products are written off to cost of goods sold.

Research and development

Research and development expenses are charged to operations in the year they are incurred. Acquired in-process research and development having no alternative future use is expensed at the time of acquisition. The cost of intangibles that are purchased from others for a particular research and development project that have no alternative future use are expensed at the time of acquisition.

Depreciation and amortization

Property, plant and equipment and intangible assets with a finite life are reported at cost, less accumulated depreciation and are depreciated or amortized over their estimated useful lives according to the straight-line method over the following periods:

Buildings	10 to 25 years
Furniture and equipment	5 to 10 years
Computer equipment	2 to 5 years
Automotive equipment	4 to 5 years
Leasehold and building improvements	5 to 10 years
Trademarks, trademark licenses and manufacturing rights	7 to 25 years

Depreciation or amortization commences when an asset is substantially completed and becomes available for productive commercial use.

Goodwill and intangible assets with an indefinite life have not been amortized since October 1, 2001.

Deferred debt issue expenses were amortized on a straight-line basis over the terms of the debts, until 2008.

Impairment of long lived-assets

The value of goodwill and intangible assets with an indefinite life are subject to an annual impairment test and the intangible assets with a definite life and property, plant and equipment are subject to an impairment test whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. The Company compares the carrying value of the unamortized portion of property, plant and equipment and intangible assets with a definite life to the future benefits of the Company’s activities or expected sales of pharmaceutical products. For goodwill and intangible assets with an indefinite life, the test is based on the comparison of the fair value of the asset with its carrying amount. Should there be a permanent impairment in value, a write-down will be recognized for the current year to reflect the assets at fair value.

Income taxes

Income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are recognized to account for the estimated taxes that will result from the recovery or settlement of assets and liabilities recorded at their financial statement carrying amounts. Deferred income tax assets and liabilities are measured based on enacted tax rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse. A valuation allowance is provided for the portion of deferred tax assets that is more likely than not to remain unrealized. Adjustments to the deferred income tax asset and liability balances are recognized in net income as they occur.

The Company conducts business in various countries throughout the world and is subject to tax in numerous jurisdictions. As a result of its business activities, the Company files a significant number of tax returns that are subject to examination by various federal, state, and local tax authorities. Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by the Company and this may require several years to resolve.

Stock-based compensation

The Company maintains stock-based compensation plans under which stock options, deferred share units (“DSUs”) and restricted share units (“RSUs”) may be granted to employees and non-employee directors. Option awards made under the plans are granted at the stock market price on the last trading date prior to the date of grant and vest over periods ranging from 1 to 5 years.

Effective October 1, 2005, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 123(R), “Share-Based Payment.” SFAS No. 123(R) requires all stock-based payments to employees to be expensed over the requisite service period based on the grant-date fair value of the awards and requires that the unvested portion of all outstanding awards upon adoption be recognized using the same fair value and attribution methodologies previously determined under SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as an expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The Company continues to use the Black-Scholes valuation method and applied the requirements of SFAS 123(R) using the modified prospective transition approach. Prior to adoption of SFAS No. 123(R), the Company accounted for stock-based employee compensation including stock options, using the method prescribed in Accounting Principles Board Opinion (“APB”) No. 25 “Accounting for Stock Issued to Employees” and SFAS No. 123 “Accounting for Stock-Based Compensation.” Under the provision of APB No. 25 and SFAS No. 123 the compensation cost was recognized using the intrinsic value and pro-forma disclosure of net income and income per share had to be presented in the financial statements as if the fair value method had been applied. The intrinsic value method measures stock-based compensation expense as the amount at which the stock market price at the date of grant exceeds the exercise price.

If this change in accounting policy had been applied to the previous fiscal years, the Company’s net income basic income per share and diluted income per share for the year ended September 30, 2005 would have been reduced on a pro-forma basis as follows:

$
Net income as reported	26,425
Less: Total stock-based compensation expense determined under fair value based method, net of income taxes	4,274

Pro-forma net income	22,151

Basic income per share
As reported	0.58
Pro-forma	0.49

Diluted income per share
As reported	0.56
Pro-forma	0.48

Selling and administrative expenses

Selling and administrative expenses include shipping and handling expenses, other than distribution service agreement fees, and advertising expenses. Distribution service agreement fees are deducted from revenue. Advertising costs are expensed as incurred.

Foreign currency translation

The current rate method of translation of foreign currencies is followed for subsidiaries considered financially and operationally self-sustaining. Therefore, all gains and losses arising from the translation of the financial statements of subsidiaries are deferred in a cumulative foreign currency translation adjustments account reported as a component of accumulated other comprehensive income in shareholders’ equity.

For the operations in Canada and the United States of America, monetary assets and liabilities in currency other than U.S. dollars are translated into U.S. dollars, the functional currency of the Company, at the exchange rates in effect at the balance sheet date whereas other assets and liabilities are translated at exchange rates in effect at transaction dates. Revenue and operating expenses in foreign currency are translated at the average rates in effect during the year, except for depreciation and amortization, translated at historical rates. Gains and losses are included in net income for the year.

Income per share

Basic income per share is calculated using the weighted average number of common shares outstanding during the year and relevant shares issuable under stock incentive plans. The treasury stock method is used for determining the dilution effect of options. Diluted income per share is calculated using the weighted average number of shares outstanding during the year plus the incremental shares outstanding assuming the exercise of dilutive stock options, restricted stock and convertible instruments. The dilutive effect of convertible subordinated notes is determined using the “if-converted” method.

Recently issued accounting standards

In June 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities.” As a result of this consensus, non-refundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2007, and earlier application is not permitted. This consensus is to be applied prospectively for new contracts entered into on or after the effective date. The Company is currently evaluating the impact of adoption of this consensus on its consolidated financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of the provisions of SFAS No. 159 on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying the Misstatements in Current Year Financial Statements” that expresses the Staff’s views regarding the process of quantifying financial statement misstatements. This bulletin is effective for any interim period of the first fiscal year ending after November 15, 2006. SAB No. 108 requires that companies utilize a “dual approach” to assess the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focus and balance sheet focus assessment. SAB No. 108 permits companies to record the cumulative effect of initially applying the dual approach in the first year ending after November 15, 2006 by recording any necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The adoption of this bulletin did not have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 replaces the different definitions of fair value in the accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for fair-value measurements already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of the provisions of SFAS No. 157 on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006 and is effective for the Company in the first quarter of the year beginning October 1, 2007. The Interpretation also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period including a tabular reconciliation of unrecognized tax benefits. In accordance with FIN No. 48, the Company will report the difference between the net amount of assets and liabilities recognized in the balance sheet prior to and after the application of FIN No. 48 as a cumulative effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of the adoption of FIN No. 48 on the consolidated financial statements. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48,” which is effective upon the initial adoption of FIN No. 48. FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company will apply the principles set forth in this FSP upon its adoption of FIN No. 48.

During the June 2006 meeting of the EITF, a consensus was reached on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” The EITF reached a consensus that this Issue applies to any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue producing transaction between a seller and customer. Accordingly, taxes such as sales, use, value added, and some excise taxes may be within the scope of this Issue. The EITF reached a consensus that the income statement presentation (gross or net) of such taxes is an accounting policy decision that should be disclosed. In addition, a company should disclose in interim and annual financial statements the amount of such taxes reported on a gross basis, if significant. This Issue became effective for interim and annual reporting periods beginning after December 15, 2006. The Company elected to present on a net basis taxes collected from customers and remitted to governmental authorities; that is, they are excluded from revenues. The adoption of this consensus did not have an effect on the Company’s consolidated financial statements presentation.

During the June 2006 meeting of the EITF, a consensus was reached on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument that Became Convertible upon the Issuer’s Exercise of a Call option,” that the issuance of equity securities to settle a debt instrument (pursuant to the instrument’s original conversion terms) that became convertible upon the issuer’s exercise of a call option should be accounted for as a conversion if the debt instrument contained a substantive conversion feature as of its issuance date. That is, no gain or loss should be recognized related to the equity securities issued to settle the instrument. The issuance of equity securities to settle a debt instrument that became convertible upon the issuer’s exercise of a call option should be accounted for as a debt extinguishment if the debt instrument did not contain a substantive conversion feature as of its issuance date. That is, the fair value of the equity securities issued should be considered a component of the reacquisition price of the debt. This Issue applies to all conversions within the scope of this Issue that result from the exercise of call options and became effective for interim or annual reporting periods beginning after June 28, 2006, irrespective of whether the instrument was entered into prior or subsequent to Board ratification of this Issue. The adoption of this accounting pronouncement did not have an impact on the Company’s consolidated financial statements.

In November 2005, the FASB issued FSP No. 115-1 and No. 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP No. 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP No. 115-1 also includes accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP No. 115-1 is required to be applied to reporting periods beginning after December 15, 2005 and was required to be adopted by the Company in the second quarter of 2006. The Company adopted FSP No. 115-1 beginning on January 1, 2006, and the adoption of FSP No. 115-1 did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which provides guidance on the accounting for and reporting of accounting changes and correction of errors. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have an effect on the Company’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that such items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this statement did not have an effect on the Company’s consolidated financial statements.

During the September 2004 meeting of the EITF, a consensus was reached on EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. The EITF 04-8 requires companies to include certain convertible instruments, that were previously excluded, into their calculations of diluted earnings per share. The EITF concluded that Issue 04-8 is effective for periods ending after December 15, 2004, and must be applied by restating all periods during which time the applicable convertible instruments were outstanding. The common shares issuable under the 4.25% convertible subordinated notes issued in 2003, are therefore included in the Company’s diluted income per share calculation.

3—ACQUISITIONS

Product acquisitions

During the fourth quarter of fiscal year 2007, the Company entered into an exclusive license and development agreement with Cellerix SL (“Cellerix”) of Spain, for the North American (United States, Canada and Mexico) rights to Cx401, a biological product in development for the treatment of perianal fistulas. Cx401 uses non-embryonic stem-cells to treat perianal fistulas in Crohn’s and non-Crohn’s Disease patients. Under the terms of the agreement, as at September 30, 2007, the Company recorded a $10,000,000 upfront payment payable to Cellerix, and will make regulatory milestone payments that could total up to $30,000,000. As this product had not reached technological feasibility, the upfront payment was considered to be acquired in-process research and was expensed in the fourth quarter of the year ended September 30, 2007, the period of acquisition.

On December 3, 2002, the Company acquired the worldwide rights to the PANZYTRAT enzyme product line from Abbott for a cash purchase price of $45,000,000. During a transition period ended during the year ended September 30, 2005, the seller acted as the Company’s agent for the management of sales of this product. For the year ended September 30, 2005, a portion of the sales of this product was still managed by the seller. The Company included in its revenue the net sales from the portion still managed by the seller less corresponding cost of goods sold and other seller-related expenses. Consequently, although net sales of such product of the year ended September 30, 2005 were $2,431,789, the Company only included in its revenue an amount of $949,866 representing the net sales less cost of goods sold and other seller-related expenses.

4—SHORT-TERM INVESTMENTS

As at September 30, 2007, short-term investments include short-term notes and municipal bonds (short-term notes only in fiscal year 2006). Six short-term notes represent approximately 87% (one short-term note for 11% in fiscal year 2006) of the Company’s total short-term investments. Interest rates on short-term investments vary from 5.00% to 5.35% (2.02% to 5.25% in fiscal year 2006).

5—ACCOUNTS RECEIVABLE

	September 30,
	2006	2007
	$	$
Trade accounts, net of allowance for doubtful accounts of $222,457 in fiscal year 2007 ($143,501 in fiscal year 2006)(a)	30,650	34,486
Taxes receivable	47	1,816
Other	242	372

	30,939	36,674

(a)

As at September 30, 2007, the accounts receivable include amounts receivable from three major customers which represent approximately 47% (44% in fiscal year 2006) of the Company’s total accounts receivable (see Note 16).

The Company believes that there is no unusual exposure associated with the collection of these accounts receivable.

6—INVENTORIES

	September 30,
	2006	2007
	$	$
Raw materials and packaging material	15,979	9,451
Work in progress	1,413	1,998
Finished goods	19,957	15,257

	37,349	26,706

7—INCOME TAXES

The deferred income tax assets and liabilities result from differences between the tax value and book value of the following items:

	September 30,
	2006	2007
	$	$
Short-term deferred income tax assets
Inventories	3,203	6,102
Accounts receivable	—	47
Accounts payable and accrued liabilities	5,220	7,995
Unused capital losses	—	1,811

	8,423	15,955

Long-term deferred income tax assets
Property, plant and equipment	—	962
Intangible assets	—	3,354
Unused losses	—	287

	—	4,603

	September 30,
	2006	2007
	$	$
Short-term deferred income tax liabilities
Accounts receivable	410	651
Prepaid expenses and deposits	694	465
Research and development expenses	—	960

	1,104	2,076

Long-term deferred income tax liabilities
Property, plant and equipment	1,584	1,346
Intangible assets	34,072	29,931
Goodwill	720	720
Investments	—	4,298
Other	1,835	1,260

	38,211	37,555

Income taxes included in the statement of operations are as follows:

	For the Years Ended September 30,
	2005	2006	2007
	$	$	$
Current	11,674	17,750	47,263

Deferred
Creation and reversal of temporary differences	(3,054)	580	(11,696)
Change in promulgated rates	(207)	(64)	—

	(3,261)	516	(11,696)

	8,413	18,266	35,567

Domestic
Current	(2,734)	(68)	16,073
Deferred	(941)	1,120	(8,394)

	(3,675)	1,052	7,679

Foreign
Current	14,408	17,818	31,190
Deferred	(2,320)	(604)	(3,302)

	12,088	17,214	27,888

	8,413	18,266	35,567

The Company’s effective income tax rate differs from the combined statutory federal and provincial income tax rate in Canada (31.02% for 2005, 31.77% for 2006, and 32.02% for 2007). This difference arises from the following:

	For the years ended September 30,
	2005		2006		2007
	%	$	%	$	%	$
Combined basic rate applied to pre-tax income	31.02	10,807	31.77	18,231	32.02	34,272
Increase (decrease) in taxes resulting from:
Large corporations tax	0.17	60	—	—	—	—
Change in promulgated rates	(0.59)	(207)	(0.11)	(64)	—	—
Difference with foreign tax rates	(0.73)	(255)	1.46	837	(2.38)	(2,548)
Non-deductible items	4.51	1,570	5.11	2,935	4.79	5,131
Non-taxable items	(2.16)	(750)	(2.78)	(1,596)	(0.14)	(149)
Investment tax credits	(7.52)	(2,619)	(4.44)	(2,547)	(2.01)	(2,154)
Other	(0.55)	(193)	0.82	470	0.95	1,015

	24.15	8,413	31.83	18,266	33.23	35,567

As at September 30, 2007, no provision has been made for income taxes on the undistributed earnings of the Company’s foreign subsidiaries that the Company intends to indefinitely reinvest.

8—PROPERTY, PLANT AND EQUIPMENT

	September 30, 2006
	Cost	Accumulated depreciation	Net
	$	$	$
Land	1,823	—	1,823
Buildings	22,306	4,794	17,512
Furniture and equipment	15,421	10,431	4,990
Automotive equipment	65	48	17
Computer equipment	12,895	8,435	4,460
Leasehold and building improvements	103	88	15

	52,613	23,796	28,817

	September 30, 2007
	Cost	Accumulated depreciation	Net
	$	$	$
Land	1,877	—	1,877
Buildings	23,796	6,267	17,529
Furniture and equipment	14,331	10,983	3,348
Automotive equipment	65	61	4
Computer equipment	19,277	10,848	8,429
Leasehold and building improvements	199	189	10

	59,545	28,348	31,197

Acquisitions of property, plant and equipment amount to $7,855,240 ($5,997,554 in fiscal year 2005 and $3,476,308 in fiscal year 2006).

The cost and accumulated depreciation of equipment under capital leases amount to $6,751,459 and $4,588,246, respectively ($6,091,700 and $3,271,948, respectively in fiscal year 2006).

9—INTANGIBLE ASSETS

	September 30, 2006
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses and manufacturing rights with a:
Finite life	347,117	59,404	287,713
Indefinite life	100,342	12,375	87,967

	447,459	71,779	375,680

	September 30, 2007
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses and manufacturing rights with a:
Finite life	353,619	77,923	275,696
Indefinite life	103,896	12,375	91,521

	457,515	90,298	367,217

Further to budgetary initiatives implemented by the French government during the year ended September 30, 2006, which resulted in the delisting of a number of pharmaceutical products from government formularies and re-pricing of other pharmaceutical products, the Company reviewed the appropriate carrying value and useful life of its French subsidiary’s intangible assets. The cost of the product LACTEOL was consequently transferred from intangible assets with an indefinite life to intangible assets with a finite life. The net cost of LACTEOL as of October 1, 2005, which amounted to $11,347,600, is therefore amortized over a 15-year period. During the year ended September 30, 2006, a partial write-down of $5,800,000 was recognized on French product lines including TAGAMET and TRANSULOSE, as the carrying value of the intangible assets associated with these products exceeded their estimated fair value.

On October 1, 2005, the net cost of ADEKs, amounting to $2,172,965, was also transferred from intangible assets with an indefinite life to intangible assets with a finite life following changes in market conditions and is amortized over a 15-year period.

Acquisitions of intangible assets amount to $37,736 ($51,103 in fiscal year 2005 and $4,569,407 in fiscal year 2006). The current intangible assets with a finite life have a weighted-average remaining amortization period of approximately 17 years as at September 30, 2006 and 2007.

The annual amortization expenses without taking into account any future acquisitions expected for the years 2008 through 2012 are as follows:

$
2008	17,430
2009	17,430
2010	17,430
2011	17,430
2012	17,430

10—AUTHORIZED LINE OF CREDIT

The Company has a credit facility for an amount of up to $125,000,000. The amount of this facility may be draw-down by the Company, subject to fulfilment of certain conditions specified in the credit agreement until April 30, 2012. Under certain conditions, the amount of the credit can be increased up to an additional $100,000,000 and the maturity date extended.

The Company’s credit facility is secured by a first priority security interest on all present and future acquired assets of the Company and its material subsidiaries, and provides for the maintenance of certain financial ratios. Among the restrictions imposed by the credit facility is a covenant limiting cash dividends, share repurchases (other than redeemable shares issued in connection with a permitted acquisition) and similar distributions to shareholders to 50% (10% in fiscal year 2006) of the Company’s net income for the preceding fiscal year.

The interest rate varies, depending on the Company’s leverage, between 5 and 75 (25 and 100 in fiscal year 2006) basis points over the Canadian prime rate or U.S. base rate and between 90 and 175 (125 and 200 in fiscal year 2006) basis points over the LIBOR rate or bankers’ acceptances. The line of credit also provides for a stand-by fee of between 20 and 32.5 (25 and 37.5 in fiscal year 2006) basis points. The credit facility may be drawn in U.S. dollars, in Canadian dollars or in Euro equivalent. As at September 30, 2006 and 2007 there was no amount outstanding under the line of credit.

11—ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30,
	2006	2007
	$	$
Accounts payable	12,043	13,596
Contract rebates, product returns and accrued chargebacks	20,726	29,986
Accrued interest on subordinated notes	2,447	—
Accrued royalty fees	5,508	4,284
Accrued salaries	2,929	4,759
Accrued bonuses	4,368	7,485
Accrued research and development expenses	6,588	15,785
Other accrued liabilities	6,124	7,301

	60,733	83,196

12—LONG-TERM DEBT

	September 30,
	2006	2007
	$	$
Convertible subordinated notes, 4.25%, interest payable semi-annually starting October 15, 2003, convertible into 8,924,113 common shares, maturing April 15, 2008(a)	125,000	—
Obligations under capital leases, interest rates varying between 3.81% and 6.2% payable in monthly instalments, principal and interest, maturing on different dates until 2009	1,246	649

	126,246	649
Instalments due within one year	681	527

	125,565	122

(a)

During the year ended September 30, 2007, the Company called for redemption all of its $125,000,000, 4.25% Convertible subordinated notes (“Notes”) and the holders of all of the notes exercised their right to convert their Notes, in lieu of redemption, by June 28, 2007. The Company completed the conversion of the notes by issuing an aggregate of 8,924,080 common shares and paying $613 in lieu of fractional shares. Long-term debt was consequently reduced by $125,000,000 and capital stock increased by the same amount. As a result of the conversion, financial expenses for the year were reduced by $2,525,158 in interest on long-term debt and increased by $376,677 in amortization of deferred debt issue expenses compared to fiscal year 2006.

The Notes were convertible into 8,924,113 common shares. The holders could have converted their Notes during any quarterly conversion period if the closing price per share for at the least 20 consecutive trading days during the 30 consecutive trading-day period ending on the first day of the conversion period exceeded 110% of the conversion price in effect on that thirtieth trading day. The holders could also have converted their Notes during the five business-day period following any 10 consecutive trading-day period in which the daily average of the trading prices for the notes was less than 95% of the average conversion value for the notes during that period. Finally, the holders could also have converted their Notes upon the occurrence of specified corporate transactions, or if the Company had called the notes for redemption. From April 20, 2006, the Company had the right, at its option, to redeem the notes, in whole or in part at redemption prices varying from 101.70% to 100.85% of the principal amount plus any accrued and unpaid interest to the redemption date. The Notes also included provisions for the redemption of all the notes for cash at the option of the Company following some changes in tax treatment.

As at September 30, 2007, minimum installments on long-term debt for the next two years are as follows:

Obligations under capital leases
$
2008	555
2009	143

698
Interest included in the minimum lease payments	49

649

13—CAPITAL STOCK

Preferred shares

The Company has an unlimited number of authorized preferred shares without par value, issuable in series, rights, privileges and restrictions determined at the creation date.

Two series of preferred shares have been created as follows:

Series A, shares authorized: 14,175,000 non-voting, annual preferential cumulative dividend of 5%, redeemable on or prior to June 8, 2001 at CAN$1.00 per share payable at the option of the Company in cash or by the issuance of common shares or in any combination of cash and common shares.

Series B, shares authorized: 12,000,000 non-voting, redeemable on the fifth anniversary of their issuance at CAN$1.00 per share payable in cash or by the issuance of common shares at the option of the Company, convertible into common shares at the holder’s option on the basis of one common share for each 15 Series B preferred shares.

Stock incentive plans

In 2006, the Company adopted a new stock incentive plan (the “2006 plan”) in replacement of its previous stock option plan and pursuant to which the Company may, among other instruments, grant options, RSUs and DSUs to eligible employees and directors of the Company. The 2006 plan provides that a maximum of 2,300,000 common shares are issuable pursuant to awards made under the 2006 plan, of which a maximum of 800,000 shares being available in the form of RSUs and DSUs. The per share purchase price cannot be less than the market price of the common stock on the last trading day prior to the date of grant, and the options expire no later than seven years from that date. Options may be exercised over a period established at the date of grant except for the annual options granted to outside directors which may be exercised one year after the date of grant. At September 30, 2007, there were 544,850 outstanding options that may become exercisable under the terms of the 2006 plan. These options may be exercised at a rate of 33% per year.

Under the Company’s previous stock option plan established in 1995 (the “1995 plan”), a maximum of 4,500,000 common shares were issuable pursuant to the exercise of options. Options were granted at the market price of one common share on the last trading day prior to the granting date. Options granted under the 1995 plan may be exercised at a rate of 20% per year and expire ten years after the granting date except for the annual options granted to outside directors, which vested one year after the granting date. At September 30, 2007, there were 2,139,985 outstanding options that are or may become exercisable under the terms of the 1995 plan.

The changes to the number of stock options outstanding are as follows:

	For the years ended September 30,
	2005		2006		2007
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$		$
Balance, beginning of year	2,600,556	11.86	2,986,748	12.87	3,057,084	13.01
Granted	692,100	16.19	416,714	13.81	599,800	15.30
Exercised	(119,839)	8.93	(118,406)	9.07	(634,991)	11.43
Expired	(3,880)	13.88	(35,650)	14.14	(74,660)	17.06
Forfeited	(182,189)	13.96	(192,322)	14.89	(262,398)	14.75

Balance, end of year	2,986,748	12.87	3,057,084	13.01	2,684,835	13.61

Options exercisable at end of year	1,409,939	10.97	1,790,020	11.93	1,445,871	12.45

Stock options outstanding at September 30, 2007 are as follows:

	Options outstanding			Options exercisable
Exercise price	Number	Weighted average remaining contractual life	Weighted average exercise price	Number	Weighted average exercise price
			$		$
$ 4.06 – $ 5.00	10,000	2.22	4.06	10,000	4.06
$ 5.01 – $ 7.00	—	—	—	—	—
$ 7.01 – $10.00	483,097	2.77	8.57	483,097	8.57
$10.01 – $13.00	287,570	4.93	11.53	238,210	11.60
$13.01 – $16.00	1,330,048	6.43	14.28	445,534	14.03
$16.01 – $19.00	416,620	7.30	16.68	189,530	16.93
$19.01 – $19.99	157,500	6.63	19.95	79,500	19.99

	2,684,835	5.74	13.61	1,445,871	12.45

The changes to the number of non-vested stock options for the year ended September 30, 2007 are as follows:

	Number	Weighted average grant date fair value
		$
Balance, beginning of year	1,267,064	6.57
Granted	599,800	5.89
Vested	(365,502)	6.55
Forfeited	(262,398)	6.28

Balance, end of year	1,238,964	6.26

The Company recorded $4,548,293 ($3,554,924 in fiscal year 2006) of compensation expenses relative to stock options for the year ended September 30, 2007, in accordance with SFAS No. 123(R). The amount of expense has been reduced to take into account the estimated forfeitures. As at September 30, 2007, there were $7,247,201 ($7,106,966 in fiscal year 2006) of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 2.7 (3.1 in fiscal year 2006) years.

The weighted average fair value of granted stock options was $7.01, $6.41 and $5.89 for the years ended September 30, 2005, 2006, 2007.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model and the assumptions noted in the following table. The expected life of options is based on observed historical exercise patterns. Groups of employees that have similar historical exercise patterns are considered separately for valuation purposes. The expected volatility is based solely on historical volatility. The risk free interest rate is based on the implied yield on a U.S. or Canadian Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that the Company has not paid any cash dividends since inception and does not intend to pay any cash dividends in the foreseeable future.

	2005	2006	2007
Expected term of options (years)	6	5.8	4.5
Expected stock price volatility	43%	42%	38%
Risk-free interest rate	3.94%	4.28%	4.36%
Expected dividend	—	—	—

Under the 2006 plan, the Company may also grant RSUs to directors and employees. The value of a RSU is always equal to the market price of one common share of the Company. RSUs entitle the holder to receive common shares of the Company at the end of a vesting period. The total number of RSUs granted in fiscal year 2007 was 190,875 (40,950 in fiscal year 2006) with a fair value of $14.61 ($12.99 in fiscal year 2006) each. As at September 30, 2007, there were 201,025 (40,950 in fiscal year 2006) outstanding RSUs. The RSUs granted in fiscal year 2006 and fiscal year 2007 vest at the end of a three-year period.

The Company may also grant DSUs to directors or members of a select group of management. The value of a DSU is always equal to the market price of one common share of the Company. Since 2006, directors receive an annual grant of DSUs having a value of $15,000 and each of the eligible persons may elect to receive a portion of their annual compensation in the form of DSUs. DSUs are credited with dividend equivalents when dividends are paid on the Company’s common shares. Directors may not receive any distribution in respect of the DSUs until they withdraw from the Board and members of management until cessation of employment. The amount of compensation deferred is converted into DSUs based on the market price of the common stock on the last trading day prior to the date of grant. As at September 30, 2007, the Company’s directors held 9,961 (10,009 in fiscal year 2006) DSUs.

14—FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF OPERATIONS

a) Financial expenses

	Years ended September 30,
	2005	2006	2007
	$	$	$
Interest on long-term debt	5,542	5,416	2,870
Bank charges	165	154	182
Financing fees	333	301	298
Amortization of deferred debt issue expenses	1,100	1,117	1,475

	7,140	6,988	4,825

b) Other information

	Years ended September 30,
	2005	2006	2007
	$	$	$
Rental expenses	1,148	1,989	2,336
Shipping and handling expenses	4,901	5,097	5,911
Advertising expenses	16,592	11,488	13,557
Depreciation of property, plant and equipment	5,339	5,901	5,356
Amortization of intangible assets	16,193	16,922	17,138
Stock-based compensation expense	—	3,554	4,548

The Company incurred professional fees with entities, in which directors of the Company are partner or shareholder, totalling $294,280 for the year ended September 30, 2007 ($400,396 in fiscal year 2005 and $414,147 in fiscal year 2006). These transactions were concluded in the normal course of operations, at the amount agreed to by the related parties.

In connection with a reorganization of its international operations due to budgetary initiatives implemented by the French government during the year ended September 30, 2006, the Company undertook a reduction of its workforce in the EU. To this end, in May 2006, the Company’s French subsidiary communicated a reorganization plan to the employee representatives in France aimed at reducing its workforce. As this plan was implemented, the Company recorded a one-time restructuring charge of $1,738,755 during the year ended September 30, 2006. The restructuring charge included severance costs totalling $1,305,501 and professional and legal fees for transition assistance totalling $433,254. As at September 30, 2006, $1,035,270 had been paid for severance costs and $390,764 for professional and legal fees. The balance payable of $312,721 has been paid during the year ended September 30, 2007.

c) Income per common share

The following tables reconcile the numerators and denominators of the basic and diluted income per share computations.

	2005	2006	2007
	$	$	$
Net income available to common shareholders
Basic	26,425	39,119	71,465
Interest and amortization of deferred debt issue expenses relating to the convertible subordinated notes, net of income taxes	4,257	4,328	2,793

Net income available to common shareholders on a diluted basis	30,682	43,447	74,258

	2005	2006	2007
Weighted average number of common shares
Weighted average number of common shares outstanding and relevant shares issuable under stock incentive plans	45,617,703	45,741,419	48,466,980
Effect of dilutive stock options and relevant shares issuable under stock incentive plans	677,386	398,964	607,127
Effect of dilutive convertible subordinated notes	8,924,113	8,924,113	6,650,298

Adjusted weighted average number of common shares outstanding	55,219,202	55,064,496	55,724,405

Number of common shares outstanding as at November 29, 2007			55,374,561

Options to purchase 481,475 common shares (1,155,744 for 2006 and 706,950 for 2005) were outstanding but were not included in the computation of diluted income per share as the exercise price of the options was greater than the average market price of the common shares.

15—FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF CASH FLOWS

a) Changes in working capital items

	For the years ended September 30,
	2005	2006	2007
	$	$	$
Accounts receivable	8,648	7,338	(4,047)
Income taxes receivable	1,610	(260)	(492)
Inventories	1,490	(402)	11,658
Prepaid expenses and deposits	1,861	(1,812)	770
Accounts payable and accrued liabilities	4,429	7,263	17,712
Income taxes payable	3,995	(1,047)	16,577

	22,033	11,080	42,178

b) Cash flows relating to interest and income taxes of operating activities

	For the years ended September 30,
	2005	2006	2007
	$	$	$
Interest received	1,256	4,562	7,036
Interest paid	5,626	5,416	5,627
Income taxes paid	6,984	19,568	29,404

16—SEGMENTED INFORMATION

The Company operates in a single field of activity, the pharmaceutical industry.

No customer represents more than 10% of the Company’s revenue except for three major customers for which the sales represented 77.3% of revenue for the year ended September 30, 2007 (62.1% and 74.8% in fiscal year 2005 and fiscal year 2006 respectively) and are detailed as follows:

	For the years ended September 30,
	2005	2006	2007
	%	%	%
Customer A	30.2	39.0	41.2
Customer B	20.9	24.4	25.0
Customer C	11.0	11.4	11.1

	62.1	74.8	77.3

Purchases from one supplier represent approximately 19% of the cost of goods sold for the year ended September 30, 2007 (one for 15% in fiscal year 2005 and two for 42% in fiscal year 2006).

The Company purchases its inventory from third party manufacturers, many of whom are the sole source of products for the Company. The failure of such manufacturers to provide an uninterrupted supply of products could adversely impact the Company’s ability to sell such products.

The Company operates in the following geographic areas:

	For the years ended September 30,
	2005	2006	2007
	$	$	$
Revenue
Canada
Domestic sales	34,412	37,956	37,950
Foreign sales	—	—	—
United States
Domestic sales	155,261	195,954	250,774
Foreign sales	4,394	5,801	3,958
European Union
Domestic sales	46,225	43,374	45,859
Foreign sales	10,857	8,702	10,011
Other	194	530	395

	251,343	292,317	348,947

Revenue is attributed to geographic areas based on the country of origin of the sales.

	September 30,
	2006	2007
	$	$
Property, plant, equipment, intangible assets and goodwill
Canada	36,409	33,048
United States	125,084	124,382
European Union	239,323	238,933
Other	31,148	29,518

	431,964	425,881

17—FINANCIAL INSTRUMENTS

Currency risk

The Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of those rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk. As at September 30, 2007, the Company had financial assets totalling $344,489,729 ($203,872,919 in fiscal year 2006) including cash, cash equivalents and accounts receivable for CAN$983,118 and 14,183,381 Euros respectively (CAN$3,814,612 and 11,097,255 Euros in fiscal year 2006). The financial liabilities totalling $83,844,415 ($186,979,096 in fiscal year 2006) include accounts payable and accrued liabilities and long-term debt for CAN$15,130,739 and 9,978,971 Euros respectively (CAN$16,955,611, and 8,456,708 Euros in fiscal year 2006).

Fair value of the financial instruments on the balance sheet

The estimated fair value of the financial instruments is as follows:

	September 30,
	2006		2007
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Assets
Cash and cash equivalents	55,830	55,830	179,672	179,672
Short-term investments	117,151	117,151	129,958	129,958
Accounts receivable, net	30,892	30,892	34,859	34,859

Liabilities
Accounts payable and accrued liabilities	60,733	60,733	83,196	83,196
Long-term debt	132,500	126,246	649	649

The following methods and assumptions were used to calculate the estimated fair value of the financial instruments on the balance sheet.

a) Financial instruments valued at carrying amount

The estimated fair value of certain financial instruments shown on the balance sheet is equivalent to their carrying amount because they are realizable in the short-term. These financial instruments include cash and cash equivalents, short-term investments, accounts receivable and accounts payable and accrued liabilities.

b) Long-term debt

The fair value of long-term debt is established by discounting the future cash flows at interest rates corresponding to those the Company would have obtained at year end date for loans with similar maturity dates and terms. In fiscal year 2006, the fair value of the convertible subordinated notes is based on the trading price at the end of the year.

18—COMMITMENTS AND CONTINGENCIES

a) Commitments

The Company has entered into non-cancellable operating leases and service agreements with fixed minimum payment obligations expiring on different dates until December 2013 for the rental of office space, automotive equipment and other equipment and for administrative, research and development and other services.

Minimum future payments under these commitments for the next years are as follows:

$
2008	4,015
2009	1,969
2010	834
2011	381
2012 and thereafter	121

7,320

b) Licensing agreements

In May 2000, the Company entered into agreements with QLT Photo Therapeutics Inc. (“QLT”) relating to the purchase of PHOTOFRIN, which provided for milestone payments to be made by the Company to QLT that could reach a maximum of CAN$20,000,000 upon receipt of certain regulatory approvals for specific or additional indications for PHOTOFRIN or other conditions. Each milestone payment had to be made at the option of the Company either in cash or in Series B preferred shares or in a combination of cash and preferred shares provided that at least one-half of the milestone payable had to be paid in cash. In fiscal year 2006, the final milestone payment of CAN$5,000,000 ($4,495,999) was paid by the Company. To date, the maximum of CAN$20,000,000 ($15,440,767) has been paid in cash and recorded in intangible assets with a finite life.

In October 2000, the Company entered into a licensing agreement with the Children’s Hospital Research Foundation for a series of sulfated derivatives of ursodeoxycholigic acid compounds (“SUDCA”). The Company has, as at September 30, 2007, paid $839,562 in cash. The Company also agreed to pay milestones for a maximum amount of $200,000 when a SUDCA product receives regulatory approval and a bonus when certain conditions are met; finally, the Company agreed to pay royalties based on net sales.

In May 2002, the Company signed a co-development and licensing agreement with NicOx S.A. (“NicOx”) for NCX-1000 a nitric oxide-donating ursodiol derivative for the treatment of chronic liver diseases including portal hypertension and Hepatitis “C,” pursuant to which, the Company obtained from NicOx an exclusive license to commercialize NCX-1000 in Canada and Poland as well as an option to acquire the same exclusive rights for the United States market. Under the terms of the agreement, the Company agreed to pay NicOx options or milestone payments totalling up to $17,000,000 at various stages of development. An upfront amount of $2,000,000 was paid in 2003. Following review of initial clinical results, the Company decided to cease development of this compound in fiscal year 2007.

In October 2002, the Company acquired from Gentium S.p.A., an Italian company, exclusive rights to develop and market in North America, a patented 4 gram rectal gel formulation of mesalamine (5-ASA) for the treatment of active distal ulcerative colitis. In return the Company agreed to make milestone payments totalling approximately $1,500,000, the majority of which payable upon approval in the United States. An amount of approximately $200,000 was paid in 2003. The Company also agreed to pay a royalty of 4% on net sales for a ten-year period from product’s launch. In fiscal year 2007, the Company decided to cease the development of this product.

In July 2003, the Company acquired from Merz Pharmaceutical GmbH (“Merz”) an exclusive licence to use, develop and submit for approval of certain injectable and oral granule formulations containing L-ornithine and L-aspartate. In consideration of the rights and licenses granted by Merz under this agreement, the Company agreed to pay a royalty of 6% of net sales or 4% of net sales if the Company develops any patentable invention or improvement and Merz incorporates such invention or improvement into its products. In fiscal year 2007, the Company decided to cease the development of this product.

In August 2003, the Company signed an agreement to acquire the exclusive license for North America, the European Union and Latin America to develop, manufacture and market ITAX which provides for milestone payments for an amount of $20,000,000 upon regulatory submission and an amount of $45,000,000 upon regulatory approval. The Company also agreed to pay royalties of 9% of net sales from the date of first commercial sale until the expiration of the patent and 6% for ten years then after. As previously announced, the Company decided to cease the development of ITAX for the treatment of Functional Dyspepsia during the year ended September 30, 2006.

In February 2005, the Company signed a license agreement with Lisapharma S.p.A., an Italian company, to submit for approval and commercialize, in North America, products in gel sachet and tablet dosage forms that contain sucralfate as the main active ingredient. Under the agreement, the Company agreed to pay license fees of up to $2,000,000 over a maximum period of four years (as at September 30, 2006 an amount of $1,000,000 had been recorded as expense) and make milestone payments totalling up to $3,000,000 upon regulatory approvals. The Company also agreed to pay royalties of 6% of net sales of products enjoying patent protection and 3% of net sales of products not enjoying patent protection for up to five years from a first commercial sale. During fiscal year 2007, the Company decided to cease the development of this product and terminated its agreement with Lisapharma S.p.A.

In May 2005, the Company signed a license and technology agreement with Howard J. Smith & Associates PTY LTD (“HSA”), an Australian company, to develop and market products for the treatment of viral hepatitis. The Company agreed to make milestone payments totalling up to $17,000,000 at various stages of development or commercialization. The Company also agreed to pay royalties of 4.5% of net sales in countries where an HSA patent is in force and 2.25% of net sales in countries where no HSA patent is in force, for a maximum of ten years after the first commercial sale of a product in the relevant country. During fiscal year 2007, the Company decided to cease the development of this product.

In September 2006, the Company entered into a license and co-development agreement with AGI Therapeutics Research Ltd (“AGI”). Pursuant to this agreement, AGI and the Company will co-develop a controlled release omeprazole product, AGI-010, for the treatment of symptoms associated with gastro-oesophageal reflux disease. Under the agreement, the Company and AGI have agreed to share certain development expenses and the Company paid a $1,500,000 upfront fee, accounted for as a research and development expense. The Company may also be required to make specified milestone payments that could total up to $17,500,000 at various stages of development up to and including regulatory approvals. Finally, the Company agreed to pay royalties varying between 4% and 7.5% of net sales.

In September 2007, the Company entered into an exclusive license and development agreement with Cellerix SL (“Cellerix”) of Spain, for the North American (United States, Canada and Mexico) rights to Cx401, a biological product in development for the treatment of perianal fistulas. Cx401 uses non-embryonic stem-cells to treat perianal fistulas in Crohn’s and non-Crohn’s Disease patients. Under the terms of the agreement, as at September 30, 2007, the Company recorded a $10,000,000 upfront payment payable to Cellerix, plus regulatory milestone payments that could total up to $30,000,000. The Company has also agreed to make an equity investment of up to $5,000,000 in Cellerix, should Cellerix complete its initial public offering by September 30, 2010. Finally, the Company agreed to pay royalties varying between 12% and 18% of net sales.

c) Royalties

The Company pays royalties on the sales of certain of its products to unrelated third parties under license and similar agreements, at rates ranging between 1% and 6%.

During the year ended September 30, 2007, the Company charged to cost of goods sold a total of $4,107,635 ($3,695,087 in fiscal year 2005 and $3,768,515 in fiscal year 2006) in royalties in connection with the sales of products from its URSO, ULTRASE, PHOTOFRIN, ADEKs and PYLERA product lines.

d) Contingencies

As at September 30, 2005, the Company had accrued $2,900,000 to cover any future settlements in connection with an indemnification claim and product liability lawsuits initiated against its subsidiary, Axcan Scandipharm, relating to the product line it markets under the name ULTRASE. During the year ended September 30, 2006, following a series of favorable decisions in the indemnification claim, the Company revaluated its exposure and this accrual was reversed, thus reducing the selling and administrative expenses by the same amount.

e) Employee benefit plan

A subsidiary of the Company has a defined contribution plan (the “Plan”) for its U.S. employees. Participation is available to substantially all U.S. employees. Employees may contribute up to 15% of their gross pay or up to limits set by the U.S. Internal Revenue Service. The Company may make matching contributions of a discretionary percentage. During the year ended September 30, 2007, the Board of Directors approved, and the Company charged to operations, contributions to the Plan totalling $454,015 ($495,195 in fiscal year 2005 and $385,018 in fiscal year 2006).

f) Other

The Company has been audited by Canada Revenue Agency, mainly on transfer pricing issues, for fiscal years 2002 to 2004. As a result of this audit, which was completed in the second quarter of fiscal year 2007, the Company received new assessments from Canada Revenue Agency, which allowed management to confirm that the current estimate of the tax provision is reasonable.

19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On February 25, 2008, Axcan Intermediate Holdings (“AIH”), pursuant to a Plan of Arrangement dated November 29, 2007, and through a 100% owned indirect subsidiary, completed the acquisition of the Company and various related transactions (the “Acquisition”) under which AIH acquired 100% of the shares of the Company for a cash consideration of $1,293.1 million plus acquisition costs of approximately $14.1 million. The cash consideration was funded by the issue of $475.0 million in common shares, the proceeds from long-term debt of $634.1 million and $198.2 million in cash on hand from the Company. Following the Acquisition, the Company became a direct 100% owned subsidiary of the Company.

AIH accounted for this acquisition as a purchase combination and, accordingly, the cost was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The allocation of the purchase price had not yet been finalized due to certain tax and valuation matters. Management of AIH has included an estimate in its preliminary allocation of the purchase price and currently expects to complete the final purchase price allocation by no later than September 30, 2008.

In connection with the acquisition of the common shares of the Company, AIH issued $228,000,000 aggregate principal amount of 9.25% Senior Secured Notes (the “Notes”) due in 2015. AIH’s payment obligation under these Notes are fully and unconditionally guaranteed, jointly and severally by certain of the AIH’s 100% owned subsidiaries, the most significant being the Company and Axcan Scandipharm, Inc.

The following supplemental tables present condensed consolidating balance sheets for the Company and its subsidiary guarantors and non-guarantors as of September 30, 2007 and 2006, and the consolidating statements of operations for the years ended September 30, 2007, 2006 and 2005, and the consolidating statement of cash flows for the years ended September 30, 2007, 2006 and 2005.

Investments in subsidiaries are accounted for under the equity method. Financial information also reflect the push down of the purchase price allocation between the guarantor subsidiaries and the non-guarantor subsidiaries.

Condensed Consolidating Balance Sheet as of September 30, 2006

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Assets
Current assets
Cash and cash equivalents	—	39,451	16,379	—	55,830
Short-term investments, available for sale	—	117,151	—	—	117,151
Accounts receivable, net	—	40,838	14,900	(24,799)	30,939
Short-term portion of intercompany advances	—	—	4,500	(4,500)	—
Income taxes receivable	—	8,727	260	—	8,987
Inventories	—	29,144	8,495	(290)	37,349
Prepaid expenses and deposits	—	3,092	607	—	3,699
Deferred income taxes	—	7,798	554	71	8,423

Total current assets	—	246,201	45,695	(29,518)	262,378
Inter-company advances	—	2,599	87,164	(89,763)	—
Property, plant and equipment, net	—	16,718	12,099	—	28,817
Intangible assets,	—	125,304	250,376	—	375,680
Investments in subsidiaries	—	360,404	—	(360,404)	—
Goodwill, net	—	19,471	7,996	—	27,467
Deferred debt issue expenses, net	—	1,475	—	—	1,475
Deferred income taxes	—	—	5,674	(5,674)	—

Total assets	—	772,172	409,004	(485,359)	695,817

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—	51,620	33,912	(24,799)	60,733
Income taxes payable	—	719	1,380	—	2,099
Installments on long-term debt	—	209	472	—	681
Short-term portion of intercompany advances	—	4,500	—	(4,500)	—
Deferred income taxes	—	695	409	—	1,104

Total current liabilities	—	57,743	36,173	(29,299)	64,617
Long-term debt	—	125,262	303	—	125,565
Inter-company advances	—	87,164	2,599	(89,763)	—
Deferred income taxes	—	34,579	9,114	(5,482)	38,211

Total liabilities	—	304,748	48,189	(124,544)	228,393

Shareholders’ Equity
Capital stock	—	262,786	299,078	(299,078)	262,786
Retained earnings	—	177,906	29,532	(29,532)	177,906
Additional paid-in capital	—	4,967	—	—	4,967
Accumulated other comprehensive income	—	21,765	32,205	(32,205)	21,765

Total shareholders’ equity	—	467,424	360,815	(360,815)	467,424

Total liabilities and shareholders’ equity	—	772,172	409,004	(485,359)	695,817

Condensed Consolidating Balance Sheet as of September 30, 2007

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Assets
Current assets
Cash and cash equivalents	—	150,856	28,816	—	179,672
Short-term investments, available for sale	—	129,958	—	—	129,958
Accounts receivable, net	—	32,798	15,068	(11,192)	36,674
Short-term portion of intercompany advances	—	—	4,500	(4,500)	—
Income taxes receivable	—	7,554	2,647	(109)	10,092
Inventories	—	18,216	8,797	(307)	26,706
Prepaid expenses and deposits	—	2,263	807	—	3,070
Deferred income taxes	—	15,588	290	77	15,955

Total current assets	—	357,233	60,925	(16,031)	402,127
Property, plant and equipment, net	—	19,861	11,336	—	31,197
Intangible assets,	—	118,097	249,120	—	367,217
Investments in subsidiaries	—	378,969	—	(378,969)	—
Inter-company advances	—	2,599	82,664	(85,263)	—
Goodwill, net	—	19,471	7,996	—	27,467
Deferred income taxes	—	5,273	8,090	(8,760)	4,603

Total assets	—	901,503	420,131	(489,023)	832,611

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—	71,945	22,443	(11,192)	83,196
Income taxes payable	—	17,758	1,180	—	18,938
Installments on long-term debt	—	245	282	—	527
Short-term portion of intercompany advances	—	4,500	—	(4,500)	—
Deferred income taxes	—	1,425	651	—	2,076

Total current liabilities	—	95,873	24,556	(15,692)	104,737
Long-term debt	—	61	61	—	122
Inter-company advances	—	82,664	2,599	(85,263)	—
Deferred income taxes	—	32,708	13,607	(8,760)	37,555

Total liabilities	—	211,306	40,823	(109,715)	142,414

Shareholders’ Equity
Capital stock	—	395,888	290,861	(290,861)	395,888
Retained earnings	—	249,371	47,157	(47,157)	249,371
Additional paid-in capital	—	9,089	—	—	9,089
Accumulated other comprehensive income	—	35,849	41,290	(41,290)	35,849

Total shareholders’ equity	—	690,197	379,308	(379,308)	690,197

Total liabilities and shareholders’ equity	—	901,503	420,131	(489,023)	832,611

Condensed Consolidating Operations for the year ended September 30, 2005

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	194,068	77,577	(20,302)	251,343

Cost of goods sold	—	71,473	18,981	(18,920)	71,534
Selling and administrative expenses	—	62,708	23,271	18	85,997
Research and development expenses	—	12,992	18,863	—	31,855
Depreciation and amortization	—	6,995	14,537	—	21,532

	—	154,168	75,652	(18,902)	210,918

Operating income (loss)	—	39,900	1,925	(1,400)	40,425

Financial expenses	—	15,561	337	(8,758)	7,140
Interest income	—	(1,125)	(8,973)	8,758	(1,340)
Loss (gain) on foreign currency	—	(223)	10	—	(213)

	—	14,213	(8,626)	—	5,587

Income before income taxes	—	25,687	10,551	(1,400)	34,838
Income taxes expense	—	7,366	1,231	(184)	8,413
Equity in earnings of subsidiaries	—	8,104	—	(8,104)	—

Net income (loss)	—	26,425	9,320	(9,320)	26,425

Condensed Consolidating Operations for the year ended September 30, 2006

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	239,712	71,717	(19,112)	292,317

Cost of goods sold	—	74,103	18,993	(20,324)	72,772
Selling and administrative expenses	—	68,794	24,932	(388)	93,338
Research and development expenses	—	17,569	22,202	18	39,789
Depreciation and amortization	—	7,414	15,409	—	22,823
Partial write-down of intangible assets	—	—	5,800	—	5,800

	—	167,880	87,336	(20,694)	234,522

Operating income (loss)	—	71,832	(15,619)	1,582	57,795

Financial expenses	—	15,077	160	(8,249)	6,988
Interest income	—	(5,015)	(8,677)	8,224	(5,468)
Loss (gain) on foreign currency	—	(1,124)	14	—	(1,110)

	—	8,938	(8,503)	(25)	410

Income (loss) before income taxes	—	62,894	(7,116)	1,607	57,385
Income taxes expense (benefit)	—	21,686	(3,610)	190	18,266
Equity in loss of subsidiaries	—	(2,089)	—	2,089	—

Net income (loss)	—	39,119	(3,506)	3,506	39,119

Condensed Consolidating Operations for the year ended September 30, 2007

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	292,683	78,324	(22,060)	348,947

Cost of goods sold	—	85,971	19,755	(22,043)	83,683
Selling and administrative expenses	—	77,607	23,666	—	101,273
Research and development expenses	—	19,299	9,356	—	28,655
Acquired in-process research	—	10,000	—	—	10,000
Depreciation and amortization	—	6,724	15,770	—	22,494

	—	199,601	68,547	(22,043)	246,105

Operating income	—	93,082	9,777	(17)	102,842

Financial expenses	—	12,547	124	(7,846)	4,825
Interest income	—	(10,820)	(8,393)	7,846	(11,367)
Loss on foreign currency	—	2,204	148	—	2,352

	—	3,931	(8,121)	—	(4,190)

Income before income taxes	—	89,151	17,898	(17)	107,032
Income taxes expense	—	34,964	501	102	35,567
Equity in earnings of subsidiaries	—	17,278	—	(17,278)	—

Net income (loss)	—	71,465	17,397	(17,397)	71,465

Condensed Consolidating Cash Flows for the year ended September 30, 2005

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	—	38,486	29,259	—	67,745

Investing activities
Acquisition of short-term investments	—	(14,519)	—	—	(14,519)
Disposal of short-term investments	—	12,822	—	—	12,822
Repayment of inter-company advances	—	—	4,500	(4,500)	—
Investments in subsidiaries	—	(6,113)	—	6,113	—
Disposal of investments in subsidiaries	—	32,700	—	(32,700)	—
Acquisition of property, plant and equipment	—	(3,100)	(3,230)	—	(6,330)
Acquisition of intangible assets	—	—	(51)	—	(51)

Cash flows from investing activities	—	21,790	1,219	(31,087)	(8,078)

Financing activities
Repayment of long-term debt	—	—	(1,857)	—	(1,857)
Deferred debt issue expenses	—	(589)	—	—	(589)
Repayment of inter-company advances	—	(4,500)	—	4,500	—
Issue of shares	—	1,071	6,113	(6,113)	1,071
Redemption of capital stock	—	—	(32,700)	32,700	—

Cash flows from financing activities	—	(4,018)	(28,444)	31,087	(1,375)

Foreign exchange gain (loss) on cash held in foreign currencies	—	(220)	(82)	—	(302)

Net increase in cash and cash equivalents	—	56,038	1,952	—	57,990
Cash and cash equivalents, beginning of period	—	2,286	19,693	—	21,979

Cash and cash equivalents, end of period	—	58,324	21,645	—	79,969

Condensed Consolidating Cash Flows for the year ended September 30, 2006

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	—	54,241	30,093	—	84,334

Investing activities
Acquisition of short-term investments	—	(117,151)	—	—	(117,151)
Disposal of short-term investments	—	17,619	—	—	17,619
Repayment of inter-company advances	—	—	4,500	(4,500)	—
Disposal of investments in subsidiaries	—	32,150	—	(32,150)	—
Acquisition of property, plant and equipment	—	(2,950)	(1,088)	—	(4,038)
Acquisition of intangible assets	—	—	(4,569)	—	(4,569)

Cash flows from investing activities	—	(70,332)	(1,157)	(36,650)	(108,139)

Financing activities
Issuance of long-term debt	—	634	—	—	634
Repayment of long-term debt	—	(187)	(2,135)	—	(2,322)
Repayment of inter-company advances	—	(4,500)	—	4,500	—
Issue of shares	—	1,072	—	—	1,072
Redemption of capital stock	—	—	(32,150)	32,150	—

Cash flows from financing activities	—	(2,981)	(34,285)	36,650	(616)

Foreign exchange gain on cash held in foreign currencies	—	138	144	—	282

Net decrease in cash and cash equivalents	—	(18,934)	(5,205)	—	(24,139)
Cash and cash equivalents, beginning of period	—	58,234	21,645	—	79,969

Cash and cash equivalents, end of period	—	39,390	16,440	—	55,830

Condensed Consolidating Cash Flows for the year ended September 30, 2007

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	—	115,415	20,687	—	136,102

Investing activities
Acquisition of short-term investments	—	(148,929)	—	—	(148,929)
Disposal of short-term investments	—	136,122	—	—	136,122
Repayment of inter-company advances	—	—	4,500	(4,500)	—
Investments in subsidiaries	—	(16,100)	—	16,100	—
Disposal of investments in subsidiaries	—	28,250	—	(28,250)	—
Acquisition of property, plant and equipment	—	(6,279)	(510)	—	(6,789)
Disposal of property, plant and equipment	—	219	—	—	219
Acquisition of intangible assets	—	—	(38)	—	(38)

Cash flows from investing activities	—	(6,717)	3,952	(16,650)	(19,415)

Financing activities
Repayment of long-term debt	—	(209)	(495)	—	(704)
Repayment of inter-company advances	—	(4,500)	—	4,500	—
Issue of shares	—	7,257	16,100	(16,100)	7,257
Redemption of capital stock	—	—	(28,250)	28,250	—

Cash flows from financing activities	—	2,548	(12,645)	16,650	6,553

Foreign exchange gain on cash held in foreign currencies	—	159	443	—	602

Net increase in cash and cash equivalents	—	111,405	12,437	—	123,842
Cash and cash equivalents, beginning of period	—	39,451	16,379	—	55,830

Cash and cash equivalents, end of period	—	150,856	28,816	—	179,672

Axcan Intermediate Holdings Inc. and Subsidiaries (Successor)

Axcan Pharma Inc. and Subsidiaries (Predecessor)

Condensed Consolidated Balance Sheets.

(UNAUDITED)

	Successor	Predecessor
	June 30, 2008	September 30, 2007
	$	$
Assets
Current assets
Cash and cash equivalents	59,473	179,672
Short-term investments, available for sale	—	129,958
Accounts receivable, net	40,891	36,674
Income taxes receivable	21,090	10,092
Inventories (Note 5)	38,717	26,706
Prepaid expenses and deposits	2,502	3,070
Deferred income taxes	15,676	15,955

Total current assets	178,349	402,127
Property, plant and equipment, net (Note 6)	36,426	31,197
Intangible assets, net (Note 7)	568,908	367,217
Goodwill, net	175,955	27,467
Deferred debt issue expenses, net	31,618	—
Other long-term assets	566	—
Deferred income taxes	8,779	4,603

Total assets	1,000,601	832,611

Liabilities
Current liabilities
Accounts payable and accrued liabilities	89,034	83,196
Advances from the parent company (Note 15)	3,975	—
Income taxes payable (Note 8)	5,603	18,938
Installments on long-term debt	10,074	527
Deferred income taxes	1,941	2,076

Total current liabilities	110,627	104,737

Long-term debt (Note 10)	614,037	122
Deferred income taxes	76,082	37,555

Total liabilities	800,746	142,414

Shareholders’ Equity
Capital stock
Predecessor
Preferred shares, without par value; unlimited shares authorized: no shares issued	—	—
Series A preferred shares, without par value; shares authorized: 14,175,000; no shares issued	—	—
Series B preferred shares, without par value; shares authorized: 12,000,000; no shares issued	—	—
Common shares, without par value; unlimited shares authorized: 55,359,652 issued and outstanding as at September 30, 2007	—	395,888

Successor
Common shares, par value $0.001; 100 shares authorized: 100 issued and outstanding as at June 30, 2008	1	—
Retained earnings (deficit)	(292,493)	249,371
Additional paid-in capital	612,229	9,089
9.05% Note receivable from the parent company	(133,154)	—
Accumulated other comprehensive income	13,272	35,849

Total shareholders’ equity	199,855	690,197

Total liabilities and shareholders’ equity	1,000,601	832,611

The accompanying notes are a part of the condensed consolidated financial statements.

Axcan Intermediate Holdings Inc. and Subsidiaries (Successor)

Axcan Pharma Inc. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Operations.

(UNAUDITED)

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
	$	$	$
Revenue	126,701	158,579	256,475

Cost of goods sold(a) (Note 4)	53,347	38,739	61,121
Selling and administrative expenses(a) (Note 11b)	53,662	76,198	73,559
Research and development expenses(a)	8,796	10,256	21,408
Acquired in-process research	272,400	—	—
Depreciation and amortization	21,624	9,595	16,655

	409,829	134,788	172,743

Operating income (loss)	(283,128)	23,791	83,732

Financial expenses (Note 11a)	24,122	262	4,702
Interest income	(443)	(5,440)	(7,523)
Loss (gain) on foreign currency	(463)	(198)	1,038

	23,216	(5,376)	(1,783)

Income (loss) before income taxes	(306,344)	29,167	85,515
Income taxes expense (benefit)	(13,851)	12,042	30,838

Net income (net loss)	(292,493)	17,125	54,677

(a)	Exclusive of depreciation and amortization

The accompanying notes are a part of the condensed consolidated financial statements.

Axcan Intermediate Holdings Inc. and Subsidiaries (Successor)

Axcan Pharma Inc. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Shareholders’ Equity and Comprehensive Income

(UNAUDITED)

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
Common shares (number)
Balance, beginning of period	—	55,359,652	45,800,581
Shares issued for cash	100	—	—
Shares issued on conversion of subordinated notes	—	—	8,924,080
Shares issued pursuant to the stock incentive plans for cash	—	17,299	571,693

Balance, end of period	100	55,376,951	55,296,354

	$	$	$
Common shares
Balance, beginning of period	—	395,888	262,786
Shares issued for cash	1	—	—
Shares issued on conversion of subordinated notes	—	—	125,000
Stock-based compensation on exercised options	—	41	435
Shares issued pursuant to the stock incentive plans for cash	—	224	6,505

Balance, end of period	1	396,153	394,726
Retained earnings (deficit)
Balance, beginning of period	—	249,371	177,906
Stock-based compensation cancellation	—	(8,821)	—
Net income (loss)	(292,493)	17,125	54,677

Balance, end of period	(292,493)	257,675	232,583
Additional paid-in capital
Balance, beginning of period	—	9,089	4,967
Shares issued for cash and note receivable at inception	608,154	—	—
Stock-based compensation expense	5,539	7,474	3,462
Stock-based compensation on exercised options	—	(41)	(435)
Stock-based compensation cancellation	—	(16,395)	—
Income tax deductions on stock options exercise	—	(127)	214
Interest receivable from the parent company	(4,181)	—	—
Interest Income from the parent company, net of tax ($1,464)	2,717	—	—

Balance, end of period	612,229	—	8,208
9.05% Note receivable from the parent company
Balance, beginning of period	—	—	—
9.05% Note receivable from the parent company	(133,154)	—	—

Balance, end of period	(133,154)	—	—
Accumulated other comprehensive income
Balance, beginning of period	—	35,849	21,765
Hedging contracts adjustments	566	—	—
Income tax deductions	(198)	—	—
Foreign currency translation adjustments	12,904	5,724	7,739

Balance, end of period	13,272	41,573	29,504

Total shareholders’ equity	199,855	695,401	665,021
Comprehensive income
Other comprehensive income	13,272	5,724	7,739
Net income ( loss)	(292,493)	17,125	54,677

Total comprehensive income	(279,221)	22,849	62,416

The accompanying notes are a part of the condensed consolidated financial statements.

Axcan Intermediate Holdings Inc. and Subsidiaries (Successor)

Axcan Pharma Inc. and Subsidiaries (Predecessor)

Condensed Consolidated Statements of Cash Flows.

(UNAUDITED)

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
	$	$	$
Operating activities
Net income (loss)	(292,493)	17,125	54,677
Non-cash items
Non-cash financial expenses	3,596	—	1,426
Inventories stepped-up value expensed	22,714	—	—
Depreciation and amortization	21,624	9,595	16,655
Loss on disposal and write-down of assets	—	—	3,875
Acquired in-process research	272,400	—	—
Stock-based compensation expense	5,539	7,474	3,462
Foreign currency fluctuations	(897)	(67)	143
Deferred income taxes	(15,501)	432	(12,524)
Changes in working capital items
Accounts receivable	9,587	(12,340)	(12,881)
Income taxes receivable	504	(5,929)	4,715
Inventories	(6,918)	(3,803)	7,255
Prepaid expenses and deposits	763	(49)	411
Accounts payable and accrued liabilities	(62,089)	67,865	10,021
Income taxes payable	(7,764)	(7,058)	17,575

Cash flows from operating activities	(48,935)	73,245	94,810

Investing activities
Acquisition of short-term investments	—	—	(25,171)
Disposal of short-term investments	—	129,958	136,122
Acquisition of property, plant and equipment	(1,817)	(3,314)	(5,349)
Disposal of property, plant and equipment	—	—	219
Acquisition of intangible assets	(28)	(14)	(34)
Net cash used for the acquisition	(958,463)	—	—

Cash flows from investing activities	(960,308)	126,630	105,787

Financing activities
Issuance of long-term debt	634,120	—	—
Repayment of long-term debt	(8,455)	(221)	(521)
Advances from the parent company	3,975	—	—
Deferred debt issue expenses	(36,360)	(889)	—
Stock-based compensation plans cancellation	—	(30,357)	—
Issue of shares	475,001	224	6,505

Cash flows from financing activities	1,068,281	(31,243)	5,984

Foreign exchange gain on cash held in foreign currencies	435	487	231

Net increase in cash and cash equivalents	59,473	169,119	206,812
Cash and cash equivalents, beginning of period	—	179,672	55,830

Cash and cash equivalents, end of period	59,473	348,791	262,642

Additional information
Interest received	573	4,507	5,303
Interest paid	7,541	11	5,626
Income taxes paid	8,048	24,080	20,565

The accompanying notes are a part of the condensed consolidated financial statements.

Axcan Intermediate Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

1.	Description of Business and Basis of Presentation

Axcan Intermediate Holdings Inc., a company incorporated on November 28, 2007, and its subsidiaries (together the “Company” or the “Successor”), commenced active operations with the purchase, through a wholly-owned indirect subsidiary, of all of the outstanding common shares of Axcan Pharma Inc. (the “Predecessor”). The period referred to as the four-month period ended June 30, 2008, includes the operations from February 26, 2008, to June 30, 2008.

2.	Significant Accounting Policies

The accompanying unaudited consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) for interim financial statements and do not include all the information required for complete financial statements. They are consistent with the policies outlined in the Predecessor’s audited financial statements for the year ended September 30, 2007. The interim financial statements and related notes should be read in conjunction with the Predecessor’s audited financial statements for the year ended September 30, 2007. The financial statements herein are unaudited but, in the opinion of management, include all necessary adjustments (which comprise only normal recurring items) required for a fair statement of financial position, results of operations and cash flows for the periods presented. When necessary, the financial statements include amounts based on informed estimates and best judgments of management. The results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

Deferred debt issue expenses

The Company paid approximately $31.4 million in financing costs in connection with the issuance of Senior Secured Notes, a credit facility (“Credit Facility”) and a Senior Unsecured Interim Loan on February 25, 2008. These expenditures have been deferred and are included in deferred debt issue expenses on the consolidated balance sheets. These deferred debt issue expenses are being expensed over the terms of the respective debt using the effective interest method.

The Company paid an additional $3.2 million in financing costs in connection with the repayment of the Bridge Financing and the issuance of Senior Unsecured Notes on May 6, 2008. These expenditures have also been deferred and are included in deferred debt issue expenses on the consolidated balance sheets. These deferred debt issue expenses, along with the remaining unamortized deferred debt issue expenses related to the Senior Unsecured Interim Loan, are being expensed over the terms of the Senior Unsecured Notes using the effective interest method.

Derivative instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended, requires that all derivatives be recorded on the consolidated balance sheets at fair value. The Company’s objective of holding derivatives is to minimize the risks of interest rate fluctuation by using the most effective methods to eliminate or reduce the impact of this exposure. The Company has designated its two interest rate swaps as cash flow hedges on $115.0 million of the Company’s $175.0 million variable rate term loan under the Credit Facility with Bank of America N.A. Interest expense on the Credit Facility is adjusted to include the payment made or received under the interest rate swap agreements.

For such cash flow hedges, the effective portions of the changes in the fair value of the derivatives are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings; cash flows are classified consistent with the underlying hedged item.

On an ongoing basis, the Company assesses whether each derivative continues to be highly effective in offsetting changes in the cash flows of hedged items. Hedge ineffectiveness, if any, is immediately recognized in earnings.

3.	Recently Issued Accounting Standards

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS No. 162 will become effective 60 days following the Securities and Exchange Commission’s (“SEC’s”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect that the adoption of SFAS No. 162 will have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of the adoption of the provisions of this FSP on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. SFAS No. 161 requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of the adoption of the provisions of SFAS No. 161 on its consolidated financial statements.

In February 2008, the FASB issued SFAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). This FSP delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 will therefore be applicable to non-financial assets and liabilities for the Company’s fiscal year commencing October 1, 2009. The Company is currently evaluating the impact of the adoption of the provisions of SFAS No. 157 and FAS 157-2 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations”, which replaces SFAS No. 141, “Business Combinations”. SFAS No. 141(R) expands the definition of a business combination and requires the acquisition method of accounting to be used for all business combinations and an acquirer to be identified for each business combination. SFAS No. 141(R) also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, SFAS No. 141(R) establishes requirements in the recognition of acquisition costs, restructuring costs and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties.

SFAS No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of the adoption of the provisions of SFAS No. 141(R) on its consolidated financial statements.

In December 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-01, “Accounting for Collaborative Arrangements”. EITF No. 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF No. 07-01 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. EITF No. 07-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. The Company is currently evaluating the impact of the adoption of the provisions of EITF No. 07-1 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS No. 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS No. 160 requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s consolidated financial statements.

4.	Acquisition

On February 25, 2008, Axcan Intermediate Holdings Inc., pursuant to a Plan of Arrangement dated November 29, 2007, and through a wholly-owned indirect subsidiary, completed the acquisition of Axcan Pharma Inc. and various related transactions (the “Acquisition”). The cash consideration of $1,293.1 million plus the capitalized portion of acquisition costs of approximately $14.1 million were funded by cash equity contributions from affiliates of TPG Capital L.P. (the “Sponsor”) and certain co-investors of $475.0 million, the proceeds from long-term debt of $634.1 million and $198.2 million in cash on hand from Axcan Pharma Inc. The business acquired is a specialty pharmaceutical company concentrating in the field of gastroenterology, with operations in North America and the European Union.

The Company accounted for this acquisition as a purchase combination and, accordingly, the cost was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. As at June 30, 2008, the allocation of the purchase price had not yet been finalized due to certain tax and valuation matters. Management has included an estimate in its preliminary allocation of the purchase price and currently expects to complete the final purchase price allocation by no later than September 30, 2008. The preliminary purchase price allocation is as follows:

$
Cash	348,791
Inventories(a)	54,055
Other current assets	91,951
Property, plant and equipment	31,973
Intangible assets	581,653
Acquired in-process research(b)	272,400
Goodwill	175,955
Deferred debt issue expenses	889
Deferred income taxes assets	5,759
Current liabilities	(174,554)
Long-term debt	(68)
Deferred income taxes liabilities	(81,550)

Total	1,307,254

(a)

As part of the purchase price allocation for the acquisition, the book value of inventory acquired was stepped up to fair value by $22,714,330 as of February 25, 2008. The stepped-up value is recorded as a charge to cost of goods sold as acquired inventory is sold.

(b)

Represents the estimated fair value of acquired in-process R&D projects that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed upon the acquisition date. The value assigned to purchased in-process technology is mainly attributable to the following projects: CANASA MAX 002, pancreatic enzymes, PYLERA in the European Union, AGI-010 and Cx401.

The pro-forma results of operations for the Company, assuming that the transaction occurred on October 1, 2006, and excluding any pro-forma charges for acquired in-process research, inventory stepped-up value adjustments and transaction and integration costs are as follows:

	For the nine-month period ended June 30, 2008	For the nine-month period ended June 30, 2007
	$	$
Revenue	285,280	256,475

Income before income taxes(a)	6,601	1,067

Net income (net loss)(a)	8,088	(214)

(a)

The pro-forma financial information above has not been adjusted for the acquired in-process research of $272.4 million and inventory stepped-up value adjustments of $22.7 million, which form part of the purchase price allocation, and transaction and integration costs of $35.5 million because they are non-recurring in nature.

The pro-forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

5.	Inventories

	Successor	Predecessor
	June 30, 2008	September 30, 2007
	$	$
Raw materials and packaging material	8,876	9,451
Work in progress	2,172	1,998
Finished goods	27,669	15,257

	38,717	26,706

6.	Property, Plant and Equipment

	Successor
	June 30, 2008
	Cost	Accumulated depreciation	Net
	$	$	$
Land	2,387	—	2,387
Buildings	21,526	243	21,283
Furniture and equipment	5,879	850	5,029
Computer equipment	8,758	1,040	7,718
Leasehold and building improvements	9	—	9

	38,559	2,133	36,426

	Predecessor
	September 30, 2007
	Cost	Accumulated depreciation	Net
	$	$	$
Land	1,877	—	1,877
Buildings	23,796	6,267	17,529
Furniture and equipment	14,331	10,983	3,348
Automotive equipment	65	61	4
Computer equipment	19,277	10,848	8,429
Leasehold and building improvements	199	189	10

	59,545	28,348	31,197

7.	Intangible Assets

	Successor
	June 30, 2008
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses and manufacturing rights with a:
Finite life	588,207	19,299	568,908
Indefinite life	—	—	—

	588,207	19,299	568,908

	Predecessor
	September 30, 2007
	Cost	Accumulated amortization	Net
	$	$	$
Trademarks, trademark licenses and manufacturing rights with a:
Finite life	353,619	77,923	275,696
Indefinite life	103,896	12,375	91,521

	457,515	90,298	367,217

8.	Income Taxes Payable

The Company and its U.S. subsidiaries will file as members of a U.S. consolidated tax return, of which Axcan Holdings Inc. is the parent. Under a proposed tax allocation agreement, which will be executed for the fiscal year ending September 30, 2008, Axcan Holdings Inc. plans to allocate income tax expenses or credits based upon the pro-rata contribution of taxable income or losses, which generally results in reporting income taxes as though the Company filed a separate tax return. The U.S. federal income taxes payable included in the income taxes payable reflected on the balance sheet represent the amount resulting from the income tax expense expected to be allocated to the Company and its subsidiaries.

9.	Segmented Information

The Company operates in a single field of activity, the pharmaceutical industry.

The Company operates in the following geographic areas:

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
	$	$	$
Revenue
Canada
Domestic sales	11,866	15,302	29,679
Foreign sales	—	—	—
United States
Domestic sales	90,074	112,146	178,918
Foreign sales	1,681	2,221	2,988
European Union
Domestic sales	19,921	24,608	36,365
Foreign sales	3,078	4,093	8,230
Other	81	209	295

	126,701	158,579	256,475

Revenue is attributed to geographic areas based on the country of origin of the sales.

	Successor	Predecessor
	June 30, 2008	September 30, 2007
	$	$
Property, plant, equipment, intangible assets and goodwill
Canada	397,892	33,048
United States	236,672	124,382
European Union	129,633	238,933
Other	17,092	29,518

	781,289	425,881

10.	Long-term Debt

	Successor	Predecessor
	June 30, 2008	September 30, 2007
	$	$
Senior Secured Notes secured by substantially all of the present and future assets of the Company, bearing interest at 9.25% and maturing in March 2015	225,259	—
Senior Unsecured Notes, bearing interest at 12.75% and maturing in March 2016	232,326	—
Term loans of $175.0 million, bearing interest at the three-month British Banker Association LIBOR (2.78% as at June 30, 2008), plus the applicable rate based on the consolidated total leverage ratio of the Company and certain of its subsidiaries for the preceding twelve months, secured by substantially all of the present and future assets of the Company, subject to interest swap agreements on a $115.0 million portion of the loans, whereby the variable portion of the interest rate is hedged at a fixed interest rate of 2.71%, payable in quarterly instalments, maturing in February 2014	166,257	—
Obligations under capital leases, interest rates varying between 3.81% and 6.2% payable in monthly instalments, principal and interest, maturing on different dates until 2009	269	649

	624,111	649
Instalments due within one year	10,074	527

	614,037	122

On February 25, 2008, the Company obtained various types of financing in connection with the acquisition of the common shares of Axcan Pharma Inc. The Company issued $228.0 million aggregate principal amount of its 9.25% Senior Secured Notes (the “Notes”) due March 1, 2015. The Notes were priced at $0.98737 with a yield to March 1, 2015, of 10% and require the Company to use commercially reasonable efforts to cause an exchange offer registration statement to be declared effective under the Securities Act. The Company is currently undertaking efforts to register the Notes with the SEC. In the event the Company did not meet this requirement, additional interest would accrue on the principal amount up to a maximum of 1% of additional interest per annum.

The Company also obtained the Credit Facility for a total amount of $290.0 million composed of term loans totalling $175.0 million and of a revolving credit facility of $115.0 million. The Credit Facility bears interest at a variable rate composed of either the Federal Funds Rate or the three-month British Banker Association LIBOR rate, at the option of the Company, plus the applicable rate based on the consolidated total leverage ratio of the Company and certain of its subsidiaries for the preceding twelve months. The Credit Facility matures on February 25, 2014, with payments on the term loans beginning in fiscal 2008. As at June 30, 2008, $175.0 million of term loans had been issued and no amounts had been drawn against the revolving credit facility. The term loans were priced at $0.96 with a yield to February 25, 2014, of 8.75% before the effect of the interest rate swap. On February 25, 2008, the Company entered into interest swap agreements whereby the variable portion of the interest rate, which is based on the three-month British Banker Association LIBOR, was hedged at a fixed interest rate of 2.71% on a notional amount of $115.0 million. The Credit Facility requires the Company to meet certain financial covenants, which were met as at June 30, 2008.

On February 25, 2008, as part of the Acquisition financing, the Company also obtained $235.0 million in financing under a senior unsecured bridge facility (the “Bridge Financing”) maturing on February 25, 2009. On May 6, 2008, the Bridge Financing was refinanced on a long-term basis, by repaying the bridge facility with the proceeds from the sale by the Company of $235.0 million aggregate principal amount of its 12.75% Senior Unsecured Notes due March 1, 2016 (the “Unsecured Notes”). The Unsecured Notes were priced at $0.9884 with a yield to March 1, 2016 of 13.16%.

Payments required in each of the next five twelve-month periods to meet the retirement provisions of the long-term debt and capital leases are as follows:

$
2009	10,074
2010	13,164
2011	14,219
2012	18,594
2013	41,562
Thereafter	538,469

636,082
Unamortized original issuance discount	11,971

624,111

11.	Financial Information Included in the Consolidated Operations

a)	Financial Expenses

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
	$	$	$
Interest on long-term debt	20,733	14	2,862
Bank charges	131	76	175
Financing fees	297	172	239
Amortization of deferred debt issue expenses	2,961	—	1,426

	24,122	262	4,702

b)	Other Information

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
	$	$	$
Rental expenses	1,159	1,052	1,671
Shipping and handling expenses	2,127	2,263	4,475
Advertising expenses	5,633	4,628	8,624
Transaction and integration costs	8,980	26,489	—
Depreciation of property, plant and equipment	2,273	2,526	3,874
Amortization of intangible assets	19,351	7,069	12,781
Stock-based compensation expense	5,539	10,046	3,462

c)	Employee Benefit Plan

A subsidiary of the Company has a defined contribution plan (the “Plan”) for its U.S. employees. Participation is available to substantially all U.S. employees. Employees may contribute up to 15% of their gross pay or up to limits set by the U.S. Internal Revenue Service. The Company may make matching contributions of a discretionary percentage. During the three-month period ended June 30, 2008, the Company charged to operations, contributions to the Plan totalling $131,171 ($116,607 for the three-month period ended June 30, 2007, for the Predecessor).

During the four-month period ended June 30, 2008, the Company charged to operations, contributions to the Plan totalling $152,114 ($218,810 for the five-month period ended February 25, 2008, and $334,109 for the nine-month period ended June 30, 2007, for the Predecessor).

12.	Uncertain Tax Positions and Tax Provision

Effective October 1, 2007, the Predecessor adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”. Fin No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The adoption of the provisions of FIN No. 48 did not have a material impact on the Company’s consolidated financial position and results of operations, and a cumulative effect adjustment to the opening balance of retained earnings was not necessary. At October 1, 2007, the Predecessor had unrecognized tax benefits of $1,245,000 which would favourably impact the effective tax rate if subsequently recognized. At June 30, 2008, the Company had unrecognized tax benefits of $2,049,000, which would be treated as a reduction of goodwill if subsequently recognized.

The Predecessor has historically recognized interest relating to income tax matters as a component of financial expenses and penalties related to income tax matters as a component of income tax expense. As at October 1, 2007, and June 30, 2008, the Predecessor and the Successor had accrued $43,587, for interest relating to income tax matters. No amounts for penalties had been accrued at October 1, 2007, and June 30, 2008.

The Company and its subsidiaries file tax returns in Canada, the U.S. federal jurisdiction and various state, local and foreign jurisdictions. In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company is subject to Canadian and provincial income tax examination for fiscal years 2003 through 2007. The Company is subject to federal and state income tax examination by U.S. tax authorities for fiscal years 2004 through 2007. There are numerous other income tax jurisdictions for which tax returns are not yet settled, none of which is individually significant.

The difference in the customary relationship between the loss before income taxes and the income taxes benefit for the four-month period ended June 30, 2008, is the result of a number of elements, the most important being the non-deductible nature of the acquired in-process research expense amounting to $272,400,000 resulting from the Acquisition.

13.	Stock Incentive Plans

The weighted average fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model for the service-based options and the Monte Carlo simulation model for the performance-based options and the assumptions used were as follows:

	Successor	Predecessor
	For the four-month period ended June 30, 2008	For the five-month period ended February 25, 2008	For the nine-month period ended June 30, 2007
Weighted average fair value of options	$3.43	—	$5.72
Assumptions used
Expected term of options (years)	4.36	—	4.50
Expected stock price volatility	46%	—	39%
Risk-free interest rate	2.80%	—	4.37%
Expected dividend	—	—	—

Management Equity Incentive Plan

In April 2008, the Company’s parent company adopted a Management Equity Incentive Plan (the “MEIP plan”), pursuant to which the parent company will grant options to selected employees and directors of the Company. The MEIP Plan provides that a maximum of 3,833,307 shares of common stock of the parent company are issuable pursuant to the exercise of options. The per share purchase price cannot be less than the fair value of the share of common stock of the parent company at the grant date and the option expires no later than ten years from the grant date. Vesting of these stock options is split into 3 categories: 1) Time-Based Options: 50% of option grants generally vest rateably over 5 years and with a fixed exercise price equal to the fair value of common stock of the parent company on the grant date, 2) Premium Options: 25% of stock option grants with an exercise price initially equal to the fair value of common stock of the parent company on the grant date and increasing by 10% each year, and generally vesting rateably over 5 years, and 3) Performance-Based Options: 25% of stock option grants with a fixed exercise price equal to the fair value of common stock of the parent company on the grant date, which vest upon the occurrence of a liquidity event (as defined under the terms of the MEIP plan) based on the achievement of return targets calculated based on the return received by majority shareholders from the liquidity event. While the time-based options and the premium options will be expensed over the requisite service period, the performance-based options will not be expensed until the occurrence of the liquidity event. At June 30, 2008, there were 3,313,000 outstanding options under the terms of the MEIP plan.

Special Grants

In April 2008, the parent company also approved a Restricted Stock Unit grant agreement and a Penny Option grant agreement (collectively “Equity Grant Agreement”), pursuant to which a onetime grant of an equity-based award of either restricted stock units (“RSUs”) or options to purchase shares of common stock of the parent company for a penny was made to certain employees of the Company. A maximum of 1,343,348 shares of common stock of the parent company were reserved for issuance pursuant to the special grants. As a result of the option to allow the recipients to elect to have an amount withheld that is in excess of the required minimum withholding under the current tax law, the special grants will be accounted for as liability awards. As a liability award, the fair value on which expense is based is remeasured each period based on the current fair value of the shares and final expense is based on the fair value of the shares on the date the award is settled. The RSUs and penny options settle or expire, respectively, no later than four years and ten years, respectively, from the grant date. One third of the granted RSUs and penny options vested immediately on grant date and the remainder shall vest in equal portions on August 25, 2009 and 2010. The value of each RSU and penny option granted under the Equity Grant Agreement is always equal to the fair value of one common share of the parent company. The RSUs entitle the holders to receive common shares of the parent company at the end of a vesting period. The total number of RSUs and penny options granted was 1,343,348, with a fair value of $10 each.

14.	Financial Instruments

Interest Rate Risk

Effective March 3, 2008, the Company entered into two pay-fixed, receive-floating interest rate swap agreements, effectively converting $115.0 million of variable-rate debt under its secured senior credit facilities to fixed-rate debt. The swaps are accounted for in accordance with SFAS No. 133, as amended.

Derivative financial instruments are measured at fair value and are recognized as assets or liabilities on the balance sheet, with changes in the fair value of the derivatives recognized in either net income (loss) or other comprehensive income (loss), depending on the timing and designated purpose of the derivative. When the Company pays interest on the portion of the debt designated as hedged, the gain or loss on the swap designated as hedging the interest payment will be reclassified from accumulated other comprehensive income to interest expense.

These derivative instruments are designated as cash flow hedges with the related gains or losses recorded in other comprehensive income, with an offsetting amount included in other long-term liabilities. At June 30, 2008, the notional amount of interest rate swaps entered into by the Company was $115.0 million. The fair value of the interest rate swap at June 30, 2008, was an asset of $565,513. As at June 30, 2008, the balance of deferred net losses on derivatives included in accumulated other comprehensive income was $367,233. The Company expects that $262,770 will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. These interest swap agreements were entered into in March 2008 and expire in February 2009 and 2010.

Currency risk

The Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of the rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk. As of June 30, 2008, the financial assets totalling $236,966,516 ($344,489,729 as of September 30, 2007, for the Predecessor) include cash and cash equivalents and accounts receivable for CAN$2,000,085 and 16,449,870 Euro respectively (CAN$983,118 and 14,183,381 Euro as of September 30, 2007, for the Predecessor). As of June 30, 2008, the financial liabilities totalling $717,120,510 ($83,844,415 as of September 30, 2007, for the Predecessor) include accounts payable and accrued liabilities and long-term debt of CAN$11,437,026 and 7,183,898 Euro respectively (CAN$15,130,739, and 9,978,971 Euro as of September 30, 2007, for the Predecessor).

Fair value of the financial instruments on the balance sheet

The estimated fair value of the financial instruments is as follows:

	Successor		Predecessor
	June 30, 2008		September 30, 2007
	Fair value	Carrying amount	Fair value	Carrying amount
	$	$	$	$
Assets
Cash and cash equivalents	59,473	59,473	179,672	179,672
Short-term investments	—	—	129,958	129,958
Accounts receivable, net	40,158	40,158	34,859	34,859

Liabilities
Accounts payable and accrued liabilities	89,034	89,034	83,196	83,196
Advances from the parent company	3,975	3,975	—	—
Long-term debt	636,822	624,111	649	649

The following methods and assumptions were used to calculate the estimated fair value of the financial instruments on the balance sheet.

a)	Financial instruments valued at carrying amount

The estimated fair value of certain financial instruments shown on the balance sheet is equivalent to their carrying amount because they are realizable in the short-term or because their carrying amount approximates the fair value. These financial instruments include cash and cash equivalents, short-term investments, accounts receivable, interest receivable from the parent company, advances from the parent company, accounts payable and accrued liabilities.

b)	Long-term debt

The fair value of long-term debt has been established by discounting the future cash flows at interest rates corresponding to those the Company would have obtained at the period end date for loans with similar maturity dates and terms.

15.	Related Party Transactions

During the four-month period ended June 30, 2008, the Company made a cash advance to its parent company amounting to $133,154,405 and interest income and related interest receivable from the parent company amounting to $2,717,941 net of tax ($1,463,507) and $4,181,448, which have been recorded in the shareholders’ equity section of the balance sheet. This $4,181,448 income and receivable are subject to an equivalent provision and are therefore reversed. The Company also received a cash advance from the parent company amounting to $3,975,060.

During the four-month period ended June 30, 2008, the Company paid management fees to a shareholding company of the parent company amounting to $12,875,710. These management fees were accounted for as debt issue expenses for $4,785,000, transaction costs for $6,127,710 and $1,963,000 was expensed and included in selling and administrative expenses. Also during the four-month period ended June 30, 2008, the Company accrued management fees payable to a shareholding company amounting to $960,680. These management fees were expensed and included in selling and administrative expenses.

16.	Condensed Consolidating Financial Information

As of June 30, 2008, the Company had outstanding $228,000,000 aggregate principal amount of 9.25% Notes due in 2015. These Notes are fully and unconditionally guaranteed, jointly and severally by certain of the Company’s 100%-owned subsidiaries.

The following supplemental tables present condensed consolidating balance sheets for the Company and its subsidiary guarantors and non-guarantors as at June 30, 2008 (Successor) and September 30, 2007 (Predecessor), the condensed consolidating statements of operations for the four-month period ended June 30, 2008 (Successor), five-month period ended February 25, 2008 (Predecessor), nine-month period ended June 30, 2007 (Predecessor), and the condensed consolidating statement of cash flows for the four-month period ended June 30, 2008 (Successor), five-month period ended February 25, 2008 (Predecessor) and nine-month period ended June 30, 2007 (Predecessor).

Condensed Consolidating Balance Sheet as of June 30, 2008 (Successor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Assets
Current assets
Cash and cash equivalents	848	31,783	26,842	—	59,473
Accounts receivable, net	22,162	20,450	46,878	(48,599)	40,891
Short-term portion of intercompany advances	—	—	4,500	(4,500)	—
Income taxes receivable	5,021	13,138	2,931	—	21,090
Inventories	—	30,719	8,420	(422)	38,717
Prepaid expenses and deposits	—	1,919	583	—	2,502
Deferred income taxes	—	15,317	201	158	15,676

Total current assets	28,031	113,326	90,355	(53,363)	178,349
Inter-company advances	946,283	39,263	749,753	(1,735,299)	—
Property, plant and equipment, net	—	25,568	10,858	—	36,426
Intangible assets	—	464,713	104,195	—	568,908
Investments in subsidiaries	(248,537)	965,726	—	(717,189)	—
Goodwill, net	14,202	130,081	31,672	—	175,955
Other long-term assets	243	323	—	—	566
Deferred debt issue expenses, net	27,798	3,820	—	—	31,618
Deferred income taxes	—	(2,948)	11,727	—	8,779

Total assets	768,020	1,739,872	998,560	(2,505,851)	1,000,601

Liabilities
Current liabilities
Accounts payable and accrued liabilities	8,854	110,371	18,408	(48,599)	89,034
Advances from the parent company	3,975	—	—	—	3,975
Income taxes payable	4,737	(2,356)	3,222	—	5,603
Installments on long-term debt	9,844	82	148	—	10,074
Short-term portion of intercompany advances	—	4,500	—	(4,500)	—
Deferred income taxes	—	1,264	677	—	1,941

Total current liabilities	27,410	113,861	22,455	(53,099)	110,627
Long-term debt	517,744	96,270	23	—	614,037
Inter-company advances	16,146	1,716,554	2,599	(1,735,299)	—
Deferred income taxes	6,865	68,552	665	—	76,082

Total liabilities	568,165	1,995,237	25,742	(1,788,398)	800,746

Shareholders’ Equity
Capital stock	1	21,020	954,535	(975,555)	1
Retained earnings (deficit)	(292,493)	(288,210)	11,455	276,755	(292,493)
Additional paid-in capital	612,229	5,331	208	(5,539)	612,229
9.05% Note receivable from the parent company	(133,154)	—	—	—	(133,154)
Accumulated other comprehensive income	13,272	6,494	6,620	(13,114)	13,272

Total shareholders’ equity	199,855	(255,365)	972,818	(717,453)	199,855

Total liabilities and shareholders’ equity	768,020	1,739,872	998,560	(2,505,851)	1,000,601

Condensed Consolidating Balance Sheet as of September 30, 2007 (Predecessor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Assets
Current assets
Cash and cash equivalents	—	150,856	28,816	—	179,672
Short-term investments, available for sale	—	129,958	—	—	129,958
Accounts receivable, net	—	32,798	15,068	(11,192)	36,674
Short-term portion of intercompany advances	—	—	4,500	(4,500)	—
Income taxes receivable	—	7,554	2,647	(109)	10,092
Inventories	—	18,216	8,797	(307)	26,706
Prepaid expenses and deposits	—	2,263	807	—	3,070
Deferred income taxes	—	15,588	290	77	15,955

Total current assets	—	357,233	60,925	(16,031)	402,127
Property, plant and equipment, net	—	19,861	11,336	—	31,197
Intangible assets	—	118,097	249,120	—	367,217
Investments in subsidiaries	—	378,969	—	(378,969)	—
Inter-company advances	—	2,599	82,664	(85,263)	—
Goodwill, net	—	19,471	7,996	—	27,467
Deferred income taxes	—	5,273	8,090	(8,760)	4,603

Total assets	—	901,503	420,131	(489,023)	832,611

Liabilities
Current liabilities
Accounts payable and accrued liabilities	—	71,945	22,443	(11,192)	83,196
Income taxes payable	—	17,758	1,180	—	18,938
Installments on long-term debt	—	245	282	—	527
Short-term portion of intercompany advances	—	4,500	—	(4,500)	—
Deferred income taxes	—	1,425	651	—	2,076

Total current liabilities	—	95,873	24,556	(15,692)	104,737
Long-term debt	—	61	61	—	122
Inter-company advances	—	82,664	2,599	(85,263)	—
Deferred income taxes	—	32,708	13,607	(8,760)	37,555

Total liabilities	—	211,306	40,823	(109,715)	142,414

Shareholders’ Equity
Capital stock	—	395,888	290,861	(290,861)	395,888
Retained earnings	—	249,371	47,157	(47,157)	249,371
Additional paid-in capital	—	9,089	—	—	9,089
Accumulated other comprehensive income	—	35,849	41,290	(41,290)	35,849

Total shareholders’ equity	—	690,197	379,308	(379,308)	690,197

Total liabilities and shareholders’ equity	—	901,503	420,131	(489,023)	832,611

Condensed Consolidating Operations for the four-month period ended June 30, 2008 (Successor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	103,622	31,146	(8,067)	126,701

Cost of goods sold	—	48,336	12,659	(7,648)	53,347
Selling and administrative expenses	6,004	36,940	10,690	28	53,662
Research and development expenses	—	8,410	411	(25)	8,796
Acquired in-process research	—	272,400	—	—	272,400
Depreciation and amortization	—	14,205	7,419	—	21,624

	6,004	380,291	31,179	(7,645)	409,829

Operating income (loss)	(6,004)	(276,669)	(33)	(422)	(283,128)

Financial expenses	21,262	46,810	35	(43,985)	24,122
Interest income	(20,080)	(296)	(24,052)	43,985	(443)
Loss (gain) on foreign currency	(7,935)	(6,751)	14,223	—	(463)

	(6,753)	39,763	(9,794)	—	23,216

Income (loss) before income taxes	749	(316,432)	9,761	(422)	(306,344)
Income taxes expense (benefit)	5,032	(17,031)	(1,694)	(158)	(13,851)
Equity in earnings (loss) of subsidiaries	(288,210)	11,191	—	277,019	—

Net income (net loss)	(292,493)	(288,210)	11,455	276,755	(292,493)

Condensed Consolidating Operations for the five-month period ended February 25, 2008 (Predecessor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	129,669	38,142	(9,232)	158,579

Cost of goods sold	—	37,346	10,869	(9,476)	38,739
Selling and administrative expenses	—	65,595	10,581	22	76,198
Research and development expenses	—	7,826	2,452	(22)	10,256
Depreciation and amortization	—	2,952	6,643	—	9,595

	—	113,719	30,545	(9,476)	134,788

Operating income	—	15,950	7,597	244	23,791

Financial expenses	—	3,238	41	(3,017)	262
Interest income	—	(5,096)	(3,361)	3,017	(5,440)
Loss (gain) on foreign currency	—	8,267	76	(8,541)	(198)

	—	6,409	(3,244)	(8,541)	(5,376)

Income before income taxes	—	9,541	10,841	8,785	29,167
Income taxes expense	—	11,682	297	63	12,042
Equity in earnings (loss) of subsidiaries	—	19,266	—	(19,266)	—

Net income (net loss)	—	17,125	10,544	(10,544)	17,125

Condensed Consolidating Operations for the nine-month period ended June 30, 2007 (Predecessor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Revenue	—	211,585	62,010	(17,120)	256,475

Cost of goods sold	—	62,708	15,765	(17,352)	61,121
Selling and administrative expenses	—	56,514	17,148	(103)	73,559
Research and development expenses	—	12,824	8,586	(2)	21,408
Depreciation and amortization	—	4,981	11,674	—	16,655

	—	137,027	53,173	(17,457)	172,743

Operating income	—	74,558	8,837	337	83,732

Financial expenses	—	10,454	116	(5,868)	4,702
Interest income	—	(7,187)	(6,204)	5,868	(7,523)
Loss (gain) on foreign currency	—	1,527	10	(499)	1,038

	—	4,794	(6,078)	(499)	(1,783)

Income before income taxes	—	69,764	14,915	836	85,515
Income taxes expense	—	29,595	1,121	122	30,838
Equity in earnings (loss) of subsidiaries	—	14,508	—	(14,508)	—

Net income	—	54,677	13,794	(13,794)	54,677

Condensed Consolidating Cash Flows for the four-month period ended June 30, 2008 (Successor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	(22,900)	(60,996)	34,961	—	(48,935)

Investing activities
Acquisition of property, plant and equipment	—	(1,297)	(520)	—	(1,817)
Acquisition of intangible assets	—	—	(28)	—	(28)
Inter-company advances	(946,283)	(36,664)	(671,589)	1,654,536	—
Investments in subsidiaries	(21,020)	(663,674)	—	684,694	—
Net cash used for the acquisition	—	(958,463)	—	—	(958,463)

Cash flows from investing activities	(967,303)	(1,660,098)	(672,137)	2,339,230	(960,308)

Financing activities
Issuance of long-term debt	538,120	96,000	—	—	634,120
Repayment of long-term debt	(8,270)	(83)	(102)	—	(8,455)
Deferred debt issue expenses	(33,921)	(2,439)	—	—	(36,360)
Inter-company advances	16,146	692,107	—	(708,253)
Advances from the parent company	3,975	946,283	—	(946,283)	3,975
Issue of shares	475,001	21,020	663,674	(684,694)	475,001

Cash flows from financing activities	991,051	1,752,888	663,572	(2,339,230)	1,068,281

Foreign exchange gain on cash held in foreign currencies	—	(11)	446	—	435

Net increase in cash and cash equivalents	848	31,783	26,842	—	59,473
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	848	31,783	26,842	—	59,473

Condensed Consolidating Cash Flows for the five-month period ended February 25, 2008 (Predecessor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	—	77,714	(4,469)	—	73,245

Investing activities
Disposal of short-term investments	—	129,958	—	—	129,958
Repayment of inter-company advances		4,500	—	(4,500)	—
Acquisition of property, plant and equipment	—	(3,063)	(251)	—	(3,314)
Acquisition of intangible assets	—	—	(14)	—	(14)

Cash flows from investing activities	—	131,395	(265)	(4,500)	126,630

Financing activities
Repayment of long-term debt	—	(101)	(120)	—	(221)
Repayment of inter-company advances	—	—	(4,500)	4,500	—
Deferred debt issue expenses	—	(889)	—	—	(889)
Stock-based compensation plans cancellation	—	(29,219)	(1,138)	—	(30,357)
Issue of shares	—	224	—	—	224

Cash flows from financing activities	—	(29,985)	(5,758)	4,500	(31,243)

Foreign exchange gain on cash held in foreign currencies	—	64	423	—	487

Net increase in cash and cash equivalents	—	179,188	(10,069)	—	169,119
Cash and cash equivalents, beginning of period	—	150,856	28,816	—	179,672

Cash and cash equivalents, end of period	—	330,044	18,747	—	348,791

Condensed Consolidating Cash Flows for the nine-month period ended June 30, 2007 (Predecessor)

	Axcan Intermediate Holdings Inc.	Subsidiary guarantors	Subsidiary non-guarantors	Eliminations	Consolidated
	$	$	$	$	$
Operating activities
Cash flows from operating activities	—	89,276	5,534	—	94,810

Investing activities
Acquisition of short-term investments	—	(25,171)	—	—	(25,171)
Disposal of short-term investments	—	136,122	—	—	136,122
Repayment of inter-company advances	—	4,500	—	(4,500)	—
Acquisition of property, plant and equipment	—	(4,628)	(721)	—	(5,349)
Disposal of property, plant and equipment	—	219	—	—	219
Acquisition of intangible assets	—	—	(34)	—	(34)

Cash flows from investing activities	—	111,042	(755)	(4,500)	105,787

Financing activities
Repayment of long-term debt	—	(153)	(368)	—	(521)
Repayment of inter-company advances	—	—	(4,500)	4,500	—
Issue of shares	—	6,505	—	—	6,505

Cash flows from financing activities	—	6,352	(4,868)	4,500	5,984

Foreign exchange gain on cash held in foreign currencies	—	(148)	379	—	231

Net increase in cash and cash equivalents	—	206,522	290	—	206,812
Cash and cash equivalents, beginning of period	—	39,451	16,379	—	55,830

Cash and cash equivalents, end of period	—	245,973	16,669	—	262,642

AXCAN INTERMEDIATE HOLDINGS INC.

Offers to Exchange

$228,000,000 aggregate principal amount of its 9.25% Senior Secured Notes due 2015 and

$235,000,000 aggregate principal amount of its 12.75% Senior Notes due 2016, the issuance of each of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 9.25% Senior Secured Notes due 2015 and $235,000,000 aggregate principal amount of its 12.75% Senior Notes due 2016, respectively.

PROSPECTUS

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Registrants Incorporated or Organized Under the Laws of Delaware

Delaware corporations

The following registrants are corporations incorporated under the laws of the State of Delaware (collectively, the “Delaware Corporations”): Axcan Intermediate Holdings Inc., Acquisition Co. No. 1, Axcan Pharma (U&V) Inc., and Axcan Pharma US, Inc.

Section 145(a) of the DGCL authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The certificate of incorporation of Axcan Intermediate Holdings Inc. provides that the corporation shall indemnify any of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation, against any liability and expense (including counsel fees) incurred in connection with any proceeding, whether criminal, civil, administrative or investigative, to the extent permitted by law. Axcan Intermediate Holdings Inc. may also advance reasonable expenses to such parties to the extent incurred in connection with the proceedings upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

The by-laws and certificate of incorporation of Acquisition Co. No. 1 provide that the corporation shall indemnify any of its directors or officers against any liability and expense (including counsel fees) incurred in connection with any proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, to the extent permitted by law. Acquisition Co. No. 1 shall also advance reasonable expenses to such parties to the extent incurred in connection with the proceedings. The indemnification and advancement of expenses permitted by the by-laws shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, or by virtue of vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrative of such person.

The bylaws of Axcan Pharma (U&V) Inc. provide for the indemnification of the corporation’s directors, officers, employees and agents to the extent permitted by the DGCL.

The certificate of incorporation of Axcan Pharma US, Inc. provides that the corporation shall indemnify any of its directors against any liability and expense (including counsel fees) reasonably incurred in connection with any proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, to the fullest extent permissible under Delaware law, and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executives, and assigns. Further, the certificate of incorporation of Axcan Pharma US, Inc. states that the corporation may provide indemnification to employees and agents of the corporation to the fullest extent permissible under Delaware law. The by-laws of Axcan Pharma US, Inc. provide that the corporation shall indemnify any of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation (and the heirs, executors and administrators of such persons), against any liability and expense (including counsel fees) incurred in connection with any proceeding, whether criminal, civil, administrative or investigative, to the extent permitted by law, provided that at least two-thirds of disinterested directors determine that such director or officer acted in good faith in what he reasonably believed to be the best interests of the corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Finally, the by-laws of Axcan Pharma US, Inc. provide that the corporation may purchase insurance on behalf of any of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation had the power to otherwise indemnify such person according the by-laws.

Delaware limited liability companies

The following registrants are limited liability companies organized under the laws of the State of Delaware (collectively, the “Delaware LLCs”): Acquisition No. 5 LLC and Axcan US LLC.

Section 18-108 of the Delaware Limited Liability Company Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The operating agreement for Acquisition No. 5 LLC states that to the fullest extent permitted under the Delaware Limited Liability Company Act, the company shall indemnify the managers and officers and make advances for expenses to the managers and officers with respect to such matters to the maximum extent permitted under applicable law.

The limited liability company agreement for Axcan US LLC states that the company shall indemnify, defend and hold harmless the member and any director, officer, partner, stockholder, controlling person or employee of the member, and any person serving at the request of the company as a director, officer, employee, partner, trustee or independent contractor of another entity from any liability, loss or damage incurred by the indemnified party by reason of any act performed or omitted to be performed by the indemnified party in connection with the business of the company and from liabilities or obligations of the company imposed on such party by virtue of such party’s position with the company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an indemnified party, indemnification shall be available only if (a) either (i) the indemnified party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the company or (ii) in the case of inaction by the indemnified party, the indemnified party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the indemnified party; provided, further, however, that the indemnification under this shall be recoverable only from the assets of the company and not from any assets of the member. Unless the member determines in good faith that the indemnified party is unlikely to be entitled to indemnification, the company shall pay or reimburse reasonable attorneys’ fees of an indemnified party as incurred, provided that such indemnified party executes an undertaking, with appropriate security if requested by the member, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnified party is not entitled to indemnification. The company may pay for insurance covering liability of the indemnified party for negligence in operation of the company’s affairs.

Delaware limited partnership

Axcan US Partnership 1 LP is a limited partnership organized under the laws of the State of the State of Delaware.

Section 17-108 of the Delaware Revised Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

The limited liability partnership agreement of Axcan US Partnership 1 LP provides that, to the fullest extent permitted by law, the partnership and the general partner, jointly and severally, shall indemnify, defend and hold harmless, first out of the assets of the partnership and thereafter to the extent of the assets of the general partner, the limited partner and his heirs, executors, administrators and assigns, from and against any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, legal or other expenses incurred in investigating or defending against any of the foregoing), to which the limited partner may become subject by reason of his being a limited partner (other than in respect of his obligation to contribute to the capital of the partnership) or being deemed for any reason whatsoever to have participated in the control of the business of the partnership.

Registrants Incorporated Under the Laws of Nova Scotia

The following registrants are unlimited companies incorporated under the laws of Nova Scotia: Axcan Canada (Invest) ULC, Axcan Nova Scotia 1 ULC, Axcan Nova Scotia 2 ULC, and Axcan Nova Scotia 3 ULC.

Under applicable Nova Scotia law, an unlimited company is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions.

Sections 160 and 161 of the articles of association of each of Axcan Canada (Invest) ULC, Axcan Nova Scotia 1 ULC, Axcan Nova Scotia 2 ULC, and Axcan Nova Scotia 3 ULC provide that any of the companies’ current or former directors or officers, or any person who may have served at such company’s request as a director or officer of such company, a body corporate, partnership, or other association of which the company is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of dishonesty on the part of such person, shall be indemnified by such company against, and it shall be the duty of the company to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of such company or such body corporate, partnership or other association, whether such company is a claimant or party to such action or proceeding or otherwise. The amount for which such indemnity is proved shall immediately attach as a lien on the property of such company and have priority as against the shareholders over all other claims.

Additionally, no current or former director or officer of any of the companies, or any person who may have served at such company’s request as a director or officer of such company, a body corporate, partnership, or other association of which such company is or was a shareholder, partner, member or creditor, in the absence of dishonesty on such person’s part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity for any loss, damage or expense happening to such company through the insufficiency or deficiency of title to any property acquired for or on behalf of the company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Registrant Organized Under the Canada Business Corporations Act

Axcan Pharma Inc. is organized under the Canada Business Corporations Act. Section 124 of the Canada Business Corporations Act permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Namely, a corporation may not indemnify an individual unless such individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The By-Laws of Axcan Pharma Inc. provide for the indemnification, to the extent permitted by the Canada Business Corporations Act, of any current or former director and officer of Axcan Pharma Inc., or any individual who acts or acted at Axcan Pharma Inc.’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives. The By-Laws provide that no director or officer will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee; for joining in any receipt or act for conformity or for any loss, damage or expense happening to Axcan Pharma Inc. through the insufficiency or deficiency of title to any property acquired by Axcan Pharma Inc. or for or on behalf of Axcan Pharma Inc., or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to Axcan Pharma Inc. will be placed out or invested. Further, no director or officer of Axcan Pharma Inc. will be liable for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any money’s securities or other assets belonging to Axcan Pharma Inc. will be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to Axcan Pharma Inc. No director or officer will be liable for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of Axcan Pharma Inc., and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of Axcan Pharma Inc. is employed by or performs services for Axcan Pharma Inc. otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for Axcan Pharma Inc., the fact that the person is a director or officer of Axcan Pharma Inc. will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

Axcan Pharma Inc. maintains insurance for the benefit of current and former directors and officers, or other individuals who act or have acted, at Axcan Pharma Inc.’s request, as a director or officer, or an individual acting in a similar capacity against any liability incurred by the individual (i) in the individual’s capacity as a director or an officer of Axcan Pharma Inc., or (ii) in the individual’s capacity as a director or officer or similar capacity of another entity if the individual acts or acted in that capacity at Axcan Pharma Inc.’s request.

The By-Laws of Axcan Pharma Inc. provide for the indemnification of, or, with permission of the court, the advancement of moneys to current and former directors and officers of Axcan Pharma Inc., or other individuals who act or have acted at Axcan Pharma Inc.’s request as a director or officer, or an individual acting in a similar capacity, against or in respect of all costs, charges and expenses reasonably incurred by the individual in connection with derivative actions, or with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with Axcan Pharma Inc. or other entity, if the individual seeking indemnity fulfills the conditions imposed by the Canada Business Corporations Act.

Registrants Organized Under the Laws of Luxembourg

Axcan LuxCo 1 S.àr.l and Axcan LuxCo 2 S.àr.l. are organized under the laws of Luxembourg. Luxembourg law does not prohibit indemnification of managers, employees and agents of private limited liability companies incorporated under the laws of Luxembourg. Under Luxembourg law, such indemnity cannot be relied on where the individual has been grossly negligent, fraudulent or dishonest.

Article 8 of the Deeds of Incorporation and Consolidated Articles of Association of both Axcan LuxCo 1 S.àr.l. and Axcan LuxCo 2 S.àr.l. provides that, subject to the exceptions and limitations listed below, every current or former manager or officer of the respective company shall be indemnified by the respective company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which such person becomes involved as a party or otherwise by virtue of such person being or having been such manager or officer and against amounts paid or incurred by such person in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. No indemnification shall be provided to any manager or officer: (i) against any liability to the respective company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the respective company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of managers.

Registrant Organized Under the Laws of the Netherlands

Axcan Coöperatieve U.A. is a cooperative under Dutch law. Pursuant to section 10 of the deed of incorporation of Axcan Coöperatieve U.A., any and all liability of the members or former members to contribute to any deficits that become apparent upon the winding up of the cooperative is excluded.

According to section 2:56 of the Dutch Civil Code, a member of a cooperative is not personally liable for any deficit of the cooperative if the articles of association of the cooperative exclude any liability of the members or former members to contribute towards a deficit of the cooperative and the words U.A. (uitsluiting van aansprakelijkheid) are placed behind its name. However, a member may under certain circumstances be held liable for obligations of the cooperative of which it is a member: (i) a member may be liable in tort (onrechtmatige daad); (ii) if a member qualifies as a policy maker (beleidsbepaler) or a co-policy maker (medebeleidsbepaler) of the cooperative and there is evidently improper management of the cooperative, then the member concerned may be liable; or (iii) a member may voluntarily assume liability for obligations of the cooperative.

Directors and Officers’ Liability Insurance

Axcan Holdings Inc. maintained liability insurance policies covering our directors and officers while acting in such capacity. Aggregate coverage for such matters was $25,000,000 subject to a corporate deductible of $100,000 per claim.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

None.

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN INTERMEDIATE HOLDINGS INC.

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* Martha Donze	Vice President—Administration, Assistant Secretary and Director	November 12, 2008

* David Mims	Executive Vice President, Chief Operating Officer and Director (Principal Executive Officer)	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

ACQUISITION CO. NO. 1.

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* David Mims	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 12, 2008

* Martha Donze	Vice President—Administration, Assistant Secretary and Director	November 12, 2008

* Dr. Frank A.G.M. Verwiel	Director	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

ACQUISITION NO. 5 LLC

By:	/S/ RICHARD TARTE
Name:	Richard Tarte
Title:	General Counsel and Secretary

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* David Mims	President and Manager (Principal Executive Officer, Principal Financial and Accounting Officer)	November 12, 2008

* Martha Donze	Vice President—Administration, Assistant Secretary and Manager	November 12, 2008

* Dr. Frank A.G.M. Verwiel	Manager	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN CANADA (INVEST) ULC

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* David Mims	Vice President, Director and Authorized Representative in the U.S.	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, and in the City of Amsterdam, Country of the Netherlands, respectively, on November 12, 2008.

AXCAN COÖPERATIEVE U.A.

By:	*
Name:	David Mims
Title:	Management Board Member A

By:	*
Name:	Ronald Arendsen
Title:	Management Board Member B

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
*		Member	November 12, 2008

AXCAN INTERMEDIATE HOLDINGS INC.
By:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

*		Member	November 12, 2008

AXCAN US LLC
By:	Axcan Intermediate Holdings Inc., its sole member
By:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* David Mims		Management Board Member A and Authorized Representative in the U.S.	November 12, 2008

* Ronald Arendsen		Management Board Member B	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, and in the City of Luxembourg, Grand Duchy of Luxembourg, respectively, on November 12, 2008.

AXCAN LUXCO 1 S.ÀR.L.

By:	*
Name:	David Mims
Title:	Class A Manager

By:	*
Name:	Pedro Fernandes das Neves
Title:	Class B Manager

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* David Mims	Class A Manager and Authorized Representative in the U.S.	November 12, 2008

* Pedro Fernandes das Neves	Class B Manager	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, and in the City of Luxembourg, Grand Duchy of Luxembourg, respectively, on November 12, 2008.

AXCAN LUXCO 2 S.ÀR.L.

By:	*
Name:	David Mims
Title:	Class A Manager

By:	*
Name:	Pedro Fernandes das Neves
Title:	Class B Manager

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* David Mims	Class A Manager and Authorized Representative in the U.S.	November 12, 2008

* Pedro Fernandes das Neves	Class B Manager	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN NOVA SCOTIA 1 ULC

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* David Mims	Vice President, Director and Authorized Representative in the U.S.	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN NOVA SCOTIA 2 ULC

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* David Mims	Vice President, Director and Authorized Representative in the U.S.	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN NOVA SCOTIA 3 ULC

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* David Mims	Vice President, Director and Authorized Representative in the U.S.	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN PHARMA (U&V) INC.

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* David Mims	President and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* Martha Donze	Vice President—Administration, Assistant Secretary and Director	November 12, 2008

* Dr. Frank A.G.M. Verwiel	Director	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN PHARMA INC.

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance and Chief Financial Officer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* David Mims	Executive Vice President, Chief Operating Officer, Director and Authorized Representative in the U.S.	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN PHARMA US, INC.

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance and Chief Financial Officer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dr. Frank A.G.M. Verwiel	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008

* Steve Gannon	Senior Vice President—Finance, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 12, 2008

* Martha Donze	Vice President—Administration, Assistant Secretary and Director	November 12, 2008

* David Mims	Executive Vice President, Chief Operating Officer and Director	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN US LLC

By:	Axcan Intermediate Holdings Inc., its Sole Member

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
* AXCAN INTERMEDIATE HOLDINGS INC.		Sole Member (Principal Executive, Financial and Accounting Officer)	November 12, 2008

By:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* Dr. Frank A.G.M. Verwiel		Director of Sole Member	November 12, 2008

* Steve Gannon		Director of Sole Member	November 12, 2008

* David Mims		Director of Sole Member	November 12, 2008

* Martha Donze		Director of Sole Member	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount-Saint-Hilaire, Province of Quebec, Canada, on November 12, 2008.

AXCAN US PARTNERSHIP 1 LP

By:	Axcan Nova Scotia 2 ULC, its General Partner

By:	*
Name:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* * * *

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
* AXCAN NOVA SCOTIA 2 ULC		General Partner (Principal Executive, Financial and Accounting Officer)	November 12, 2008

By:	Steve Gannon
Title:	Senior Vice President—Finance, Chief Financial Officer and Treasurer

* Dr. Frank A.G.M. Verwiel		Director of General Partner	November 12, 2008

* Steve Gannon		Director of General Partner	November 12, 2008

* David Mims		Director of General Partner	November 12, 2008

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Powers of Attorney executed by the above-named directors and officers and previously filed with the Securities and Exchange Commission.

BY: /S/ RICHARD TARTE Richard Tarte Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

* 2.1	Arrangement Agreement, dated as of November 29, 2007, between Atom Intermediate Holdings Inc. and Axcan Pharma Inc.

* 3.1	Certificate of Incorporation of Axcan Intermediate Holdings Inc. (f/k/a Atom Intermediate Holdings Inc.), as amended

* 3.2	By-laws of Axcan Intermediate Holdings Inc.

* 3.3	Certificate of Incorporation of Acquisition Co. No. 1

* 3.4	By-laws of Acquisition Co. No. 1

* 3.5	Certificate of Formation of Acquisition No. 5 LLC

* 3.6	Amended and Restated Operating Agreement of Acquisition No. 5 LLC

* 3.7	Certificate of Incorporation and Memorandum of Association of Axcan Canada (Invest) ULC

* 3.8	Articles of Association of Axcan Canada (Invest) ULC, as amended

* 3.9	Deed of Incorporation and Articles of Association of Axcan Coöperatieve U.A.

* 3.10	Deed of Incorporation of Axcan LuxCo 1 S.àr.l., as amended

* 3.11	Consolidated Articles of Association of Axcan LuxCo 1 S.àr.l.

* 3.12	Deed of Incorporation of Axcan LuxCo 2 S.àr.l., as amended

* 3.13	Consolidated Articles of Association of Axcan LuxCo 2 S.àr.l.

* 3.14	Certificate of Incorporation and Memorandum of Association of Axcan Nova Scotia 1 ULC

* 3.15	Articles of Association of Axcan Nova Scotia 1 ULC

* 3.16	Certificate of Incorporation and Memorandum of Association of Axcan Nova Scotia 2 ULC

* 3.17	Articles of Association of Axcan Nova Scotia 2 ULC

* 3.18	Certificate of Incorporation and Memorandum of Association of Axcan Nova Scotia 3 ULC

* 3.19	Articles of Association of Axcan Nova Scotia 3 ULC

* 3.20	Certificate of Incorporation of Axcan Pharma (U&V) Inc. (f/k/a Axcan Pharma U.S. Inc., f/k/a Biopharm (USA) Inc.), as amended

* 3.21	Bylaws of Axcan Pharma (U&V) Inc. (f/k/a Axcan Pharma U.S. Inc., f/k/a Biopharm (USA) Inc.)

* 3.22	Certificate of Amalgamation of Axcan Pharma Inc.

* 3.23	By-laws of Axcan Pharma Inc.

* 3.24	Amended and Restated Certificate of Incorporation of Axcan Pharma US, Inc. (f/k/a Axcan Scandipharm Inc., f/k/a Scandipharm, Inc.), as amended

* 3.25	By-laws of Axcan Pharma US, Inc. (f/k/a Axcan Scandipharm Inc., f/k/a Scandipharm, Inc.)

* 3.26	Certificate of Formation of Axcan US LLC

* 3.27	Limited Liability Company Agreement of Axcan US LLC

* 3.28	Certificate of Limited Partnership of Axcan US Partnership 1 LP

* 3.29	Agreement of Limited Partnership of Axcan US Partnership 1 LP

* 4.1	Senior Secured Notes Indenture, dated as of February 25, 2008, among Axcan Intermediate Holdings Inc., the Guarantors listed therein and The Bank of New York, as Trustee, relating to the 9.25% Senior Secured Notes due 2015

Exhibit No.	Exhibit

* 4.2	Senior Notes Indenture, dated as of May 6, 2008, among Axcan Intermediate Holdings Inc., the Guarantors listed therein and The Bank of New York, as Trustee, relating to the 12.75% Senior Notes due 2016

* 4.3	Form of 9.25% Senior Secured Notes due 2015 (included in the Senior Secured Notes Indenture filed as Exhibit 4.1)

* 4.4	Form of 12.75% Senior Notes due 2016 (included in the Senior Notes Indenture filed as Exhibit 4.2)

* 4.5	Registration Rights Agreement, dated as of February 25, 2008, by and among Axcan Intermediate Holdings Inc., the Guarantors named therein and Banc of America Securities LLC, HSBC Securities (USA) Inc., RBC Capital Markets Corporation

* 4.6	Registration Rights Agreement, dated as of May 6, 2008, by and among Axcan Intermediate Holdings Inc., the Guarantors named therein and Banc of America Securities LLC, HSBC Securities (USA) Inc., RBC Capital Markets Corporation

* 4.7	Pledge and Security Agreement, dated as of February 25, 2008, among Axcan Intermediate Holdings Inc., as the Parent Borrower, Axcan US Partnership 1 LP, as the Co-Borrower, Axcan MidCo Inc., as Holdings, certain other Subsidiaries of Axcan Intermediate Holdings Inc. from time to time party thereto and Bank of America, N.A., as Administrative Agent for the Secured Parties (as defined therein)

* 4.8	Trademark Security Agreement, dated of February 25, 2008, between Axcan Pharma US, Inc. and Bank of America, N.A.

* 4.9	Trademark Security Agreement, dated as of February 25, 2008, between Axcan Pharma Inc. and Bank of America, N.A.

*4.10	Patent Security Agreement, dated as of February 25, 2008, between Axcan Pharma Inc. and Bank of America, N.A.

*4.11	Trademark Security Agreement, dated as of February 25, 2008, between Axcan Pharma (U&V) Inc. and Bank of America, N.A.

*4.12	Parallel Debt Agreement, dated as of February 25, 2008, among Axcan LuxCo 1 S.àr.l. and Axcan LuxCo 2 S.àr.l and The Bank of New York, relating to the Senior Secured Notes Indenture

*4.13	Parallel Debt Agreement, dated as of May 6, 2008, among Axcan LuxCo 2 S.àr.l. and Axcan LuxCo 2 S.àr.l and The Bank of New York, relating to the Senior Notes Indenture

*4.14	Pledge Agreement, dated as of February 25, 2008, among Axcan Intermediate Holdings Inc., as Pledgor, Bank of America, N.A., as Administrative Agent and Collateral Agent, and Axcan LuxCo 1 S.àr.l., as Company

*4.15	Pledge Agreement, dated as of February 25, 2008, among Axcan Intermediate Holdings Inc., as Pledgor, Bank of America, N.A., as Administrative Agent and Collateral Agent, and Axcan LuxCo 2 S.àr.l., as Company

*4.16	Deed of Pledge of Membership Rights, dated February 25, 2008, among Axcan Intermediate Holdings Inc. and Axcan US LLC, as Pledgors, and Bank of America, N.A., as Pledgee, and Axcan Coöperatieve U.A., as Coop

*4.17	Pledge and Security Agreement, dated as of February 25, 2008, among certain subsidiaries of Axcan Intermediate Holdings Inc. identified therein, as Grantors, and Bank of America, N.A., as Administrative Agent

*4.18	Pledge Agreement, dated as of February 25, 2008, among Axcan LuxCo 2 S.àr.l., as Pledgor, Bank of America, N.A., as Administrative and Collateral Agent, and Axcan Nova Scotia 1 ULC, as Company

Exhibit No.	Exhibit
*4.19	Deed of Hypothec in favor of Bank of America, N.A., dated as of February 25, 2008

*4.20	Debenture, dated as of February 25, 2008

*4.21	Pledge of Debentures, dated as of February 25, 2008, between Axcan Pharma Inc. and the Secured Parties (as defined therein)

**5.1	Opinion of Ropes & Gray LLP

* 5.2	Opinion of Davies Ward Phillips & Vineberg LLP

* 5.3	Opinion of Elvinger, Hoss & Prussen

* 5.4	Opinion of Loyens & Loeff N.V.

* 5.5	Opinion of Stewart McKelvey

*10.1	Management Services Agreement, dated as of February 21, 2008, by and among Axcan Holdings Inc., Axcan Intermediate Holdings Inc. and TPG Capital, L.P.

*10.2	Joinder to Management Services Agreement, dated as of February 25, 2008, by and among TPG Capital, L.P., Axcan Pharma Inc. and Axcan US Partnership 1 LP

*10.3	Lease Agreement, dated August 28, 1991, as amended on January 20, 1992, July 10, 1992, September 8, 1993, December 16, 1993, October 16, 1996, March 21, 1997, August 27, 1999, October 27, 2003, December 9, 2004, and December 7, 2005, between Teachers Insurance and Annuity Association of America (a successor in title to Metropolitan Life Insurance Company) and Axcan Scandipharm Inc.

*10.4	Sublease, dated July 23, 2007, between Norris, McLaughlin & Marcus, P.A. and Axcan Pharma US, Inc. (f/k/a Axcan Scandipharm Inc.)

*10.5+	Exclusive Development/License/Supply Agreement, dated May 16, 2000, between Eurand S.p.A. (f/k/a Eurand International S.p.A.) and Axcan Pharma US, Inc. (f/k/a Axcan Scandipharm Inc.), as amended by Amendment No. 1, dated March 23, 2007

*10.6+	Finished Product Supply Agreement, dated October 8, 2003, by and between Sanofi-Aventis U.S. LLC (successor in interest of Aventis Pharmaceuticals Inc.) and Axcan Pharma Inc., as amended by Amendment No. 1, dated August 2, 2008

*10.7+	Manufacturing Services Agreement, dated October 1, 2003, between Patheon Inc. and Axcan Pharma Inc.

*10.8+	Supply Agreement, dated May 7, 2004, between Paddock Laboratories, Inc. and Axcan Pharma Inc.

*10.9	Credit Agreement, dated as of February 25, 2008, among Axcan Intermediate Holdings Inc., as Parent Borrower, Axcan US Partnership 1 LP, as Co-Borrower, Axcan MidCo Inc., as Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto

*10.10	Guaranty, dated as of February 25, 2008, among Axcan MidCo Inc., Axcan Intermediate Holdings Inc., Axcan US Partnership 1 LP, certain other Subsidiaries of Axcan Intermediate Holdings Inc. from time to time party thereto and Bank of America, N.A., as Administrative Agent

*10.11	Amendment and Restatement of Employment Agreement between Axcan Pharma Inc., Axcan Pharma US, Inc., Axcan Holdings Inc. and Dr. Frank A.G.M. Verwiel, dated May 16, 2008

*10.12	Employment Agreement between Axcan Pharma Inc., Axcan Pharma US, Inc., Axcan Holdings Inc. and David Mims, dated June 3, 2008

Exhibit No.	Exhibit

*10.13	Employment Agreement between Axcan Pharma Inc., Axcan Pharma US, Inc., Axcan Holdings Inc. and Steve Gannon, dated July 3, 2008

*10.14	Employment Agreement between Axcan Pharma Inc., Axcan Pharma US, Inc., Axcan Holdings Inc. and Alexandre P. LeBeaut, dated September 15, 2008

**10.15	Employment Agreement between Axcan Pharma Inc. and Nicholas Franco, dated October 5, 2007

10.16	Axcan Pharma Inc. Severance Pay Plan

10.17	Axcan Holdings Inc. Management Equity Incentive Plan

10.18	Axcan Pharma Inc. Incentive Compensation Plan for Executives

*10.19	Form of Axcan Holdings Inc. Management Stockholders’ Agreement

*10.20	Form of Restricted Stock Unit Grant Agreement between Axcan Holdings Inc. and U.S. Grantee

*10.21	Form of Restricted Stock Unit Grant Agreement between Axcan Holdings Inc. and French Grantee

*10.22	Form of Penny Option Grant Agreement between Axcan Holdings Inc. and Optionee

*12.1	Computation of Ratio of Earnings to Fixed Charges

*21.1	Subsidiaries of Axcan Intermediate Holdings Inc.

23.1	Consent of Raymond Chabot Grant Thornton LLP

*23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

*23.3	Consent of Davies Ward Phillips & Vineberg LLP (included in the opinion filed as Exhibit 5.2)

*23.4	Consent of Elvinger, Hoss & Prussen (included in the opinion filed as Exhibit 5.3)

*23.5	Consent of Loyens & Loeff N.V. (included in the opinion filed as Exhibit 5.4)

*23.6	Consent of Stewart McKelvey (included in the opinion filed as Exhibit 5.5)

*24	Powers of Attorney (included on signature pages of this Registration Statement).

*25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, N.A., as Trustee with respect to the Indenture governing the 9.25% Secured Notes due 2015 and the 12.75% Senior Notes due 2016

*99.1	Form of Letter of Transmittal

*99.2	Form of Notice of Guaranteed Delivery

*	Exhibits marked with an asterisk (*) were previously filed with the Commission as an exhibit to the Axcan Intermediate Holdings Inc. Form S-4 filed on October 7, 2008.
**	Exhibits marked with a double asterisk (**) were previously filed with the Commission as an exhibit to Amendment No. 1 to the Axcan Intermediate Holdings Form S-4 filed on November 7, 2008.
+	This Exhibit was filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of the Exhibit have been omitted and have been marked by the following symbol: [ ** ].